As filed with the Securities and Exchange Commission on December 10, 2021

Registration No. 333-261077

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Newegg Commerce, Inc.
(Exact name of registrant as specified in its charter)

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British Virgin Islands	5990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Newegg Commerce, Inc.
17560 Rowland Street
City of Industry, CA 91748
Telephone: (626) 271-9700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
Tel: 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)
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With a Copy to:

David Lee, Esq. Eric Scarazzo, Esq. Gibson, Dunn & Crutcher LLP 3161 Michelson Dr., Suite 1200 Irvine, CA 92612 (949) 451-3800	Thomas Levato, Esq. Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800

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Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(4)
Common Shares, par value $0.021848 per share(2)(3)	$300,000,000	$27,810

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(1)      Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)      In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional Common Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)      Includes Common Shares that are issuable upon the exercise of the underwriters’ over-allotment option.

(4)      The registrant previously paid $27,810.00 in connection with a prior filing of the registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2021

PRELIMINARY PROSPECTUS

         Common Shares

Newegg Commerce, Inc.

We are selling            of our Common Shares (the “Common Shares”) in this offering (the “Offering”). We intend to use a portion of the net proceeds from the Offering to repurchase            Common Shares (the “Synthetic Secondary Sale”) from Digital Grid (Hong Kong) Technology Co., Limited, a limited liability company organized under the laws of Hong Kong (“Digital Grid”), which is affiliated with our controlling shareholder (as discussed below). The per share purchase price payable by us to Digital Grid will be equal to the public offering price of our Common Shares offered hereby, less the underwriting discounts and commissions referred to below.

Our Common Shares are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “NEGG.” On            , the last reported sale price of our Common Shares was $            per share. We have granted the underwriters an option to purchase up to            additional Common Shares at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus.

The final public offering price will be determined through negotiation between us and the underwriters in this Offering and will take into account the recent market price of our Common Shares, the general condition of the securities market at the time of this Offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The recent market price used throughout this prospectus may not be indicative of the public offering price per share.

Mr. Zhitao He and Mr. Fred Chang currently control approximately 60.8% and 35.9%, respectively, of the voting power of our issued and outstanding Common Shares, and 96.7%, collectively, based on the number of our Common Shares outstanding as of November 8, 2021. Mr. Zhitao He and Mr. Fred Chang, both of whom serve as our directors, are able to exercise substantial influence over our business and operations. They may also have a conflict of interest with the minority shareholders. Where such a conflict exists, the minority shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our minority shareholders from realizing a premium over the then-prevailing market price for their shares.

Upon the completion of this Offering, we will continue to be a “controlled company” as defined under the Nasdaq Listing Rules because Mr. He will beneficially own approximately            Common Shares and will be able to exercise approximately            % of our total voting power, assuming we sell            Common Shares and assuming the completion of the Synthetic Secondary Sale, in each case at an assumed offering price of $            per Common Share in the Offering, which was the closing price of our Common Shares on Nasdaq on            . For so long as we remain a controlled company, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Upon the completion of this Offering, we will also continue to be a “foreign private issuer” as defined under rule 3b-4(c) of the Exchange Act. As such, we will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers.

Furthermore, upon the completion of this Offering, our board shall continue to consist of seven directors. Initially, four of the directors have been appointed by Digital Grid (Hong Kong) Technology Co., Limited, which will beneficially own approximately            % of our total voting power upon completion of this Offering, assuming we sell Common Shares and assuming the completion of the Synthetic Secondary Sale, in each case at an assumed offering price of $            per Common Share in the Offering. Three of our directors have been appointed by a “Minority Representative” which was selected by a majority of the shareholders of Newegg Inc. (the entity into which we merged in May 2021 as more fully described in “The Offering — Corporate Information”) other than Digital Grid (the “Legacy Shareholders”). The Legacy Shareholders will collectively own approximately            % of our total voting power upon completion of this Offering, assuming we sell            Common Shares at an assumed offering price of $            per Common Share in the Offering and assuming completion of the Synthetic Secondary Sale. The initial Minority Representative is Mr. Fred Chang. The number of directors that Digital Grid and the Minority Representative are entitled to appoint will decrease proportionately with the decrease of the respective voting power of Digital Grid or its affiliates and the Legacy Shareholders pursuant to our Amended and Restated Memorandum and Articles of Association. Any director positions which neither Digital Grid nor the Legacy Shareholders are entitled to appoint shall be appointed by the remaining directors, or by any other means allowed under the Amended and Restated Memorandum and Articles of Association. Immediately upon closing of the Offering, you will have no right to appoint any director to our board.

Investing in our Common Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying our Common Shares.

	Per Share	Total
Public offering price	$	$
Underwriter discount(1)	$	$
Proceeds, before expenses, to the Company(2)	$	$

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(1)       See “Underwriting” in this prospectus for more information regarding our arrangements with the underwriters.

(2)       The total estimated expenses related to this Offering are set forth in the section entitled “Underwriting — Discounts, Commissions and Expenses.”

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Common Shares will be ready for delivery on or about            .

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Joint Book-Running Managers

Stifel	Needham & Company	CICC

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The date of this prospectus is            .

i

About this Prospectus

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Common Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Common Shares is made to the public in the British Virgin Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

•        “BVI” are to the British Virgin Islands;

•        “Code” are to the U.S. Internal Revenue Code of 1986, as amended.

•        “Common Shares” are to the company’s Common Shares, par value $0.021848 per share;

•        “Companies Act” are to the BVI Business Companies Act, 2004 (as amended);

•        “Digital Grid” are to Digital Grid (Hong Kong) Technology Co., Limited, a wholly owned subsidiary of Hangzhou Lianluo;

•        “Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

•        “Hangzhou Lianluo” are to Hangzhou Liaison Interactive Information Technology Co., Ltd., a company organized under the laws of PRC;

•        “Lianluo Smart” or “LLIT,” are to Lianluo Smart Limited, the Company’s former name from November 9, 2016 to May 13, 2021;

•        “PRC” and “China” are to the People’s Republic of China;

•        “Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•        “Securities and Exchange Commission,” “SEC,” “Commission” or similar terms are to the United States Securities and Exchange Commission;

•        “Securities Act” are to the U.S. Securities Act of 1933, as amended;

•        “United States,” “U.S.” and “US” are to the United States of America; and

•        “$,” “U.S. $,” “U.S. dollars,” “dollars,” and “USD” are to United States dollars.

PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus, and this summary is qualified in its entirety by that more detailed information.    This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus. As an investor or prospective investor, you should also review carefully the sections entitled “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus. In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “Newegg,” or the “company” refer to Newegg Commerce, Inc., and our consolidated subsidiaries.

Our Company

Overview of Newegg’s Business

We are a technology-focused e-commerce company in North America, and is ranked as the No. 1 global electronics online marketplace, according to Web Retailer’s report, with 32.6 million visits per month as of April 2021. In 2020, 4.7 million buyers purchased 821,500 items on Newegg, making us one of the largest e-commerce businesses in the United States. In 2020, we offered more than 40 million SKUs for sale on our platform, representing over 55,700 brands in the IT, consumer electronics and other related categories. We offer brands and sellers a wide range of options to sell through our platform as well as services to help make their online businesses more efficient and effective. Our Newegg Partner Services (“NPS”) strengthens our value chain ecosystem surrounding our selling platforms, offering services such as logistics, advertising, and technology solutions to our sellers and vendors. Our Direct offering allows brands to sell their products to us and then we manage the inventory and transaction directly with our consumers. Our Marketplace offering allows sellers and brands to leverage our platform, buyer audience and e-commerce solutions in order to generate sales on the Newegg platform. Newegg has received numerous awards and accolades for our services since the Company’s inception, such as being ranked No.1 on Newsweek’s 2021 America’s Best Loyalty Program — Consumer Electronics.

Newegg’s Platform

Newegg is comprised of a portfolio of complementary businesses that we organize into three primary segments, integrated on one platform and supported by a common, proprietary technology infrastructure and logistics network, which collectively drives synergies and opportunities for our consumers, our vendors and sellers, and ultimately our business.

•        Direct:    Our Direct business allows brands to sell products directly to Newegg, where we handle all aspects of the transaction, from customer acquisition to product inventory warehousing, to fulfillment, customer service and all other transaction-related activities with consumers.

•        Marketplace:    Newegg Marketplace allows brands to leverage our platform, established customer base and e-commerce solutions in order to generate sales. Newegg Marketplace allows brands to control more of the selling process and enables brands to leverage our tools and solutions for marketplace selling and management.

•        Newegg Partner Services:    Newegg offers a wide and growing portfolio of e-commerce services to enable our direct vendors and marketplace sellers to optimize their sales on our platform. For instance, Shipped by Newegg is our comprehensive suite of warehousing and fulfillment services for marketplace sellers. Newegg also offers Marketing Services, which is a platform that enables sellers to market and promote their products on our platform. Newegg offers many other seller services, including Newegg Logistics, Newegg Staffing, Newegg PC Assembly Service, and others.

Our Market Opportunity

Global Information Technology & Consumer Electronics (“IT/CE”) e-commerce is a massive and growing market. In 2020, global IT/CE e-commerce was a $1.4 trillion market expected to more than double over the next six years, reaching $3.3 trillion by 2026. In 2020, we saw a significant lift in e-commerce activity for the IT/CE category. Initially, much of this was driven by the need to maintain business continuity as businesses and individuals purchased IT/CE products to be able to work in a remote environment. This activity also introduced e-commerce platforms like Newegg to new customers, many of whom are expected to use e-commerce more frequently post-pandemic.

While the market in which we operate is large and growing, modern e-commerce has still not evolved to fit the expectations and needs of the tech-focused consumer population.

•        Tech-Focused Consumers Are Underserved:    Tech-focused consumers represent a large and growing portion of the global consumer population, and they have been historically underserved by traditional e-commerce. For this segment of the consumer population, selection and price are often the most important determinants when making a decision. In addition, compatibility of parts and products is of increasing importance, as is the ability to access dependable service and shipping. However, few options have existed offline or online that provide all of these capabilities for the technology consumer.

•        Merchants Around the World Lack Access to Global Consumers:    E-commerce represents a massive opportunity for global merchants, but they often struggle to access and serve global e-commerce consumers. Despite their scale and economic power collectively, individual merchants are often challenged. For merchants around the world to grow their businesses, the ability to reach and target consumers at scale is critical.

•        Merchants Lack the Infrastructure and Technology to Operate Their Businesses:    Many merchants lack the infrastructure and e-commerce technologies needed to operate their online businesses efficiently, including expertise and resources to acquire users, a shipping and logistics platform, payment capabilities, access to credit, effective user support, and comprehensive data insights. This is especially true when it comes to global, cross-border commerce.

Newegg’s Competitive Strengths

We believe that Newegg maintains a market leading position by continually refining the following key competitive advantages.

•        Strong Brand Recognition.    Newegg has operated for over twenty years, and during this time has built an excellent reputation among technology enthusiasts — earning consistent recognition as one of the leading destinations for purchasing products in the IT/CE category online according to Web Retailer. This has been driven by our broad selection of IT/CE products, our competitive pricing, our focus on customer support, and our consistent delivery performance. Many consumers consider us the best retailer for PC components and high-end PC systems, and we have a Net Promoter Score of 79%, ahead of key players like Amazon (75%), eBay (77%), Costco (67%), Best Buy (61%) and Walmart (56%).

•        Robust Platform of Marketplace Sellers.    Newegg’s large customer base allows our platform to attract top tier Marketplace sellers. These sellers provide their product assortment, competitive pricing, fulfillment, and marketing, thus increasing the value of the Newegg platform to our customers. Marketplace sellers are responsible for the vast majority of the SKUs available for sale on Newegg. Additionally, Newegg offers our Sponsored Product Ads Program to our sellers, which strengthens visibility and sales of key seller items.

•        Vendor Relationships.    Newegg has built robust, long term relationships with many of the most recognized brands in IT/CE, including AMD, Asus, Intel, Microsoft, Nvidia, and many others. As of September 30, 2021, we sold products from 3,360 brands. Many of these brands have done business with Newegg since Newegg’s inception about 20 years ago. These relationships allow Newegg to secure favorable terms, inventory allocations, and rebate programs that allow Newegg to match supply to consumer demands at competitive prices. We provide our vendors a portal that offers order management tools, reports, and analytics, as well as insights regarding customer reviews that help them drive engagement and conversion. Vendors have access to the portal 24 hours a day, seven days a week. We have also launched our Quarterly Strategic Partnership Execution Program (“QSPEP”) in 2020, consisting of our top brand partners that commit to our businesses, which includes a process of quarterly strategic planning and execution of sales and marketing initiatives to ensure mutual goals are met.

•        Excellence in Supply Chain Management.    Newegg has implemented cost-effective, automated solutions that provide accuracy and speed in fulfillment, including Bastian’s OPEX Perfect Pick and Pick to Light. These warehouse automation systems allow Newegg to achieve over 99% same-day e-commerce fulfillment (defined in this prospectus as the processing of an order for shipment) and inventory accuracy rates. We offer our expertise in warehousing, logistics and distribution as a service to our Marketplace sellers and vendors via Newegg Logistics. Through Newegg Logistics we have expanded our third-party logistics (“3PL”) portfolio over time to include a variety of services, including Shipped by Newegg.

•        Industry Leading Customer Service.    Newegg has invested significantly in our customer service organization and believes it is a key reason for our high Net Promoter Score and other signals of positive consumer satisfaction, including our leadership position in the technology e-commerce sector.

Newegg’s Growth Strategies

Newegg’s goal is to enhance our position as a leading tech-focused e-commerce company and to continue to expand globally and into new related businesses. Newegg plans to achieve this through the following:

•        Increase Newegg’s product assortment and introduce new product categories.    We believe that a key strategic advantage we enjoy is our broad selection of technology products, and we have focused on growing our product selection over time. For example, as of September 30, 2021, we offered over 38.6 million SKUs across over 1,800 categories, which we believe makes us one of the top online shopping destinations for tech consumers. Newegg will continue to grow our Direct sales and Marketplace businesses by increasing our product assortment and introducing new product categories, such as 3D printers, Internet of Things (“IoT”) devices, automotive (auto parts and accessories), cellphones (unlocked cellphones and accessories), wearables (fitness trackers and smart watches), and sporting goods (E-bikes, treadmills, Yoga accessories, etc.).

With a continued focus on offering a compelling value proposition and further developing our data-led insights, real-time visibility of customer preference shifts and fulfillment and logistics capabilities, Newegg believes that our suppliers and Marketplace sellers will increase their offerings on our platforms.

•        Increase the number of Marketplace sellers.    Newegg also intends to attract new third-party sellers to our Marketplace, with a focus on China, by providing them with access to our growing customer base, the majority of whom are tech-savvy, and our ancillary e-commerce solutions. This will enable us to further enhance our sourcing capabilities, expand the diversity and availability of our merchandise and penetrate into additional IT/CE related categories. In the last two years, we have increased our Marketplace sellers from approximately 8,000 at December 31, 2019 to over 14,300 at September 30, 2021. Gross Merchant Value (“GMV”) coming from our China-based sellers increased by more than 100% from 2019 to 2020 and is on a pace for continued growth this year.

•        Expand our private label portfolio.    Newegg launched our private label initiative through Rosewill and ABS to diversify our product offering, leverage our data and insights of customer needs, and improve our profitability. Newegg intends to further expand our Rosewill and ABS private label assortment by continuing to offer what we believe are high quality, feature rich, value priced products. Newegg plans to further expand our offerings under our Rosewill brand in targeted categories, which we believe provide strong growth potential and higher margins, including DIY components, gaming accessories, gaming chairs, headsets, home automation and IoT connected devices. Under our ABS brand, Newegg’s goal is to continue to drive significant growth in our line of gaming and business grade PCs by leveraging our large audience of gamers and business customers who seek a high quality, high powered PC. Both brands are offered globally through our cross-border initiative and are expected to be included in future cross border expansion.

•        Grow our small- and medium-sized business and public sector segments.    Newegg seeks to expand our Business-to-Business (“B2B”) business by further penetrating into small- and medium-sized businesses and public sector institutions and continually enhancing our value proposition tailored to meet the needs of our target verticals. Newegg plans to offer additional electronic tools and content that allow B2B customers to troubleshoot issues on their own without having to wait for a customer representative. Newegg is also expanding our broad assortment of business class products from top brands at competitive prices, which we offer with rapid delivery options and seamless customer and technical services. Newegg aims to continue to attract new customers and increase retention of existing customers and repeat purchase rates by emphasizing our personal touch via dedicated account managers in customer relationships and focusing on comprehensive online and offline marketing campaigns, effective customer engagement via social media and referrals, deals and promotions and efficient conversion of high-value accounts from Newegg.com.

•        Further develop our IT infrastructure.    Newegg plans to capitalize on our leading technology and infrastructure to enter into new markets and new businesses. Newegg expects to further develop our IT infrastructure and mobile e-commerce platform to include big data applications, supply chain management systems and AI-driven analytical capabilities by integrating commercial software packages and open-source components into our software and systems.

•        Pursue selective strategic partnership, investment and acquisition opportunities.    Newegg intends to selectively pursue strategic alliances and partnerships that are complementary to our business and operations, including opportunities that can help Newegg further promote our brand to new customers, increase our product offerings, improve our technology and fulfillment infrastructure, and expand our presence to additional markets.

•        Enhance Newegg’s brand recognition.    Newegg has cultivated a large and loyal customer base and intends to further expand and engage with our customers. Newegg engages in brand promotion campaigns and other marketing activities across online and offline channels to further drive our growth and enhance our brand recognition worldwide. Newegg plans to continue engaging our existing customers and reaching out to new customers through social media, customer interactions on our platforms, and offline marketing events in both domestic and overseas markets.

•        Expand into new businesses and increase service offerings.    Newegg aims to expand our offering of a variety of value-added NPS. By providing these services, we believe we create additional value for our business partners and customers, ultimately benefitting the Newegg ecosystem as a whole. In the last two years, Newegg launched several new service offerings, targeting sellers and vendors who use our platforms. Newegg Staffing has been launched to assist companies in sourcing candidates for all levels of professional roles to provide temporary staffing or direct hire placement. Recently, we also launched Newegg Media Services, which creates innovative and evocative digital content to educate and inspire viewers, such as unboxing videos, Newegg Now, and Gamer Lounge series. Our team creates custom content for brands with a focus on delivering customers the true hands-on experience with the latest technology to deliver insightful, educational commentary that builds long-term value for brands. In 2021, Newegg also added our Build-to-Order PC Assembly service offering as part of our portfolio. This gives our customers the ability to customize their PC, while leaving the building in the hands of experts.

Implications of Being a Foreign Private Issuer and a Controlled Company

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Upon the completion of the Offering, our business will continue to be administered through Newegg principally in the U.S. Nevertheless, we expect that we will continue to be a foreign private issuer within the meaning of rule 3b-4(c) of the Exchange Act, because we are incorporated under the laws of the British Virgin Islands and more than 50% of our outstanding voting securities will be held by residents outside of the United States.

As a foreign private issuer, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Listing Rules. Following this Offering, we intend to rely on home country practice to be exempted from some of Nasdaq’s corporate governance requirements. For instance, unlike the requirements of Nasdaq, we are not required, under the Companies Act, to have our board consist of a majority of independent directors, nor are we required to have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors or have regular executive sessions with only independent directors each year. These practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq Listing Rules. In the future, we expect to rely on available Nasdaq exemptions that would allow us to follow our home country practice.

Additionally, upon the completion of this Offering, we will continue to be a “controlled company” as defined under the Nasdaq Listing Rules because Mr. Zhitao He, the chairman of the Board, will beneficially own approximately            of our Common Shares and will be able to exercise approximately            % of our total voting power, assuming we sell            Common Shares and assuming the completion of the Synthetic Secondary Sale, in each case at an assumed offering price of $            per Common Share in the Offering, which was the closing price of our Common Shares on Nasdaq on            . For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our Board must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, our shareholders will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Summary of Risk Factors

Investing in our Common Shares involves significant risks. Prospective investors should carefully consider all of the information in this prospectus before making an investment in our Common Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

•        The market price of our Common Shares has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

•        Upon consummation of the Offering, Mr. Zhitao He and Mr. Fred Chang will control approximately
            % and            %, respectively, and            %, collectively, of the voting power of our issued and outstanding Common Shares, assuming we sell            Common Shares and assuming the completion of the Synthetic Secondary Sale, in each case at an assumed offering price of $            per Common Share in the Offering, which was the closing price of our Common Shares on Nasdaq on            . They will exert significant influence on our business and operations and may have a conflict of interest with our other shareholders.

•        We are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

•        The Amended and Restated Memorandum and Articles of Association limit your ability to appoint directors and influence corporate matters and could discourage others from pursuing any change of control transactions that minority holders of Common Shares may view as beneficial.

•        Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        We identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which could result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

•        Certain provisions of Newegg’s Amended Shareholders Agreement may delay or prevent us from raising funding in the future and may have an adverse impact on us and the liquidity and market price of our Common Shares.

•        We may be subject to shareholder litigation due to the volatility in the price of our Common Shares, which may result in substantial costs and a diversion of our management’s attention and resources.

•        The impact of COVID-19 may adversely affect our business and financial results.

•        We face risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

•        We rely on third-party payment processors to process deposits and withdrawals made by users of our Marketplace, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

•        Newegg’s reputation and business may be harmed if Newegg or the Newegg Marketplace sellers sell pirated, counterfeit, illegal or “gray market” items.

•        Our business faces intense domestic and international competition.

•        A decline in demand for IT/CE products could adversely affect Newegg’s operating results.

•        The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

•        If we are unable to provide a satisfactory customer experience, our reputation would be harmed and we could lose customers.

•        A significant inadvertent disclosure or breach of confidential or personal information we hold could be detrimental to our business, reputation and results of operations.

•        We may not succeed in promoting and strengthening the Newegg brand, which may materially and adversely affect our business and results of operations.

•        We are, or may become, subject to risks associated with our international operations, principally in Canada, which may harm our business.

•        Our expansion into new product categories, services, technologies and geographic regions subjects us to additional business, legal, financial and competitive risks.

•        Any interruption in our fulfilment operations may have an adverse impact on our business.

•        We depend on our vendors to source sufficient quantities of merchandise on favorable terms. If we fail to maintain strong vendor relationships or if our vendors are otherwise unable to supply products that meet our standards in a timely manner, then our net sales and net income could suffer.

•        Our international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect our operations.

•        We conduct marketing activities to help attract visitors to our online platforms, and if we are unable to attract these visitors or convert them into customers in a cost-effective manner, our business and results of operations could be harmed.

•        We are partially dependent on third parties to perform a number of our e-commerce functions. If such third parties are unwilling or unable to continue providing these services, our business could be harmed.

•        If we fail to manage our inventory effectively, our financial condition, results of operations and liquidity may be materially and adversely affected.

•        We have incurred net losses in the past and may experience losses in the future.

•        If we fail to adopt new technologies or adapt our websites, mobile apps and systems to changing customer requirements or emerging industry standards, our business may be materially and adversely affected.

•        The seasonality of our business places increased strain on our operations.

•        The successful operation of Newegg’s business depends upon the performance, reliability and security of the internet infrastructure in the countries where we operate.

•        If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

•        An adverse change in the vendor payment terms and conditions may have a material adverse effect on our business, financial condition and results of operations.

•        Because many of the products that we sell are manufactured abroad, we may face delays, increased cost or quality control deficiencies in the importation of these products, which could reduce net sales and profitability.

•        We may not be able to adequately protect our intellectual property rights.

•        Assertions, claims and allegations, even if not true, that Newegg has infringed or violated intellectual property rights could harm our business and reputation.

•        Newegg may be subject to product liability claims, which could be costly and time-consuming to defend.

•        Some of our software and systems contain open source software, which may pose particular risks to our proprietary software and solutions.

•        We and our Marketplace sellers’ pricing strategy may not meet customers’ price expectations or result in profitability.

•        We may incur additional costs due to tax assessments resulting from ongoing and future audits by tax authorities.

•        Significant developments stemming from recent U.S. government actions and proposals concerning tariffs and other economic proposals could have a material adverse effect on us.

•        Employment laws in some of the countries in which we operate are relatively stringent.

•        We and certain of our subsidiaries are parties to a revolving credit agreement, which contain a number of covenants that may restrict our current and future operations and could adversely affect our ability to execute business needs.

•        If we fail to maintain compliance with Nasdaq Listing Rules, we may be delisted from Nasdaq, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

•        We and our directors and officers may be involved in investigations or other forms of regulatory or governmental inquiry which may cause reputational harm to the Company, result in additional expenses, and distract our management from our day-to-day operations.

•        We have broad discretion over the use of proceeds we receive in this Offering and may not apply the proceeds in ways that increase the value of your investment.

•        Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

•        Because our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

•        If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Common Shares, the market price for the Common Shares and trading volume could decline.

•        Techniques employed by short sellers may drive down the market price of our Common Shares.

•        Investors may have difficulty enforcing judgments against us, our directors and management.

•        Certain types of class or derivative actions generally available under U.S. law may not be available as a result of the fact that we are incorporated in the British Virgin Islands. As a result, the rights of shareholders may be limited.

•        You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

•        The laws of BVI provide limited protections for our shareholders, so our shareholders will not have the same options as to recourse in comparison to the United States if the shareholders are dissatisfied with the conduct of our affairs.

•        Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on a price appreciation of the Common Shares for a return on your investment.

•        As a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq’s corporate governance listing standards.

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

•        Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited and could adversely impact our business, financial condition and operating results.

•        We are treated as a U.S. corporation for all U.S. federal tax purposes.

THE OFFERING

Common Shares offered by us	Common Shares (or Common Shares if the underwriters exercise their over-allotment option in full).
Over-allotment	We have granted the underwriters an option for a period of up to 30 days to purchase up to additional Common Shares at the public offering price, less the underwriting discounts and commissions.
Common Shares issued and outstanding prior to completion of this Offering	368,662,712 Common Shares.
Common Shares to be outstanding immediately after this Offering	Common Shares (or Common Shares if the underwriters exercise their over-allotment option in full).
Nasdaq trading symbol	“NEGG”
Use of proceeds

We expect that we will receive net proceeds of approximately
$            million from this Offering, or approximately $            million if the underwriters exercise their over-allotment option in full, based on an assumed public offering price of $            per share, which is the last reported sale price of our Common Shares on Nasdaq on            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use approximately $            million of the net proceeds from this offering to purchase            issued and outstanding Common Shares from Digital Grid at the public offering price, less underwriting discounts. Accordingly, we will not retain any of this portion of the proceeds. Digital Grid has agreed to use such proceeds to repay a loan held by the Bank of China. See “Use of Proceeds” for additional details.

We intend to use the remaining net proceeds from this Offering for working capital, to fund incremental growth and other general corporate purposes, including possible acquisitions. However, we do not currently have any definitive or preliminary plans with respect to the use of proceeds for such purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, websites or technologies or to enter into strategic relationships with third parties. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. The amount actually expended for the purposes listed above will depend upon a number of factors, including the growth of our sales and customer base, competitive developments in e-commerce, the actual cost of capital expenditures and our cash flow from operations and the growth of our business. The amount of what, and timing of when, we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.”

Risk factors

Investing in the Common Shares offered hereby involves a high degree of risk. You should read “Risk Factors,” beginning on page 13 for a discussion of factors to consider before deciding to invest in our Common Shares.

Unless otherwise noted, Common Shares outstanding after the Offering is based on 368,662,712 Common Shares outstanding as of November 8, 2021 and excludes:

•        Common Shares issuable upon exercise of the underwriters’ over-allotment option;

•        13,407,309 Common Shares issuable under the Newegg 2005 Incentive Award Plan; and

•        69,544,840 Common Shares issuable to upon exercise or settlement of outstanding equity awards under the Newegg 2005 Incentive Award Plan.

Corporate Information

The Company was incorporated on July 22, 2003 under the name “De-Haier Medical Systems Limited” in the British Virgin Islands as an International Business Company under the International Business Companies Act, and was re-registered as a BVI business company under the Companies Act on January 1, 2007. It changed its name to “Lianluo Smart Limited” on November 9, 2016. On October 23, 2020, the Company entered into a merger agreement with Newegg Inc., a Delaware corporation, and Lightning Delaware Sub, Inc. a Delaware corporation and wholly owned subsidiary of the Company, pursuant to which Lightning Delaware Sub, Inc. was merged with and into Newegg Inc., with Newegg Inc. continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”). The Merger was consummated in May 2021.

In the Merger, each share of the capital stock of Newegg Inc. that was issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive 5.8417 Common Shares of the Company. We issued 363,325,542 Common Shares to Newegg Inc. shareholders upon completion of the Merger. Immediately following the completion of Merger, our shareholders immediately prior to the Merger owned 1.32% of our outstanding Common Shares and former Newegg Inc. shareholders owned 98.68% of our outstanding Common Shares. Immediately after the closing of the Merger, the Company also consummated the disposition of all of its legacy business, pursuant to the terms of an equity transfer agreement dated October 23, 2020, by and among LLIT, Beijing Fenjin Times Technology Development Co., Ltd. (“Beijing Fenjin”) and its wholly owned subsidiary, Lianluo Connection. Also, in connection with the closing of the Merger, the Company was renamed Newegg Commerce, Inc. and the Company’s Common Shares began trading under the Company’s new symbol “NEGG” on or around May 20, 2021.

Our principal executive offices are located at 17560 Rowland Street, City of Industry, CA 91748 and our telephone number is (626) 271-9700. Our websites are www.newegg.com, www.neweggbusiness.com, and
www.newegg.ca. The information on, or that can be accessed through, our websites is not part of this prospectus and is not incorporated by reference herein.

Summary Financial Data

The following summary financial data for the year ended December 31, 2020 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary financial data for nine months ended September 30, 2021 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our historical results for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are not necessarily indicative of results to be expected for any future period. You should read the following summary financial information in conjunction with the consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For Nine Months Ended September 30, 2021	For Year Ended December 31, 2020
(in thousands, except per share data)
Consolidated Statement of Income Data:	(unaudited)
Net sales	$1,747,770	$2,114,872
Cost of sales	1,501,141	1,841,243
Gross profit	246,629	273,629
Selling, general, and administrative expenses	216,180	250,239
Income from operations	30,449	23,390
Interest income	819	1,124
Interest expense	(451)	(664)
Other income, net	456	5,320
Gain from disposal of subsidiary	2,043	—
Change in fair value of warrants liabilities	(632)	—
Gain from sale of and equity income from equity method investments	—	3,197
Income before provision for income taxes	32,684	32,367
Provision for income taxes	2,639	1,941
Net income	$30,045	$30,426

Basic earnings per share	$0.08	$0.08
Diluted earnings per share	$0.07	$0.08

Weighted average shares used in computation of earnings per share:
Basic	367,152	363,326
Diluted	435,477	385,013
(in thousands)	As of September 30, 2021 (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$114,137
Other assets	429,517
Total assets	543,654
Total liabilities	372,671
Total shareholders’ equity	$170,983

RISK FACTORS

Investing in our Common Shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in deciding whether to purchase our Common Shares. You should also refer to the other information contained in this prospectus. Our business, financial condition, results of operations and prospects could be materially and adversely affected by any of these risks or uncertainties. In any such case, the trading price of our Common Shares could decline, and you could lose all or part of your investment.

The market price of our Common Shares has been extremely volatile and may continue to be volatile due to numerous circumstances beyond our control.

The market price of our Common Shares has fluctuated, and may continue to fluctuate, widely, due to many factors, some of which may be beyond our control. These factors include, without limitation:

•        “short squeezes”;

•        comments by securities analysts or other third parties, including blogs, articles, message boards and social and other media;

•        actual or anticipated fluctuations in our financial and operating results;

•        risks and uncertainties associated with the ongoing COVID-19 pandemic;

•        shifts in the timing or content of certain promotions or service offerings;

•        announcements of new products and services by us or our competitors;

•        the effect of changes in tax rates in the jurisdictions in which we operate;

•        announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•        the mix of earnings in the countries in which we operate;

•        changes in foreign currency exchange rates;

•        announcements about our earnings that are not in line with analysts’ expectations;

•        changes in financial estimates by securities analysts;

•        negative public perception of us, our competitors, or industry;

•        release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•        potential litigation or regulatory investigations; and

•        overall general market fluctuations.

Stock markets in general and our share price in particular have recently experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies and our company. For example, on July 7, 2021, our Common Shares experienced an intra-day trading high of $79.07 per share and a low of $28.19 per share. In addition, from May 12, 2021 to August 4, 2021, the closing price of our Common Shares on Nasdaq ranged from as low as $6.04 to as high as $67.57 and daily trading volume ranged from approximately 68,300 to 76,187,000 shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price volatility or trading volume. These broad market fluctuations may adversely affect the trading price of our Common Shares. In particular, a large proportion of our Common Shares has been and may continue to be traded by short sellers which has put and may continue to put pressure on the supply and demand for our Common Shares, further influencing volatility in its market price. Additionally, these and other external factors have caused and may continue to cause the market price and demand for our Common Shares to fluctuate, which may limit or prevent investors from readily selling their shares of Common Shares and may otherwise negatively affect the liquidity of our Common Shares.

Upon consummation of the Offering, Mr. Zhitao He and Mr. Fred Chang will control approximately           % and           %, respectively, and           %, collectively, of the voting power of our issued and outstanding Common Shares. They will exert significant influence on our business and operations and may have a conflict of interest with our other shareholders.

Upon the consummation the Offering, Mr. Zhitao He and Mr. Fred Chang will control approximately           % and           %, respectively, of the voting power of our issued and outstanding Common Shares, and           %, collectively, assuming the sale of           Common Shares in this Offering and assuming completion of the Synthetic Secondary Sale, in each case at a public offering price of $          , the last reported share price of our Common Shares on Nasdaq as of           , and based on the number of our Common Shares outstanding upon completion of this Offering. Additionally, Mr. Zhitao He and Mr. Fred Chang, both of whom serve as our directors, will be able to exercise substantial influence over our business and operations. They may also have a conflict of interest with our other shareholders. Where such a conflict exists, our other shareholders will be dependent upon Mr. He, Mr. Chang, and other directors exercising, in a manner fair to all of our shareholders, their fiduciary duties. Also, Mr. He and Mr. Chang will have the ability to control the outcome of most corporate actions requiring shareholder approval, including the sale of all or substantially all of our assets and amendments to our Memorandum and Articles of Association. Moreover, such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which may, in turn, have an adverse effect on the market price of our shares or prevent our shareholders from realizing a premium over the then-prevailing market price for their shares.

We are a “controlled company” within the meaning of the Nasdaq Listing Rules and, as a result, qualify for exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Currently and after completion of this Offering, Mr. Zhitao He, through Hangzhou Lianluo, Hyperfinite Galaxy Holding Limited, and Digital Grid will continue to control a majority of the voting power of our outstanding Common Shares. As a result, we are and will continue to be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.” For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

•        an exemption from the rule that a majority of our board must be independent directors;

•        an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

•        an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The Amended and Restated Memorandum and Articles of Association limit your ability to appoint directors and influence corporate matters and could discourage others from pursuing any change of control transactions that minority holders of Common Shares may view as beneficial.

Upon the completion of this Offering, our board of directors shall continue to consist of up to seven directors. Digital Grid and Mr. Fred Chang, who will beneficially own approximately           % and           %, respectively, of our total voting power, have the right to appoint four directors and three directors, respectively, with Mr. Fred Chang, acting as a “Minority Representative” selected by a majority of the Legacy Shareholders, who collectively will own approximately           % of our total voting power upon completion of this Offering. The number of directors that Digital Grid and the Minority Representative are entitled to appoint will decrease proportionately with the decrease of the respective voting power of Digital Grid and the Legacy Shareholders. Any director positions which neither Digital Grid nor the Minority Representative is entitled to appoint shall be appointed by the remaining directors, or by any other means allowed under the Amended and Restated Memorandum and Articles of Association.

Immediately upon Closing of the Offering you will have no right to appoint or elect any director to our board. The Amended and Restated Memorandum and Articles of Association will limit your ability to appoint or elect persons for service on our board and may discourage proxy contests for the election of directors and purchases of substantial blocks of shares by making it more difficult for a potential acquirer to gain control of our board.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Since the Merger, we have implemented a variety of measures to ensure that the Company follows the rules applicable to public companies in the United States. To the extent these new procedures and policies have not changed historical behaviors that might be inconsistent with the rules and practices regulating a U.S. public company, we could be at risk of violation or poor reporting as a public company. If our directors or executive officers inadvertently fail to identify, review or disclose a new relationship or arrangement causing the Company to fail to properly disclose any related party transaction or in the event that we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities laws violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business. The public reporting requirements and controls are new for our management since completion of the Merger in May 2021 and may require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business.

We identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which could result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

Since the Merger of Newegg with LLIT, we have begun reporting as a public company for the first time. This has placed considerable strain on our accounting systems, processes, and personnel. As a result, in connection with the review of our consolidated financial statements as of and for the six-month period ended June 30, 2021, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting which led to a restatement of consolidated financial statements as of and for the six-month period ended June 30, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We have concluded that this material weakness arose because we did not have the proper business processes, systems, personnel, and related internal controls in place.

The material weakness related to our inadvertent failure to recognize a new lease that we signed in the second quarter of 2021, but which did not become effective until the fourth quarter of 2021. Under GAAP rules applicable to this lease, we should have recognized the lease in the second quarter of 2021, despite its effective date not occurring until the fourth quarter. This failure to recognize the lease in the second quarter caused us to restate our June 30, 2021 financial statements.

Our failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause us to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in the price of our common stock, and we could be subject to sanctions or investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities.

Certain provisions of Newegg’s Amended Shareholders Agreement may delay or prevent us from raising funding in the future and may have an adverse impact on us and the liquidity and market price of our Common Shares.

We are party to an amended and restated shareholders agreement (the “Amended Shareholders Agreement”) with Digital Grid, Mr. Fred Chang and certain other shareholders (the “Principal Shareholders”).

Under the Amended Shareholders Agreement, the Principal Shareholders have pre-emptive rights to acquire additional shares when the Company issues or sells additional securities in the future, except for “excluded issuances” as defined in the Amended Shareholders Agreement or Common Shares offered pursuant to a registration statement filed with the SEC.

In addition, the Company and the Principal Shareholders also have rights of first refusal over transfers of the Common Shares by the Principal Shareholders, pursuant to the Amended Shareholders Agreement and subject to compliance with applicable laws and Nasdaq’s Listing Rules. If any Principal Shareholder receives a bona fide offer from any person other than its affiliate to acquire any of the Principal Shareholder’s Common Shares (the “ROFR Shares”), then the Company has a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares, at the same price, and on the same terms and conditions offered by the purchaser (the “ROFR Terms”). In the event the Company does not decide to purchase all such ROFR Shares, then each of the Principal Shareholders other than the selling Principal Shareholder shall have a right of first refusal to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. For the purpose of the Amended Shareholders Agreement, “Pro Rata Share” means the percentage which corresponds to the ratio which each selling Principal Shareholder’s “Percentage Interest” (which is calculated by dividing (i) the number of the Common Shares owned by such Principal Shareholder, by (ii) total number of the then outstanding shares of the Common Shares held by all Principal Shareholders) bears to the total Percentage Interests of all Principal Shareholders exercising their right of first refusal. In the event that the ROFR Shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration.

Such rights of first refusal and pre-emptive rights have been waived for the offering contemplated by this prospectus, however, they may delay or prevent us from raising other funding in the future and may have an adverse impact on the liquidity and market price of our Common Shares.

We may be subject to shareholder litigation due to the volatility in the price of our Common Shares, which may result in substantial costs and a diversion of our management’s attention and resources.

In the past, shareholders of a public company often brought securities class action suits following periods of instability in the market price of a company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Risks Relating to Newegg’s Business

The impact of COVID-19 may adversely affect our business and financial results.

The spread of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

Our online business and warehouse operations have remained active to serve its customers during the COVID-19 outbreak, and to-date we have seen increased demand for our products and services during the outbreak. By contrast, some of our brick-and-mortar competitors have been forced to close down at least some of their retail locations temporarily, while some competitors have de-emphasized certain lines of business, such as computers and electronics, which represent our core business. Both of these industry trends have contributed to increased sales and market share for Newegg. However, the course of the outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic conditions, which in turn could lead to a reduced demand for our products and services.

As a consequence of the COVID-19 outbreak, we have experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. We have also experienced increases in the cost of certain products, as well as a decrease in promotions by some manufacturers. While we consider such events to be relatively minor and temporary, continued supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, and negatively impact sales in fiscal year 2021 and beyond.

COVID-19 impacted the supply chain of our brand partners and Marketplace sellers, and our ability to timely fulfill orders and deliver such orders to our customers, particularly as a result of mandatory shutdowns in different countries and cities to mitigate the spread of the virus.

Although we cannot estimate the length or severity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the results of our future operations. The potential negative impact of COVID-19 on our operations remains uncertain and potentially wide-spread, including:

•        our ability to successfully forecast sales and execute our long-term growth strategy during these uncertain times;

•        the build-up of excess inventory as a result of lower consumer demand;

•        supply chain disruptions experienced by brand partners and Marketplace sellers, resulting from closed factories, reduced workforces, scarcity of raw materials, and scrutiny or embargoing of goods produced in infected areas, along with increased freight costs for us;

•        our ability to access capital sources and maintain compliance with our credit facilities, as well as the ability of our key customers, suppliers, and vendors to do the same in regard to their own obligations;

•        our ability to collect outstanding receivables from our customers;

•        our ability to attend and participate in industry and trade shows; and

•        diversion of management and employee attention and resources from key business activities and risk management outside of COVID-19 response efforts, including cybersecurity and maintenance of internal controls, with resulting potential loss of employee productivity.

The COVID-19 pandemic remains highly volatile and continues to evolve on a daily basis and therefore, there can be no assurance that these potential negative impacts will not materialize, and these and other impacts of COVID-19 may adversely affect our future business, financial condition, cash flow, liquidity and results of operations.

We face risks related to system interruption, including failures caused or experienced by third-party service providers, and lack of redundancy and timely upgrades.

Our success depends on our ability to successfully receive and fulfill orders and to promptly deliver such orders to our customers. We could lose existing customers or fail to attract new customers, potentially resulting in a decline in net sales, if our online platforms are inaccessible or if our transaction processing systems, order fulfillment processes or network infrastructure are not operational or performing to our customers’ satisfaction.

Any internet network interruptions, latency or problems with our online platforms’ availability could prevent customers from accessing, browsing and placing orders on our online platforms, and impact our ability to fulfill orders or bill customers, which may cause customer dissatisfaction and damage our reputation and brand. We have experienced brief computer system interruptions in the past and believe that others will occur from time to time in the future. Our systems and operations potentially are vulnerable to damage or interruption from a number of sources, including the following:

•        natural disaster or other catastrophic event such as earthquake, fire, power loss or interruption, telecommunications failure, hurricane, volcanic eruption, flood or terrorist attack. For example, our headquarters and the majority of our infrastructure, including some of our servers, are located in Southern California, a seismically active region. In addition, California has in the past experienced power outages as a result of limited electric power supply;

•        diseases or pandemics (including COVID-19) that have affected and may continue to affect the supply chain of our brand partners and Marketplace sellers, and our logistics in the future due to inconsistent and unanticipated order patterns, other diseases or pandemics or unforeseen natural disasters;

•        computer malware, physical or electronic break-ins and similar disruptions;

•        security breaches and hacking attacks;

•        failure by third-party vendors, including data center and bandwidth providers, to provide steady and high-speed access to our online platforms and systems. Any disruption in our network access or co-location services, which are the services that house some of our servers and provide internet access to them, provided by these third-party providers or any failure of these third-party vendors to handle existing or higher volumes of use could significantly harm our business. Any financial or other difficulties these vendors face could also adversely affect our business; and

•        incidents of fraud.

We have not yet created sufficient redundancy for our information technology systems and data, and we do not presently maintain backup copies of all of its data. Newegg has a limited disaster recovery plan in effect and may not have sufficient insurance for losses that may occur from natural disasters, catastrophic events or the resulting business interruption. Newegg is generally self-insured outside the United States. Any substantial damage to, or disruption of, our technology infrastructure could cause interruptions or delays, loss of data, or reduced system availability, which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to accurately project the rate or timing of traffic flow, including any traffic increases, or successfully and cost-effectively upgrade our systems and infrastructure in a timely manner to accommodate higher traffic levels on our online platforms. If the volume of traffic on our online platforms or the number of purchases made by our customers increases substantially, we may experience unanticipated system disruptions, slower response times, reduced levels of customer service and impaired quality and delays in reporting accurate financial information. For example, we experience surges in online traffic and orders associated with promotional activities and holiday seasons, especially during the Christmas season, which can put additional demands on our technology platform at specific times.

Additionally, we must continue to upgrade and improve our technology and infrastructure to support our business growth, and failure to do so could impede our growth. However, we cannot assure you that we will be successful in executing these system upgrades and improvement strategies. Any such upgrades to our systems and infrastructure could require substantial investments. In particular, our systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. If our existing or future technology and infrastructure do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect our business, financial condition and results of operations.

We rely on third-party payment processors to process deposits and withdrawals made by users of our Marketplace, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

We rely on a limited number of third-party payment solutions to process deposits and withdrawals made by users of our Marketplace. If any third-party payment solution terminates its relationship with Newegg or refuses to renew its agreement with Newegg on commercially reasonable terms, we would need to find an alternate payment solution, and may not be able to secure similar terms or replace such payment solution in an acceptable time frame. Further, the software and services provided by our third-party payment solutions may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users of our Marketplace, any of which could make our Marketplace less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our users’ payments are made by credit card, debit card or through other third-party payment services, which subjects Newegg to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our Marketplace less convenient and attractive to the users. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

Additionally, card organizations, including Visa, require Newegg to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines, penalties or assessments they are assessed by card organizations if we or the users on our Marketplace violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

Newegg’s reputation and business may be harmed if Newegg or the Newegg Marketplace sellers sell pirated, counterfeit, illegal or “gray market” items.

We may receive in the future, communications alleging that Newegg or the Newegg Marketplace sellers sold pirated, counterfeit, illegal or “gray market” items. These and future claims could increase our cost of doing business as a result of legal expenses, adverse judgments or settlements, and reputational harm, and require us to change our business practices in a way that would be less efficient and more costly. In addition, key manufacturers and vendors, for instance, may be less likely to offer us favorable terms or authorization to carry their products if we sell products of theirs, purchased on the “gray market.” We currently do not have any insurance to cover the types of claims that could be asserted in such litigation or in legal or administrative actions initiated by customers of such products, or by government agencies. If a claim were brought against us successfully, it could expose us to significant liability, which could have a material adverse effect on our business and operations.

Our business faces intense domestic and international competition.

The e-commerce market is intensely competitive with limited barriers to entry. Our current and potential competitors include retailers, manufacturers and distributors that offer a wide range of similar product categories and companies that provide Direct-to-Consumer (“D2C”) platform services, fulfillment and logistics services and other e-commerce related services. It is expected that the competition in this market will intensify in the future as companies develop new business models and enhanced technologies, new competitors enter the market, competitors forge new business combinations or alliances, and established companies in other market segments expand to become competitive with our business.

Many of our current and potential online and brick-and-mortar competitors have larger bases of customers and Marketplace sellers, better brand recognition and greater financial, marketing, technical, management and other resources than we do. In addition, some of our competitors have used and may continue to use aggressive pricing or promotional strategies, may have stronger supplier relationships with more favorable terms and inventory allocation and may devote substantially greater resources to their online platforms and system development than we do. Increased competition may result in reduced operating margins, reduced profitability, loss of market share and diminished brand recognition for Newegg.

We compete with online retailers such as Amazon and traditional retailers like Best Buy and Walmart, who sell through brick-and-mortar stores and their online websites. In addition, we also face competition in the international markets in which we participate or may enter in the future. Certain other competitors in countries where we operate are subsidiaries of e-commerce competitors in the United States with established local operations and brands and with greater experience and resources than we have. In other countries that we may enter, there may be incumbent online and multi-channel online or brick-and-mortar competitors presently selling IT/CE products. These incumbents may have advantages that could impede our expansion and growth in these markets.

We could also experience significant competitive pressure if any of our manufacturers or distributors were to initiate or expand their own online retail operations. Because our manufacturers and distributors have access to merchandise at a lower cost than we do, they could sell products at lower prices and maintain a higher gross margin on their product sales than we can, and they may have the ability to directly connect with buyers at relatively low cost. This could result in our current and potential buyers deciding to purchase directly from these manufacturers and distributors instead of from Newegg. Increased competition from any manufacturer or distributor capable of maintaining high sales volumes and acquiring products at lower prices than we can, could significantly reduce our market share and adversely impact our operating results.

There is no assurance that we will be able to compete successfully against current and future competitors. Competitive pressures may materially and adversely affect our business, financial condition and results of operations.

A decline in demand for IT/CE products could adversely affect our operating results.

We and our Marketplace sellers primarily sell IT/CE products that are often discretionary purchases rather than necessities for consumers. Consequently, our results of operations tend to be sensitive to changes in macroeconomic conditions and their impact on consumer spending. Factors including customer confidence, employment levels, conditions in the residential real estate and mortgage markets, access to credit, interest rates, tax rates, customer debt levels and fuel and energy costs could reduce customer spending or change customer purchasing habits in ways that materially and adversely affect demand for the products that we and our Marketplace sellers offer.

There could be declines in the sales of the products offered by us and our Marketplace sellers due to several factors, including:

•        decreased demand for IT/CE products, particularly computer components and parts that have historically generated a significant portion of our net sales;

•        poor economic conditions and any related decline in customers’ demand for the products we and our Marketplace sellers offer;

•        increased price competition from our competitors; or

•        technological obsolescence of the products that we and our Marketplace sellers offer.

Additionally, it is expected that some of our future growth should be driven by product releases or upgrades that may occur in the near future. If such product releases do not occur or do not drive sales of IT products to the extent expected, our future sales may be less than predicted, negatively impacting our net sales and net income.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

The loss of any of our current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on our business. Competition for well-qualified and skilled employees is intense globally, and our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, including, in particular, software engineers, data scientists and technology and fulfillment professionals. Although we have employment agreements with our executive officers, all of our executive officers are employed “at-will” and could terminate their employment at any time. If we lose one or more of our executive officers or other key employees, our ability to implement our business strategy successfully could be seriously harmed. Furthermore, replacing executive officers or other key employees with other highly skilled and qualified candidates may be difficult and may take an extended period of time. Recruiting skilled personnel is highly competitive. There can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

If we are unable to provide a satisfactory customer experience, our reputation would be harmed and we could lose customers.

The success of our business depends largely on our ability to provide a superior customer experience to maintain and grow our customer base and keep our customers highly engaged on our online platforms, which in turn depends on a variety of factors. These include our ability to continue to maintain a wide range of product offerings with attractive pricing, provide timely and reliable order fulfillment and provide high-quality customer support and service. If our customers are not satisfied with our platforms, products or services, or our online platforms are severely interrupted or otherwise fail to meet our customers’ requests, our reputation could be adversely affected.

As an e-commerce company, we have limited ability to allow buyers to touch, test and feel products, personally interact with sales and customer service representatives, and receive or return products without waiting or paying for the products to be shipped, like brick-and-mortar retailers or online retailers that have brick-and-mortar operations do. Therefore, it is important that we continue to improve our online platforms, including efforts to encourage the creation of more high-quality and useful user-generated content, such as reviews and commentary, on the products we and our Marketplace sellers offer. If we do not continue to make investments in the development of our online platforms and customer service operations and, as a result, or due to other reasons, fail to provide a high-quality customer experience, we may lose customers, which could adversely impact our operating results.

We currently operate customer service centers in California and Texas and have customer service representatives working remotely in California, Indiana, Nevada, New Jersey and Texas, focusing on serving North American buyers. To enhance our service capabilities and maintain increased access, Newegg operates an Asia-based multilingual customer service center that is available 24 hours a day, seven days a week, via e-mail and instant messaging. Any material disruption or slowdown in our customer support services resulting from telephone or internet failures, power or service outages, natural disasters, labor disputes or other events could make it difficult or impossible for us to provide adequate customer support. In addition, the future volume of customer complaints and inquiries may exceed our present system capacities. If this occurs, we could experience delays in responding to customer inquiries and addressing customer complaints and concerns. Our current level of customer support may also fail to meet the expectations of customers. Failure to provide satisfactory levels of customer service may harm our reputation, causing potential loss of existing customers and difficulty in acquiring new customers.

A significant inadvertent disclosure or breach of confidential or personal information we hold could be detrimental to our business, reputation and results of operations.

Our business requires the storage, transmission and utilization of data, including personal information, much of which must be maintained on a confidential basis. These activities have made, and may in the future make, us a target of cyber-attacks by third parties seeking unauthorized access to the data we maintain, including our customer data, or to disrupt our ability to provide service. As a result of the types and volume of personal data on our systems, we believe that we are a particularly attractive target for such breaches and attacks. For example, in 2018, Newegg suffered an intrusion of a portion of its network, as a result of which access was gained to a limited amount of credit card information.

In recent years, the frequency, severity and sophistication of cyber-attacks, computer malware, viruses, social engineering, and other intentional misconduct by computer hackers has significantly increased, and government agencies and security experts have warned about the growing risks of hackers, cyber criminals and other potential attackers targeting information technology systems. Such third parties could attempt to gain entry to our systems for the purpose of stealing data or disrupting the systems. In addition, our security measures may also be breached due to employee error, malfeasance, system errors or vulnerabilities, including vulnerabilities of our vendors, suppliers, their products, or otherwise. Third parties may also attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information to gain access to our customers’ data or our data, including intellectual property and other confidential business information.

While we have implemented security measures designed to protect against security breaches, these measures could fail or may be insufficient, particularly as techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until launched against a target, resulting in the unauthorized disclosure, modification, misuse, destruction, or loss of our or our customers’ data or other sensitive information. Any failure to prevent or mitigate security breaches and improper access to or disclosure of the data we maintain, including personal information, could result in litigation, indemnity obligations, regulatory enforcement actions, investigations, fines, penalties, mitigation and remediation costs, disputes, reputational harm, diversion of management’s attention, and other liabilities and damage to our business.

We believe we have taken appropriate measures to protect our systems from intrusion, but we cannot be certain that advances in criminal capabilities, discovery of new vulnerabilities in our systems and attempts to exploit those vulnerabilities, physical system or facility break-ins and data thefts or other developments will not compromise or breach the technology protecting our systems and the information we possess.

We may incur significant costs in protecting against or remediating cyber-attacks. Any security breach could result in operational disruptions that impair our ability to meet our customers’ requirements, which could result in decreased revenue. Also, whether there is an actual or a perceived breach of our security, our reputation could suffer irreparable harm, causing our current and prospective customers to reject our products and services in the future, deterring data suppliers from supplying us data or customers from uploading their data on our platform, or changing consumer behaviors and use of our technology. Further, we could be forced to expend significant resources in response to a security breach, including those expended in notifying individuals and providing mitigating services, repairing system damage, increasing cyber security protection costs by deploying additional personnel and protection technologies, and litigating and resolving legal claims or governmental inquiries and investigations, all of which could divert the attention of our management and key personnel away from our business operations. Federal, state and foreign governments continue to consider and implement laws and regulations addressing data privacy, cybersecurity, and data protection laws, which include provisions relating to breaches. In any event, a significant security breach could materially harm our business, operating results and financial condition.

We may not succeed in promoting and strengthening the Newegg brand, which may materially and adversely affect our business and results of operations.

Brand recognition is a primary competitive factor in the e-commerce market and will be a key factor in maintaining and expanding our customer base, market position and bargaining power with vendors. Any loss of trust in our brand could harm our reputation and result in consumers, sellers, brands, vendors and other participants reducing their activity level in our business, which could materially reduce our profitability.

If we do not, or are unable to continue to, promote and strengthen the Newegg brand, or if the brand fails to continue to be viewed favorably, we may not be successful in attracting new customers and Marketplace sellers, which could have a material adverse effect on our financial condition and results of operations. Additionally, we compete not only for customers and Marketplace sellers, but also for favorable product allocations and cooperative advertising support from our vendors. If we fail to maintain favorable recognition of our brand, we may not be successful in maintaining and strengthening our relationships with vendors in existing and new product categories or in maintaining existing offerings and sourcing new products at competitive prices and with adequate levels of inventory.

Adverse publicity about Newegg may arise from time to time. Negative comments about our online platforms, the products and services offered by us and our Marketplace sellers or our management may appear in internet postings and other media sources from time to time, and there is no assurance that other types of negative publicity of a more serious nature will not arise in the future. For example, if our customer service representatives fail to satisfy the individual needs of the customers, the customers may become disgruntled and disseminate negative comments about our customer service. In addition, our Marketplace sellers and brand partners may also be subject to negative publicity for various reasons, such as customers’ complaints about the quality of their products and related services or other public relations incidents, which may adversely affect the sales of their products through Newegg and indirectly affect our reputation. Moreover, negative publicity about other online retailers or the e-commerce industry in general may arise from time to time and cause customers to lose confidence in the products and services Newegg offers. Any such negative publicity, regardless of veracity, may have a material adverse effect on our business, reputation and financial condition.

We are, or may become, subject to risks associated with our international operations, principally in Canada, which may harm our business.

Newegg began operations on our Canadian retail website, www.newegg.ca, in October 2008. We also have a physical presence in China and Taiwan. While Newegg is investing in building our business in other markets, we may not be able to successfully manage the challenges associated with our current and future international operations due to risks, such as:

•        international economic and political conditions;

•        changes in, or impositions of, legislative or regulatory requirements on e-commerce businesses and companies, such as U.S. sanctions laws and regulations, and limitations on our ability to directly own or control key assets, such as overseas warehouses;

•        the legal and regulatory environment in foreign jurisdictions, including with respect to consumer privacy and data protection laws, tax, law enforcement, network security, trade compliance and intellectual property matters, as well as consumer litigation;

•        tax laws, regulations and treaties, including U.S. taxes on foreign operations and repatriation of funds;

•        difficulties in identifying, attracting, hiring, training and retaining qualified personnel, and overseeing international operations, including the efficient management of our international operations;

•        delays or additional costs resulting from import/export controls, duties, tariffs or other barriers to trade; and

•        currency exchange controls or changes in exchange rates, which could make our pricing less competitive or reduce our profit margins.

Any one of the foregoing factors could cause our business, financial condition and results of operations to suffer.

Our expansion into new product categories, services, technologies and geographic regions subjects us to additional business, legal, financial and competitive risks.

An important element of our business strategy is to expand into new product categories, services, technologies and regions, such as our expansion into Canada and other countries, and our plans to offer NPS for third parties. In directing our focus into these new areas, we face numerous risks and challenges, including alienating our core customer base, facing new competitors, having the increased need to develop new strategic relationships and straining our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. There is no assurance that our strategy will result in increased net sales or net income. Furthermore, growth into new business areas may require changes to our existing business model and cost structure, modifications to our infrastructure, and exposure to new regulatory and legal risks related to operating in new jurisdictions, any of which may require expertise in areas in which we have little or no experience. These risks may pose a material adverse risk to our business, financial condition and results of operations.

Any interruption in our fulfillment operations may have an adverse impact on our business.

Our ability to process and fulfill orders accurately and provide high-quality customer service depends on the smooth operation of our fulfillment infrastructure, including our warehouses and order processing centers. If we do not optimize and operate our fulfillment infrastructure successfully and efficiently, it could result in excess or insufficient fulfillment capacity, an increase in costs or impairment charges and a reduction in our gross profit margin, or harm our business in other ways. If we do not have sufficient fulfillment capacity or experience a problem fulfilling orders in a timely manner or if certain products are out of stock, our customers may experience delays in receiving their orders, which could harm our reputation and our relationship with our customers.

Our fulfillment infrastructure may be vulnerable to damage caused by fire, floods, power outages, telecommunications failures, break-ins, earthquakes, human error and other events. For example, our warehouse located in Indianapolis experienced a significant fire in January 2019, causing damage to our inventory. Our fulfillment infrastructure and processes may also contain undetected errors or design flaws that may cause our fulfillment operations to fail and materially impact our business and results of operations. If, for example, any of our warehouses were rendered incapable of operations, we may be unable to fulfill any orders in areas that rely on that warehouse. The occurrence of any of the foregoing risks could have a material adverse effect on our business, prospects, financial condition and results of operations.

We depend on our vendors to source sufficient quantities of merchandise on favorable terms. If we fail to maintain strong vendor relationships or if our vendors are otherwise unable to supply products that meet our standards in a timely manner, our net sales and net income could suffer.

Our contracts or arrangements with vendors generally do not guarantee the availability of merchandise or provide for the continuation of particular pricing or other practices. Our vendors may not continue to sell their inventory to us on current terms or at all, and, if the terms are changed, we may not be able to establish new supply relationships on similar or better terms. In most cases, our relationships with our vendors do not restrict them from selling their products through our competitors. Newegg competes with other retailers for favorable product allocations and vendor incentives from product manufacturers and distributors, including marketing dollars and volume-based sales incentive programs. Some of our competitors could enter into exclusive or favorable distribution arrangements for certain products with our vendors, which would deny us complete or partial access to those products and marketing and promotional resources. In addition, some vendors whose products are offered on our online platforms also sell their products directly to customers. If we are unable to develop and maintain relationships with vendors that permit us to obtain sufficient quantities of desirable merchandise on favorable terms, our business, financial condition and results of operations could be adversely impacted.

Our relationship with any particular vendor is dependent on our sales of products manufactured or distributed by that vendor. For certain products, we do not currently, and in the future may not be able to, meet the sales volumes or other requirements necessary to receive favorable treatment from the manufacturer of that product. As a result, we may not receive favorable pricing, vendor incentives or other considerations from those vendors. During times of short supply for highly desirable products, we may not receive adequate, or any, allocation of a popular product, leading to lost sales and customer dissatisfaction.

Certain products help create and maintain customer loyalty to the Newegg brand. Failing to maintain an adequate supply of these products could damage our ability to retain customers. We currently do not carry the full product portfolio of, and in some cases do not carry any products of, certain well-known brands. As a result, consumers who are searching for those brands may not be able to purchase products from us or purchase them at the most favorable prices, leading to potentially reduced net sales and net income.

Certain vendors provide a significant portion of our merchandise. In the United States and Canada, for the nine months ended September 30, 2021, our ten largest suppliers accounted for approximately 71% of the merchandise we purchased. Three of our ten largest suppliers, ASI Corporation, Asus, and Gigabyte Technology accounted for approximately 33% of our purchases for the same period. Failure to maintain a positive relationship with these key suppliers could impact our ability to sell to customers the products they want.

Our vendors’ financial performance, liquidity and access to capital may be materially adversely affected by many factors, including, but not limited to: general economic factors, such as a continued slowdown in the U.S. or global economy or an uncertain economic outlook; political or financial instability; merchandise quality issues; product safety concerns; trade restrictions; work stoppages; tariffs; international trade war; foreign currency exchange rates; transportation capacity and costs; inflation; or outbreak of pandemics. These and other issues may affect their ability to maintain their inventories, production levels and/or product quality and could cause them to raise prices, lower production levels or cease their operations, all of which may in turn materially adversely affect our net sales and net income.

Our international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect our operations.

Newegg must comply with all applicable U.S. export and import laws and regulations. Such laws and regulations include, but are not limited to, the Export Administration Act and the Export Administration Regulations. Newegg must also comply with U.S. sanctions laws and regulations, which are primarily administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, as well as other U.S. government agencies. U.S. sanctions generally prohibit transactions by U.S. persons, including us, involving sanctioned countries, entities and persons, without U.S. government authorization (which will rarely be granted). Non-U.S. subsidiaries of U.S. companies are required to comply with U.S. sanctions against Cuba and Iran.

Violations of U.S. laws and regulations relating to trade, export and import controls and economic sanctions could result in significant civil and/or criminal penalties on us or on our foreign subsidiaries, including fines, prohibitions on exporting and importing, prohibitions on receiving government contracts or other government assistance and other trade-related restrictions. U.S. enforcement of such laws and regulations continues to increase.

We must also comply with applicable foreign laws relating to trade, export and import controls and economic sanctions. We may not be aware of all of such laws applicable in the markets in which we do business, which subjects us to the risk of potential violations.

We conduct marketing activities to help attract visitors to our online platforms, and if we are unable to attract these visitors or convert them into customers in a cost-effective manner, our business and results of operations could be harmed.

Our success depends on our ability to attract visitors to our online platforms and convert them into customers in a cost-effective manner. We rely on search engines, social media, shopping comparison sites and other affiliate networks to provide content, advertising banners and other links that direct visitors to our online platforms. As of September 30, 2021, approximately 37% of our website and mobile app visitors were referred to us through paid and unpaid search engine listings, shopping comparison sites and other affiliate networks that provide links to our online platforms. In particular, we rely on search engines, such as Google, Microsoft Bing and Yahoo!, as important marketing channels. If search engines change their search engine algorithms periodically or penalize us for non-compliance with their guidelines while using their algorithms, terms of service, or display and featuring of search results, or if competition increases for advertisements, we may be unable to cost-effectively drive visitors to our websites and mobile apps. We also sometimes pay these third parties to include or highlight our websites in their search results. If such third parties modify or terminate their relationship with us or increase the price they charge to us, if our competitors offer them greater fees for traffic, or if any free third-party platforms on which we rely begin charging fees for listing or placement, our expenses could rise and traffic to our websites could decrease, resulting in harm to our operations.

Our success also depends on our ability to convert visitors to our websites and mobile apps into paying customers, a process which is partially reliant upon our ability to identify and purchase relevant keyword search terms, provide relevant content on our online platforms and effectively target our other marketing programs, such as internet portal referrals, e-mail campaigns and affiliate programs. If we are unable to attract visitors to our websites and mobile apps and convert them into customers cost-effectively, our business and financial results may be harmed.

We are partially dependent on third parties to perform a number of our e-commerce functions. If such third parties are unwilling or unable to continue providing these services, our business could be harmed.

As of September 30, 2021, approximately 6.2% of our GMV was generated by the sale of products fulfilled through third parties. These third parties provide various services on our behalf, including inventory maintenance and order processing. We have no effective means to ensure that these third parties will continue to perform these services to our satisfaction, in a manner satisfactory to our customers or on commercially reasonable terms. Our customers may become dissatisfied and cancel their orders or decline to make future purchases if these third parties fail to deliver products on a timely basis. If our customers become dissatisfied with the services provided by these third parties, our reputation and brand could suffer.

If we fail to manage our inventory effectively, our financial condition, results of operations and liquidity may be materially and adversely affected.

Our scale and business model require us to manage a large volume of inventory effectively. As we may continue expanding our product offerings, we expect to include more SKUs in our inventory, which could make it more challenging for us to manage our inventory effectively and put more pressure on our warehousing system.

We purchase most of the merchandise that we sell directly to customers on our online platforms from manufacturers or distributors. We assume inventory damage, theft, obsolescence, and price erosion risks for our inventory. These risks are especially significant as most of the merchandise sold on our online platforms is characterized by rapid technological change, obsolescence and price erosion. For the nine months ended September 30, 2021, we recorded inventory write-offs or write-downs totaling $5.0 million, or 0.3% of our cost of goods sold. We may sell obsolete or dated merchandise at a discount or loss. If there were unforeseen product developments or if vendors were to change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendors. These bulk purchases increase our exposure to inventory obsolescence. Our success depends on our ability to sell our inventory rapidly, purchase inventory at attractive prices relative to our resale value and manage customer returns and the shrinkage resulting from theft, loss, and mis-recording of inventory. If we are unsuccessful in any of these areas, we may be forced to write down or write off substantial amounts of inventory, or sell it at a discount or loss, which could materially and adversely impact our business, financial condition and results of operations.

We depend on our demand forecasts for various kinds of products to make purchase decisions and to manage our inventory. We are exposed to inventory risks as a result of seasonality, new product launches, rapid changes in product cycles and pricing, defective merchandise, changes in consumer demand, tastes and spending patterns, and other factors. While we endeavor to accurately predict these trends and avoid overstocking or understocking products we sell, the demand for products can change significantly between the time inventory is ordered and the date of sale, and we may be unable to sell products in sufficient quantities as we expect. Furthermore, we may in the future open additional warehouses and duplicate part of the inventory for our direct sales business that is stored at our current warehouses to increase our overall fulfillment efficiency as we grow our business, which will also increase the inventory risks our direct sales business faces. Failure to effectively manage our inventory risk could have a material adverse effect on our business, financial condition and results of operations.

We have incurred net losses in the past and may experience losses in the future.

We incurred net losses of $17.0 million and $33.6 million in 2019 and 2018, respectively, and reported net income of $30.4 million in 2020. However, we cannot assure you that we will be able to continue to generate net profits or positive cash flow from operating activities in the future. Our ability to achieve and maintain profitability will depend in large part on our ability to, among other things, source and sell higher margin products, grow and diversify our supplier base, and optimize our cost structure. We may not be able to achieve any of the above. As we continue to grow and expand our business, our operating expenses may increase further. As a result of the foregoing, we may incur net losses in the future.

If we fail to adopt new technologies or adapt our websites, mobile apps and systems to changing customer requirements or emerging industry standards, our business may be materially and adversely affected.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online platforms, including our websites and mobile apps. The internet and the e-commerce industry are characterized by rapid technological evolution, frequent introductions of new products and services embodying new technologies and the emergence of new industry standards and practices, and changes in customer requirements and preferences, any of which could render our existing technologies and systems obsolete. We may be required to devote substantial resources to developing proprietary technologies or license technologies, enhancing our existing websites and mobile apps, developing new services and technology that address the increasingly sophisticated and varied needs of our current and prospective customers and adapting to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. The development of proprietary technology entails significant technical and business risks. There can be no assurance that our efforts to develop proprietary technologies will succeed or that any technology licenses will be available on commercially reasonable terms. Substantial investments will be required to remain technologically competitive, and our failure to do so may harm our business and results of operations.

The seasonality of our business places increased strain on our operations.

Newegg historically experiences higher sales in the fourth quarter due to the holiday season. If we do not stock or restock popular products in sufficient amounts such that we fail to meet customer demand, it could significantly affect our revenue and future growth. If we overstock products, we may be required to take significant inventory markdowns or write-offs and incur commitment costs, which could reduce profitability. We may experience an increase in our net shipping cost due to complimentary upgrades, split-shipments and additional long-zone shipments necessary to ensure timely delivery for the holiday season. If too many customers access our online platforms within a short period of time due to increased holiday demand, we may experience system interruptions that make our online platforms unavailable or prevent us from efficiently fulfilling orders, which may reduce the volume of goods sold through our online platforms and the attractiveness of our products and services. In addition, we may be unable to adequately staff our fulfillment and customer service capability during these peak periods.

As we tend to experience higher sales in the fourth quarter, we generally experience an increase in our cash position at year-end, as compared to the first, second and third quarters when sales are lower. As of December 31 of each year, our cash, cash equivalents, and marketable securities balances typically reach their highest level (other than as a result of cash flows provided by or used in investing and financing activities). In anticipation of higher sales during the holiday season, we typically begin building up inventory levels in the later part of the third quarter. As a result of this inventory build-up and faster inventory turnover during the fourth quarter, our accounts payable are typically at their highest levels at year-end. As sales begin to slow in the first and second quarters, inventory levels decrease, inventory turnover lengthens, and accounts payable and cash balances decrease as we pay our vendors. The COVID-19 pandemic has resulted in an increased cash and accounts payable balances due to an increased demand in our products. Inventory levels increased and turned faster than normal as a result of increased sales.

The successful operation of our business depends upon the performance, reliability and security of the internet infrastructure in the countries where we operate.

Our business depends on the performance, reliability and security of the telecommunications and internet infrastructure in the countries where we operate. We have several servers located in China that provide development, testing and quality control services. Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of the People’s Republic of China. In addition, the national networks in China are connected to the internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the internet outside China. We may face similar or other limitations in other countries in which we operate. We may not have access to alternative networks in the event of disruptions, failures or other problems with the internet infrastructure in China or elsewhere. In addition, the internet infrastructure in the countries in which we operate may not support the demands associated with continued growth in internet usage.

The failure of telecommunications network operators to provide Newegg with the requisite bandwidth could also interfere with the speed and availability of our websites and mobile apps. If the prices that we pay for telecommunications and internet services rise significantly, our gross margins could be adversely affected. In addition, if internet access fees or other charges to internet users increase, our user traffic may decrease, which in turn may significantly decrease our revenues.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

Our success depends upon our ability to manage the growth of our operations effectively. We anticipate expanding further as we pursue our growth strategies. Our expansion increases the complexity of our business and places a significant strain on our management, operations, technical systems, financial resources and internal control over financial reporting functions. Our current and planned personnel, systems, procedures and controls may not be adequate to support and effectively manage our future operations, especially as we employ personnel in several geographic locations. In addition, our growth will require us to improve our operational and financial systems, procedures and controls, successfully manage international operations and hire additional personnel. These efforts may not be successful, and we may be unable to improve our systems, procedures and controls in a timely manner.

Delays or problems associated with any of these initiatives could harm our business and operating results. These initiatives will also cause our operating expenses to increase. If we fail to accurately estimate and assess our growth or fail to increase net sales to match our increased operating expenses, our financial condition and results of operations could suffer.

An adverse change in the vendor payment terms and conditions may have a material adverse effect on our business, financial condition and results of operations.

We purchase our inventory from vendors on trade accounts typically requiring payment between 15 and 45 days after the date the inventory is shipped to us. As of September 30, 2021, our accounts payable balance was $188.7 million with 39 days of payables outstanding. Our accounts payable balances as of September 30, 2021 represented 34.7% of our liabilities and shareholders’ equity. An adverse change in our vendors’ payment terms and conditions would significantly increase our working capital requirements and have a material adverse effect on our business, financial condition and results of operations.

Because many of the products that we sell are manufactured abroad, we may face delays, increased cost or quality control deficiencies in the importation of these products, which could reduce our net sales and profitability.

Many of the products that we purchase for direct sale on our online platforms are manufactured in countries outside the United States. These imported products subject us to the risk of changes in import duties or quotas, new restrictions on imports, work stoppages, delays in shipment, freight cost increases, product cost increases due to foreign currency fluctuations or revaluations and economic uncertainties (including the imposition of antidumping or countervailing duty orders, safeguards, remedies or compensation and retaliation due to illegal foreign trade practices) and instability in the political and economic environments of the countries in which the manufacturers of these products operate. If any of these or other factors were to cause a disruption of trade from these countries, we may be unable to obtain sufficient quantities of these imported products to satisfy our requirements or our cost of obtaining such products may increase. Historically, instability in the political and economic environments of the countries in which our suppliers operate has not had a material adverse effect on our operations. However, the effect that future changes in economic or political conditions in the foreign countries where our supplying manufacturers are located may have on our operations cannot be predicted. Potential disruptions or delays in supply due to economic or political conditions in foreign countries could adversely affect our results of operations unless and until alternative supply arrangements are made.

We may not be able to adequately protect our intellectual property rights.

We rely on trademark and copyright law, trade secret protection and confidentiality or licensing agreements with employees, buyers, third-party sellers, brand partners and others to protect our proprietary rights. These steps may be inadequate, agreements may be violated or there may be inadequate remedies for a violation of such agreements. Our competitors may independently develop equivalent proprietary information and rights or may otherwise gain access to our trade secrets or proprietary information, which could affect our ability to compete in the market. There is no assurance that the steps that we have taken will adequately protect our proprietary rights, especially in countries where the laws or enforcement of the laws may not protect our rights to the same extent or in the same way as in the United States.

In addition, third parties may infringe or misappropriate our proprietary rights, and we could be required to enforce our intellectual property rights, which could require expenditure of significant financial and managerial resources. We have registered and common law trademark rights in the United States and certain foreign jurisdictions, as well as pending trademark applications for a number of marks and associated domain names. Even if it obtains approval for such pending applications, the resulting registrations may not adequately cover our trademarks or protect us against infringement or dilution by others. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country or jurisdiction in which our products may be made available online, which may cause our business and operating results to suffer. In addition, we may be unable to acquire or protect relevant domain names in the United States and in other countries. If we are not able to acquire or protect our trademarks, domain names or other intellectual property, we may experience difficulties in achieving and maintaining brand recognition and customer loyalty.

Assertions, claims and allegations, even if not true, that we have infringed or violated intellectual property rights could harm our business and reputation.

Third parties have, and likely will in the future, assert allegations and claims of intellectual property infringement against us on the items or their descriptions listed on our websites and mobile apps. Any such claims, disputes or litigation, even if resolved in our favor or not true, could be time-consuming and costly to defend, and could divert our management’s efforts from growing our business. We have intellectual property complaint and take-down procedures in place to address communications alleging that items listed on online platforms, including the Newegg Marketplace, infringe third-party copyrights, trademarks or other intellectual property rights. We follow these procedures to review complaints and relevant facts to determine the appropriate action, which may include removal of the item from our online platforms and, in certain cases, discontinuing our relationship with a Marketplace seller or brand partner who violates our policies. However, these rules and procedures may not effectively reduce or eliminate our liability. In particular, Newegg may be subject to civil or criminal liability for activities carried out, including products listed, by sellers or brands on our online platforms.

If any third parties prevail in their intellectual property rights claims against Newegg, we may be required to pay significant licensing fees, damages and attorney’s fees, and may even be liable for punitive damages if Newegg is found to have willfully infringed third parties’ proprietary rights. We may have to stop using certain technology or solutions and need to develop or acquire alternative, non-infringing technology or solutions, which could require significant time and resources. We could even be required to obtain a license to use certain technologies, although such licenses may not be available on reasonable terms or at all, which may result in substantial payments and royalties and significantly increase our operating expenses. If we cannot develop non-infringing technology or license the appropriate technology at commercially reasonable rates, an intellectual property claim successfully asserted against us could cause significant business interruptions in our operations, which could restrict our ability to compete effectively and have a material adverse effect on our financial condition and results of operations.

Newegg may be subject to product liability claims, which could be costly and time-consuming to defend.

The majority of the products sold on our online platforms are manufactured by third parties, and some of them may be defectively designed or manufactured. If any product we sell were to cause physical injury or injury to property, an injured party could bring claims against us as the retailer of the product. Furthermore, we also offer IT components and peripherals under our private labels on our platforms or through other e-commerce platforms, such as eBay, which could potentially create more exposure for Newegg with respect to product liability than if we had simply acted as a retailer of third-party products. Our insurance coverage may not be adequate against such product liability claims. If a successful claim were brought against Newegg in excess of our insurance coverage, it could adversely affect our financial condition and results of operations. Even unsuccessful claims could result in the expenditure of significant funds and management time in defending them and could have a negative impact on our reputation and business.

Some of our software and systems contain open source software, which may pose particular risks to our proprietary software and solutions.

We have incorporated open source software code into some of our internal software and systems and expect to continue to use this open source software in the future. The licenses applicable to open source software typically require that the source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. From time to time, we may face intellectual property infringement claims from third parties, demands for the release or license of the open source software or derivative works that we developed using such software (which could include our proprietary source code) or claims that otherwise seek to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license, publicly release the affected portions of our source code, be limited in the licensing of our technologies or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement or change the use of the implicated open source software. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties, indemnities or other contractual protections with respect to the software (for example, non-infringement or functionality). Our use of open source software may also present additional security risks because the source code for open source software is publicly available, which may make it easier for hackers and other third parties to determine how to breach our websites, mobile apps and systems that rely on open source software. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on our business, financial condition and results of operations.

We and our Marketplace sellers’ pricing strategy may not meet customers’ price expectations or result in profitability.

Demand for our products is generally highly sensitive to price. Our pricing strategies have had, and may continue to have, a significant impact on our net sales and net income. We often offer discounted prices, free or discounted shipping or bundled products as a means of attracting customers and encouraging repeat purchases. Such offers and discounts may reduce our margins. Moreover, our competitors’ pricing and marketing strategies are beyond our control and can significantly impact the results of our pricing strategies. If we fail to meet our customers’ price expectations in any given period, or if our competitors decide to engage in aggressive pricing strategies, our business and results of operations would suffer.

In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission regulations, we are required to accurately identify product offerings, not make misleading claims on our platforms, and use qualifying disclosures where and when appropriate. We are particularly subject to the risks associated with our discounting pricing practices as a result of the aggressive judicial interpretations of deceptive pricing laws, particularly in California, which has led to numerous class action settlements by online and brick-mortar retailers over the past few years. For example, Newegg was named as the defendant in a putative class action accusing it of violating the False Advertising Law, the Unfair Competition Law and the Consumer Legal Remedies Act by using allegedly deceptive list prices with allegedly overstated discounts for our electronic products. While the trial court had sustained without leave to amend our demurrer to such lawsuit, in July 2018, a California appellate panel reversed the trial court’s judgment and reinstated the action against us. This matter is still pending as of the date of this prospectus. There can be no assurance that we will be able to prevail in the foregoing action or that we will be able to settle the dispute on terms favorable to us. Any adverse outcome of the foregoing class action or other lawsuits challenging deceptive pricing against it could have a material adverse effect on our reputation, business and financial condition.

We do not control the pricing strategies of our Marketplace sellers, which could affect our net income and our ability to effectively compete on price with other e-commerce retailers and brick-and-mortar stores. Our Marketplace sellers may determine that they can more competitively price their products through other distribution channels and may choose such other channels instead of listing products on our Marketplace, which could adversely affect our business, financial condition, results of operations and prospects. Additionally, retailers and brands often employ different pricing based on the geographical location of consumers, which is accomplished online through geo-blocking that blocks a consumer’s ability to access certain websites based on geography. Legislation in the European Union removed certain types of geo-blocking in the European Union. This could allow our consumers registered in the European Union to access and make purchases through our Marketplace at the prices listed in different European geographies irrespective of their country of residence in Europe. This could adversely affect our business, financial condition, results of operations and prospects.

We may incur additional costs due to tax assessments resulting from ongoing and future audits by tax authorities.

In the ordinary course of business, Newegg is subject to tax examinations by various governmental tax authorities. The global and diverse nature of our business means that there could be additional examinations by governmental tax authorities and the resolution of ongoing and other probable audits which could impose a future risk to the results of our business. For example, in February 2018, we received from the Commonwealth of Massachusetts Department of Revenue a notice of intent to assess sales and use taxes relating to a prior tax period, which subsequently resulted in an assessment of approximately $0.3 million, plus penalties and interest. In May 2020, we received from the Commonwealth of Massachusetts Department of Revenue another notice of assessment for sales and use taxes for additional prior tax periods in the amount of a total assessment of $2.7 million, including penalties and interest. We have appealed these assessments and intend to vigorously protest the assessments. The outcome of the matter or the timing of such payment, if any, cannot be predicted at this time. However, the ultimate results, if unfavorable, could have a material impact on our consolidated financial position, cash flows, and results of operations.

Significant developments stemming from recent U.S. government actions and proposals concerning tariffs and other economic proposals could have a material adverse effect on us.

As of September 30, 2021, approximately 69% of our products that were sold through our platforms, both direct sales and marketplace, were manufactured in China. U.S. government actions since 2018 have imposed greater restrictions and economic disincentives on international trade impacting imports and exports. The U.S. government has adopted changes, and may adopt further changes, to trade policy and in some cases, to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements. It has initiated the imposition of additional tariffs on certain foreign goods, including steel and aluminum, semiconductor manufacturing equipment and spare parts thereof, and has amended export regulations regarding sales to companies on the U.S. Entity List. These changes prevent sales of foreign produced direct product of the U.S. that is manufactured using controlled U.S.-origin equipment, technology, and software located outside the United States to companies on the U.S. Entity List.

Examples of recent actions are tariffs on steel and aluminum product imports announced by the U.S. Department of Commerce in March 2018, the scope of which increased on February 8, 2020, and a 25% tariff on certain products that originate in China announced by the United States Trade Representative (“USTR”) in June 2018. The USTR also announced in June and July 2018 two additional supplemental lists of products that are subject to tariffs if the goods imported into the United States originate in China, which would increase the cost of these imported products. These supplemental lists issued by the USTR added an additional 25% tariff on certain semiconductor equipment and parts originating in China that are sold by Newegg or used in our business in the United States. In August 2018, the second list was made effective with a 25% tariff and in September 2018 the third list was made effective with a 10% tariff, increasing to 25% in May 2019. A fourth list was proposed by USTR in May 2019 for all remaining items originating in China. A portion of the fourth list (“4a”), was made effective September 1, 2019, with an additional tariff of 15%, reduced to 7.5% on February 14, 2020. The remainder of the fourth list (“4b”) was scheduled to have an additional tariff of 15% go into effect on December 15, 2019; however, on December 13, 2019, the tariffs for list 4b were suspended after the U.S. announced it would enter into a trade agreement with China (the “Phase 1 Agreement”). Although the Phase 1 Agreement was signed January 15, 2020, implementation has been delayed due to COVID-19. A Phase 2 Agreement has not been announced as of the date of this prospectus. Any increase in the cost of importing goods and parts could decrease our margins, reduce the competitiveness of our products, or inhibit our ability to sell products or purchase necessary parts, which could have a material adverse effect on our business results, results of operations, or financial condition.

On April 28, 2020 the U.S. Department of Commerce issued new rules that (1) expand the definition of military end use and (2) eliminate the applicability of certain license exceptions for exports to countries on Country Group D of Supplement No. 1 to part 740 of the Export Administration Regulations. These changes expand export license requirements for U.S. companies to sell certain items to companies in China that have operations that could support military end uses, even if the items sold by the U.S. companies are for civilian end use and they reduce the applicability of license exceptions for exports to those countries listed on Country Group D, including China. Additionally, amendments have been made to General Prohibition Three (Foreign-Produced Direct Product Rule) and the Entity List, the most recent of which were effective August 17, 2020. These amendments expand the restrictions on the sale of goods manufactured outside the United States that are produced using certain controlled U.S. technology, or software to companies on the U.S. Entity List, and regulate the use of U.S. origin semiconductor manufacturing equipment that produces semiconductor devices for companies on the U.S. Entity List. The rule changes for export controls may reduce or impair our ability to sell products internationally, which could in turn decrease the demand for our products and have a material adverse effect on our revenues and profitability. At this time, the additional proposed rule changes are not anticipated to impact the Company’s sales of non-U.S. products; however, any unpredicted rule changes could adversely affect our business results, operations, or financial condition.

Changes in U.S. trade policy could result in one or more U.S. trading partners adopting responsive trade policy making it more difficult or costly for us to export our products to those countries. As indicated above, these measures could also result in increased costs for goods imported into the U.S. This in turn could require us to increase prices to our customers, which may reduce demand or, if we are unable to increase prices, result in lowering our margin on goods and services sold. To the extent that trade tariffs and other restrictions imposed by the U.S. increase the price of semiconductor equipment and related parts imported into the U.S., the cost of our materials may be adversely affected and the demand from customers for products and services may be diminished, which could adversely affect our revenues and profitability. See “— Newegg’s Business Model” for more information about direct sales and marketplace.

We cannot predict future trade policy, the terms of any renegotiated trade agreements or additional imposed tariffs and their impact on our business. The adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs or trade agreements or policies has the potential to adversely impact demand for our products, our costs, our customers, our suppliers, and the U.S. economy, which in turn could adversely impact our business, financial condition and results of operations.

Changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where it currently develops and sells products, and any negative sentiments towards the United States as a result of such changes, could adversely affect our business. In addition, negative sentiments towards the United States among non-U.S. customers and among non-U.S. employees or prospective employees could adversely affect sales or hiring and retention, respectively.

Employment laws in some of the countries in which we operate are relatively stringent.

As of September 30, 2021, we had 2,215 full-time employees, of whom approximately 56% were located in the United States, 37% in China, 6% in Taiwan, and 1% in Canada and other countries and regions. In some of the countries in which we operate, employment laws may grant significant job protection to employees, including rights on termination of employment and setting maximum number of hours and days per week that a particular employee is permitted to work. In addition, in certain countries in which we operate, Newegg is or may be required to consult and seek the advice of employee representatives and/or unions. These laws, coupled with the requirement to consult with any relevant employee representatives and unions, could impact our ability to react to market changes and the needs of our business.

We and certain of our subsidiaries are parties to a revolving credit agreement, which contains a number of covenants that may restrict our current and future operations and could adversely affect our ability to execute business needs.

We and certain of our subsidiaries have entered into a credit agreement with financial institutions which contains a number of covenants that limit our ability and our subsidiaries’ ability to, among other things, incur indebtedness, create liens, make investments, merge with other companies, dispose of our assets, prepay other indebtedness and make dividends and other distributions. The obligations under the credit agreements are also guaranteed by our assets or those of our subsidiaries. The terms of the credit agreement may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or to execute business strategies in the means or manner desired. In addition, complying with these covenants may make it more difficult to successfully execute our business strategy, invest in our growth strategy and compete against companies who are not subject to such restrictions. The credit agreement also contains financial covenants that require us to maintain certain minimum financial ratios and maintain an operating banking relationship with the financial institutions. Although we are currently in compliance with the financial covenants, we cannot guarantee that we will continue to be able to generate sufficient cash flow or sales to meet the financial covenants or pay the principal or interest under the credit agreements.

If we are unable to comply with our payment requirements, the financial institutions may accelerate our obligations under the credit agreement and foreclose upon the collateral, or we may be forced to sell assets, restructure our indebtedness or seek additional equity capital, which would dilute shareholders’ interests. If we fail to comply with any covenant it could result in an event of default under the agreement and the lenders could make the entire debt immediately due and payable. If this occurs, we might not be able to repay the debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.

Risks Relating to the Common Shares and this Offering

If we fail to maintain compliance with Nasdaq Listing Rules, we may be delisted from Nasdaq, which would result in a limited public market for trading our shares and make obtaining future debt or equity financing more difficult for us.

Our Common Shares are traded and listed on Nasdaq under the symbol “NEGG.” However, there is no assurance that we will be able to continue to maintain compliance with Nasdaq continued listing requirements. If we fail to do so, our Common Shares may lose their status on Nasdaq and they would likely be traded on the over-the-counter market, including the Pink Sheets market. As a result, selling our Common Shares could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’

coverage of us may not arise. In addition, in the event our Common Shares are delisted, broker dealers would bear certain regulatory burdens which may discourage broker dealers from effecting transactions in our Common Shares and further limit the liquidity of our shares. These factors could result in lower prices and larger spreads in the bid and ask prices for our Common Shares. Such delisting from Nasdaq and continued or further declines in our common share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

We and our directors and officers may be involved in investigations or other forms of regulatory or governmental inquiry which may cause reputational harm to the Company, result in additional expenses, and distract our management from our day-to-day operations.

From time to time, we and our directors and officers may be involved in investigations or other forms of regulatory or governmental inquiry covering a range of possible issues including but not limited to securities laws compliance. These inquiries or investigations could lead to administrative, civil or criminal proceedings involving us and could result in fines, penalties, restitution, other types of sanctions, or the need for us to undertake remedial actions, or to alter our business, financial or accounting practices. Our practice is to cooperate fully with regulatory and governmental inquiries and investigations.

For example, on August 6, 2020, Hangzhou Lianluo and Mr. Zhitao He received an investigation notice from the China Securities Regulatory Commission (“CSRC”) for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo. Hangzhou Lianluo is a PRC company with shares listed on the Shenzhen Stock Exchange. Mr. He is the Chairman and Chief Executive Officer of Hangzhou Lianluo. Mr. He was the former Chairman and the former Chief Executive Officer of LLIT and is currently the chairman of our board. Hangzhou Lianluo announced this investigation on August 7, 2020 and stated that it will fully cooperate with CSRC in the investigation. On October 19, 2020, Hangzhou Lianluo announced that it has received a notice of administrative punishment from the Zhejiang Regulatory Bureau of CSRC, which provides, among other things, that (i) Hangzhou Lianluo received a warning and would be required to correct its unlawful acts and pay a fine of RMB 300,000, and (ii) Mr. Zhitao He received a warning and would be required to pay a fine of RMB 400,000.

Legal proceedings, inquiries and regulatory investigations are often unpredictable, and it is possible that the ultimate resolution of any such matters, if unfavorable, may be material to our results of operations in any future period, depending, in part, upon the size of the loss or liability imposed and the operating results for the period, and could have a material adverse effect on our business. In addition, regardless of the ultimate outcome of any such legal proceeding, inquiry or investigation, any such matter could cause us to incur additional expenses, which could be significant, and possibly material, to our results of operations in any future period.

Any of these factors may result in large and sudden changes in the volume and price at which the Common Shares will trade.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities or in conjunction with mergers and acquisitions such as the Merger and disposition of LLIT’s wholly owned subsidiary, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd. (“Lianluo Connection”). If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We have broad discretion over the use of proceeds we receive in this Offering and may not apply the proceeds in ways that increase the value of your investment.

We intend to use approximately $           million of the net proceeds from this Offering to purchase a sufficient number of Common Shares from Digital Grid at the public offering price, less underwriting discounts and less a 30% withholding tax on distributions to our foreign shareholders, to enable it to repay in full and cure all defaults under certain loan agreements between Hangzhou Lianluo, Digital Grid and the Bank of China, as lender. Accordingly, we will not retain any of that portion of the net proceeds. We intend to use the remaining net proceeds from this Offering for working capital, to fund incremental growth and other general corporate purposes, including possible acquisitions. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, websites or technologies or to enter into strategic relationships with third parties. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this Offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments. Our management may spend a portion or all of such proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

In October 2021, Newegg engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the e-commerce industry landscape. We have not independently verified the data and information contained in the Frost & Sullivan report or any third-party publications and reports that Frost & Sullivan relied upon in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

Because our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase Common Shares in this Offering, you will pay more for the Common Shares than the amount paid by our existing shareholders for their Common Shares on a per-Common Share basis. As a result, you will experience immediate and substantial dilution of approximately $           per Common Share, based on an assumed offering price of $           per Common Share, which was the closing price of the Common Shares on Nasdaq on           . Each $1.00 increase (decrease) in the assumed public offering price of $           per Common Share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this Offering by approximately $           million, the pro forma as adjusted net tangible book value per Common Share after giving effect to this Offering by $           per Common Share, and the dilution in pro forma as adjusted net tangible book value per Common Share to new investors in this Offering by $           per Common Share, assuming no change to the number of Common Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses. See “Dilution” for a more complete description of how the value of your investment in the Common Shares will be diluted upon the completion of this Offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the Common Shares, the market price for the Common Shares and trading volume could decline.

The trading market for the Common Shares could be influenced by research or reports that industry or securities analysts may publish about our business in the future. Currently no securities analysts cover our company. If any analysts cover us in the future and downgrade the Common Shares, the market price for the Common Shares would likely decline. If no analysts initiate coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the Common Shares to decline.

Techniques employed by short sellers may drive down the market price of our Common Shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks appear to have, in the past, led to selling of our shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. We may not be able to defend against any such short seller attacks and may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Investors may have difficulty enforcing judgments against us, our directors and management.

We are incorporated under the laws of the BVI and many of our directors and some of our officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The courts of the BVI would not automatically enforce judgments of U.S. courts obtained in actions against us or our directors and officers, or some of the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws, or entertain actions brought in the BVI against us or such persons predicated solely upon U.S. federal securities laws. Further, there is no treaty in effect between the United States and the BVI providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which BVI courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including remedies available under the U.S. federal securities laws, may not be allowed in the BVI courts if contrary to public policy in the BVI. Because judgments of U.S. courts are not automatically enforceable in the BVI, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

In addition, under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As currently there exists no treaty or other form of reciprocity between China and the U.S. governing the recognition and enforcement of judgments, including those predicated upon the liability provisions of the U.S. federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

Certain types of class or derivative actions generally available under U.S. law may not be available as a result of the fact that we are incorporated in the BVI. As a result, the rights of shareholders may be limited.

Shareholders of BVI companies may not have standing to initiate a shareholder derivative action in a court of the United States. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law or to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs will be governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable BVI law. The rights of shareholders and the fiduciary responsibilities of our directors and officers under BVI law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

These rights and responsibilities are to a large extent governed by the Companies Act and the common law of the BVI. The common law of the BVI is derived in part from judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. In addition, BVI law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights, save to the extent expressly provided for in the memorandum and articles of association) that investors may expect to find in relation to a public company are not provided for under BVI law.

There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the BVI regulations governing the securities of BVI companies may not be as extensive as those in effect in the United States, and the BVI law and regulations regarding corporate governance matters may not be as protective of our shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our Principal Shareholders than you would as a shareholder of a corporation incorporated in the United States.

The laws of BVI provide limited protections for our shareholders, so our shareholders will not have the same options as to recourse in comparison to the United States if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI there is limited statutory protection of our shareholders other than the provisions of the Companies Act dealing with shareholder remedies. The principal protections under BVI statutory law are derivative actions, actions brought by one or more shareholders for relief from unfair prejudice, oppression and unfair discrimination and/or to enforce the Companies Act or the memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the Companies Act and the memorandum and articles of association, and are entitled to payment of the fair value of their respective shares upon dissenting from certain enumerated corporate transactions.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the BVI is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constitutional documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) a company is acting or proposing to act illegally or beyond the scope of its authority; (ii) the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained; (iii) the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or (iv) those who control the company are perpetrating a “fraud on the minority.”

These rights may be more limited than the rights afforded to our shareholders under the laws of states in the United States.

Under the Companies Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of a company is entitled, on giving written notice to the company, to inspect:

a)      the memorandum and articles;

b)      the register of members;

c)      the register of directors; and

d)      the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above.

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the British Virgin Islands Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the Board or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Shares — Differences between the Law of Different Jurisdictions.”

Because we do not expect to pay dividends in the foreseeable future after this Offering, you must rely on a price appreciation of the Common Shares for a return on your investment.

We currently intend to retain most, if not all, of our funds and any future earnings after this Offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Common Shares as a source for any future dividend income.

Our Board has complete discretion as to whether to distribute dividends, subject to certain requirements of British Virgin Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under British Virgin Islands law, a British Virgin Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions, and other factors deemed relevant by our Board. Accordingly, the return on your investment in the Common Shares will likely depend entirely upon any future price appreciation of the Common Shares. There is no guarantee that the Common Shares will appreciate in value after this Offering or even maintain the price at which you purchased the Common Shares. You may not realize a return on your investment in the Common Shares and you may even lose your entire investment in the Common Shares. Additionally, because we are a holding company, our ability to pay dividends on our Common Shares may be limited by restrictions on the ability of our subsidiaries to pay dividends or make distributions to us, including restrictions that are imposed under the terms of the agreements governing our subsidiaries’ loan and credit facilities. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of such dividend.

As a company incorporated in the British Virgin Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq’s corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq’s corporate governance listing standards.

As a British Virgin Islands company listed on Nasdaq, we are subject to Nasdaq’s corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain provision in the Companies Act relating to corporate governance in the British Virgin Islands, which is our home country, may differ significantly from Nasdaq’s corporate governance listing standards. We intend to follow the relevant provisions in the Companies Act in lieu of the following corporate governance requirements of Nasdaq that listed companies must have for as long as we qualify as a foreign private issuer: (i) a majority of independent directors; (ii) a nominating/corporate governance committee composed entirely of independent directors; and (iii) a compensation committee composed entirely of independent directors. To the extent we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq’s corporate governance listing standards applicable to U.S. domestic issuers.

In addition, in September 2018, California’s Senate Bill 826 was signed into law. Senate Bill 826 generally requires public companies with principal executive offices in California to have a minimum number of females on its board of directors. As of December 31, 2019, each public company with principal executive offices in California was required to have at least one female on its board of directors. By December 31, 2021, each public company will be required to have at least two females on its board of directors if the company has at least five directors, and at least three females on its board of directors if the company has at least six directors.

Our board of directors currently includes one female director. There is uncertainty as to whether this law applies to foreign private issuers with their principal executive offices in California, like us. If the law is deemed to apply to foreign private issuers, we will be out of compliance. An initial violation of Senate Bill 826 can result in a fine from the California Secretary of State in the amount of $100,000, with each subsequent violation resulting in a fine of $300,000. We cannot assure you that we can recruit, attract and/or retain qualified members of the board and meet gender requirements under California law, which may expose us to financial penalties and adversely affect our reputation.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under Regulation FD governing selective disclosure rules of material nonpublic information.

We are and will continue to be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, upon closing of the Offering we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited and could adversely impact our business, financial condition and operating results.

Under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income and taxes may be limited. In general, an “ownership change” occurs if there is a cumulative change in our ownership by one or more “5% shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period. Similar rules apply under state tax laws. We believe it is possible that we may experience an ownership change in the future as a result of shifts in our stock ownership, some of which are outside our control, in which case we may be limited in our ability to use our net operating loss carryforwards and other tax assets to reduce taxes owed on the net taxable income that we earn. If finalized, Treasury Regulations currently proposed under Section 382 of the Code may further limit our ability to utilize our pre-change net operating losses and tax credit carryforwards if we undergo such an ownership change.

We are treated as a U.S. corporation for all U.S. federal tax purposes.

We believe that we are an inverted corporation for U.S. federal tax purposes. This means that, notwithstanding that we are a company incorporated in the BVI, we will be treated for all U.S. federal tax purposes as if we are a U.S. corporation and you will be treated for all U.S. federal tax purposes as holding the stock of a U.S. corporation. For a lengthier discussion on tax considerations, see “BVI, PRC and U.S. Federal Income Tax Considerations” on page 115.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•        future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•        our ability to execute our growth, and expansion, including our ability to meet our goals;

•        current and future economic and political conditions;

•        our ability to compete in an industry with low barriers to entry;

•        our capital requirements and our ability to raise any additional financing which we may require;

•        our ability to attract customers, and further enhance our brand recognition; and

•        our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•        trends and competition in the e-commerce industry;

•        uncertainty about the spread of the COVID-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s products, supply chains, and economic activity in general; and

•        other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

INDUSTRY

All the information and data presented in this section have been derived from a Frost & Sullivan (“Frost & Sullivan”) industry report commissioned by Newegg in October 2021 titled “The E-Commerce Industry Landscape (2021)” (the “Frost & Sullivan Report”) unless otherwise noted. Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

Overview of the Global and North American E-Commerce Market

Global and North American Retail E-Commerce Market

E-commerce’s percent of global retail has risen steadily, growing sharply from 13.6% in 2019 to 18.0% in 2020. We expect this steady growth to continue and that the market size of the global retail e-commerce market will be able to generate $10.1 trillion in revenue in 2026.

In addition, the ongoing COVID-19 pandemic has simultaneously forced millions of retailers to accelerate their digital transformation and invest in e-commerce in order to survive and caused a significant change in consumer behavior towards online Marketplaces for groceries, home goods etc. Even as brick and mortar retail re-opens around the world, we expect e-commerce to be an integral and increasing portion of retail in the years to come.

Global and North American B2B E-Commerce Market

The global B2B e-commerce industry accounted for $14.2 trillion in revenues in 2020, driven by the increased adoption of digital technology by businesses worldwide with the goal of saving costs and improving efficiencies. COVID-19 has also accelerated the B2B transformation to e-commerce in an unprecedented way. 80% of business leaders are expected to retain their new, digital selling models, even after the pandemic ends.

North America accounted for 12.5% of the global e-commerce market in 2020 in terms of revenue, as greater numbers of businesses relied on e-commerce for their procurement needs. North American B2B e-commerce will grow at a compound annual growth rate of 20.2% from $2.1 trillion in 2021 to $5.2 trillion in 2026.

Overview of the Global and North American IT/CE E-Commerce Market

As global lockdowns were announced during the COVID-19 pandemic, there were significant jumps reported across the world for B2C and B2B IT/CE sales.

Global and North American IT/CE Retail E-Commerce Market

There have been significant spikes in e-commerce activity for IT/CE since March 2020 with a peak in April/May 2020. A significant portion of the growth in consumer electronics was led by the new “normal” whereby millions of people adjusted to working from home during the COVID-19 pandemic.

North American households are expected to significantly contribute to the increase in e-commerce spend for IT/CE products, resulting from the need to work from home and enable distance learning for students. Apart from IT/CE products for learning and work productivity, in-home entertainment CE products (such as for gaming and video streaming) have also gained significantly during the pandemic as U.S. parents tried to keep children occupied through the summer. The North American IT/CE retail e-commerce is expected to continue to grow with a CAGR of 24.7% from 2019 to 2026 according to Frost & Sullivan’s report.

Global and North American IT/CE B2B E-Commerce Market

We believe the B2B IT/CE e-commerce industry has the following market drivers:

•        Companies use experience in B2C e-commerce to drive sales in B2B market.    E-commerce solutions provide intuitive, self-service platforms that enable easy price comparisons as well as better relationship management with buyers. B2B companies are increasingly being run by millennials who are also B2C consumers. A higher affinity for shopping online, supported by convenience and best-offer prices, is expected to drive a similar trend in enterprise procurement. B2B sellers can significantly increase conversion rates and drive-up overall sales through effective engagement and serving the needs of enterprise customers.

•        Increasing office automation and newer technology offerings driving IT/CE purchases in businesses.    Releases of newer products and technology upgrades such as 5G and AI/ML accelerate the office automation trend, spurring the need to upgrade existing enterprise IT/CE equipment. 5G networks for instance will enable IoT office environments, boosting the demand for smarter conference rooms with real-time communications, AR/VR devices and AI-integrated office automation products. B2B IT/CE e-commerce will benefit as a result. In the COVID-19 era, technologies that support employees as they work from home are the biggest priority in the short and medium term.

•        COVID-19 induced shift to digital in B2B enterprises.    Digital channels have taken center stage as a must-have for B2B companies during COVID-19 with more than 90% of B2Bs having transitioned to a virtual sales model during the pandemic. According to B2B research from McKinsey, customers are showing a strong preference for digitally enabled sales interactions with suppliers’ mobile app downloads and social media apps seeing a strong spike since the pandemic began. Buyers also strongly preferred self-service options.

Competitive Landscape of the North American IT/CE E-Commerce Market

The IT/CE retail e-commerce marketplace in North America is dominated by a handful of companies, including but not limited to: Amazon, Best Buy, Wal-Mart, eBay, Newegg, Costco, AliExpress, and Wish. Apart from these retailers, there are many other IT/CE companies such as Apple, Samsung, and Dell that have a significant portion of their sales coming from selling direct to consumers online.

According to Frost & Sullivan’s survey among 500 consumers in the US and Canada, Amazon leads in the e-commerce retailer selection process and is the first choice for about 63% of the consumers. Newegg comes fifth, after other key players, yet is considered by almost half of consumers. Newegg is also perceived as a trusted retailer that evokes a positive purchasing experience. The products offered are of attractive pricing and variety.

Since the onset of COVID-19, buying habits around the world have shifted, creating a new normal. Consumers increasingly shop online, many for the first time ever. Most brick-and-mortar stores have taken their businesses online, accelerating the growth of an already booming e-commerce industry. Increased industry competition and continually evolving online shopping behavior translates into a need for a differentiation to remain relevant and maximize success during an unprecedented time. We believe the following are the key success factors in the e-commerce industry:

•        Data-driven personalization.    Data-driven personalization serves as a key factor of success, providing consumers with a customized experience. Online transactions by nature lack traditional retail’s benefits of human touch points. E-commerce vendors can mimic this behavior by personalizing the customer’s online journey through targeted recommendations based on browsing and purchasing history, and personal preferences and other demographic data.

•        Interactive product visualization.    In-person retail offers an interactive, intuitive experience and enables customers to touch, see, listen to, and test merchandise before making a purchasing decision. E-commerce can closely replicate this experience through interactive product visualization, allowing customers to fully interact with and visually customize products, and learn product feature and specification details. Positive pre-purchase interaction in a digital setting can increase brand loyalty and consumer mindshare. Interactive product visualization can be achieved through ever evolving 3-D, virtual reality, and augmented reality technologies.

•        Excellent user experience.    A user-friendly interface and ease of navigation provide the foundation for a simple, enjoyable, and successful purchasing experience. User experience is influenced by a combination of factors, namely the look and feel of the online storefront; the ease of finding the desired item or obtaining recommendations for alternate/additional products; the ability to access product details, specifications, and peer reviews; and buyer confidence in a secure checkout experience. Increasingly, e-commerce vendors have been offering free/low-cost and fast shipping, providing customers near instantaneous gratification as if purchasing from a physical store.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the British Virgin Islands as a company with limited liability. We believe there are certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands have a less developed body of securities laws that provides significantly less protection to investors as compared to the securities laws of the United States. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

There is uncertainty as to whether the courts of the British Virgin Islands would (i) recognize or enforce judgments of U.S. courts obtained against the Company or its directors, officers, predicated upon civil liability provisions of the securities laws of the United States or any state in the United states, or (ii) entertain original actions brought in the British Virgin Islands against the Company or its directors, officers, predicated upon civil liability provisions of the securities laws of the United States or any state in the United States.

Although there is no statutory enforcement in the British Virgin Islands of final and conclusive monetary judgments obtained in a competent federal or state court of the United States for a definite sum (and the British Virgin Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), we have been advised that the courts of the British Virgin Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a competent federal or state court of the United States of America against the Company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the British Virgin Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands; and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands. However, the British Virgin Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the British Virgin Islands to give rise to obligations to make payments that are penal or punitive in nature.

USE OF PROCEEDS

We estimate that the net proceeds from this Offering will be approximately $            million, or approximately $            million if the underwriters exercise their option to purchase additional Common Shares in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on an assumed public offering price of $            per share, which is the last reported sale price of our Common Shares on Nasdaq as of            .

Each $1.00 increase or decrease in the assumed offering price of $            per share would increase or decrease our expected net proceeds from the Offering by approximately $            million, assuming the number of Common Shares, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Common Shares we are offering. An increase or decrease of 1,000,000 Common Shares offered by us would increase or decrease the expected net proceeds to us by approximately $            million, assuming that the assumed offering price remains the same and after deducting estimated underwriting commissions and estimated offering expenses payable by us.

The principal purposes of this Offering are to raise sufficient funds to enable Digital Grid and Hangzhou Lianluo to repay a loan that it has outstanding with the Bank of China, raise additional working capital for the Company, increase our public float, and increase our visibility in the marketplace. We intend to use approximately
$            million of the net proceeds from this Offering to purchase a sufficient number of Common Shares from Digital Grid at the public offering price, less underwriting discounts and less a 30% withholding tax on distributions to our foreign shareholders, to enable it to repay in full and cure all defaults under certain loan agreements between Hangzhou Lianluo, Digital Grid and the Bank of China, as lender. Accordingly, we will not retain any of this portion of the proceeds.

We plan to use the remaining net proceeds of this Offering to expand our business operations as follows:

•        approximately one third to enhance and expand our Marketplace seller recruitment and platform services for Marketplace sellers;

•        approximately one third to enhance our technological capabilities, including our technology infrastructure, and to expand and improve our fulfillment facilities; and

•        approximately one third for general corporate purposes, which may include funding working capital needs and potential strategic investments and acquisitions, although we have not identified any specific investments or acquisition opportunities at this time.

Pending any use described above, we may also use a portion of the net proceeds to acquire or invest in complementary businesses, products, websites or technologies or to enter into strategic relationships with third parties. We have no present understandings, commitments or agreements to enter into any acquisitions or investments. The amount actually expended for the purposes listed above will depend upon a number of factors, including the growth of our sales and customer base, competitive developments in e-commerce, the actual cost of capital expenditures and our cash flow from operations and the growth of our business. The amount of what, and timing of when, we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in “Risk Factors.” Accordingly, we will have broad discretion in deploying the net proceeds of this Offering.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this Offering differently than as described in this prospectus.

DIVIDEND POLICY

To date, we have not paid any cash dividends on our shares. As a BVI company, we may only declare and pay dividends if our directors are satisfied, on reasonable grounds, that immediately after the distribution (i) the value of our assets will exceed our liabilities and (ii) we will be able to pay our debts as they fall due. We currently anticipate that we will retain any available funds to finance the growth and operation of our business and we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our cash held in foreign countries may be subject to certain control limitations or repatriation requirements, limiting our ability to use this cash to pay dividends.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2021:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect (i) the sale of            Common Shares in the Offering at an assumed public offering price of $            per Common Share, which is the last reported sale price of our Common Shares on Nasdaq on            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the use of approximately $            million of the net proceeds to purchase Common Shares from Digital Grid.

You should read this capitalization table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2021
	Actual	Pro Forma As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$114,137

Indebtedness
Line of credit	6,156
Long-term debt, including current portion	2,203
Total indebtedness	8,359

Equity:
Common Share, $0.021848 par value, unlimited shares authorized, 368,745 shares issued and outstanding on an actual basis; unlimited shares authorized, shares issued and outstanding on a pro forma as adjusted basis.	$8,057
Additional paid-in capital	193,451
Notes receivable	(15,189)
Accumulated deficit	(20,497)
Accumulated other comprehensive income	5,161
Total shareholders’ equity	$170,983
Total capitalization	$179,342

DILUTION

If you invest in our Common Shares, your interest will be diluted for each Common Share you purchase to the extent of the difference between the offering price per Common Share and our net tangible book value per Common Share after this Offering and the application of the net proceeds as set forth under “Use of Proceeds.” Dilution results from the fact that the offering price per Common Share is substantially in excess of the net tangible book value per Common Share attributable to the existing shareholders for our presently outstanding Common Shares.

The following table illustrates this per share dilution at an assumed public offering price of $            per Common Share, which is the last reported sale price of our Common Shares on Nasdaq on            :

As of September 30, 2021
Assumed public offering price per share	$
Pro forma net tangible book value per share as of September 30, 2021
Increase in net tangible book value per share attributable to existing shareholders
Pro forma net tangible book value per share after this Offering
Dilution per share to new investors	$

Each $1.00 increase (decrease) in the assumed public offering price of $            per Common Share would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this Offering by approximately $            million, the pro forma as adjusted net tangible book value per ordinary share and per Common Share after giving effect to this Offering by $            per Common Share, and the dilution in pro forma as adjusted net tangible book value per Common Share to new investors in this Offering and the application of the net proceeds by $            per Common Share, assuming no change to the number of Common Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

Because we are offering            Common Shares, or            Common Shares, if the underwriters exercise their overallotment option, if the assumed offering price of $            decreases $1.00, the number of Common Shares offered by us will increase to approximately            (or            if the underwriters exercise their over-allotment option in full); if the assumed offering price of $            increases $1.00, the number of Common Shares offered by us will decrease to approximately (or            if the underwriters exercise their over-allotment option in full).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled “The Offering — Summary Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. The additional or unforeseen effects from the COVID-19 pandemic amplify many of these risks. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” and elsewhere in this prospectus. We have prepared our financial statements in accordance with U.S. GAAP.

Newegg’s Business Overview

Newegg is a technology-focused e-commerce company in North America, and ranked No. 1 as of April 2021 as the global top electronics online marketplace according to Web Retailer’s report, as measured by 32.6 million visits per month in 2021. Through Newegg.com, our flagship retail site, and other online platforms, we connect our global customer base to a wide and increasing assortment of tech products and a massive pool of brands, sellers, suppliers, manufacturers, distributors, and third-party service providers.

Headquartered in California, Newegg’s reach is global. Leveraging our extensive fulfillment and warehousing network and the global footprint of our suppliers and sellers, we are able to offer merchandise sourced from over 40 countries and regions to customers located in over 20 countries and regions, and deliver customer services in multiple languages.

We have built a large base of loyal and highly engaged customers. As of September 30, 2021, we have 4.0 million active customers (defined as unique customer ID with at least one item purchased on our platform in the past 12 months), with a 33% repeat purchase rate, as measured by the percentage of customers who made at least two purchases in the preceding year, and an average order value of $398, as calculated by dividing sales by transactions during the relevant 12-month measurement period. These statistics are the result of our deep understanding of our customers’ needs, preferences and tastes and our ability to offer an extensive product assortment, superior customer service, flexible payment options, and speedy, reliable and efficient shipping and fulfilment. As of September 30, 2021, we offered over 38.6 million SKUs across over 1,800 categories, which we believe makes us one of the top online shopping destinations for tech consumers. We also maintain a global fulfillment network that ensures speedy and reliable delivery, supported by our nine strategically located warehouses in the United States and Canada, as of September 30, 2021. We have the capacity to deliver goods to the entire U.S. population and to approximately 85% of the population in Canada within just two business days using multiple service level offerings.

We maintain longstanding and extensive relationships with our suppliers, sellers and business partners to source merchandise at competitive pricing with early or preferential access to the latest, highly sought-after tech products, fulfilling our promise to provide our customers with all things tech. We are a trusted partner and the go-to channel for many leading tech product brands and is increasingly establishing relationships with brands in a growing number of other product categories. As of September 30, 2021, we sourced merchandise from at least 3,360 brand partners for its direct sales business and featured the official online stores of various brand partners, including some of the most well-known IT/CE brands, such as AMD, Asus, Facebook Oculus, Intel, Lenovo, Microsoft, MSI, Nvidia, and Samsung.

We strategically employ a dynamic mix of our established direct sales business and a scalable Marketplace model. Built upon our success in direct sales, our Newegg Marketplace has grown in recent years and significantly complements our direct sales business. As the number of sellers and brands on our Marketplace continues to grow, the choices available to customers should also increase, generating a strong momentum for our continued growth. As of September 30, 2021, our Newegg Marketplace connected our customers to over 14,300 third-party sellers from over 45 countries and regions offering approximately 38.2 million SKUs.

For the nine months ended September 30, 2021 and 2020, we recorded net sales of $1.7 billion and $1.4 billion, respectively. For the same periods, our total GMV was approximately $2.1 billion and $1.8 billion, respectively. We recorded net income of $30.0 million and $24.5 million for the nine months ended September 30, 2021 and 2020. For the same periods, our adjusted EBITDA was $41.6 million and $33.1 million, respectively. See “— Non-GAAP Financial Measures.”

The Impact of COVID-19

The spread of COVID-19, which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” orders and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus.

Our online business and warehouse operations have remained active to serve our customers during the COVID-19 outbreak, and to-date, we have seen increased demand for our products and services during the outbreak. By contrast, some of our brick-and-mortar competitors have been forced to close down at least some of their retail locations temporarily, while some competitors have de-emphasized certain lines of business, such as computers and electronics, which represent our core business. Both of these industry trends have contributed to increased sales and market share for us. However, the course of the outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic conditions, which in turn could lead to a reduced demand for our products and services. We have been seeing consistent demand of our products as COVID-19 ignited the digital transformation of retail as well as consumer comfort with online shopping. However, we are still faced with challenges around supply constraints and increases in product and shipping costs.

As a consequence of the COVID-19 outbreak, we have experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. We have also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers. While we consider such events to be relatively minor and temporary, continued supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, and negatively impact sales in fiscal year 2021 and beyond.

COVID-19 impacted the supply chain of our brand partners and Marketplace sellers, and our ability to timely fulfill orders and deliver such orders to its customers, particularly as a result of mandatory shutdowns in different countries and cities to mitigate the spread of the virus.

Although we cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on our results of future operations. The potential impact of COVID-19 on our operations remains uncertain and potentially wide-spread.

Newegg’s Business Model

GMV is the primary driver of our net sales, as it derives a significant majority of net sales from the GMV transacted on our online platforms, net of cancellations and returns. We define GMV as the total dollar value of products sold on our websites, directly to customers and by our Marketplace sellers through Newegg Marketplace, net of returns, discounts, taxes, and cancellations. We generate GMV and net sales primarily from the following sources:

•        Direct sales, where we control inventories sourced from suppliers and directly sell goods to our customers on our platforms or certain other third-party platforms. Our direct sales revenues include net sales generated from sales of products directly by us to customers on our Newegg platforms (including wholesale where we sell inventories in bulk and mostly at a discount), sales through third-party websites of products we source from suppliers, and freight revenues from fees we charge for delivery of goods that we directly sell to customers.

•        Newegg Marketplace, where third-party sellers sell products through our Newegg Marketplace, and we recognize commission and service fees from such third-party sellers in our net sales. The published commission rates are based on a percentage of the GMV transacted, exclusive of the shipping fees charged, which commission rates range from 8% to 15%, depending on the product category. We refer to the net sales generated from Newegg Marketplace as Marketplace revenues.

•        Newegg Partner Services (“NPS”), where we generate net sales primarily by charging service fees for a range of e-commerce services and solutions rendered to our vendor partners, Marketplace sellers and various types of customers and businesses, including 3PL and other fulfillment and logistics services, advertising services, and online marketing services. We refer to such net sales as services revenues.

Factors Affecting Newegg’s Results of Operations

Our financial condition and results of operations have been, and will continue to be, affected by a number of important factors, including the following:

Newegg’s ability to grow our customer base and increase their engagement level

We believe the principal factors necessary to maintain and grow our GMV and net sales include the number of visits to our online platforms, our ability to convert those visits to orders, and the level of our customers’ engagement with our platforms.

We monitor the following key operating metrics to evaluate our user traffic, our ability to convert visits into orders, and the size and engagement of our customer base:

	For the Nine Months Ended September 30,
Key Operating Data:	2021	2020
Total visits(1)	223.5 million	254.7 million
Number of customers(2)	39.8 million	36.3 million
Number of active customers(3)	2.7 million	3.5 million
Conversion rate(4)	2.3%	2.5%
Repeat purchase rate(5)	30.2%	30.6%
Average Order Value(6)	$439	$293
	For the Year Ended December 31,
Key Operating Data:	2020	2019	2018
Total visits(1)	382.2 million	262.2 million	261.7 million
Number of customers(2)	37.3 million	34.4 million	32.7 million
Number of active customers(3)	4.7 million	3.2 million	3.9 million
Conversion rate(4)	2.4%	2.4%	3.2%
Repeat purchase rate(5)	32.5%	30.0%	30.9%
Average Order Value(6)	$301	$310	$299

____________

Note:

(1)      Measured by total traffic across all Newegg platforms, excluding visits of less than three seconds, which we assume are visits from search bots from competitors.

(2)      Calculated by the total number of registered accounts on all Newegg platforms.

(3)      Active customers as of a given date are calculated by unique customer ID with at least one transaction purchased on our platforms during the relevant 9-month or 12-month measurement period.

(4)      Calculated by dividing transactions over the total number of visits across all Newegg platforms, excluding visits of less than three seconds.

(5)      Measured by the percentage of customers who made at least two purchases on Newegg platforms during the relevant 9-month or 12-month measurement period.

(6)      Calculated by dividing sales volume by number of transactions during the relevant 9-month or 12-month measurement period.

We use conversion rates to measure our ability to convert visits to orders. Our conversion rates have varied from time to time, and there are a number of factors that may affect conversion rates, including overall economic trends, product mix, new product releases, the level of competition we face, our merchandise sourcing ability and the purchasing patterns of consumers. The numbers of customers and active customers and repeat purchase rates are indicators of the size and engagement of our customer base.

Newegg’s product mix

We offer a wide range of technology products from a broad mix of brands and sellers. As of September 30, 2021, we offered over 38.6 million SKUs across over 1,800 categories. Products are offered on our online platforms across a range of types, brands, and price points. We believe that customers are attracted to our online platforms primarily by the breadth and depth of our product offerings, a critical component of our ability to increase sales and drive long-term profitability. In addition to core technology products, in recent years we have also complemented our product assortment in areas such as apparel and accessories, home furnishings, personal goods and certain other products of IT — adjacent categories.

Our results of operations are affected by our merchandise mix, as products of different categories, brands and price points have a range of margin and profitability profiles. For example, categories where we hold lower market share and we strive to grow at an accelerated rate over market may offer relatively lower margins. Our merchandise mix may shift over time due to the combination of a variety of factors, including consumer demands and preferences, average selling prices, our ability to maintain and expand our supplier relationships, our ability to forecast market trends, and our marketing and promotional efforts. We continuously monitor the GMV and margin mix of our product offerings and we seek to increase the percentage of GMV and net sales from categories and brands with attractive margin profiles.

Expansion of Newegg Marketplace

A key component of our long-term strategy is to continue to grow our Newegg Marketplace, which we believe is an important driver of future profitable growth.

Our Marketplace has grown in recent years with an increasing contribution to our total sales. In 2018, 2019, and 2020, our Marketplace generated GMV of $472.1 million, $495.2 million, and $663.7 million, respectively, and accounted for approximately 19.6%, 25.6%, and 25.2%, respectively, of our total GMV. During the same periods, our Newegg Marketplace generated net sales of $43.2 million, $46.0 million, and $58.1 million, respectively, and accounted for 2.2%, 3.0%, and 2.7%, respectively, of our total net sales. Over time, Newegg expects our Marketplace GMV, both in absolute amount and as a percentage of total GMV, to continue to grow.

For the nine months ended September 30, 2021 and 2020, our Newegg Marketplace generated GMV of $521.0 million and $496.2 million, respectively, and accounted for approximately 24.5% and 27.5%, respectively, of our total GMV. During the same periods, our Newegg Marketplace generated net sales of $45.2 million and $43.7 million, respectively, and accounted for 2.6% and 3.1%, respectively, of our total net sales. There are a few factors that led to the increase in GMV and net sales in our Marketplace business for the nine months ended September 30, 2021 versus prior year: (i) the growth in the number of China-based sellers that led to a significant increase in GMV; (ii) launching of the quarterly commission rebate program in Q3 2021 that enticed sellers to increase their product offerings to our platforms.

We believe the Marketplace model provides us with a number of benefits. As compared with direct sales, the use of the Marketplace model contributes to our working capital and cash flow as there is no need to maintain inventory. Additionally, as the number of sellers and brands on our Newegg Marketplace continues to expand, the choices available to customers also should grow, generating strong momentum for our continued growth. We believe that the integration of our direct sales and Marketplace operations have created a virtuous, self-reinforcing cycle.

Our results of operations have been, and will continue to be, influenced by shifts over time in the GMV mix between direct sales and Marketplace. This is primarily due to the difference in revenue recognition — we recognize revenues from direct sales on a gross basis, while we recognize revenues from the Newegg Marketplace on a net basis. See “— Key Components of Results of Operations” for details. Accordingly, for the same amount of GMV, direct sales generates more net sales than Marketplace and, therefore, an increase in the GMV contribution of Marketplace as a portion of the total GMV would have a negative impact on our net sales.

Newegg’s ability to forecast consumer needs and preferences

The IT/CE e-commerce market in North America and globally is characterized by rapidly evolving technologies, fast-changing consumer requirements and preferences and frequent releases of new products and introductions of updated industry standards and practices. We must effectively respond to these changes to remain competitive. We may have difficulty anticipating consumer demand and preferences, and the goods offered on our online platforms may not be accepted by the market or may be rendered obsolete or uneconomical. Our inability to adapt to these developments may lead to excessive or deficient inventories or a failure to attract new customers and retain existing customers, which could materially and adversely affect our financial condition and results of operations.

Newegg’s ability to source products from key suppliers on favorable terms

As of September 30, 2021, we offered over 482,500 direct sales SKUs sourced from at least 362 suppliers globally. We maintain extensive, long-standing and mutually beneficial relationships with many of the biggest tech product brands and distributors globally. However, our contracts or arrangements with such suppliers generally do not guarantee the availability of merchandise or provide for the continuation of particular pricing or other practices. Our suppliers may not continue to sell their inventory to us on current terms or at all, and, if the terms are changed, we may not be able to establish new supply relationships on similar or better terms.

We compete with other retailers and direct marketers for favorable product allocations and vendor incentive programs from product manufacturers and distributors. Some of our competitors could enter into exclusive or favorable distribution arrangements for certain products with our vendors, which would deny us complete or partial access to those products and marketing and promotional resources. In addition, some vendors whose products are offered on our online platforms also sell their products directly to customers. If we are unable to develop and maintain relationships with suppliers that permit us to obtain sufficient quantities of desirable merchandise on favorable terms, our results of operations could be adversely impacted.

Segment Information

Our chief operating decision maker (i.e. chief executive officer) reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue by countries or regions for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by Accounting Standards Codification (“ASC”) 280, “Segment Reporting”, we consider ourselves to be operating within one reportable segment.

Key Components of Results of Operations

Net Sales

Our net sales consist of direct sales revenues, Marketplace revenues and services revenues. See “— Newegg’s Business Model” for more information about these sources of net sales.

Our net sales are reported net of anticipated discounts, returns, allowances, sales tax and credit card chargebacks, which are all estimated from historical experience. We also offer customer promotional programs, which we record as reductions in sales based on anticipated redemption rates estimated from historical experience.

The following table sets forth the components of our net sales in absolute amounts and as percentages of total net sales, for the periods indicated.

	For the Nine Months Ended September 30,
	2021		2020
	(in millions, except for percentages)
Net sales	Amount	%	Amount	%
Direct sales revenues	$1,655.5	94.7	$1,328.7	93.8
Marketplace revenues	45.2	2.6	43.7	3.1
Services revenues	47.1	2.7	44.3	3.1
Total	$1,747.8	100.0	$1,416.7	100.0

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Net sales	Amount	%	Amount	%	Amount	%
Direct sales revenues	$1,974.9	93.4	$1,476.7	96.3	$1,966.3	97.2
Marketplace revenues	58.1	2.7	46.0	3.0	43.2	2.1
Services revenues	81.9	3.9	11.2	0.7	12.9	0.7
Total	$2,114.9	100.0	$1,533.9	100.0	$2,022.4	100.0

Cost of Sales

The largest component of our cost of sales is the purchase price of goods that we directly sell to customers. Cost of sales also includes (i) costs relating to our service revenues, which include personnel expenses and other costs relating to our third-party logistics services; (ii) inbound and outbound freight costs; and (iii) inventory write-offs relating to refurbished, slow-moving and obsolete inventories and adjustments for vendor incentives related to inventory still on hand at the reporting date.

Cost of sales is partially offset by payments we earn under vendor incentive programs, or VIPs, such as purchase rebates, marketing development funds that vendors give us to advertise their products, cooperative marketing programs jointly funded with vendors, and price protection refunds to offset reductions in the manufacturer’s suggested retail price. These VIPs are sometimes tied to the volume of our purchases or sales and represent a reduction of the selling price of the suppliers’ products. Therefore, we treat these program payments as reductions to cost of sales.

The following table sets forth the components of our cost of sales, in absolute amounts and as percentages of total net sales, for the periods indicated.

	For the Nine Months Ended September 30,
	2021		2020
	(in millions, except for percentages)
Cost of sales	Amount	%	Amount	%
Purchase price of goods sold by it directly	$1,407.2	93.8	$1,120.8	91.6
Costs related to Marketplace & service revenues	38.6	2.6	39.3	3.2
Inbound and outbound freight costs	48.7	3.2	58.4	4.8
Inventory write-downs & reserves	6.6	0.4	4.5	0.4
Total	$1,501.1	100.0	$1,223.0	100.0
	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
Cost of sales	Amount	%	Amount	%	Amount	%
Purchase price of goods sold by it directly	$1,678.3	91.2	$1,300.4	95.0	$1,739.5	95.8
Costs related to Marketplace & service revenues	69.9	3.8	1.0	0.1	1.7	0.1
Inbound and outbound freight costs	84.8	4.6	67.2	4.9	71.7	3.9
Inventory write-downs & reserves	8.2	0.4	0.4	0.0	3.9	0.2
Total	$1,841.2	100.0	$1,369.0	100.0	$1,816.8	100.0

Selling, General and Administrative Expenses

The largest component of our selling, general and administrative expenses (“SG&A expenses”), is salary and other compensation costs, consisting of expenses relating to the employment of our employees, as well as temporary personnel to meet our needs in areas such as customer service and fulfillment during seasonal peaks in orders.

Other significant components of SG&A expenses include advertising and marketing expenses, merchant processing fees, depreciation and amortization, rent expenses, warehouse costs, office expenses, legal expenses and other general corporate costs.

The following table sets forth the components of our SG&A expenses, in absolute amounts and as percentages of net sales, for the periods indicated.

Selling, general and administrative expenses	For the Nine Months Ended September 30,
	2021		2020
	(in millions, except for percentages)
	Amount	%	Amount	%
Salary and other compensation costs	$95.3	44.1	$75.5	44.0
Merchant processing fees	42.7	19.8	35.3	20.6
Advertising and marketing	23.7	11.0	20.7	12.1
Depreciation and amortization	8.4	3.9	6.8	4.0
Others	46.1	21.2	33.1	19.3
Total	$216.2	100.0	$171.4	100.0
Selling, general and administrative expenses	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages)
	Amount	%	Amount	%	Amount	%
Salary and other compensation costs	$107.1	42.8	$107.2	46.8	$103.5	41.9
Merchant processing fees	51.5	20.6	37.6	16.4	44.2	17.9
Advertising and marketing	29.0	11.6	25.8	11.3	34.8	14.1
Depreciation and amortization	9.1	3.6	10.7	4.7	10.2	4.1
Others	53.5	21.4	47.9	20.8	54.5	22.0
Total	$250.2	100.0	$229.2	100.0	$247.2	100.0

Results of Operations

The following table summarizes our consolidated results of operations in absolute amounts and as percentages of our net sales for the periods indicated. Period-to-period comparisons of historical results of operations should not be relied upon as indicative of future performance.

	For the Nine Months Ended September 30,
	2021		2020
	(in millions, except for percentages, net income per share, and average number of share)
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,747.8	100.0	$1,416.7	100.0
Cost of sales	1,501.1	85.9	1,223.0	86.3
Gross profit	246.7	14.1	193.7	13.7
Other operating income	—	—	—	—
Selling, general and administrative expenses(1)	216.2	12.4	171.4	12.1
Income from operations	30.5	1.7	22.3	1.6
Interest income	0.8	0.0	0.9	0.1
Interest expense	(0.5)	0.0	(0.5)	0.0
Other income, net	0.4	0.0	3.4	0.2
Gain from disposal of subsidiary	2.0	0.1	—	0.0
Change in fair value of warrants liabilities	(0.6)	0.0	—	0.0
Income before provision for income taxes	32.6	1.8	26.1	1.8
Provision for income taxes	2.6	0.1	1.6	0.1
Net income	$30.0	1.7	$24.5	1.7
Net earnings per share, basic	$0.08		$0.07
Net earnings per share, diluted	$0.07		$0.06
Weighted average number of common stock outstanding used in computing per share amounts, basic	367,151,583		363,325,542
Weighted average number of common stock outstanding used in computing per share amounts, diluted	435,476,364		393,573,335

	For the Year Ended December 31,
	2020		2019		2018
	(in millions, except for percentages, net loss per share, and average number of share)
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net Sales	$2,114.9	100.0	$1,533.9	100.0	$2,022.4	100.0
Cost of sales	1,841.2	87.1	1,369.0	89.3	1,816.8	89.8
Gross profit	273.7	12.9	164.9	10.7	205.6	10.2
Other operating Income/(expense)	—	—	28.3	1.8	(1.6)	(0.1)
Selling, general and administrative expenses(2)	250.2	11.8	229.2	14.9	247.2	12.2
Gain (Loss) from operations	23.5	1.1	(36.0)	(2.4)	(43.1)	(2.0)
Interest income	1.1	0.1	0.6	0.0	1.5	0.1
Interest expense	(0.7)	(0.0)	(2.9)	(0.2)	(1.6)	(0.1)
Other income, net	5.3	0.3	4.2	0.3	1.6	0.1
Gain from sale of and equity income from equity method investments	3.2	0.2	21.8	1.4	9.6	0.5
Gain (Loss) before provision for income taxes	32.4	1.5	(12.4)	(0.8)	(32.0)	(1.6)
Provision for income taxes	1.9	0.2	4.6	0.3	1.6	0.1
Net income (loss)	$30.4	1.4	$(17.0)	(1.1)	$(33.6)	(1.7)

Less: Dividend or deemed dividend paid to Series A convertible Preferred Stock	—	—	—	—	(20.0)	(1.0)
Net income (loss) attributable to common stock	$30.4	1.4	$(17.0)	(1.1)	$(53.6)	(2.6)
Net earnings (loss) per share, basic	$0.08		$(0.05)		$(0.14)
Net earnings (loss) per share, diluted	$0.08		$(0.05)		$(0.14)
Weighted average number of common stock outstanding used in computing per share amounts, basic	363,325,542	—	363,325,542	—	373,494,936	—
Weighted average number of common stock outstanding used in computing per share amounts, diluted	385,012,550	—	363,325,542	—	373,494,936	—

____________

Note:

(1)      Includes share-based compensation expenses of $2.4 million and $0.5 million, respectively, in the nine months ended September 30, 2021 and 2020.

(2)      Includes share-based compensation expenses of $1.6 million, $0.7 million, and $3.9 million, respectively, in years ended December 31, 2020, 2019, and 2018.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

Net sales

Net sales increased by 23.4% for the nine months ended September 30, 2021 compared to the comparable prior year period from $1,416.7 million in 2020 to $1,747.8 million in 2021, which was mainly due to the increase in GMV from our direct sales platforms from $1,307.6 million for the nine months ended September 30, 2020, to $1,603.2 million for the nine months ended September 30, 2021.

Such increase in GMV was primarily due to the optimization of products with high demand, refinement of our product selection, and improvement in relationships with key suppliers that helped them make strategic decisions in their product offerings. The customer demand for technology products has also remained strong in 2021 as customers tend to find better solutions to help them work, learn, entertain, and stay connected while being at home.

Cost of Sales & Gross profit

For the nine months ended September 30, 2021, our cost of sales increased by 22.7% compared to the comparable prior year period from $1,223.0 million in 2020 to $1,501.1 million in 2021, generally reflective of the increase in our net sales. During the same period, our gross profit increased by 27.4% from $193.7 million for the nine months ended September 30, 2020 to $246.7 million for the nine months ended September 30, 2021.

Our profit margin increased to 14.1% for the nine months ended September 30, 2021 from 13.7% for the nine months ended September 30, 2020 primarily due to the significant growth in sales of our private label brand, ABS, that has higher margin, and increased demand for certain products such as video graphic cards, hard disk and solid-state drives, where aggressive promotions are not required to move inventories.

Selling, general and administrative expenses

For the nine months ended September 30, 2021, SG&A expenses increased to $216.2 million from $171.4 million for the nine months ended September 30, 2020, which mainly resulted from (i) an increase in salary and other compensation costs by $19.8 million due to an increase in North America headcount to 1,268 as of September 30, 2021 from 928 as of the same period as last year, (ii) an increase in merchant payment fees by $7.4 million which is variable to sales, and (iii) an increase in other expenses by $13.0 million related to professional fees incurred for the recapitalization.

Interest income and expense

Interest income is earned on (i) our loans to affiliates; and (ii) cash invested in money market accounts or certificates of deposit. See “Related Party Transactions” for more information about our loans to affiliates. Interest expense represents the interest we are charged on our borrowings, including term loan, line of credit and capital leases.

Interest income remained consistent at $0.8 million and $0.9 million for the nine months ended September 30, 2021 and 2020, respectively.

Interest expense remained consistent at $0.5 million and $0.5 million for the nine months ended September 30, 2021 and 2020, respectively.

Other income, net

For the nine months ended September 30, 2021 and 2020, we recorded other income, net of $0.4 million and $3.4 million, respectively. For the nine months ended September 30, 2021, other income, net, primarily consisted of insurance proceeds of approximately $0.7 million related to the inventory loss in the U.S., property rental income of $1.2 million, sales tax discount income of $0.3 million, and other miscellaneous income of $0.7 million, which was partially offset by foreign exchange loss of $2.3 million. For the nine months ended September 30, 2020, our other income, net, mainly consisted of insurance proceeds of approximately $0.8 million, vendor implementation fees and incentives of $0.7 million, and property rental income of $1.2 million.

Gain from Disposal of Subsidiary

On May 19, 2021, we disposed all of LLIT’s legacy business contemplated by that certain Equity Transfer Agreement dated October 23, 2020, by and among LLIT, our wholly owned subsidiary, Lianluo Connection and Beijing Fenjin. We sold all of our equity interests in Lianluo Connection to Beijing Fenjin immediately following completion of the Merger for a purchase price of RMB 0.

We recognized a $2.0 million gain from disposal of Lianluo Connection for the nine months ended September 30, 2021.

Change in Fair Value of Warrants Liabilities

Warrants are remeasured at fair value with changes in fair value recorded in earnings in each reporting period. We recorded a loss on the change in fair value of warrant liabilities of $0.6 million due to the increase in stock price as of September 30, 2021, as compared to the stock price as of May 19, 2021. There were no warrant liabilities as of September 30, 2020.

Provision for income taxes

Our provision for income taxes increased to $2.6 million for the nine months ended September 30, 2021 from $1.6 million for the nine months ended September 30, 2020. The increase in our provision for income taxes was mainly due to the increase in taxable income from our Canada operations.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Net sales

Net sales increased by 37.9% for the year end December 31, 2020 compared to the comparable prior year period from $1,533.9 million in 2019 to $2,114.9 million in 2020, which was mainly due to the increase in GMV from our direct sales platforms from $1,438.2 million in 2019 to $1,970.8 million in 2020.

Such increase in GMV was primarily due to (i) a change in buying behavior of consumers from brick-and-mortar stores to online retailers due to the COVID-19 pandemic; and (ii) strong demand in computer components as a result of working and schooling from home.

Cost of Sales & Gross profit

For the year ended December 31, 2020, our cost of sales increased by 34.5% compared to the comparable prior year period from $1,369.1 million in 2019 to $1,841.2 million in 2020, generally reflective of the increase in our net sales. During the same period, our gross profit increased by 66.1% from $164.8 million in 2019 to $273.7 million in 2020.

Our profit margin increased from 10.7% in 2019 to 12.9% in 2020 primarily due to a strategy change where we focused on selling high margin categories. There was also a high demand in sales that turned the inventories much faster. There were no aggressive promotions needed to move aged inventories that impacted the margin rate negatively.

Selling, general and administrative expenses

As of December 31, 2020, SG&A expenses increased from $229.2 million in 2019 to $250.2 million in 2020, which mainly resulted from (i) an increase in credit card charges from $37.6 million in 2019 to $51.5 million in 2020, which is directly related to the increase in net sales in 2020, and (ii) an increase in advertising and marketing expenses from $25.8 million in 2019 to $29.0 million in 2020.

Interest income and expense

For the year ended December 31, 2020, interest income increased from $0.6 million in 2019 to $1.1 million in 2020. This increase was primarily driven by an increase of $0.5 million in interest income on our loan to an affiliate.

Interest expense decreased from $2.9 million in 2019 to $0.7 million in 2020, which was generally due to a decrease in the average outstanding debt balance in 2020, as compared to that of 2019.

Other income, net

For the year ended December 31, 2020, we recorded other income, net of $5.3 million, compared to other income, net of $4.2 million in 2019. For the year ended December 31, 2020, other income, net, primarily consisted of partnership incentives of $1.5 million, sales tax rebates and discounts of $1.4 million, and insurance proceeds of $0.8 million. In 2019, our other income mainly consisted of insurance proceeds of approximately $2.0 million primarily related to the fire loss in one of our warehouses in the U.S., property rental income of $1.2 million from one of our idle warehouses in China, and government subsidies of an insignificant amount.

Gain from sale of and equity income from equity method investments

For the year ended December 31, 2020, we recorded a gain on equity method investment of $3.2 million on our investment in Mountain Capital. For the year ended December 31, 2019, we recorded a gain on the sale of the equity method investment in Mountain Capital of $21.8 million. Mountain Capital sold a portion of our investment in One97 to various third-party buyers, which resulted in disposal of all of our investment in One97 in 2019.

Provision for income taxes

Our provision for income taxes decreased from $4.6 million in 2019 to $1.9 million in 2020. The decrease in our provision for income taxes was mainly due to the expense of withholding tax in first half of 2019 associated with the sale of our investment in One97 through Mountain Capital.

Net Income/(Loss)

For the year ended December 31, 2020, we recorded a net income of $30.4 million in 2020, as compared to a net loss of $17.0 million for the same period in 2019. The increase in net income is primarily driven by a growth in our net sales and improvement in our gross margin.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Net sales

Net sales decreased by 24.2%, from $2,022.4 million in 2018 to $1,533.9 million in 2019, which was mainly due to a decline in the GMV from our U.S.-focused direct sales business from $1,745.3 million in 2018 to $1,293.5 million in 2019. Such decline in GMV was also due to the reduced price competitiveness of our product offerings as we expanded the collection of sales tax in an increasing number of U.S. states in 2019. As of December 31, 2019, we collected sales tax in 42 states whereas as of December 31, 2018 we only collected sales tax in 25 states.

The decline in GMV from our U.S.-focused platforms was primarily due to (i) softening demand in computer components; (ii) increased import tariffs that resulted in price increases; and (iii) shortages in supply, particularly in CPU and VGA graphic cards.

The increase in GMV contribution by our Newegg Marketplace to the total GMV was mainly due to (i) an increase in the amount of GMV from the Newegg Marketplace on our U.S.-focused platforms from $441.4 million in 2018 to $460.5 million in 2019, reflective of our strategic focus in growing our Marketplace operations and adding new sellers to expand the total product offerings on our platforms; and (ii) a partial shift in orders from the direct sales model to the Newegg Marketplace model.

Cost of Sales & Gross profit

From 2018 to 2019, our cost of sales decreased by 24.6% from $1,816.8 million to $1,369.1 million, generally reflective of the decline in our net sales. During the same period, our gross profit decreased by 19.8% from $205.6 million to $164.9 million.

Our profit margin increased from 10.2% in 2018 to 10.7% in 2019, primarily due to a strategy change where we focused on selling high margin products such as desktop PCs and gaming notebooks. We also moved over our low margin products, such as TVs, from our direct sale business to Marketplace, where we can receive a higher commission. We also ceased selling low margin video game console categories and applied a minimum margin policy to components, storage, and memory products.

Selling, general and administrative expenses

SG&A expenses decreased from $247.2 million in 2018 to $229.2 million in 2019, which mainly resulted from (i) a decrease in advertising and marketing expenses from $34.8 million in 2018 to $25.8 million in 2019, which was due to more effective control over marketing and branding efforts; (ii) a decrease in credit card fees from $44.2 million in 2018 to $37.6 million in 2019, which are directly related to the decrease in sales; and (iii) a decrease in stock-based compensation from $3.9 million to $0.7 million due to an adjustment made in 2018 as part of a repurchase of shares. These decreases were partially offset by an increase in bonus from $1.6 million in 2018 to $5.6 million in 2019, primarily due to the profit sharing and bonus related to the sale of our equity investment in Mountain Capital in 2019.

During 2019, we entered into a sale leaseback transaction for our real estate property in the United States. We sold the property for a gross proceed of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in our consolidated statement of operations. We concurrently leased back the property from the buyer under a lease agreement for ten years, resulting in right-of-use (“ROU”) lease asset of $14.1 million and a lease liability of $13.9 million as of the lease commencement date.

Interest income and expense

Interest income decreased from $1.5 million in 2018 to $0.6 million in 2019. This decrease was primarily driven by a decrease of $0.9 million in interest income on our loans to affiliates, resulting from significant amounts paid by such affiliate to us under these loans in 2019.

Interest expense increased from $1.6 million in 2018 to $2.9 million in 2019, which was generally due to an increase in the average outstanding debt balance in 2019, as compared to that of 2018. In 2021, we entered into a number of credit agreements and a long-term revolving loan agreement with certain financial institutions; see “— Liquidity and Capital Resources — Credit Agreements” for more details of these agreements.

Other income, net

Other income, net was $4.2 million in 2019, compared to Other income, net of $1.6 million in 2018. In 2019, our Other income mainly consisted of insurance proceeds of approximately $2.0 million primarily related to the fire loss in one of our warehouses in the U.S., property rental income of $1.2 million from one of our idle warehouses in China, and government subsidies of an insignificant amount, while we recorded Other income, net of $1.6 million in 2018 mainly from property rental income of $1.0 million from one of our idle warehouses in China, and government subsidies of an insignificant amount partially offset by other expense of $0.5 million.

Gain from sale of and equity income from equity method investments

We recorded a gain on equity method investment of $21.8 million in 2019, as compared to $9.6 million in 2018. This increase was mainly due to a gain on the sale of equity method investment in Mountain Capital of $21.8 million. Mountain Capital sold a portion of our investment in One97 to various third-party buyers, which resulted in disposal of all of our investment in One97. The proceeds from the sale of the investment were distributed to us in 2019. In 2018, we accounted for the Mountain Capital investment under the equity method, and recognized a gain on this equity method investment of $9.6 million.

Provision for income taxes

Our provision for income taxes increased significantly from $1.6 million in 2018 to $4.6 million in 2019. The increase in our provision for income taxes was mainly due to the expense of withholding tax since we were generating losses and may not be able to use the tax credit. The tax withholding is for the gain from the sale of our investment in One 97 through Mountain Capital and equity income from equity method investments.

Net Loss

As a result of the foregoing, we recorded a net loss of $17.0 million in 2019, as compared to a net loss of $33.6 million in 2018.

Non-GAAP Financial Measures

We have included GMV and Adjusted EBITDA, non-GAAP financial measures, in this prospectus. We believe that these are key measures used by our management and board of directors to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital.

GMV

GMV is the total dollar value of products sold on our websites, directly to customers and by our Marketplace sellers through Newegg Marketplace, net of returns, discounts, taxes, and cancellations, and excluding the following: (i) sales by Newegg’s Asia subsidiaries, (ii) service revenues, and (iii) sales of Rosewill and Nutrend products made through third party platforms. It helps us assess and analyze changes in revenues, and if reviewed in conjunction with net sales and other GAAP financial measures, it can provide more information in evaluating our current performance and in assessing our future performance. See “— Newegg’s Business Model.”

	For the Nine Months Ended September 30,
	2021	2020
	(in millions)
Net Sales	$1,747.8	$1,416.7
Adjustments:
GMV – Marketplace	521.0	496.2
Marketplace Commission	(45.2)	(43.7)
Deferred Revenue	(15.2)	1.6
Service Revenue	(47.1)	(44.3)
Asia Net Sales	(2.4)	—
Nutrend and Rosewill sales through third party platforms	(31.4)	(28.4)
Other	(3.3)	5.6
GMV	$2,124.2	$1,803.7
	For the Year Ended December 31,
	2020	2019	2018
		(in millions)
Net Sales	$2,114.9	$1,533.9	$2,022.4
Adjustments:
GMV – Marketplace	663.7	495.2	472.1
Marketplace Commission	(58.1)	(46.0)	(43.2)
Deferred Revenue	16.2	(6.5)	4.5
Service Revenue	(81.8)	(11.2)	(13.0)
Asia Net Sales	(0.0)	(3.9)	(21.7)
Nutrend and Rosewill sales through third party platforms	(40.6)	(31.1)	(29.8)
Other	20.3	2.9	11.6
GMV	$2,634.5	$1,933.4	$2,403.0

Adjusted EBITDA

Adjusted EBITDA is a financial measure that includes the removal of various one-time, irregular, and non-recurring items from EBITDA. We believe that exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and excludes items that we do not consider to be indicative of our core operating performance. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•        although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•        Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•        Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation;

•        Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•        Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, operating profit and our other GAAP results.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated.

	For the Nine Months Ended September 30,
	2021	2020
	$	$
	(in millions)
Net income	$30.0	$24.5
Adjustments:
Stock-based compensation expenses	2.4	0.5
Interest income, net	(0.3)	(0.4)
Income tax provision	2.6	1.6
Depreciation and amortization	8.3	6.8
Gain from disposal of subsidiary	(2.0)	—
Loss from change in fair value of warrants liabilities	0.6	—
Adjusted EBITDA	$41.6	$33.0
	For the Year Ended December 31,
	2020	2019	2018
	$	$	$
		(in millions)
Net income (loss)	$30.4	$(17.0)	$(33.6)
Adjustments:
Stock-based compensation expenses	1.6	0.7	3.9
Interest (income) expense, net	(0.5)	2.4	0.1
Income tax provision	1.9	4.6	1.6
Depreciation and amortization	9.1	10.7	10.2
Gain from sale of and equity income from equity method investments	(3.2)	(21.8)	(9.6)
Gain from sale of real estate property	—	(28.8)	—
Adjusted EBITDA	$39.3	$(49.2)	$(27.4)

Liquidity and Capital Resources

Cash flows and working capital

We have historically funded our operations through existing working capital, credit facilities, bank loans, return from investing activities, and equity financings. See Notes 8 and 9 to our consolidated financial statements included elsewhere in this prospectus for more information about the line of credit and long-term debt that we obtain from financial institutions.

Our cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. Amounts receivable from payment processors are also considered cash equivalents as they are both short term and highly liquid in nature and are typically converted to cash within three business days. Amounts due to us from credit card processors that are classified as cash and cash equivalents totaled $7.2 million and $17.5 million at September 30, 2021 and December 31, 2020, respectively. We anticipate that our existing cash and funds generated from operations will be sufficient to meet our working capital needs and expected capital expenditures for at least 12 months from the date of the filing of this prospectus. Our cash and cash equivalents are primarily denominated in U.S. dollars.

We historically experience higher sales in the fourth quarter due to the holiday season. In anticipation of such higher sales, we typically begin building up our inventory levels in the late third quarter. Such inventory build-up may require us to expend cash faster than we generate by our operations during these periods. Also, as a result of this inventory build-up and faster inventory turnover during the fourth quarter, our accounts payable are typically at their highest levels at year-end, as compared to the first, second and third quarters when sales are lower.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities, including the net proceeds we will receive from this Offering, and return from investing activities. Our future capital requirements may, however, vary materially from those now planned or anticipated. Changes in our operating plans, lower than anticipated net sales, increased expenses or other events, including those described in “Risk Factors,” may cause us to seek additional debt or equity financing in the future. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may not be available on acceptable terms, on a timely basis, or at all, and our failure to raise adequate capital when needed could negatively impact our growth plans and our financial condition and results of operations. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Historical Cash Flows

The following table sets forth our selected consolidated cash flow data for the nine months ended September 30, 2021 and 2020 and the years ended December 31, 2020, 2019, and 2018.

	For the Nine Months Ended September 30,
	2021	2020
Summary Consolidated Cash Flow Data:	(in millions)
Net cash provided by (used in) operating activities	$(39.7)	$8.5
Net cash used in investing activities	(10.1)	(3.8)
Net cash provided by (used in) financing activities	12.5	(1.7)
Foreign currency effect on cash, cash equivalents and restricted cash	0.9	0.1
Net increase (decrease) in cash and cash equivalents	(36.4)	3.1
Cash, cash equivalents and restricted cash at beginning of the year	157.7	80.5
Cash, cash equivalents and restricted cash at end of the year	$121.3	$83.6
	For the Year Ended December 31,
	2020	2019	2018
Summary Consolidated Cash Flow Data:		(in millions)
Net cash provided by (used in) operating activities	$84.5	$(10.1)	$(62.9)
Net cash provided by (used in) investing activities	(5.2)	84.7	(16.0)
Net cash provided by (used in) financing activities	(1.7)	(49.7)	2.0
Foreign currency effect on cash, cash equivalents and restricted cash	(0.3)	(1.1)	(0.8)
Net increase (decrease) in cash and cash equivalents	77.2	23.8	(77.7)
Cash, cash equivalents and restricted cash at beginning of the year	80.5	56.7	134.4
Cash, cash equivalents and restricted cash at end of the year	$157.7	$80.5	$56.7

Operating activities

Net cash used in operating activities was $39.7 million for the nine months ended September 30, 2021. Net income was $30.0 million for the period. The adjustments for non-cash expenses are primarily comprised of (i) $8.3 million of depreciation and amortization that was associated with property and equipment; (ii) $5.0 million of provision for obsolete and excess inventory; (iii) $2.4 million of stock-based compensation; and (iv) $2.0 million gain from disposal of subsidiary. The changes in operating assets and liabilities represented $85.7 million cash used in (i) a decrease in accounts payable of $52.6 million; (ii) an increase in inventory of $27.4 million; (iii) a decrease in deferred revenue of $15.3 million; and (iv) a decrease in accrued liabilities and other liabilities of $12.0 million; (v) an increase in prepaid expenses and other assets of $0.9 million, partially offset by a decrease in accounts receivable of $22.7 million.

Net cash provided by operating activities was $8.5 million for the nine months ended September 30, 2020. Net income was $24.5 million for the period. The adjustments for non-cash expenses are primarily comprised of (i) $6.8 million of depreciation and amortization that was associated with property and equipment; and (ii) $2.7 million of provision for obsolete and excess inventory. The changes in operating assets and liabilities represented $26.6 million cash used by (i) an increase in inventory of $77.0 million; (ii) an increase in prepaid expenses and other assets of $2.8 million; and (iii) a decrease in dues from affiliate of $0.4 million, partially offset by (i) an increase in accounts payable of $32.9 million; (ii) a decrease in accounts receivable of $13.5 million; (iii) an increase in accrued liabilities and other liabilities of $4.3 million; and (iv) an increase in deferred revenue of $3.0 million.

Net cash provided by operating activities was $84.5 million in 2020. The adjustments for non-cash expenses are primarily comprised of (i) $9.1 million of depreciation and amortization that was associated with property and equipment; (ii) $7.3 million of bad debt expense, and (iii) $4.2 million of provision for obsolete and excess inventory. The changes in operating assets and liabilities represented a $34.4 million increase in cash provided by (i) an increase in accounts payable of $76.2 million; (ii) an increase in accrued liabilities and other liabilities of $35.1 million; and (iii) an increase in deferred revenue of $21.8 million, partially offset by (i) a decrease in accounts receivable of $13.0 million; (ii) an increase in inventory of $76.2 million; and (iii) an increase in prepaid expenses and other assets of $9.6 million.

Net cash used in operating activities was $10.1 million in 2019. Net loss was $17.0 million in 2019. The adjustments for non-cash expenses are primarily comprised of (i) $10.7 million of depreciation and amortization that was associated with property and equipment; (ii) $4.3 million of provision for obsolete and excess inventory; and (iii) $21.8 million of gain on equity method investment. The changes in operating assets and liabilities represented $42.8 million cash provided by (i) a decrease in accounts receivable and inventory of $33.1 million and $110.1 million, respectively; and (ii) an increase in accrued liabilities and other liabilities of $8.0 million, partially offset by (i) a decrease in accounts payable of $100.7 million, and (ii) a decrease in deferred revenue of $11.2 million.

Net cash used in operating activities was $62.9 million in 2018. Net cash used in operating activities consists of net loss as adjusted for non-cash expenses and changes in operating assets and liabilities. Net loss was $33.6 million in 2018. The adjustments for non-cash expenses are primarily comprised of (i) $10.2 million of depreciation and amortization associated with property and equipment; (ii) $9.6 million of gain on equity method investment; and (iii) $3.9 million of stock-based compensation. Changes in operating assets and liabilities represented a $39.2 million use of cash, primarily comprised of (i) a decrease in accounts payable of $18.5 million; (ii) an increase in inventories of $6.3 million; and (iii) a decrease in the accrued liabilities and other liabilities of $5.9 million, partially offset by a decrease in prepaid expenses and other assets of $2.2 million.

Investing activities

Net cash used in investing activities was $10.1 million and $3.8 million for the nine months ended September 30, 2021 and 2020, respectively, which was primarily attributable to the payments made to acquire property and equipment.

Net cash used in investing activities was $5.2 million for the year ended December 31, 2020, which was primarily attributable to the payments made to acquire property and equipment of $6.2 million partially offset by the proceeds from insurance of $0.8 million and disposal of fixed assets of $0.1 million.

Net cash provided by investing activities was $84.7 million for the year ended December 31, 2019, which was mainly due to (i) proceeds on disposal of a warehouse of $38.6 million, and (ii) proceeds on sales of equity method investment of $77.5 million, partially offset by (i) payments of $10.3 million made to acquire property and equipment; (ii) equity investments of $7.0 million; and (iii) loans to an affiliate of $15.0 million. See “Related Party Transactions”

Net cash used in investing activities was $16.0 million for the year ended December 31, 2018, which was mainly attributable to (i) equity investments of $58.0 million in connection with our investment in Mountain Capital and Bitmain, (ii) loans to an affiliate of $20.0 million; and (iii) payments of $8.0 million made to acquire property and equipment, primarily for ongoing maintenance and upkeep of technology infrastructure, partially offset by loan repayments from an affiliate of $70.0 million. We entered into several term loan agreements with one of our affiliates; as of December 31, 2018, there was no outstanding principal balance receivable from affiliate. See “Related Party Transactions”

Financing activities

Net cash provided by financing activities was $12.5 million for the nine months ended September 30, 2021, which was mainly due to (i) cash received from common control asset transaction of $11.4 million; and (ii) borrowings under line of credit of $0.8 million.

Net cash used in financing activities was $1.7 million for the nine months ended September 30, 2020, which was mainly due to the borrowings of $20 million and the repayments of $21 million under the line of credit.

Net cash used in financing activities was $1.7 million for the year ended December 31, 2020, due to the repayment of our line of credit.

Net cash used in financing activities was $49.7 million for the year ended December 31, 2019, which was mainly due to (i) net repayment under our line of credit of $36.4 million; and (ii) repayment of our long-term debt of $13.3 million.

Net cash provided by financing activities was $2.0 million for the year ended December 31, 2018, which was mainly due to (i) borrowings under our line of credit of $123.3 million; and (ii) borrowings of long-term debt of $13.0 million, partially offset by (i) repayments under our line of credit of $88.7 million; and (ii) payment for share repurchases of $45.1 million.

Capital Expenditures

Our capital expenditures are incurred primarily in connection with purchases of property and equipment and leasehold improvements. Our capital expenditures were $10.1 million and $4.7 million for the nine months ended September 30, 2021 and 2020, respectively.

Our capital expenditures were $6.2 million, $10.3 million, and $8.0 million for the year ended December 31, 2020, 2019, and 2018, respectively. We intend to fund our future capital expenditures with our existing cash balance and proceeds from this Offering.

Credit Agreements

We entered into a credit agreement in August 2021 with several financing institutions that provided a revolving credit facility of up to $100 million with a maturity date of August 20, 2024. Prior to August 20, 2023 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the credit agreement, could be increased up to $150.0 million. The revolving credit facility includes a letter of credit sublimit of $30.0 million, which can be used to issue standby and trade letters of credit, and a $20.0 million sublimit for swingline loans. In general, advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the credit agreement, so long as a Daily LIBOR is offered, ascertainable, and not unlawful, or the Alternate Base Rate (to be defined as the highest of the (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus 0.50%, or (c) the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, we may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. In the event that LIBOR is either permanently or indefinitely ceased, the Benchmark Replacement will replace LIBOR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis. As of September 30, 2021 and December 31, 2020, there was no balance outstanding under this line of credit.

The line of credit is secured by certain of our U.S. subsidiaries and is collateralized by certain of our assets. Such assets include all receivables, equipment and fixtures, general intangibles, inventory, subsidiary stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, we will pay on a quarterly basis, an unused commitment fee of 0.15% per annum on the unused amount for the facility. The credit facility contains customary covenants, including covenants that limit or restrict our ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires us to maintain certain minimum financial ratios and maintain operation banking relationship with the financial institutions. As of September 30, 2021 and December 31, 2020, we were in compliance with all financial covenants related to the line of credit.

Quantitative and Qualitative Disclosure about Market Risk

We do not use financial instruments for speculative trading purposes, and do not hold any derivative financial instruments that could expose us to significant market risk. Our primary market risk exposures are changes in interest rates and foreign currency fluctuations.

Interest rate risk

Our main interest rate exposure relates to long-term borrowings that we obtain from banks and financial institutions to meet our working capital expenditure requirements. We also have interest-bearing assets, including cash and cash equivalents, restricted cash and loans to affiliates. We manage our interest rate exposure with a focus on reducing our overall cost of debt and exposure to changes in interest rates. As of September 30, 2021 and December 31, 2020, we had outstanding long-term borrowings in the aggregate amount of $2.2 million and $2.4 million, respectively, with the majority of our long-term borrowings having floating interest rates.

We have not used derivative financial instruments to hedge the interest rate risk. We have not been exposed to material risks due to changes in market interest rates. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rates in the future.

Foreign currency risk

We have currency fluctuation exposure arising from both sales and purchases denominated in foreign currencies. Significant changes in exchange rates between foreign currencies in which we transact business and the U.S. dollar may adversely affect our results of operations and financial condition. Historically, we have not entered into any hedging activities, and, to the extent that we continue not to do so in the future, we may be vulnerable to the effects of currency exchange-rate fluctuations.

We expect our exposure to foreign currency risk will increase as we increase our operations and sales in Canada and other countries and regions. Although the effect of currency fluctuations on our financial statements has not been material in the past, there can be no assurance that the effect of currency fluctuations will not be material in the future. For the nine months ended September 30, 2021 and 2020, we recorded foreign exchange loss of $1.3 million and loss of $0.3 million, respectively. For the years ended December 31, 2018, 2019, and 2020, we recorded foreign exchange loss of $1.6 million, loss of $0.5 million, and loss of $0.7 million, respectively. Based on the balance of our foreign-denominated cash and cash equivalents as of September 30, 2021 and 2020, and December 31, 2020, 2019, and 2018, an assumed 10% negative currency movement would not have a material impact.

To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.

Inflation risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Although we do not expect it to have such an impact in the near future, we cannot assure you that our business will not be affected by inflation in the future.

Related Party Transactions

For a description of our related party transactions, see “Related Party Transactions” as discussed in the notes to the consolidated financial statements within this prospectus.

Critical Accounting Policies, Judgments and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net sales, costs and expenses, as well as the disclosure of contingent assets and liabilities and other related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of our assets and liabilities that are not readily apparent from other sources. In many instances, we could have reasonably used different accounting estimates. Actual results could differ from those estimates, and we include any revisions to our estimates in our results for the period in which the actual amounts become known.

We believe the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our historical consolidated financial condition and results of operations:

Revenue recognition

We adopted Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1.      Identification of the contract with a customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which we expect to be entitled in exchange for transferring those products or services. Revenue is recognized net of sales taxes and discounts. We primarily generate revenue through product sales on our platforms and through fees earned for facilitating Marketplace transactions and extended warranty sales on our platforms.

We recognize revenue on product sales at a point in time to customers when control of the product passes to the customer upon delivery to the customer or when service is provided. We fulfill orders with our own inventory or with inventory sourced through our suppliers. The vast majority of our product sales are fulfilled from our own inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through our suppliers, and where the products are shipped directly by the supplier to our customer, we evaluate the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. We determined that we are the principal in these transactions as we control the specific good before it is transferred to the customer. We are the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk before the specified good has been transferred to the customer, has discretion in establishing the price, and selects the suppliers of products sold. We account for product sales under these arrangements on a gross basis upon receipt of the product by the customer. Product sales were 95% and 94% of consolidated net sales in each of the nine months ended September 30, 2021 and 2020, respectively. Product sales for the year ended December 31, 2020 decreased to 93.4% and have exceeded 95% of consolidated net sales in each of the years ended December 31, 2019 and 2018.

We generally require payment by credit card upon placement of an order, and to a limited extent, grant credit to business customers typically on a 30-day term. Shipping and handling are considered fulfillment activities, as they take place before the customer obtains control of the goods. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

Our product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

We also earn fees for facilitating Marketplace transactions and extended warranty sales on our platforms. For Marketplace transactions, our websites host third-party sellers and we also provide the payment processing function. We recognize revenue upon the sale of products made available through our Marketplace store. We are not the principal in this arrangement and does not control the specific goods sold to the customer. We report the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. We also offer extended warranty programs for various products on behalf of an unrelated third party. We report the net amount earned as revenue at the time of sale, as we are not the principal in this arrangement and do not control the specific goods sold to the customer.

We offer our customers the opportunity to purchase goods and services on our website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to us in the event the customer does not pay. The third-party financing partner pays us for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in our receivables once payment is received from the third-party financing company. The transaction fee paid by us to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the nine months ended September 30, 2021 and 2020 and years ended December 31, 2020, 2019, and 2018 were immaterial.

To the extent that we sell our products on third-party platforms, we incur incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. We elect the practical expedient under Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that we otherwise would have recognized is less than one year.

We have three types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, we ship a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, we estimate delivery dates as needed based on historical data; (2) amounts collected for Premier membership services, which were typically paid upfront for membership benefits over a 3-month, 6-month, or 12-month period, including free 3-day shipping, free returns, rush processing and dedicated customer service. Such amounts were initially recorded as deferred revenue and were recognized as revenue ratably over the subscription period. We discontinued our Premier membership services in 2019, resulting in no balance of deferred revenue related to this program as of December 31, 2019. The amount of deferred revenue related to the Premier membership services was immaterial as of December 31, 2018; (3) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. These gift cards breakage revenue for the nine months ended September 30, 2021 and 2020 and years ended December 31, 2020, 2019, and 2018 were immaterial.

Incentives Earned from Vendors

We participate in various vendor incentive programs that include, but are not limited to, purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of operations as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by us on behalf of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

Equity Investments

Investments are accounted for using the equity method if the investment provides us with the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investment in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

The investments for which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, we have elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Stock-based Compensation Expense and Valuation of Shares of our Common Stock

The measurement and recognition of compensation expense for all stock-based payment awards made to employees, consultants and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in the consolidated statements of operations.

For detailed discussion on stock-based compensation, see Note 14 to the consolidated financial statements.

Recent Accounting Pronouncements

For detailed discussion on recent accounting pronouncements, see Note 3 to the consolidated financial statements of Newegg Commerce, Inc. included elsewhere in this prospectus.

OUR BUSINESS

Overview

We are a technology-focused e-commerce company in North America, and ranked No. 1 as the global top electronics online Marketplace according to Web Retailer’s report as of April 2021, as measured by 32.6 million visits per month in 2021. Since 2005, we have recognized GMV of $38 billion and have processed 174 million orders. In 2020, 4.7 million buyers purchased over 821,500 items from us, making us one of the largest e-commerce business in the U.S. In 2020, we offered more than 40 million SKUs for sale on our platform, representing over 55,700 brands in the IT, consumer electronics and other related categories. We offer brands and sellers a wide range of options to sell through our platform, as well as services that we offer to help make their online businesses more efficient and effective. Our Direct offering allows brands to sell directly to us and we manage the inventory and transaction directly with our consumers. Our Marketplace offering allows brands to leverage our platform, buyer audience and e-commerce solutions in order to generate sales on the Newegg platform.

The Newegg Ecosystem

Founded in 2001, we have developed a technology-focused e-commerce ecosystem that enables all of our participants to discover, engage and transact with each other. We take pride in connecting customers to a wide and increasing selection of technology products and a large range of brands, sellers, suppliers, manufacturers, distributors and third-party service providers.

We have developed a powerful online marketplace that delivers value to consumers, brands and sellers in the technology products sector. Our new product and service introductions are aimed at continually improving our value proposition to these key constituents of our ecosystem and marketplace. For consumers, on the demand side, we provide access to a vast, yet curated selection of technology products sourced globally. On the supply side, we create value for brand partners, Marketplace sellers and suppliers by connecting them to one of the largest audiences of technology product consumers online. Additionally, our platforms offer a comprehensive suite of e-commerce solutions, including product listing, fulfillment, marketing, customer service and other value-added tools and services.

Key Ecosystem Participants and How We Create Value for Them

There are three key participants of our ecosystem: customers, Marketplace sellers, and brand partners.

Customers

We have built a large, highly engaged and loyal customer base. As of September 30, 2021, we had 4.0 million active customers, defined as unique customer ID with at least one item purchased on our platforms in the past 12 months.

Our core customers include both our business-to-consumer (“B2C”) customers and our B2B customers. See “Our Business Models” for more information about our B2C and B2B businesses.

We believe that we offer the following compelling value propositions to our customers:

•        Wide range of technology-focused products.    With approximately 38.6 million SKUs and 1,805 categories as of September 30, 2021, we are viewed by our customers as a one-stop shop for a vast selection of technology products, ranging from brand-name IT/CE products and in-house brands of computer hardware to peripherals under our private labels. Our extensive product offerings enable us to meet the diverse needs of a group of sophisticated customers, which is difficult for brick-and-mortar retailers to match due to shelf space constraints.

•        Data-driven shopping experience.

•        Content-rich, user-friendly interface.    Our platforms are user-friendly and easy to navigate, with features enabling customers to easily discover new products and trends, such as intelligent product recommendations and curated, personalized content supported by data and analytics. We also empower customers to make informed purchasing decisions by offering detailed product information, customer opinions, peer reviews, product tutorials and the opportunity to network with other members of the Newegg community. We operate in-house video production that generate original content to engage and inform customers, and we continue to enhance these capabilities in order to produce more and better content. Our platforms also provide an extensive portfolio of user-generated content, including over 4.7 million reviews as of September 30, 2021.

•        Timely, secure and reliable fulfillment.    Leveraging our reliable logistics network and infrastructure, we are able to maintain a high level of shipping accuracy and reliability and timely delivery. See also “— Logistics and Fulfillment.” As of September 30, 2021, we achieved, for orders directly fulfilled by us, an over 99.9% average accuracy rate, a 98.9% one-business day fulfillment rate in the United States and Canada if ordered prior to our 3:00 PM local time order cut-off, and a 99.8% two-business day fulfillment rate in the United States and Canada.

•        Vibrant community of tech-savvy customers.    While expanding our range of product offerings, we continue to maintain a large and vibrant community of tech-savvy customers, providing inspiration for visitors to discover new technology trends and products and valuable decision-making intelligence typically not found at traditional retailers. We have continued to offer additional functionalities to foster this community by launching Newegg Media Services, which includes Unbox This, Gamer’s Lounge, and Newegg Life, where like-minded technology enthusiasts can get information about Newegg and technology products.

•        Competitive Offerings.

•        Competitive Pricing.    We are able to offer competitive pricing across a broad range of categories because of our scale, strong supplier and Marketplace seller relationships, and our ability to maintain a cost-efficient infrastructure. Our experienced product management team leverages data to cost-effectively match demand with supply, minimize inventory and reduce infrastructure costs associated with brick-and-mortar retailers. We are also able to find optimized pricing points by leveraging our data and analytics capabilities and by monitoring our major competitors’ pricing trends.

•        Flexible payment options.    We accept a variety of payment options and has sought to add new payment methods to cater to the needs of our customers. We also offer open-term accounts for business and public sector customers. For example, in response to increasing customer demand, we introduced a Bitcoin payment solution in 2014 and Apple Pay in 2016. In Q4 2020, we also started offering a Pay-in-4 program, where customers are given the freedom and flexibility to spread their payment in 4 interest-free installments. See also “— Payment.”

Marketplace Sellers

On our Newegg Marketplace, third-party sellers offer their products to our customers through our platforms and pay us commissions on their sales. See “— Our Business Models — Marketplace” for more details. Our Newegg Marketplace has over 14,300 active sellers, approximately 38.2 million SKUs and approximately 1,600 categories as of September 30, 2021.

We are a business enabler for our Newegg Marketplace sellers in many ways. We believe that our Marketplace sellers choose to partner with us not just because we offer a large online sales channel, but also because we deliver the following additional value:

•        Scaled access to technology-focused consumers.    Our Marketplace connects sellers, whether wholesalers or retailers, to a large and growing customer base, the majority of whom are tech-savvy, in more than 20 countries and regions as of September 30, 2021, without expanding their physical footprint. In 2020, over 2.2 million active customers purchased $663.7 million in gross merchandise value from our Marketplace business. In addition to consumers, our Newegg Marketplace also provides smaller vendors and retailers with access to profitable B2B opportunities that would otherwise be difficult to reach due to the challenges associated with providing specialized support for business’ purchasing needs.

•        Access to premium e-commerce solutions.    Sellers generally face high barriers entering the e-commerce market, including logistics and scalable economics. Our Marketplace addresses these challenges by providing sellers with a comprehensive suite of e-commerce solutions, including an API-enabled portal, on-site promotions, a curated marketing program, and fulfillment and delivery services. Particularly, we provide Marketplace sellers with valuable data insights, which help them to market their products more effectively, generate additional traffic and increase conversion.

•        Human touch.    Our Marketplace is a key component of our ecosystem. Since we launched our Marketplace model in 2010, we have carefully nurtured our relationships with Marketplace sellers and have invested in their success, which we believe drives our continued growth in the long run. For example, we assign dedicated account managers to qualified sellers to help them tackle the variety of challenges associated with operating a virtual storefront.

Brand Partners

We are a trusted partner and a go-to channel for many leading technology product brands and are increasingly establishing partnerships with brands in a growing number of adjacent product categories. As of September 30, 2021, we sourced merchandise from at least 2,250 brand partners for our direct sales business, and featured the official online stores of a number of brand partners, including some of the most well-known brands such as AMD, Asus, Facebook Oculus, Intel, Lenovo, Microsoft, MSI, Nvidia, and Samsung. Our partnerships with newer adjacent brands now totals over 482,500 SKUs across over 1,100 product categories and over 3,300 brands.

We provide the following benefits for our brand partners:

•        Access to a targeted customer base.    Enabling brands to cost-effectively reach target audiences, our existing, loyal customer base is highly valued by companies targeting ready-to-buy, tech-savvy customers as well as foreign brands seeking to sell products and build brand awareness in markets in North America, Asia, and the Middle East.

•        Comprehensive and cost-efficient distribution channel.    Leveraging Newegg’s customer-friendly online platforms, established logistics network and infrastructure and extensive e-commerce experience and expertise, we offer to our brand partners comprehensive and cost-efficient distribution channels and comprehensive supply chain capabilities, including marketing, warehousing, fulfillment and customer service.

•        Brand building and promotion solutions.    We offer our brand partners solutions and support to run special promotions and targeted marketing and brand-building campaigns through our platforms utilizing data and interactive media in ways that cannot be achieved through traditional media. See “— Our Business Models — Marketing Services.”

•        Flexible selling options.    By providing both Direct and Marketplace options, we offer brand partners multiple ways to sell on our platforms. Our Direct business allows brand partners to sell products directly to us, where we handle all aspects of the transaction, from customer acquisition to product warehousing and fulfillment. Our Marketplace business allows brand partners to control more of the selling process and enables brands to leverage our tools and solutions for marketplace selling and management.

•        Data insights.    We collect insights from our customers’ interactions on the platform using our data and analytics capabilities. We use these insights, coupled with customer feedback and our knowledge of the e-commerce market, to facilitate our brand partners’ product and marketing decision-making.

Newegg’s Competitive Strengths

We believe that we maintain a market leading position by continually refining the following key competitive advantages.

Strong brand recognition

We have a long and proven operational history. We have operated for over twenty years and during this time have built an excellent reputation among technology enthusiasts — earning consistent recognition as one of the leading destinations for purchasing products in the online IT/CE category. This has been driven by our broad selection of IT/CE products, our competitive pricing, our focus on customer support, and our consistent delivery performance. We have built our reputation via these four factors and have occupied consumers’ mind, as the go to platform to buy electronics.

Robust platform of Marketplace sellers

Our large customer base allows our platform to attract top tier Marketplace sellers. These sellers provide their product assortment, competitive pricing, fulfillment and marketing, thus increasing the value of our platform to our customers. Marketplace sellers are responsible for the vast majority of the SKUs available for sale on our platforms. Additionally, we offer our Sponsored Product Ads Program to our sellers, which strengthens visibility and sales of key seller items.

Vendor Relationships

We have built robust, long term relationships with many of the most recognized brands in IT/CE including AMD, Asus, Intel Microsoft, Nvidia, etc. Many of these brands have done business with us for the last two decades, since our inception. These relationships allow us to secure favorable terms, inventory allocations, and programs that allow us to be able to match supply to consumer demand at competitive pricing. We have also launched QSPEP in 2020 that consists of our top brand partners that commit to our businesses, which includes a process of quarterly strategic planning and execution of sales and marketing initiatives to ensure our mutual goals are met. We not only have the ability to secure existing relationships, but we also have the know-how to build up and keep a stable and long-lasting partnership when entering new markets.

Excellence in supply chain management

We have implemented cost-effective, automated solutions that provide accuracy and speed in fulfillment, including Bastian’s OPEX Perfect Pick and Pick to Light. These warehouse automation systems allow us to achieve 99+ percent same-day e-commerce fulfillment (defined in this prospectus as the processing of an order for shipment) and inventory accuracy rates. We have leveraged our expertise in warehousing, logistics and distribution to offer it as a service to our Marketplace sellers and vendors via Newegg Logistics. Newegg Logistics has expanded our 3PL portfolio over time to include a variety of services, including Shipped by Newegg.

Industry leading customer service

Our customer service is well known. Our proven track record of delivering excellent customer service for two decades particularly qualifies us to serve as the customer service gateway for our 3PL clients via our new Newegg Bridge service. Our Net Promoter Score is 79%, ahead of key players like Amazon, BestBuy, and eBay.

Comprehensive service offerings to Sellers

We offer our Marketplace sellers a whole suite of services, addressing nearly all the needs of a seller including logistics, Newegg Web Service (enabling sellers to have fully-featured ecommerce websites on their own domains powered by Newegg), advertising (including Promoted Listing and self-service email service), media and more, through our Newegg Partner Services. We believe by providing these services, we create additional value for our business partners and customers and ultimately benefit our ecosystem and all its participants.

Newegg’s Growth Strategies

Our goal is to enhance our position as a leading technology-focused e-commerce company and to continue to expand globally and into new related businesses. We plan to achieve this through the following:

Further strengthen our position as a leading technology-focused e-commerce company

We have cultivated a large and loyal customer base. We intend to further expand and engage with our customer base by increasing the efficiency of our platforms and implementing new features to augment our platforms’ mobile functionality. We also plan to continue enhancing our award-winning customer service function.

We intend to engage in brand promotion campaigns and other marketing activities across online and offline channels to further drive our growth and enhance our brand recognition worldwide. We plan to continue engaging our existing customers and reaching out to new customers utilizing social media, customer interactions on our platforms and offline marketing events in both domestic and overseas markets.

Increase our product assortment and introduce new product categories

We will continue to grow our Direct sales and Marketplace businesses by increasing our product assortment and introducing new product categories, such as 3D printers, IoT devices, automotive (auto parts and accessories), cellphones (unlocked cellphones and accessories), wearables (fitness trackers and smart watches), and sporting goods (E-bikes, treadmill, Yoga accessories, etc.).

We believe that our suppliers and Marketplace sellers will increase their offerings on our platforms if we continue to offer a compelling value proposition and further develop our data-led insights, real-time visibility of customer preference shifts and fulfillment and logistics capabilities. We also intend to attract new third-party sellers to our Marketplace, with a focus on China, by providing them with access to our growing customer base and our ancillary e-commerce solutions. This will enable us to further enhance our sourcing capabilities, expand the diversity and availability of our merchandise and penetrate into additional IT/CE related categories.

Expand private label business

We launched our private label initiative through Rosewill in 2004 and our ABS products in 2014 in order to diversify our product offering, leverage our data and insights of customer needs, and to improve our profitability. In 2020, private label products represented 2.8% of total revenue, up from 2.4% in 2019. We intend to further expand our Rosewill and ABS private label assortment by continuing to offer what we believe are high quality, feature rich, value priced products. As of December 31, 2020, private label products (consisting of Rosewill and ABS products) across all our platforms (Newegg.com, Newegg.ca and NeweggBusiness.com) constituted collectively only 0.003% of our total active SKU count.

We plan to further expand our offerings under our Rosewill brand in targeted categories, which we believe will provide strong growth potential and higher margins, including DIY components, gaming accessories, gaming chairs, headsets, home automation and IoT connected devices. Under our ABS brand, our goal is to continue to drive significant growth in our line of gaming and business grade PCs’ by leveraging our large audience of gamers and business customers who seek a high quality, high powered PC. Both brands are offered globally through our cross-border initiative and are expected to be included in future cross-border expansion.

Grow our small- and medium-sized business and public sector segments

We seek to expand our B2B business by further penetrating into small- and mid-sized businesses and public sector institutions and continuously enhancing our value proposition tailored to meet the needs of our target verticals. We plan to offer additional electronic tools and content that allow B2B customers to troubleshoot issues on their own without having to wait for a customer representative. We are also expanding our broad assortment of business class products from top brands at competitive prices, which we offer with rapid delivery options and seamless customer and technical services.

We aim to continue to attract new customers and increase existing customers’ retention and repeat purchase rates by emphasizing our personal touch in customer relationships and focusing on comprehensive online and offline marketing campaigns, effective customer engagement via social media and referrals, deals and promotions and efficient conversion of high-value accounts from Newegg.com.

Further develop our IT infrastructure and expand globally and into new businesses

We plan to capitalize on our leading technology and infrastructure to enter into new markets and new businesses. We expect to further develop our IT infrastructure and mobile e-commerce platform to include big data applications, supply chain management systems and AI-driven analytical capabilities by integrating commercial software packages and open-source components into our software and systems. In 2020, sales originated from outside of the U.S. and Canada represented only less than 1% of total revenue. We aim to build on our success in certain countries, such as Canada, and apply our model to expand into fast-growing markets where there are attractive opportunities, like Gulf Cooperation Council countries.

Pursue selective strategic partnership, investments and acquisition opportunities

We intend to selectively pursue strategic alliances and strategic partnerships that are complementary to our business and operations, including opportunities that can help us further promote our brand to new customers, increase our product offerings, improve our technology and fulfillment infrastructure, and expand our presence to more markets with a focus on Southeast Asia.

Increase service offerings

We aim to expand our offering of a variety of value-added D2C platform services and solutions. We believe by providing these services, we create additional value for our business partners and customers and ultimately benefit our ecosystem and all its participants. Currently, we offer the 3PL, including Shipped by Newegg® Service, Newegg Logistics, Newegg Staffing, Newegg Facility Solutions, Inc., Newegg Bridge, a PC Builder tool, and a Newegg personal computer assembly service.

Our Business Models

Our primary business model is to help customers find and purchase their desired products through our platforms. From a customer base and target audience perspective, we categorize our business model into B2C and B2B operations. We strive to offer a compelling online shopping experience, reliable and timely order fulfilment and superior customer service across our B2C and B2B operations through our Direct sales, Marketplace and NPS.

The following chart sets forth our business models:

B2C

Our B2C business model features selling products directly to consumers. We have maintained a B2C business since launching our e-commerce platform in 2001. As of September 30, 2021, we had approximately 39.1 million registered B2C customers.

With a focus on selling IT/CE products, our B2C business has expanded to include an increasingly wide range of products, including small home appliances, health & fitness, home living, sports, personal grooming, drones, auto electronics & parts, etc.

Our B2C customers consist primarily of sophisticated IT professionals, gamers, do-it-yourself technology enthusiasts and early technology adopters who generally occupy a well-educated, affluent, and IT trendsetting demographic with relatively high purchase frequency and strong willingness to embrace technology trends and try new products. We believe our success is built upon our ability to cater to the preferences, tastes and habits of this demographic. As of September 30, 2021, through our three major platforms, namely Newegg.com, Newegg.ca and Newegg Global, we served customers in US, Canada and over 20 additional countries and regions. For details of these platforms, see “— Our Platforms — B2C Platforms.” Our B2C operations generated GMV of $1.7 billion and $1.6 billion for the nine months ended September 30, 2021 and 2020, and GMV of $2.3 billion and $1.5 billion for the year ended December 31, 2020 and 2019, respectively.

B2B

Although business customers have been able to shop on our Newegg.com platform since its launching in 2001, we did not begin focusing on building our B2B operations until 2009 when we launched NeweggBusiness.com, a dedicated B2B e-commerce platform, to tap into the burgeoning B2B opportunity. With a focus on providing office and IT equipment, NeweggBusiness.com offers an increasingly extensive assortment, including access to account executives with expertise in sourcing technology for business and processing industry specific requirements. Our B2B operations generated GMV of $389.7 million and $227.2 million for the nine months ended September 30, 2021 and 2020, and GMV of $349.9 million and $409.8 million for the year ended December 31, 2020 and 2019, respectively.

Our B2B customers span across a range of verticals, including healthcare providers, K12 and higher educational institutions, government agencies, and businesses of all sizes, and our B2B operations have been focused on providing specialized support for their industry- and business-specific needs. As a major business development strategy, we focus our B2B efforts on serving small office/home office, or SOHO, small- and medium-sized businesses, or SMBs, and private and public sector markets which we believe are underserved by other B2B retailers. As of September 30, 2021, we had over 688,500 registered accounts on NeweggBusiness.com.

Currently, while we position NeweggBusiness.com as our dedicated B2B website, a significant number of our B2B customers also shop via our account managers, or on our flagship retail platform, Newegg.com. See “— Our Platforms — B2B Platforms” for more information about these platforms.

How We Deliver Our Service

We sell products to our B2C and B2B businesses through direct sales and Marketplace.

For years since we commenced operations, we operated primarily as a direct sales e-commerce platform and built a well-recognized brand, a large, loyal, technology-focused customer base, a reliable logistics network and strong supplier relationships. Leveraging these existing competitive advantages, the know-how and expertise from our direct sales business, in 2010 we launched Newegg Marketplace to complement our direct sales operations. Our Marketplace has allowed us to significantly expand our global reach and product assortment that we otherwise could not offer efficiently, while incurring minimal inventory risk and costs associated with building additional supplier relationships. The products sourced by us, together with those offered on the Marketplace, provide our customers access to an unparalleled product assortment. Our online platforms (direct and Marketplace) offered over 38.6 million SKUs as of September 30, 2021.

We believe that the integration of our direct sales and Marketplace operations have created a virtuous, self-reinforcing cycle. Our Marketplace is built on the success of our direct sales business, and we believe that many sellers are attracted to our Marketplace by our direct sales credentials. On the other hand, as the number of sellers and brands on our Marketplace continues to grow, the choices available to customers also should increase, generating strong momentum for our continued growth. We believe that this self-reinforcement, coupled with our reliable logistics network, has made it a top online destination for IT/CE products.

Direct Sales

We acquire products directly from our partners that consist of manufacturers, distributors and wholesalers, and sell them directly to our B2C and B2B customers. For our direct sales, we source the products, take inventory risk, process customer payments, prepare packages for shipment and delivery, and provide customer service and support. We stock and ship from our own warehouses, and also drop ship directly to customers from our partners’ warehouses.

The success of our direct sales business depends largely upon our ability to secure a broad selection of products from suppliers at competitive costs. Since the commencement of our operations, we have sought and cultivated deep, longstanding relationships with some of the biggest IT brands in the world and many of the largest, most important IT distributors. We continuously seek to build similar relationships with suppliers in new and emerging categories and in new geographies. Due to our strong supplier relationships and our purchasing volume, we are able to obtain favorable pricing, early allocation of new products, preferential allocation of products in shortage, and funding for product promotion and cooperative marketing. We also enjoy exclusive arrangements with certain suppliers where we are able to offer highly demanded products exclusively on our platforms. For more information about merchandise sourced for direct sales, see “— Merchandise Sourcing.”

Direct sales have been the basis of our business, generating approximately 75.5% of our GMV for the nine months ended September 30, 2021. We leverage the traffic, customers, infrastructure, brand promise and overall goodwill generated by our direct sales relationships to enable entry into new models, businesses and geographies. This has allowed us to continuously improve our value proposition to our customers and reach new customers and geographies, while improving our relationships with our partners.

Marketplace

Our Marketplace operations enable customers to discover and purchase products from qualified third-party sellers from over 45 countries and regions globally as of September 30, 2021. As of September 30, 2021, our Marketplace consisted of over 5,000 active sellers based in US, over 7,000 active sellers based in China, and over 1,600 coming from other countries. Our Marketplace operations consist of the Newegg Marketplace that launched in 2010, the Newegg B2B Marketplace, the International Seller Program that launched in 2011, a cross-border selling program designed to allow qualified international sellers to list products on our platforms for sale across at least 20 countries and regions, and the Newegg Canada Marketplace that launched in 2014. As of September 30, 2021, our Marketplace connected B2C and B2B customers to over 14,300 third-party sellers offering approximately 38.2 million SKUs. Our Marketplace offers a wide and increasing portfolio of categories, including emerging smart home automation, VR, lifestyle electronics, health and beauty technology products, and houses online stores of some of the most well-known brands in the technology industry, such as Dyson and Lenovo.

Our Marketplace sellers can use the Newegg Marketplace Seller Portal, a unified application programming interface enabled system, which enables sellers to manage items, orders, accounts and reports, for the day-to-day operations of their online stores, including product listings, inventory management, order fulfillment, customer service, promotional content, and service reviews and returns. We also offer the following additional features and tools to help Marketplace sellers drive traffic and maximize sales:

•        Curated Marketing programs.    We have a dedicated marketing team specializing in providing sellers with both highly effective marketing tools as well as curated marketing programs, including sponsored product ads, A+ content, email communication program, social media campaigns, video creation, and more.

•        On-site promotion.    We offer Marketplace sellers numerous on-site promotion options, such as homepage banners, placements to showcase flash sales and featured products, as well as personalized post-purchase emails.

•        Shipped by Newegg fulfillment.    We give sellers the option to use Shipped by Newegg, an efficient and price-conscious fulfillment service to have us house their inventory, pick, pack, and ship their products.

•        Shipping Label Service.    We give sellers the ability to fulfill their own orders and print a shipping label on their own network or in the office.

•        Integration Providers.    We partner with a variety of qualified integration service providers to help Marketplace sellers fill the gaps in the integration process with item creation, inventory management, order processing, as well as returns and refunds.

•        Newegg Elite Seller program.    We offer the Newegg Elite Seller program, a membership program designed to give qualified sellers premium access to post-purchase customer engagement, Seller Store, and other numerous value-added operational services with significant discounts.

While we encourage Marketplace sellers to offer the most attractive prices, they have the flexibility to price the products sold through our Marketplace. Due to our partnership, unique customer base, scale and large visitor traffic, some of the Marketplace sellers also set aside exclusive offers, promotion, and product supplies for us and offer some of the best offers tailored specifically to our customers. We have a rigorous process in place to assess our Marketplace sellers. We select Marketplace sellers based on a number of factors, including service level, logistics capability, operation efficiency, category focus, sales volume, brand assortment, customer rating and market reputation. We also require third-party sellers to meet our strict standards and protocols in terms of product authenticity, customer service, and delivery and fulfillment so that customers are confident that they receive the same level of buying experience and customer service that they expect when buying directly from us. See also “— Customer Service and Support — Marketplace monitoring.” Only those sellers that meet our criteria are selected, and any that fall below our standards will not continue to sell on our Marketplace.

Our Marketplace sellers pay us commissions on their sales, with published commission rates varying from 8% to 15% according to product category. We also charge membership fees for the additional value-added services and tools that we provide to sellers based on their enrollment. As of September 30, 2021, average commission rate was 8.7% and in 2020, the average commission rate was 8.8%.

Merchandise Sourcing

As of September 30, 2021, we offered over 38.6 million SKUs, consisting of over 482,500 direct sales SKUs sourced from at least 362 suppliers globally and 38.2 million SKUs on our Marketplace from over 14,300 third-party sellers globally. As of September 30, 2021, approximately 35.3% of our direct sales inventory was purchased from distributors, 62.9% directly from manufacturers and 1.8% from other sources. As of September 30, 2021, the 10 largest suppliers and distributors, whom we have worked with for at least five years, accounted for 71% of the merchandise we purchased for direct sales.

The table below shows our major product categories offered through our platforms and their selected featured brands and the number of SKUs in each category:

Category	Products	Selected Featured Brands	SKUs as of September 30, 2021
Computer System	Desktops, laptops, gaming laptops, peripherals and accessories	Asus, MSI, HP, Lenovo, Acer, Microsoft, Samsung, LG, Gigabyte, Westinghouse	Approx. 7.9 million
Components	CPU/processors, Graphic Cards, Motherboards, storage devices and computer accessories	Intel, AMD, Asus, MSI, Corsair, Gigabyte, ASRock, EVGA, Western Digital, Seagate, Samsung, G.Skill	Approx. 2.1 million
Electronics	Home Video, Home Audio, Headphones, Pro Audio/Video, Cellphones, Wearables, Digital Cameras	Samsung, LG, Denon, Yamaha, Polk Audio, Klipsch, Jabra, JBL, Sennheiser, Bose, Beyerdynamic	Approx. 9.3 million
Gaming	Xbox, PlayStation, legacy gaming, gaming titles	Sony Playstation, Microsoft Xbox	Approx. 0.2 million
Networking & Smart Home	Home networking, commercial networking, server & components and smart home products	Google, Asus, TP-Link, Netgear, SonicWall, Polycom, Yealink	Approx. 2.8 million
Office Solutions	Display & printing, office technology furniture, office supplies and mailing & inventory supplies	HP, Brother, Epson, Xerox, Lexmark, Zebra, Honeywell, ELO Touch, Sony, Sharp, Asus, Acer, Samsung, Eureka Ergonomic, COUGAR	Approx. 2.7 million
Software & Services	Software, Digital Downloads, Warranty & Services, 3rd Party Gift Cards, and Entertainment Products	Microsoft, Adobe, Norton, LifeLock, Intuit, Allstate	Approx. 0.1 million
Automotive & Industrial	Car electronics, Marine and Aviation, Motorcycles and ATV, Performance Parts, Tools and Equipment, Wheels and Tires	Alpine, Kenwood, Garmin, Pioneer, Continental Tires, Goodyear Tires, Bridgestone Tires, Polaris, ACDelco, Bosch, Denso, Dorman Products	Approx. 1.9 million
Home & Tools	Home improvement tools, home appliances, kitchen utensils, outdoor & garden furniture, and pet supplies, Generators	Dyson, Cuisinart, Frigidaire, iRobot, Hoover, Ninja, Shark DEWALT, Black & Decker, LG, Intex, 3M, Kitchenaid	Approx. 6.1 million
Health & Sports	Fitness, sports and health and beauty supplies	Huffy, Vilano, Razor, Garmin, Callaway Golf, BestMassage, Sonicare, Philips, Zgrills, GT Racing, DXRacer, DJI	Approx. 1.0 million

To ensure a steady supply of products and optimized pricing and allocation, we maintain multiple sourcing arrangements for most of our products. We deploy a flexible sourcing model, utilizing different distribution channels when economically and logistically beneficial while maintaining our reseller authorizations and relationships with our brand partners. As we increase in scale in new or emerging product categories, we endeavor to increase our purchases directly from manufacturers and, where appropriate, to become an authorized reseller, which we believe provides improved product pricing and better access to preferred product allocation.

Our technology savvy customer base, our online marketing and merchandising expertise and our ability to quickly and efficiently launch new products make us the go-to channel for many manufacturers and distributors. We are particularly strong in the components categories where we are one of the largest channels online or offline and we continue to gain significant traction with suppliers in other categories, such as desktop PCs, laptops, and input/output devices.

We maintain extensive and longstanding relationships with many of the biggest technology product brands and distributors globally. We employ a team of merchandising professionals consisting of 57 employees as of September 30, 2021, specifically trained to cultivate and manage relationships with large international IT brands, such as AMD, Asus, Intel, Lenovo, Microsoft, MSI, Nvidia, and Samsung. Our merchandising professionals review our product categories and brands on a regular basis to assess demand and trends so that we offer our customers access to the most current and desirable products. We purchase our inventory from vendors on trade accounts typically requiring payment between 15 and 45 days after the date the inventory is shipped to us.

Leveraging our scale, brand and global footprint, we seek to enter into exclusive agreements with selected suppliers and third-party distributors for some or all of their products with favorable terms. We have created a manufacturer portal where our suppliers can access reports regarding inventory and purchase history of the manufacturers’ products, view our vast record of customer reviews, and analyze information about our customer purchases of their products. Our suppliers can access this information to assist in their marketing and product development efforts.

Private Labels

In 2004, Newegg began to offer our private label products by launching Rosewill, our first private label brand on Newegg.com. We leverage our data and insights from customers and activity on the platform to determine products and features to focus our investment. The private label assortment is primarily focused around categories where we believe that we can compete at higher than average margins while delivering lower cost, high quality options to our customers. We offer our private label products both across our platforms and on other e-commerce platforms, such as Walmart, Amazon, and eBay.

Our major private labels currently include Rosewill which is focused on offering feature rich computer components, gaming peripherals and home electronics, and ABS, a private label of Newegg that was re-launched in 2014 after our initial gaming machine line had been phased out previously, offering high-end gaming PCs for consumers and custom configured computers for business applications requiring the performance of a gaming GPU.

Other Services and Solutions

In addition to online retail sales, we also generate revenues from a range of ancillary value-added partner services. We believe by providing these services, we create additional value for our business partners and customers and ultimately benefit our ecosystem and all its participants.

Supply Chain Third-party (3PL) Services

•        Shipped by Newegg® Service.    We began to offer Shipped by Newegg, a comprehensive suite of warehousing and fulfillment services, to our Marketplace sellers in 2013. Enrolled Newegg Marketplace sellers deliver their products to one of our fulfillment centers, and we handle the fulfillment of orders placed in the sellers’ online stores and charge service fees based on the size of the products and the shipping methods requested.

•        Newegg Logistics.    We launched Newegg Logistics in 2014, a division dedicated to providing end-to-end e-commerce logistics and supply chain solutions covering warehousing, inventory management, order processing, packing and shipping, designed to reduce inventory costs and streamline supply chain efficiencies, to our other business partners, manufacturers, whole-sellers, Marketplace sellers and B2B clients. We provide our clients recommendations based on their supply chain strategy and roadmap. To address our clients’ concerns in managing customer returns, we customize a cost-effective reverse logistics solution catered to their businesses. Our solutions range from small parcel delivery to Less Than Truckload, heavy freight, and all the way up to intermodal transport and cross-border shipping, with easy access to road, rail, water, and air transport. We typically enter into a master service agreement with our Newegg Logistics customers and charge service fees at a fixed rate.

•        Newegg Staffing:    We launched Newegg Staffing in 2020 with a focus on providing both direct placement and seasonal placement of employees to help our partners, offering clerical, manufacturing and logistics employee placement. Clients such as vendor partners utilize these services as a one-stop shop solution for all their business needs.

•        Newegg PC Assembly Service:    We recently launched a PC building service that offers professional assembly service, custom skins, and liquid cooling loops assembly service. This service primarily operates in two kind of builds, BTS (Build-to-Stock) & BTO (Build-to-Order).

Marketing Services

In 2020 we began rolling out the first of our marketing services for Newegg Marketplace sellers. We offer flexible marketing packages consisting of advertising sales, event organization and other marketing campaigns to our brand partners. We help brands reach a potential audience by leveraging our online portals, marketing affiliates and promotional emails. We have a global professional marketing team consisting of 52 employees as of September 30, 2021, who help our brand partners and Marketplace sellers design marketing activities with highly effective cost of sales. In addition, we also use social media to market our brand partners to over three million social fans across various internet platforms, including Facebook, Twitter, YouTube and Instagram, by offering promotions, sweepstakes, and reviews in order to maximize our brand partners’ exposure.

Our Platforms

Our websites and mobile applications, which we refer to as the “Newegg platforms,” are the foundation of our ecosystem. While each Newegg platform is strategically focused on different market segments, customers and/or product categories, the platforms share a common Newegg brand and are supported by our integrated logistics and fulfillment capability, operational expertise and technology infrastructure, and we offer the same level of customer service and dedication across all these platforms.

B2C Platforms

•        Newegg.com.    Launched in 2001 in the United States, Newegg.com is our first online platform and currently our flagship e-commerce platform. Newegg.com offers a typical range of IT/CE categories with the continuous addition of emerging categories across the internet of things (IoT), home automation, robotics, drones, auto electronics and more. While Newegg.com operates predominantly as a B2C e-commerce platform, Newegg.com supports both direct sales, where we sell merchandise directly to customers, and the Marketplace model where third-party sellers offer their inventory to our customers. As of September 30, 2021, Newegg.com fulfilled orders originating from various countries, mostly in North America.

•        Newegg.ca.    We launched Newegg.ca in 2008 to sell IT/CE products in Canada with a business model similar to that of Newegg.com. Newegg.ca is a leading e-commerce platform focusing on IT/CE products in Canada, with approximately 1.7 million customers, and GMV of $170.3 million for the nine months ended September 30, 2021 and $181.1 million for the year ended December 31, 2020. Currently, nearly half of orders on Newegg.ca are fulfilled from our warehouses. We also deliver to our Canadian customers via Shipped by Newegg or other third-party shipping companies. Orders for merchandise offered by Canada-based Marketplace sellers are fulfilled locally by such sellers in Canada as well.

•        Newegg Global.    We launched Newegg Global in 2017 as an expansion of our footprint in the global e-commerce market. Newegg Global can automatically detect a customer’s IP address and offer the customer an option to go to their local website or to use the U.S. website. Newegg Global currently fulfills orders originated from 20 countries or regions and offers five payment methods and one to seven business day door-to-door delivery services. Newegg Global had approximately 1 million registered customers outside North America as of September 30, 2021 and had a GMV of $52.9 million for the nine months ended September 30, 2021 and $63.9 million for the year ended December 31, 2020.

•        Mobile apps.    Since the launch of our first mobile app in 2008, we have accumulated millions of downloads of our mobile apps. We currently have a mobile app for Apple devices and for Android devices, and we launch updated versions of our apps periodically. As of May 3, 2021, our mobile app for Apple devices has a customer rating of 4.8 out of 5.0, and a customer rating for our Android mobile app of 4.6. For more details, see “— Technology — Our IT Capability — Mobile site and apps.”

B2B Platforms

In 2009, we launched NeweggBusiness.com, a site that currently supports substantially all of our B2B operations. Over the years, we have built NeweggBusiness.com into a dedicated B2B e-commerce platform offering a full range of IT, office and industrial products and solutions with a wide customer base ranging from government agencies, healthcare institutions, and education institutions to other businesses of all sizes. NeweggBusiness.com supports both direct sales and a B2B Marketplace that connects our B2B customers with over 3,000 third-party sellers globally.

Other Platforms

In addition to the major Newegg platforms discussed above, we also operate Newegglogistics.com, a platform dedicated to providing reliable logistics and supply chain solutions through 3PL operations. For details of Newegg’s 3PL services, see “— Our Business Models — Supply Chain Third-party (3PL) Services.”

Logistics and Fulfillment

We have a reliable logistics network and infrastructure designed to ensure timely and accurate shipment of large quantities of orders. This has allowed us to deliver over 44,134 parcels per day on average, with an average accuracy rate of over 99.9%, a 98.9% one-business day fulfillment rate in the United States and Canada if ordered prior to our 3PM local time order cut-off and a 99.8% two-business day fulfillment rate in the United States and Canada, as of September 30, 2021.

We stock and ship the vast majority of our direct sales products. Fulfillment of orders from our Marketplace is executed by the sellers except for orders shipped through our Shipped by Newegg services, where the items will be shipped from one of our warehouses.

Our logistics and fulfillment infrastructure and capabilities include:

•        Warehouses.    We believe the best approach in serving our customers is to maintain reasonable inventory levels and to ship directly from our own inventory. As of September 30, 2021, we operated eight strategically-located fulfillment centers, including seven warehouses located in North America and one in China, covering more than 1.5 million square feet in total. Each of our warehouses is able to process 13,000 inbound pieces and 10,000 outbound pieces on average per day. We maintain regional warehouses in Southern California, New Jersey and Indiana and Ontario, Canada to fulfill customer orders in the United States and Canada. The geographical placement of our warehouses in North America enables us to reach approximately 95% of the North American population in two business days.

•        Cooperation with reliable logistics service providers.    We capitalize on a robust transportation framework that connects international air and sea transport, domestic over-the-road carriers, and last mile delivery to residential consumers such as United States Postal Service, Purolator, OnTrac and UPS. We have also engaged and are working with multiple logistics partners to offer a wide array of flexible delivery options.

•        Virtual fulfillment.    We ship certain products to customers directly from vendors and distributors who meet our quality fulfillment standards without going through our warehouses, a practice which we refer to as virtual fulfillment. Virtual fulfillment is fully utilized to broaden our product assortment and avoid loss of sales when SKUs are out of stock. In the United States, virtual fulfillment accounted for approximately 6.2% of direct sales for the nine months ended September 30, 2021.

Our logistics and fulfillment focus on reliable, efficient and flexible delivery.

•        Reliability.    We have a reliable technology platform and order process for our fulfillment operation. Each order is verified at least twice before being shipped. Customers can track the shipping status of their purchases through links to our e-mail and/or our websites and mobile applications. Our inventory management and tracking also have redundant capabilities to enable each facility, if necessary, to fulfill most of our direct orders. This redundancy could allow us to continually fulfill most orders, albeit less efficiently, as long as a single warehouse is operational.

•        Efficiency.    We have a well-designed, fully customized warehousing management software system that is adopted by all warehouses, featuring smart categorization of inventory assortment in various warehouse locations to maximize logistics efficiency. When we order product from a supplier, we track the receipt of the merchandise and can “material optimize,” or direct, the inventory to a specific warehouse to match customer demand in a geographical area; when a purchase order is received, we match the order to our inventory and distribute a specific order fulfillment assignment to one or more warehouses for processing. We use advanced, “pick-to-light” conveyer systems to allow our warehouse staff to fulfill orders quickly.

•        Flexibility.    Our customers may choose various shipping methods including basic ground delivery and expedited overnight shipping, and we have continuously optimized our delivery options available to upgrade the shopping experience of our customers. For example, in 2019, in collaboration with UPS, we introduced an option allowing customers to pick up the products they purchase at a nearby UPS location instead of having them delivered at their own addresses. This is a safe and convenient shipping option and reduces the waiting time customers would otherwise experience between the time an order is placed and their products are received.

Customer Service and Support

We have built our brand on the principle of superior customer service. We provide high-quality customer service and support throughout our customers’ entire engagement with us, from purchase to returns.

•        Customer service.    Our in-house customer service staff are trained to resolve customers’ inquiries as quickly as possible. We currently operate multilingual customer service centers in California and Texas, and have customer service representatives working remotely in California, Indiana, Nevada, New Jersey and Texas, focusing on serving North American buyers, and a multilingual customer service center in China that is available 24 hours a day, seven days a week via e-mail and instant messaging. As of September 30, 2021, we employed over 200 experienced customer service representatives responsible for handling general customer inquiries, taking orders, and investigating the status of orders, shipments and payments. Our multilingual customer service representatives are available by phone, live-chat, chatbot or email. During Christmas and other peak sales periods, we also hire part-time personnel to meet increased sales and customer inquiries.

•        Marketplace monitoring.    When customers purchase items from our Marketplace sellers, we make them confident that they receive the same level of customer service they expect from our direct sales. With that in mind, we closely monitor the performance of our Marketplace sellers to ensure they abide by the Newegg Marketplace rules, have a reliable logistics network, provide customers with quality customer support, ship orders on time, and respond to customer queries in a timely fashion. We have adopted a zero-tolerance policy on counterfeit products and have rules in place to take down allegedly counterfeit or pirated products and disqualify sellers selling counterfeit or pirated products. For more information, see “Risk Factors — Risks Related to Newegg’s Business — Our reputation and business may be harmed if we or our Marketplace sellers sell pirated, counterfeit, illegal or “gray market” items.”

•        Newegg Marketplace Guarantee service.    We also offer a special customer service program, Newegg Marketplace Guarantee, for Marketplace orders. With Newegg Marketplace Guarantee, if a Marketplace seller fails to reimburse the customer for products that are damaged, defective or materially different from what was displayed on our platform by that seller, the customer can submit a claim directly to us and may be eligible for reimbursement of the purchase price of any product they purchase from a Newegg Marketplace seller, up to $1,000.

•        Return policy.    Our standard return policy generally allows certain items that are directly sold and shipped by us to be returned within 30 days of the delivery date for a full refund or for a replacement, with restocking fees charged in both cases.

From a customer service perspective, in addition to customers, we broadly define our customers to also include our Marketplace sellers, from whom we earn commissions, and purchasers of our 3PL services and other ancillary e-commerce solutions and services. See “— The Newegg Ecosystem — Key Ecosystem Participants and How We Create Value for Them — Marketplace Sellers” and “— Our Business Models — Supply Chain Third-party (3PL) Services” for more information about our engagement with these customers.

Payment

We provide our customers with the flexibility to choose from a number of traditional online payment options, along with certain alternative payment solutions that are popular with our predominantly technology enthusiast customers.

•        B2C payment options.    We offer various mainstream online payment options to customers on our B2C platform, including credit cards, debit cards and prepaid gift cards. We offer customers the opportunity to pay for items purchased on our platforms with Newegg Store Credit Card, a private label credit card that Newegg launched in partnership with Synchrony Financial, a U.S. consumer financial services company. Newegg Store Credit Card has a revolving credit line and offers numerous attractive financing options, including, for example, zero interest for everyday purchases for up to 12 months, and up to 36 months on purchases of certain items on our platforms, which we believe improves customer loyalty and purchase frequency and results in increased sales. In 2014, we introduced support for Bitcoin as a payment option. We allow customers to use Bitcoin and Bitcoin cash-to-pay for purchases made on our platforms. In Q4 2020, we started offering Pay in 4 that allows customers to pay in 4 interest-free installments within a six-week timeframe. This payment option is offered through Zip.

•        B2B payment options.    B2B customers can make payment during checkout or request credit and pay on terms via the above-mentioned online payment options or via ACH, wire transfer or bank check. We also offer open-term accounts for business and public sector customers. In most cases, the payment term that we grant to our B2B customers is 30 days.

Sales and Marketing

Our marketing strategy includes generating customer traffic, increasing our brand recognition, acquiring customers cost-efficiently, building customer loyalty and maximizing repeat purchases. Our integrated marketing framework represents a core competency that we regard as essential to the success of our platforms. We are focused on continuing to enhance our brand awareness through a variety of online and offline marketing and brand promotion activities, while leveraging technology to drive scalability and sustainability and eventually achieve optimal return on investment and highly effective cost of traffic as well as sales.

Referral

We benefit significantly from word-of-mouth referrals and positive product reviews, and we believe our reputation as a one-stop-technology-shop has led to strong word-of-mouth promotion, especially among the technology-savvy. We believe our investment in non-IT product categories is also driving expansion and growth. We have efficient customer acquisition strategies, because the majority of our web traffic is free. Free traffic includes mobile apps, email & SMS, social media, and brand mentions, reviews and shares. Paid traffic includes affiliate marketing, sponsorships, influences, connected TV, and paid searches. In 2020, free traffic is at 79% as compared to the paid traffic of 21%. In 2019 81% of traffic was free, as compared to paid traffic of 19%. We also provide live-streaming product reviews on our platforms and Newegg Gallery, through which our customers can see other customers’ thoughts on the product directly. In 2021, we launched Newegg Media, which creates innovative and evocative digital content to educate and inspire viewers. Our team creates custom content for brands with a focus on delivering customers the true hands-on experience with the latest technology to deliver insightful, educational commentary that builds long-term value for brands.

Online Marketing

We conduct the majority of our marketing efforts online through targeted marketing via affiliates, search engines, promotional emails, social media traffic, targeting and personalization and online promotion campaigns.

•        Paid search engine marketing.    Search engine marketing is an important driver of our traffic and customer acquisition. For the nine months ended September 30, 2021, our spending on paid search engine marketing represented approximately 65% of our total marketing spending and 13% of total traffic to Newegg’s website including desktop, mobile, and app traffic. We bid for specific keywords and products on search engine sites, such as Google, Yahoo! and Microsoft Bing, for optimum visibility in the displayed results. Our broad and evolving product selection enables us to utilize a large quantity of keywords that we frequently test and measure for their effectiveness. We also use sophisticated software to strategically manage our keyword and SKU level bids to maximize marketing performance at an efficient rate.

•        Affiliate marketing.    We also engage in affiliate marketing programs where we offer affiliated websites commissions for sales resulting from directing customer traffic to our websites through embedded hyperlinks. Such affiliates are typically deal sites that advertise retailer deals to their audiences. Affiliate marketing is our second largest paid marketing channel and represents approximately 17% of our total marketing expense for the nine months ended September 30, 2021.

•        Targeting and personalization marketing.    Targeting and personalization have proved to be highly effective in terms of conversion and customer acquisition. Our Customer Relationship Management Marketing Team runs various and highly diversified marketing programs through personalization and segmentation on multiple channels including website, email, social, paid search engine, and more. Based on customers’ onsite behavioral data and purchase history data, we are able to identify prospective customers (that is, visitors sharing a same shopping pattern with Newegg customers) as well as existing customers and display our brand and product advertising ads to them when they are on social media or Google search or other affiliate sites.

•        Other online marketing channels.    Other online marketing channels include click-through based advertising on shopping comparison engines, targeted messages, email distribution, banner advertisements on high-traffic portals, social networking via major social media sites and our own branded portal, and onsite promotions and cross-selling opportunities on our websites, such as Daily Deals and Marketplace Spotlight. We have over 20 million email subscribers and successfully delivered over 1.7 billion emails to targeted customers, which is way ahead of industry benchmarks.

Offline Marketing

We also devote marketing resources to various offline formats, including displaying offline advertisement through multiple channels and sponsoring or organizing offline events.

While in the past we have utilized offline events in states where we have a physical presence to engage directly with customers, vendors and brand partners, the COVID-19 pandemic caused us to scale back our in-person events in 2020 and 2021. We will reevaluate future live events as the pandemic continues to evolve, with a focus on the health and safety of our employees and event attendees.

Technology

Our technology systems are a critical component of our success and are designed to enhance efficiency and scalability. Our research and development team, coupled with our proprietary technology infrastructure and the large volume of data generated and collected on our platforms, have created opportunities for continuous improvements in our technology capabilities, empowering reliability, scalability and flexibility. Our technology strategy is to develop our own proprietary software and license technologies from third parties as appropriate in order to simplify and improve the shopping experience, as well as facilitate our fulfillment, financial and customer service operations.

IT Infrastructure

We have built our technology platform by relying primarily on software and systems that we have developed in-house and, to a lesser extent, on third-party software. Our global research and development team consists of more than 500 IT professionals and engineers as of September 30, 2021, working to design and maintain Newegg’s IT infrastructure to support our growth. Our technology infrastructure is designed for scalability and reliability to support business growth. We utilize high-availability clusters comprising groups of servers to provide sufficient redundancy and ensure continued service in the event of single point server failure due to hostile attacks, systematic errors or other reasons. Our high-availability data system ensures that back-up servers are connected to our network instantly once master servers experience technical difficulties.

We currently have two company-owned data centers in City of Industry, California and two co-located data centers at facilities in Los Angeles, California, and New Jersey to provide redundancy for our e-commerce data. We maintain approximately 1,500 servers stored in our data centers and approximately 300 network devices. Our IT infrastructure enables us to support 54 million page views and provides the capability to process up to 0.75 million orders per day. Our platform obtained PCI Level 1 certification in 2010.

Our IT Capability

•        Websites.    Our website incorporates proprietary technology internally developed on a primarily Microsoft.NET platform. It provides product descriptions, search and ordering functionalities and product reviews.

•        Mobile site and apps.    Customer activity on mobile devices is growing, and we are investing significantly in mobile technology to increase sales to customers using mobile devices. Our mobile app aims to create a convenient shopping experience for our customers by, for example, enabling users to save their profiles and payment information for future purchases, and to provide helpful tools to Marketplace sellers by, for example, offering a mobile dashboard allowing them to better manage their inventory and orders on the go.

•        Data and analytics.    Data collected from our operations, including inventory data, behavioral and transactional data and pricing data, are housed in our data centers. We have deployed commercial business intelligence software to analyze this data and improve the shopping experience. We apply various AI capabilities and deep learning technologies across our platforms to enhance the shopping experience. Our sophisticated user behavior analysis system leverages our large customer database to create customized product recommendations, allowing us to efficiently acquire new customers and increase sales. Also, we have leveraged our AI capabilities to do category extraction for different products based on the unstructured content and images, the results of which have been used to do miscategorization correction and site search relevancy improvement.

•        Inventory management.    Our supply chain management system includes price optimization, inventory balancing, and inventory forecasting and other subsystems. It enables effective sales forecasting and inventory management that increases the efficiency of our supply chain and helps us control costs. Our inventory availability is coordinated through our technology platform. We have added functionality to update our platforms on a real-time basis when items become out of stock in our fulfillment centers. This feature limits the number of orders placed for out-of-stock items, allowing us to better manage aging inventory and minimize customer dissatisfaction by eliminating backorder merchandise.

•        Transaction management.    We have developed and deployed a scalable back office platform that allows us to monitor transactions and changes to financial data as well as provide our management with daily updates. We utilize both proprietary and third-party applications for accepting and validating purchase orders, placing and tracking orders with suppliers, managing inventory and assigning it to purchase orders and ensuring proper shipment of products to customers.

•        Fulfillment management.    We have software for our fulfillment operations that tracks customer orders from placement through packing and shipping. We have installed sophisticated, “pick-to-light” conveyor systems and associated software. We have also developed software modules that efficiently manage the sorting and picking process of our products. Our systems are integrated with those from our primary U.S. shipping vendor to facilitate tracking of the orders after shipment.

•        Anti-fraud monitoring.    Online fraud is a constant threat to the security and reliability of e-commerce retailers. We work with third-party vendors to monitor our network security devices and to secure our online payment systems. We have developed proprietary tools in-house to monitor our online traffic for suspicious activities. Our websites have earned certifications from organizations and agencies like Tevora, based on our meeting their information protection and fraud prevention standards.

Research & Development Team

Our global research and development team, consisting of more than 500 IT professionals and engineers as of September 30, 2021, is focused on innovation through software development, algorithm design and development and IT infrastructure design and maintenance. Our research and development personnel continually upgrade our platforms and test new features to improve our customer experience. Our research and development team also develops custom-built proprietary systems and engages third-party solutions to support our specific customer, vendor and Marketplace seller requirements, including handling heavy traffic on our platforms and providing quick and efficient fulfillment services to meet customer expectations.

Security and Privacy Policy

We are committed to protecting information security across all Newegg platforms. We use a variety of techniques to protect the integrity of our networks and the confidential data we collect and store. Confidential information concerning our customers, sellers and suppliers is encrypted and is protected using SSL encryption software. In addition, we use multiple layers of network segregation and hierarchical levels of firewall technology to protect against attacks or unauthorized access to our networks, servers, and databases. We also continue to build new procedural safeguards as part of our comprehensive privacy program. We operate in a secured and locked facility that requires all of our employees to check in and wear valid ID badges.

We have adopted a detailed privacy policy that describes in plain language our data use practices and how privacy is protected at Newegg, including the extent to which other Newegg users may have access to this information. We require users to acknowledge and expressly agree to this policy when registering with our platforms. For more information, see “Risk Factors — Risks Related to Newegg’s Business — A significant inadvertent disclosure or breach of confidential or personal information we hold could be detrimental to our business, reputation and results of operations.”

Intellectual Property

We rely on a combination of trademark, trade secret and other intellectual property laws as well as confidentiality agreements with our employees and suppliers for the purpose of protecting the proprietary rights associated with the products branded under our private labels. We control access to use and distribution of our intellectual property through license agreements, confidentiality procedures, non-disclosure agreements with third parties and our employment and contractor agreements.

Our intellectual property portfolio includes numerous domain names for websites that we use in our business. We have registered the domain names newegg.com, newegg.ca and neweggbusiness.com and their variations. Our “Newegg” trademark and logo have also been registered with the relevant authorities in the United States, Canada and China (as well as in other regions, such as the European Union and Brazil). Furthermore, we have also registered the trademarks and logos of our major private labels, such as Rosewill and ABS.

In addition to the protection of our intellectual property, we are focusing on ensuring that our product offerings (especially our private label products) do not infringe on the intellectual property of others. Generally, our agreements with suppliers contain provisions to safeguard us against potential intellectual property infringement by our suppliers and impose penalties in the event of any infringement. We reserve the right to refuse to work with or terminate our relationship with suppliers where we come to our attention that they are violating the intellectual property rights of a third party.

Competition

The worldwide market in which we compete is evolving rapidly and intensely competitive, and we face a broad array of competitors from many different industry sectors around the world. Our current and potential competitors include: (i) online, offline and multichannel retailers, publishers, vendors, distributors, manufacturers, and producers of the products we offer and sell to customers; (ii) companies that provide ancillary D2C platform services and solutions, including website development, advertising, customer service and payment processing; (iii) companies that provide fulfillment and logistics services for themselves or for third parties, whether online or offline; and (iv) companies that design, manufacture, market, or sell consumer electronics, telecommunication, and electronic devices.

We believe the principal competitive factors in our market are:

•        breadth and quality of product offerings;

•        pricing;

•        fulfillment capabilities;

•        brand recognition and reputation;

•        customer service;

•        ability to respond more quickly to changing consumer preferences;

•        ability to reach a geographically broader set of customers; and

•        ability to be more flexible in marketing to a specific set of potential customers.

Some of our current and potential competitors have greater resources, longer histories, more customers, greater brand recognition, and greater control over inputs critical to our various businesses. They may secure better terms from suppliers, adopt more aggressive pricing, pursue restrictive distribution agreements that restrict our access to supply, direct consumers to their own offerings instead of ours, lock-in potential customers with restrictive terms, and devote more resources to technology, infrastructure, fulfillment, and marketing. Each of our businesses is also subject to rapid change and the development of new business models and the entry of new and well-funded competitors. Other companies also may enter into business combinations or alliances that strengthen their competitive positions.

In the United States, we compete with retail stores and resellers, including superstores such as Best Buy, Costco and Walmart, hardware and software vendors that sell directly to end users, online retailers such as Amazon, and other marketers and resellers of IT/CE products. We also face competition in the international markets we participate in, such as Mongkok Computer Centre (HK), Umart (Australia), Best Bargain Computer (Singapore), and Noon in the Middle East, or may enter in the future.

See also “Risk Factors — Risks Relating to Newegg’s Business– Our business faces intense domestic and international competition.”

Awards and Accolades

We have been recognized by a number of mainstream media outlets and leading trade publications for our growth and service. We have also been rated a number of times as a top e-commerce site for IT and electronics products. We also became a Better Business Bureau Accredited business since September 2011 with a rating of A+.

In 2020 and 2021, we received a number of national awards and ratings for our business, including:

•        No. 1 “Electronics Online Marketplaces” on Web Retailer’s list of “World’s Top Online Marketplaces 2021”

•        Included in Supply & Demand Chain Executive 2020 Green Supply Chain Awards

•        Included in Multichannel Merchant’s 2021 Top 3PL Providers

•        Included in Newsweek’s America’s Best Online Trending Shops 2021

•        No. 17 on Dealerscope’s 2020 list of Top 101 Retailers

•        Included in Newsweek’s 2021 list of America’s Best Loyalty Programs

Employees

As of September 30, 2021, we employed a total of 2,215 full-time employees. The following tables give breakdowns of our full-time employees as of September 30, 2021 by function and by region.

Function	Number of Employees
ABS	16
Capital Markets & Investment Office	8
CEO Office	2
COO Office	2
CTO Office	1
Customer Service	97
ENIAC	162
Facilities	15
Fulfillment	405
Global BSA	10
Global IT	28
Global MIS	50
Global Marketing	52
Global Platform	104
North American Internal Audit	5
North American Info. Security	2
North American B2B	27
North American FIN	50
North American Fraud Prevention	26
North American HR	21
North American Legal	7
Newegg 3PL	55
Newegg Call Center Services	2
Newegg Canada	17
Newegg Direct Parts	6
Newegg Express	13
Newegg Facility Solutions	17
Newegg Logistics	23
Newegg Media	14
Newegg Staffing	19
Private Label	10
Tech	1
Operations & Other Services	3
APAC Legal	2
APAC Business	141
APAC Fraud Prevention	6
APAC Finance	23
APAC Facilities	8
APAC Human Resources	14
APAC Private Label	11
APAC Internal Audit	2
APAC 3PL	6
APAC IT	510
APAC Operations	222
Grand Total	2,215

Region	Number of Employees
United States	1,242
China	807
Taiwan	137
Canada	29
Total	2,215

During the holiday season, we have historically added temporary workers to augment our full-time work force.

Facilities

As of September 30, 2021, we leased the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location	Lease Expirations
	(in thousands)
Corporate office facilities	149,057	North America	12/31/2022 through 11/30/2029
Fulfillment and warehouse operations	1,818,954	North America	From 07/31/2023 through 12/31/2031

As of December 31, 2020, Newegg owned the following principal facilities:

Description of Use	Approximate Square Footage	Geographic Location
Corporate office facilities	362,044	China
Corporate office facilities	3,369	Taiwan
Fulfillment and warehouse operations	109,473	China

Our corporate headquarters is located in the City of Industry, California. We also lease additional corporate office facilities and fulfillment and warehouse operations throughout North America, principally in California, Indiana and New Jersey in the United States, and Toronto in Canada. Outside of North America, we also own or lease corporate office facilities and fulfillment and warehouse operations, principally in China and Taiwan. Our Asia headquarters is in Shanghai. We periodically evaluate our facility requirements as necessary and believe our existing and planned facilities will be sufficient for our needs for at least the next twelve months.

Seasonality

Our business performance is subject to seasonal fluctuations. We have undergone and expect to continue to undergo an increase in activity during the year-end holiday period. These seasonal effects cause differences in revenues and expenses among the various quarters of any financial year, which means that the individual quarters should not be directly compared with each other or be used to predict annual financial results. This intra-year seasonal fluctuation in demand is in accord with historic experience in the retail and e-commerce industries, with increased volumes during the fourth calendar quarter of the year.

Government Regulations

We are subject to U.S. federal and state consumer protection laws, including laws protecting the privacy of customer personal information and regulations prohibiting unfair and deceptive trade practices. Other existing and future laws cover issues such as user privacy, spyware and the tracking of consumer activities, marketing e-mails and communications, other advertising and promotional practices, money transfers, pricing, content and quality of products and services, taxation, electronic contracts and other communications and information security.

Particularly, under applicable federal and state laws and regulations addressing privacy and data security, we must provide notice to consumers of our policies with respect to the collection and use of personal information, and our sharing of personal information with third parties and notice of changes to our data handling practices. In some instances, we may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, we also are required to comply with a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing our name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California enacted legislation that, among other things, requires new disclosures to California consumers, and affords such consumers new abilities to opt out of certain sales of personal information, which was effective on January 1, 2020. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, regulations, we must accurately identify product offerings, not make misleading claims on our platforms, and use qualifying disclosures where and when appropriate.

There is also great uncertainty over whether or how existing laws governing issues such as property ownership, sales and other taxes, auctions, libel, and personal privacy apply to the Internet and commercial online services. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and income taxes. Additionally, new state legislation may also subject us to other types of taxes. New legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and commercial online services could result in significant additional taxes or regulatory restrictions on our business or may necessitate changes to our business practices. These obligations or changes could have an adverse effect on our financial position and results of operations.

Our international operations are subject to foreign laws and regulations addressing topics such as customs duties and taxes, advertising and marketing practices, privacy, data protection and information security and consumer rights, as well as additional laws and regulations, including restrictions on imports from, exports to, and services provided to persons located in certain countries and territories, any of which might apply by virtue of our operations in foreign countries and territories or our contacts with consumers in such foreign countries and territories. For example, in Canada, we are subject to labor and employment laws, laws governing advertising, privacy and data security laws, safety regulations and other laws, including consumer protection regulations that apply to online retailers and/or the promotion and sale of merchandise and the operation of stores and warehouse facilities. We monitor changes in these laws, regulations, treaties, and agreements, and believe that we are in material compliance with applicable laws.

Legal Proceedings

From time to time, we may be involved in legal proceedings in the ordinary course of our business. Except as disclosed below, we are currently not a party to any material legal or administrative proceedings.

In September 2021, two subsidiaries of the Company were served with a complaint filed in the Superior Court for Los Angeles County, California, alleging various wage and hour violations and seeking to certify a class action. In October 2021, a second complaint was filed as a representative action pursuant to the Private Attorneys General Act of 2004 against the same two subsidiaries in the Superior Court for Los Angeles County, California, alleging various violations of the California Labor Code. The company intends to vigorously defend its subsidiaries in both matters. The outcome of these matters is uncertain. Depending on the amount and timing, an unfavorable result in either matter could materially affect our business, consolidated results of operations, financial position or cash flows.

In September 2021, the State of Washington Department of Revenue issued a Notice of Balance Due against Newegg Business Inc. for a total of tax, interest, and penalty in the amount of $549,692.88. Newegg Business Inc. has filed a review petition with the State of Washington Department of Revenue Administrative Review and Hearings Division challenging the assessment. The outcome of this matter is uncertain.

In 2021, the Washington Department of Revenue issued a Notice of Balance Due of $579,882.26 in tax, interest and penalty against Newegg Inc. Newegg Inc. has filed a review petition challenging this assessment. The outcome of this matter is uncertain.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess sales/use taxes on us for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,254.68 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,910.68, plus penalties and interest. In May 2020, we received from the Commonwealth of Massachusetts Department of Revenue another notice of assessment for sales and use taxes for the months of November 2017 through

September 2018 in the amount of $2,721,369.77, including penalties and interest. We have appealed these assessments and we intend to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

In December 2014, an individual plaintiff sued our subsidiary, Newegg.com Americas Inc. (“Newegg.com Americas”), in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the trial court sustained Newegg.com Americas’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 an appellate court reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court, with Newegg Inc. having been added as a defendant. We intend to vigorously defend ourself and our subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect our business, consolidated results of operations, financial position or cash flows.

None of our directors or members of senior management or any of our subsidiaries is either a party adverse to us or any of our subsidiaries, or has a material interest adverse to us or any of our subsidiaries.

MANAGEMENT

Set forth below is information concerning our directors, executive officers and other key employees as of the date of this prospectus.

Name*	Age	Position(s)
Zhitao He	39	Chairman and Director
Fred Faching Chang	65	Vice Chairman and Director
Yingmei Yang	51	Director
Fuya Zheng	55	Independent Director
Gregory Moore	72	Independent Director
Poi (Paul) Wu	51	Independent Director
Anthony Chow	56	Chief Executive Officer and Director
Robert Chang	54	Chief Financial Officer
Jamie Spannos	44	Chief Operating Officer
Montaque Hou	41	Chief Technology Officer
Brian Waters	48	Chief Legal Officer

____________

*        Except as otherwise indicated below, the business address of our directors and executive officers is 17560 Rowland Street, City of Industry, CA, United States 91748.

Mr. Zhitao He.    Mr. He has served as a director of the Company since October 2016 and has been chairman of the board of directors since March 2018 (other than a brief hiatus in May 2021). He has been a director of Newegg Inc. since March 2017. Mr. He served as the Chief Executive Officer of Lianluo Smart Ltd. from April, 2020 to August 2020. Mr. Zhitao He is also the Chairman of the Board of Lianluo Interactive, a China-listed company. Mr. He successfully led Hangzhou Lianluo to list on China’s A share market (ticker: 002280). He was named one of the “10 Top Entrepreneurs of Post-1980s” by Hurun Report and “Top Ten Entrepreneurial Leader of Listed Companies” by Securities Times. Under his leadership, Hangzhou Lianluo has moved into the field of smart hardware, including the purchase of Newegg, investments in American virtual reality (“VR”) device manufacturer Avegant and hardware corporation Razer, and promotion of the world’s biggest VR Operating System OSVR in China together with Razer. This investment plan has allowed Hangzhou Lianluo to become a closed loop of “Software and Hardware + Platform + Channels”. Mr. He currently serves on the board of directors of Hangzhou Lianluo, Avegant Light Field Technology, Beijing Digital Grid Technology Co., Ltd., Shenzhen Ailianluo Investment Co., Ltd., Hangzhou Lianluo Holding CO., Ltd., Beijing Lianluo Youjia Technology Co., Ltd. and Shenyang Zhitongrong Networking Technology Co., Ltd. Mr. He received his master’s degree from Beijing University of Posts and Telecommunications. Mr. He founded Hangzhou Lianluo in 2007, which was then-known as Beijing Digital Grid Technology Co.

Mr. Fred Faching Chang (or Mr. Fred Chang).    Mr. Chang currently serves as the Vice Chairman of our board of directors. He has been a member of Newegg Inc.’s board from September 2019 to the present. He was previously a director of Newegg Inc. from June 2005 to August 2018 and was a member of the compensation committee of Newegg Inc.’s board of directors from 2017 to 2018. During the periods from October 2005 to August 2008, January 2013 to January 2015, and October 2019 to March 2020, Mr. Chang was also Newegg Inc.’s Chief Executive Officer.

Ms. Yingmei Yang.    Ms. Yang has served as a director of the Company since April 2020, and as a director of Newegg Inc. since July 2018. Ms. Yang served as interim Chief Financial Officer of Lianluo Smart Ltd. from March 2018 to May 2021. In addition, she has acted as the Vice President of Hangzhou Lianluo Interactive Information Technology Co., Ltd. from February 2018 to September 2020. From January 2015 to February 2018, Ms. Yang served as Chief Financial Officer and Vice President of Lianluo Interactive. From February 2013 to January 2015, Ms. Yang was the Chief Financial Officer and Secretary of the Board of Beijing Digit Horizon Technology Limited, the predecessor of Lianluo Interactive.

Mr. Fuya Zheng.    Mr. Zheng was appointed as an independent director in April 2020. Mr. Zheng has extensive experience in corporate finance and investment management. He has served as Chief Financial Officer of X Financial since August 2020. He was a consultant of Yingde Gases Group Company (“Yingde Gases”), a leading industrial gas supplier in China, from September 2017 to March 2020. Mr. Zheng was an independent director of Yingde Gases from September 2009 to September 2017. From February 2018 until May 2019, Mr. Zheng was also an independent director of ChinaCache International Holdings Ltd. (CCIHY). From January 2008 to November 2012, Mr. Zheng was

Chief Financial Officer of Cogo Group, Inc., a then Nasdaq listed company that provided customized module design solutions and manufactured electronic products in China. Mr. Zheng was also a director of the same company from January 2005 to November 2012. Prior to that, Mr. Zheng was vice president of travel service at eLong, Inc., one of the leading online travel service companies in China and listed on Nasdaq, where he was responsible for the overall operation of eLong Inc.’s travel services. Mr. Zheng received a Bachelor of Business Administration majoring in accounting from City University of New York in 1994.

Mr. Gregory Moore.    Mr. Moore has been a member of our board of directors since May 2021, and has been a member of Newegg Inc.’s board of directors since July 2011. Mr. Moore previously served as the Senior Vice President and Controller of Yum! Brands, Inc. until he retired in 2005. Yum! Brands is the world-wide parent company of Taco Bell, KFC and Pizza Hut. Prior to becoming Yum! Brands’ Controller, Mr. Moore was the Vice President and General Auditor of Yum! Brands. Before that, he was with PepsiCo, Inc. and held the position of Vice President, Controller of Taco Bell and Controller of PepsiCo Wines & Spirits International, a division of PepsiCola International. Before joining PepsiCo he was an Audit Manager at Arthur Young & Company in its New York, New York and Stamford, Connecticut offices. Mr. Moore also serves as Chairman of the Board of Texas Roadhouse Inc. (Nasdaq: TXRH).

Mr. Poi (Paul) Wu.    Mr. Poi (Paul) Wu has been a member of our board since May 2021, and has been a member of Newegg Inc.’s board of directors since February 2020. Mr. Wu is the founder and CEO of Carota, a supplier of connected car services. Mr. Wu is also the co-founder of the MOX mobile accelerator. He previously served as the CEO of Pocketnet Tech, a mobile content provider, and has also served in various roles with MediaTek, Hon Hai Foxconn Technology Group and Hong Kong Hutchison Wampoa’s TOM Group. Mr. Wu obtained his bachelor’s degree from the Department of Agricultural Economics at Taiwan University, and obtained an MBA from RSM Rotterdam Business School in the Netherlands.

Mr. Anthony Chow.    Mr. Chow is the Global Chief Executive Officer of Newegg. He sets the company’s strategic direction and works closely with Newegg’s executives to ensure consistent execution across the organization. In addition to Mr. Chow’s role as Global CEO, he also serves on the company’s board of directors. Mr. Chow’s leadership has guided Newegg through some of the company’s most transformative years. He first served as Vice President of Newegg Inc.’s North American business from 2006 until 2008, before moving to Shanghai to oversee Newegg Inc.’s China operation, as well as OZZO Logistics, a Newegg subsidiary providing 3PL support for other e-commerce companies based in China. In 2011, Mr. Chow left Newegg to become CEO of OTTO Group China, the Chinese subsidiary of Germany’s largest online retailer of fashion and lifestyle products. In this role, he helped the company extend its reach beyond Europe and into key parts of Asia. Then in 2015, he was appointed Vice President of Haier China, a global home appliance and consumer electronics manufacturer based in Qingdao, China. Upon rejoining Newegg Inc. in 2019, Mr. Chow made sweeping changes to position the company for continued success in the rapidly expanding e-commerce space. Consequently, Newegg remains one of the leading tech e-commerce companies with strong market share in consumer sales, and a growing portfolio of services for the company’s vendor partners, Marketplace sellers and 3PL clients. Mr. Chow holds a Bachelor’s degree in Electrical & Electronics Engineering from the University of Toledo, and a Master of Business Administration from the UCLA Anderson School of Management.

Mr. Robert Chang.    Mr. Chang is the Chief Financial Officer of Newegg. In this role, he is responsible for overseeing all aspects of the company’s financial performance, including forecasting, evaluation and reporting. Mr. Chang has served Newegg Inc. in various finance-related roles for more than two decades, first joining in 1999 and later being appointed to the CFO role in 2015. Prior to Newegg Inc., Mr. Chang spent five years as an Operational Analyst at Taiwan YFY Paper Manufacturers. Mr. Chang holds a Bachelor’s degree in Economics from Soochow University, and a Master’s degree in Finance from University of La Verne.

Mr. Jamie Spannos.    Mr. Spannos is the Global Chief Operating Officer of Newegg. In this role, he is responsible for the strategic direction and operational development of Newegg’s supply chain operations, managing end-to-end operations for the company’s 32M+ SKUs in more than 1,665 product categories sold into 20 countries across the globe. Mr. Spannos also oversees Newegg Logistics, a separate Newegg business unit that provides 3PL services to other e-commerce companies. Prior to joining Newegg Inc. in 2018, Mr. Spannos was Senior Vice President of North America Fulfillment and Logistics at FTD.com, where he oversaw all FTD.com and sub-brand operations across 103 drop-ship and internal distribution centers. Before his time at FTD.com, Mr. Spannos spent five years heading up distribution for Kraft Heinz Company, managing the company’s robust network of 26,500 3PL and Kraft Heinz employees across 128 distribution locations. In that role, he also played an instrumental part in providing strategic and executional direction in optimizing the company’s warehousing infrastructure, in turn unifying several distribution partnership models related to a multitude of company mergers and divestitures. And before Kraft Heinz, he served as GM/VP/Managing Director of Home Depot’s Import and Domestic Distribution Field Operations, helping to build the foundation of Home Depot’s supply chain during his 12-year tenure with the company. He holds the distinction of being the youngest at Home Depot to ascend to the GM role at the time. His experience of more than 20 years across a broad range of business functions uniquely qualifies Mr. Spannos to continue to expand Newegg’s operational excellence, positively impacting Newegg’s customers and the many businesses that rely on Newegg’s 3PL support.

Mr. Montaque Hou.    Mr. Hou has served as our Chief Technology Officer since May 2021 and was Chief Technology Officer of Newegg Inc. from January 2016 to May 2021. In this role, he is responsible for all technical aspects of the Newegg shopping experience, including the website, mobile app and other touchpoints including SMS and email interaction. Mr. Hou’s global technology team of more than 500 engineers designs, develops and deploys the technology that underpins site design, customer service, Newegg’s Marketplace, resource planning, logistics and inventory management of more than 100M unique SKUs. The technical development under Mr. Hou’s direction infuses the latest data science, machine learning and artificial intelligence to enhance the shopping experience with search personalization and product recommendations, as well as safeguards that deter fraudulent activity and eliminate counterfeit product listings on Newegg’s Marketplace. Under Mr. Hou’s stewardship, Newegg built and maintains its reputation of pioneering new e-commerce user experiences through customer-driven innovations, personalizing the shopping experience to deliver an intuitive, rewarding shopping experience. Newegg recently became the first major e-commerce company to offer a native Dark Mode, further cementing the company’s position as a leading e-commerce innovator. Prior to Mr. Hou’s tenure as CTO, he held various technical positions at Newegg, including Solutions Architect, Director of Technology Strategy and Chief Architecture Engineer. Mr. Hou holds a Master of Science in analytical chemistry from Tongji University in Shanghai.

Mr. Brian Waters.    Mr. Waters was appointed as Chief Legal Officer of Newegg in October 2021. Prior to joining the Company, Mr. Waters had served, since 2015, as Senior Vice President & Chief Compliance Officer, Broker Dealer at The TCW Group, a global asset management firm. Mr. Waters holds a Master of Laws in Taxation from the University of Washington, School of Law, a Juris Doctor from Whittier Law School, and a Bachelor of Arts in political science from Indiana University.

Board of Directors

Our Board currently consists of seven directors. None of our directors have a service contract with us that provides for benefits upon termination of service as a director.

A director may vote in respect of any contract or transaction in which he or she is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him or her at or prior to the consideration and vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he or she shall make with our company, or in which he or she is so interested and may vote on such motion. There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Nasdaq Listing Rules generally require that a majority of an issuer’s board of directors must consist of independent directors. However, the Nasdaq Listing Rules permit foreign private issuers like us to follow “home country practice” in certain corporate governance matters. We rely on this “home country practice” exception and do not have a majority of independent directors serving on our Board. Mr. Gregory Moore, Mr. Poi (Paul) Wu, and Mr. Fuya Zheng are our independent directors.

We do not have a lead independent director because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company.

Our Amended and Restated Memorandum and Articles of Association, subject to compliance with applicable laws and Nasdaq Listing Rules, provides that Digital Grid and Mr. Fred Chang, acting as the “Minority Representative”, shall be entitled to designate nominees to our Board in a number that is proportionate to the voting power of Digital Grid and its affiliates, and our Legacy Shareholders, respectively.

Digital Grid has nominated Mr. Zhitao He, Ms. Yingmei Yang, Mr. Poi (Paul) Wu, and Fuya Zheng to serve as directors. Mr. Fred Chang has nominated Mr. Fred Chang, Mr. Greg Moore and Mr. Anthony Chow to serve as directors.

Duties of Directors

Under British Virgin Islands law, our directors have duties to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Amended and Restated Memorandum and Articles of Association. We have the right to seek damages if a duty owed by our directors is breached. The functions and powers of our board include, among others:

•        appointing officers and determining the term of office of the officers;

•        authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

•        exercising the borrowing powers of the company and mortgaging the property of the company;

•        executing checks, promissory notes and other negotiable instruments on behalf of the company; and

•        maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Limitation of Director and Officer Liability

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our Amended and Restated Memorandum and Articles of Association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors or officers under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Involvement in Certain Legal Proceedings

On August 6, 2020, Hangzhou Lianluo and Mr. Zhitao He received an investigation notice from China Securities Regulatory Commission (“CSRC”) for alleged violation of laws and regulations regarding information disclosures of Hangzhou Lianluo. Hangzhou Lianluo is a PRC company with shares listed on Shenzhen Stock Exchange. Mr. He is the Chairman and Chief Executive Officer of Hangzhou Lianluo. Hangzhou Lianluo is also the largest shareholder of the Company and Mr. He was the former Chairman and the former Chief Executive Officer of the Company.

Hangzhou Lianluo has announced this investigation on August 7, 2020 and stated that it will fully cooperate with CSRC in the investigation.

On September 28, 2020, Hangzhou Lianluo announced that it has received a letter of advance notice of administrative punishment from Zhejiang Regulatory Bureau of CSRC, which provides, among others, that (i) Hangzhou Lianluo is receiving a warning and required to correct its unlawful acts and pay a fine of RMB 300,000, and (ii) Mr. Zhitao He is receiving a warning and required to pay a fine of RMB 400,000.

To the best of our knowledge, except as disclosed herein, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Family Relationship

There are no family relationships among any of the persons named above, and except as disclosed in this prospectus, there are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any such person was selected as a director or member of senior management.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the Board, in which case such director holds office until the next annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Committees of the Board of Directors

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. Each committee’s members and functions are described below.

Audit Committee

Our audit committee currently consists of Mr. Gregory Moore, Mr. Poi (Paul) Wu, and Mr. Zheng. Mr. Moore is the chairman of our audit committee. We have determined that Mr. Moore, Mr. Wu, and Mr. Zheng satisfy the “independence” requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and Rule 10A-3 under the Exchange Act. Our board also has determined that Mr. Moore qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq Listing Rules. The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee currently consists of Mr. Gregory Moore, Mr. Poi (Paul) Wu, and Mr. Zheng. Mr. Wu is the chairman of our compensation committee. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and recommending to the board the total compensation package for our most senior executive officers;

•        approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•        reviewing and recommending to the board the compensation of our directors;

•        reviewing periodically and approving any long-term incentive compensation or equity plans;

•        selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•        reviewing all other compensation and benefit plans as appropriate.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Mr. Gregory Moore, Mr. Poi (Paul) Wu, and Mr. Zheng. Mr. Zheng is the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee assists the Board in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        identifying and recommending nominees for election or re-election to our Board or for appointment to fill any vacancy;

•        reviewing annually with our Board its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

•        identifying and recommending to our Board which directors to serve as members and chairpersons of committees of the Board;

•        reviewing our corporate governance principles and advising the Board periodically of any significant developments as appropriate; and

•        reviewing related person transactions as well as the policies and procedures for the review, approval and ratification of related person transactions.

COMPENSATION

2020 Compensation of Directors and Executive Officers

For the year ended December 31, 2020, the aggregate cash compensation accrued for our directors and senior management as a group was approximately $8.1 million, of which approximately $2.8 million was paid in 2020 and the remaining $5.3 million was paid in January 2021. We did not separately set aside any amounts for pensions, retirement or other benefits for our executive officers, other than pursuant to relevant statutory requirements. Employee directors did receive any compensation for their services as directors. Non-employee directors were entitled to receive payment for serving as directors and may receive option grants.

Discretionary Bonus and Profit Sharing Program

Newegg’s CEO and other executive officers are eligible to participate in the Company’s Discretionary Bonus Program and Profit Sharing Program. Under the Discretionary Bonus Program, executives are eligible to receive an annual cash bonus payment based upon corporate and individual performance, as determined in the discretion of the Board of Directors, with target bonus amounts ranging from 10% of base salary to 50% of base salary. Under the Profit Sharing Program, the CEO and other executive officers are entitled to an annual cash bonus based upon the Company’s gross merchandise value (GMV) and adjusted EBITDA for the year, with the bonus payout weighted 70% based on GMV performance and 30% based upon adjusted EBITDA performance. Bonus awards under the Profit Sharing Program start at 30% of base salary (60% for the CEO) based upon meeting the threshold level of performance and are subject to increase based upon performance above threshold. Payments under both the Discretionary Bonus Program and the Profit Sharing Program are contingent upon the executive remaining employed with the Company through the date bonuses are paid.

Stock Option Plan

Newegg 2005 Incentive Award Plan:

On September 22, 2005, the Newegg 2005 Incentive Award Plan was approved and was later amended in January 2008, October 2009, December 2011 and September 2015. Under the Newegg 2005 Incentive Award Plan, we may grant equity incentive awards to employees, directors, and consultants based on our Common Shares. A committee of our board of directors determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, we may issue a maximum of 82,952,149 Common Shares under the Newegg 2005 Incentive Award Plan. We issue new Common Shares from this authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of our Common Shares as of the date of grant. Options typically vest over a term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of Newegg or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, the Newegg 2005 Incentive Award Plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Newegg Significant Shareholder Incentive Program

In 2016, Mr. Fred Chang established the Newegg Significant Shareholder Incentive Program, pursuant to which he caused to be transferred some of his Common Shares to certain of our then-current executives as restricted stock awards, subject to time-based vesting. As of November 8, 2021, 5,928,303 Common Shares remain vested under the restricted stock awards granted under the Newegg Significant Shareholder Incentive Program, which are primarily held by our former Chief Executive Officer. All other awards under the Significant Shareholder Incentive Program have been terminated.

Agreements with Executive Officers

Pursuant to employment agreements with our executed officers, which are filed as Exhibits 10.3 through 10.7 to the registration statement of which this prospectus forms a part, the employment with each of our executive officers is for a single three-year term, renewable thereafter in one-year increments. The employment is “at will” and can be terminated by us or each executive officer at any time and for any reason, with or without notice, with or without cause. If the executive is terminated by us without cause or by the executive for good reason, then the executive is entitled to receive severance of 12 months’ base salary and a prorated bonus. If such termination is also made in conjunction with a change of control, then the severance amount will increase to 24 months’ base salary and 200% of the executives target bonus. The agreements also contain customary confidentiality, non-solicit and invention assignment provisions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Common Shares as of November 8, 2021, as adjusted to reflect the sale of the Common Shares offered in this Offering and the application of the net proceeds as set forth under “Use of Proceeds”, for:

•        each of our directors and executive officers;

•        all of our directors and executive officers as a group; and

•        each shareholder or group of shareholders known to us to own beneficially more than 5% of our Common Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. In computing the number of Common Shares beneficially owned by a person listed below and the percentage ownership of such person, Common Shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

The ownership information shown in the columns titled “Common Shares Beneficially Owned Before the Offering” in the table below is based on 368,662,712 Common Shares outstanding as of November 8, 2021. The ownership information shown in the column titled “Underwriters’ Option Not Exercised — Common Shares Beneficially Owned After the Offering” in the table below is based on            Common Shares outstanding after this Offering. The ownership information shown in the column titled “Underwriters’ Option Fully Exercised — Common Shares Beneficially Owned After the Offering” in the table below is based on            Common Shares outstanding after this Offering, including            additional Common Shares issuable pursuant to the underwriters’ option to purchase additional Common Shares in this Offering from us.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Pursuant to SEC Rule 13d-3(d)(1), for each beneficial owner below, any securities that are exercisable or convertible within 60 days of the date of this prospectus have been included in the numerator and denominator for that person alone.

			Underwriters’ Option Not Exercised		Underwriters’ Option Fully Exercised
Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned Before the Offering	Percentage of Common Shares Beneficially Owned Before the Offering	Number of Common Shares Beneficially Owned After the Offering	Percentage of Common Shares Beneficially Owned After the Offering	Number of Common Shares Beneficially Owned After the Offering	Percentage of Common Shares Beneficially Owned After the Offering
5% or Greater Shareholders
Zhitao He(1)	229,868,782	61.4%
Fred Chang(2)	135,486,243	36.4%

Executive Officers and Directors
Anthony Chow(3)	3,498,061	0.9%
Robert Chang(3)	1,314,720	0.4%
Jamie Spannos(3)	1,479,898	0.4%
Montaque Hou(3)	1,001,776	0.3%
Brian Waters	0	0.0%
Fred Chang(3)	135,486,243	36.4%
Fuya Zheng	0	0.0%
Gregory Moore	0	0.0%
Zhitao He(1)	229,868,782	61.4%
Yingmei Yang(3)	546,700	0.1%
Poi (Paul) Wu	0	0.0%
All Directors and Executive Officers as a Group (11 persons)	373,196,180	96.9%

____________

(1)      Comprised of (i) 222,821,592 Common Shares owned by Digital Grid, (ii) 1,313,638 Common Shares and warrants to purchase 125,000 Common Shares at an exercise price of $17.60/share owned by Hangzhou Lianluo, (iii) 58,937 Common Shares owned by Hyperfinite Galaxy Holding Limited and (iv) vested stock options exercisable for 5,549,615 Common Shares at an exercise price of $0.55/share held by Zhitao He. All of those persons are affiliated with each other and under the control of Zhitao He.

The Common Shares owned by Digital Grid have been pledged to Bank of China Limited Zhejiang Branch, or BOC, as collateral to support working capital loans and letters of credit provided by BOC to Hangzhou Lianluo. The loans have been guaranteed jointly and severally by Beijing Digital Grid Technology Co., Ltd., a subsidiary of Hangzhou Lianluo, and by Mr. Zhitao He. The estimated total amount owed under these loans as of March 31, 2022 will be RMB469 million in RMB denominated loans, interest, fees, expenses and penalties, plus $97.5 million in U.S. dollar loans, interest, fees, expenses and penalties. In May 2020, BOC filed several lawsuits against Hangzhou Lianluo, Digital Grid, Beijing Digital Grid Technology Co., Ltd. and Mr. Zhitao He in the Hangzhou Intermediate People’s Court in China alleging that Hangzhou Lianluo has failed to repay the loans when due and is in breach of the loan agreements. This litigation is ongoing. These loans will be repaid using proceeds from this offering through the Synthetic Secondary Sale. See “Use of Proceeds” for additional details.

(2)      Comprised of (i) 92,328,379 Common Shares held by Tekhill USA, LLC, (ii) 23,624,115 Common Shares held by Fred Chang Partners Trust, (iii) 9,158,558 Common Shares held by Nabal Spring, LLC, (iv) 5,435,754 Common Shares held by Chang Trust 2008, (v) 797,625 Common Shares held by Chang 2009 Annuity Trust No. 1, (vi) 332,340 Common Shares held by Chang 2009 Annuity Trust No. 2, (vii) 664,691 Common Shares held by Chang 2009 Annuity Trust No. 3 and (viii) vested stock options exercisable for 3,144,781 Common Shares at an exercise price of $1.19/share held by Fred Chang. All of those persons are affiliated with each other and under the control of Fred Chang.

Tekhill USA, LLC has pledged 32,713,520 Common Shares as collateral to Preferred Bank. The pledged shares secure a loan from the bank to Fred Chang with a principal amount of $7.1 million.

(3)      Comprised of vested stock options exercisable for the indicated number of Common Shares for each person. The exercise price for all of these stock options is $0.55/share, except for 574,771 options held by Robert Chang which have an exercise price of $0.73/share.

As of November 8, 2021, we had 15 record holders in the United States, holding a total of 137,611,624 Common Shares. One of the record holders in the United States is Cede & Co. The shares held by Cede & Co as record holder are held for underlying beneficial holders holding in “street name”.

Rights of Certain Principal Shareholders

Appointment and Removal of the Directors

Pursuant to the Amended and Restated Memorandum and Articles of Association and subject to compliance with applicable laws and Nasdaq Listing Rules, the board of the company shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the Minority Representative.

If the number of Common Shares or other Equity Interests (as defined in the Amended and Restated Memorandum and Articles of Association) of the company held by the Legacy Shareholders represents (i) more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace three directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace two directors, (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace one director, and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall no longer be entitled to appoint or replace any directors.

If the number of Common Shares or other Equity Interests held by Digital Grid or its affiliates represents (i) more than fifty percent (50%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace four directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace three directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace two directors, (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace one director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall no longer be entitled to appoint or replace any directors.

Any director positions which neither Digital Grid nor the Minority Representative are entitled to appoint under the Amended and Restated Memorandum and Articles of Association shall be appointed by a majority of the remaining directors, or by any other means allowed under the Amended and Restated Memorandum and Articles of Association and the Companies Act.

A director or member of a committee of the Board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the Board; provided that

(i)     Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by the Minority Representative shall be removed from their position upon and only upon, the written request of the Minority Representative; and

(ii)    Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Liaison.

Requirements of Board Approval on Certain Matters

In addition, the Amended and Restated Memorandum and Articles of Association also provides that, as long as the number of Common Shares held by Legacy Shareholders represents more than ten percent (10%) of the total voting power of all outstanding Common Shares of the company, the company agrees not to take, or permit our subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include one of the directors designated by the Minority Representative as being the Primary Minority Board Appointee. Such actions include the following:

(iii)   initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, share combination or division, restructuring or reorganization of the Company or any of its subsidiaries;

(iv)   other than to the company or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the company or any of its subsidiaries in any transaction or series of related transactions;

(v)    agree to any merger, consolidation or combination of the company or any of its subsidiaries, or to a sale of all or substantially all of the assets of the company in connection with a Company Sale (as defined in the Amended and Restated Memorandum and Articles of Association);

(vi)   commence or undertake any Reorganization (as defined in the Amended and Restated Memorandum and Articles of Association);

(vii)  issue, directly or indirectly, any equity interest of the company or permit any of the subsidiaries to issue any equity interest other than, in each case, any Excluded Issuance (as defined in the Amended and Restated Memorandum and Articles of Association);

(viii) materially alter or fundamentally change the nature of the business of the company and its Subsidiaries;

(ix)   amend, change, or waive any provision of, the memorandum and articles of association of the company;

(x)    purchase or otherwise acquire all or any part of the assets or business of, or Equity Interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any Person (other than the company or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(xi)   other than to the company or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the company or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(xii)  other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any Person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xiii) appoint or remove the Chief Executive Officer of the company;

(xiv) enter into any Affiliate Transactions (as defined in the Amended and Restated Memorandum and Articles of Association);

(xv)  amend, change or waive any of the actions of the company described in the Fifth Amended and Restated Articles of Association or the required voting threshold specified herein; and

(xiv) agree or commit to do any of the foregoing, or delegate any of the foregoing to the company or any of its subsidiaries or any officer or agent of the company or subsidiary thereof.

The rights granted to the Principal Shareholders are in addition to and not intended to limit in any way the rights that the Principal Shareholders or any of their affiliates may have to appoint, elect or remove our directors under our Amended and Restated Memorandum and Articles of Association or laws of the British Virgin Islands.

Pre-emptive Rights of the Principal Shareholders

Prior to this Offering, Newegg, Digital Grid, the Principal Shareholders and we agreed to enter into the Amended Shareholders Agreement, pursuant to which we agreed to assume all of the rights and obligations of Newegg under the original Shareholders Agreement.

Under the Amended Shareholders Agreement, the Principal Shareholders have pre-emptive rights to acquire additional shares when the company issues or sells additional securities in the future, except for the “excluded issuance” as defined in the Amended Shareholders Agreement or Common Shares offered pursuant to a registration statement filed with the SEC.

For the purpose of the Amended Shareholders Agreement, the “excluded issuance” means any equity interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Common Shares held by the Principal Shareholders, and (ii) Common Shares issuable pursuant to any stock option or any similar equity incentive plan of the company approved by the Board; and (iii) equity interests issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the company provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the company and shall provide to the company additional benefits in addition to the investment of funds, but shall not include a transaction in which the company is issuing equity interests primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

The company is required to give Principal Shareholders a notice stating the price (or formula by which the price will be determined, which may refer to a future contingent event) and terms of issuance of new securities and to remain the offer to issue the Principal Shareholders their Pro Rata Shares of such new securities (as defined below) open until the 15th calendar day following the receipt of such notice. The Principal Shareholders shall deliver an exercise notice along with payment to exercise their pre-emptive rights.

In the event that the Principal Shareholder fails to give an exercise notice timely, or elects to purchase fewer than all of its Pro Rata Share of such new securities, then the company shall send written notice to any Principal Shareholder who has elected to purchase all of its Pro Rata Share of such new securities, who will then have the right, by giving written notice to the company within two business days upon receiving notice from the company, to purchase its Pro Rata Share of such unsubscribed portion, and such right shall continue to apply repeatedly and iteratively until all of such new securities have been allocated to the Principal Shareholders or none of the Principal Shareholders have elected to participate in such further purchase. If, at the end of such process, there are new securities that have not been subscribed for by the Principal Shareholders, the company may, for a period of time not to exceed 60 days, sell such unsubscribed new securities, on the same times to a third party purchaser. If, however, at the end of such 60-day period, the company has not consummated a sale of any of such unsubscribed new securities, the company shall no longer be permitted to sell such new securities without again complying with these provisions of pre-emptive rights in the Amended Shareholders Agreement. Such pre-emptive rights have been waived for the offering contemplated by this prospectus.

Right of First Refusal of the Company and Principal Shareholders

Pursuant to the Amended Shareholders Agreement, subject to compliance with applicable laws and Nasdaq’s Listing Rules, if any Principal Shareholders or any of their affiliates, receives a bona fide offer from any person other than its affiliate for any of the Common Shares such Principal Shareholders received in connection with the Merger (the “ROFR Shares”), then the company has a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares, at the same price, and on the same terms and conditions offered by the purchaser (the “ROFR Terms”). In the event the company does not decide to purchase such ROFR Shares or decides to purchase for less than all of the ROFR Shares, then each of the Principal Shareholders other than the selling Principal Shareholders shall have a right of first refusal to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. For the purpose of this Amended Shareholders Agreement, “Pro Rata Share” means the percentage which corresponds to the ratio which each selling Principal Shareholder’s “Percentage Interest” (which is calculated by dividing (i) the number of the Common Shares owned by such Principal Shareholder, by (ii) total number of the then outstanding shares of the Common Shares held by all Principal Shareholders) bears to the total Percentage Interests of all Principal Shareholders exercising their right of first refusal. In the event that the ROFR Shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration. Such rights of first refusal have been waived for the offering contemplated by this prospectus, however they may delay or prevent us from raising other funding in the future and may have an adverse impact on the liquidity and market price of our Common Shares.

RELATED PARTY TRANSACTIONS

The following discussion is a brief summary of certain material arrangements, agreements and transactions Newegg has had with related parties since January 1, 2018, other than the compensation arrangements we describe in “Compensation”

Newegg’s Investment

On April 17, 2018, Newegg acquired an equity interest in Mountain Capital Fund L.P. from Pegasus. The sole owner of Pegasus View Global Ltd. (“Pegasus”) is the spouse of a member of the Newegg’s board of directors.

Loans to Newegg’s Affiliate

On June 16, 2017, Newegg loaned $50.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate of 4% per annum (the “$50.0 Million Loan”). The $50.0 Million Loan was collateralized by a security interest in 43,167 Series C Shares of Razer Inc., a company incorporated under the laws of the Cayman Islands (“Razer”), held by Digital Grid.

On March 20, 2018, Newegg loaned $20.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate equal to 4% per annum (the “$20.0 Million Loan”). The $20.0 Million Loan was collateralized by a security interest in 362,732,301 Ordinary Shares of Razer held by Digital Grid.

On May 11, 2018, Newegg and Digital Grid entered into an amended and restated loan agreement which combined all of the remaining unpaid principal and interest on the $50.0 Million Loan and the $20.0 Million Loan into an amended and restated secured promissory note of approximately $23.3 million (the “$23.3 Million Loan”). The $23.3 Million Loan replaced, amended, and restated in their respective entirety the $50.0 Million Loan and the $20.0 Million Loan. The $23.3 Million Loan had a maturity date of June 15, 2018 and carried an interest rate equal to 4% per annum. This loan was collateralized by a security interest in certain convertible bonds of China Digital Culture (Group) Limited, a company incorporated in the Cayman Islands, in the amount of HK$412,500,000 held by Digital Grid.

On June 15, 2018, Newegg and Digital Grid entered into the First Amendment to the $23.3 Million Loan, pursuant to which the interest rate was amended to 5% per annum and the maturity date was extended to September 30, 2018. As of December 31, 2018, there was no outstanding principal balance receivable from affiliate.

On December 17, 2019, Newegg loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2021. A third amendment of the loan agreement has been executed to further extend the maturity date of the loan to June 30, 2022. The $15.0 Million Loan is included as “Notes receivable” at the Shareholders’ Equity section of the Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020.

During nine months ended September 30, 2021 and 2020 and for the years ended December 31, 2020, 2019 and 2018, the Company recorded interest income of $0.6 million, $0.6 million, $0.7 million, $0.1 million and $0.9 million, respectively, from loans to affiliate in interest income in the consolidated statement of operations. As of September 30, 2021 and 2020, and December 31, 2020 and 2019, the amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Shareholders’ Equity section in the consolidated balance sheets was $0.2 million, $0.2 million, $0.2 million, and immaterial, respectively.

Loans from Newegg’s Affiliate

On January 14, 2019, Newegg entered into three loan agreements with BARD Company Limited, an entity affiliated with Danny Lee, Newegg’s former Chief Executive Officer, pursuant to which Newegg borrowed a total of $15.0 million. For all of the three loans, the maturity date was March 31, 2019 unless extended to April 30, 2019 in accordance with the terms of the loan agreements, and the interest rate is 6% per annum. Newegg repaid the three loans in their entirety as of March 8, 2019.

Sales to Newegg’s Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $1.5 million, respectively, due from Digital Grid. Digital Grid is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020, 2019 and 2018 to this related party were immaterial.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $4.3 million, respectively, due from Connect Technova Inc. (“Connect Technova”). Connect Technova is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020 were immaterial. Sales during the year ended December 31, 2019 and 2018 to this related party were $0.8 million and $2.9 million, respectively.

As of September 30, 2021 and 2020, and December 31, 2020 and 2019, amount due to related parties was immaterial.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

DESCRIPTION OF SHARES

We are a company incorporated in the British Virgin Islands with limited liability and our affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Companies Act, the common law of the British Virgin Islands, our corporate governance documents and rules and regulations of the stock exchange on which our Common Shares are traded.

Rights and Obligations of Shareholders

Each of Common Shares confers on its holder:

•        the right to vote;

•        the right to an equal share in any dividend paid by the Company in accordance with the Companies Act; and

•        the right to an equal share in the distribution of the surplus of the Company.

Voting Rights.    Holders of Common Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Common Share is entitled to one (1) vote on all matters subject to vote at general meetings of the Company.

Dividends.    The holders of shares are entitled to such dividends as may be declared by the directors of the Company at such time and of such an amount as the directors think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of Company assets exceeds the Company’s liabilities and the Company will be able to pay its debts as they fall due.

Pre-emptive rights.    Except as set forth in the Amended Shareholders Agreement, there are no pre-emptive rights applicable to the issue by the Company of new shares under either the Companies Act or our Amended and Restated Memorandum and Articles of Association.

Warrants

On August 18, 2016, the Company closed the sale of warrants to purchase 125,000 of our Common Shares to Hangzhou Lianluo pursuant to the terms of a certain securities purchase agreement. These warrants are exercisable at any time for an exercise price of $17.60 per share, with no expiration date.

Amended and Restated Memorandum and Articles of Association

We are incorporated in the British Virgin Islands and have been assigned company number 553525 in the Register of Companies in the BVI. Our registered office is at the offices of Vistra Corporate Services Center, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Objects of the Company

Under our Amended and Restated Memorandum and Articles of Association, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the British Virgin Islands.

Amendment

Clause 12.1 of our Amended and Restated Memorandum provides that the Company may amend the Memorandum or the Articles of Association by Resolution of Shareholders or by Resolution of Directors, provided that no amendment may be made by Resolution of Directors: (a) to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles of Association; (b) to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or the Articles of Association; (c) in circumstances where the Memorandum or the Articles of Association cannot be amended by the Shareholders; and (d) provided that the Directors may not amend certain sections of the Amended and Restated Memorandum and Articles of Association that would negatively affect existing shareholders.

Rights of Certain Principal Shareholders

Appointment and Removal of the Directors

Pursuant to the Amended and Restated Memorandum and Articles of Association and subject to compliance with applicable laws and Nasdaq Listing Rules, the board of the company shall consist of up to seven directors. Initially, four of the directors shall be appointed by Digital Grid, and three of the directors shall be appointed by the Minority Representative.

If the number of Common Shares or other Equity Interests (as defined in the Amended and Restated Memorandum and Articles of Association) of the company held by the Legacy Shareholders represents (i) more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace three directors, (ii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace two directors, (iii) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall be entitled to appoint and replace one director, and (iv) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then the Minority Representative shall no longer be entitled to appoint or replace any directors.

If the number of Common Shares or other Equity Interests held by Digital Grid or its affiliates represents (i) more than fifty percent (50%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace four directors, (ii) less than or equal to fifty percent (50%) and more than two sevenths (2/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace three directors, (iii) less than or equal to two sevenths (2/7) and more than one seventh (1/7) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace two directors, (iv) less than or equal to one seventh (1/7) and more than five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall be entitled to appoint and replace one director, and (v) less than or equal to five percent (5%) of the total voting power of all outstanding Shares or other Equity Interests of the Company, then Digital Grid shall no longer be entitled to appoint or replace any directors.

Any director positions which neither Digital Grid nor the Minority Representative are entitled to appoint under the Amended and Restated Memorandum and Articles of Association shall be appointed by a majority of the remaining directors, or by any other means allowed under the Amended and Restated Memorandum and Articles of Association and the Companies Act.

A director or member of a committee of the Board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the Board; provided that

(i)     Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by the Minority Representative shall be removed from their position upon and only upon, the written request of the Minority Representative; and

(ii)    Any director or member of a committee of the Board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Liaison.

Requirements of Board Approval on Certain Matters

In addition, the Amended and Restated Memorandum and Articles of Association also provides that, as long as the number of Common Shares held by Legacy Shareholders represents more than ten percent (10%) of the total voting power of all outstanding Common Shares of the company, the company agrees not to take, or permit our subsidiaries to take, certain actions, without the approval of the affirmative vote of not less than a majority of the number of votes represented by the directors, which majority must include one of the directors designated by the Minority Representative as being the Primary Minority Board Appointee. Such actions include the following:

(i)     initiate any liquidation, dissolution, bankruptcy filing or similar action, recapitalization, share combination or division, restructuring or reorganization of the Company or any of its subsidiaries;

(ii)    other than to the company or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) all or substantially all of the assets or properties of the company or any of its subsidiaries in any transaction or series of related transactions;

(iii)   agree to any merger, consolidation or combination of the company or any of its subsidiaries, or to a sale of all or substantially all of the assets of the company in connection with a Company Sale (as defined in the Amended and Restated Memorandum and Articles of Association);

(iv)   commence or undertake any Reorganization (as defined in the Amended and Restated Memorandum and Articles of Association);

(v)    issue, directly or indirectly, any equity interest of the company or permit any of the subsidiaries to issue any equity interest other than, in each case, any Excluded Issuance (as defined in the Amended and Restated Memorandum and Articles of Association);

(vi)   materially alter or fundamentally change the nature of the business of the company and its Subsidiaries;

(vii)  amend, change, or waive any provision of, the memorandum and articles of association of the company;

(viii) purchase or otherwise acquire all or any part of the assets or business of, or Equity Interests or other evidences of beneficial ownership of, invest in or participate in any joint venture, partnership or similar arrangement with, any Person (other than the company or any of its subsidiaries), in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(ix)   other than to the company or a wholly-owned subsidiary thereof, sell, license, transfer or otherwise dispose of (including through merger or consolidation) any assets or properties of the company or any of its subsidiaries, in each case in any transaction or series of related transactions involving a commitment in excess of $10,000,000;

(x)    other than loans to wholly-owned subsidiaries, (A) extend any credit or make any loans to any Person, (B) incur, assume, guarantee, endorse or otherwise become responsible for indebtedness, or (C) amend, modify or supplement in any material respect the agreements governing (or otherwise extend or refinance) existing indebtedness;

(xi)   appoint or remove the Chief Executive Officer of the company;

(xii)  enter into any Affiliate Transactions (as defined in the Amended and Restated Memorandum and Articles of Association);

(xiii) amend, change or waive any of the actions of the company described in the Fifth Amended and Restated Articles of Association or the required voting threshold specified herein; and

(xiv) agree or commit to do any of the foregoing, or delegate any of the foregoing to the company or any of its subsidiaries or any officer or agent of the company or subsidiary thereof.

The rights granted to the Principal Shareholders are in addition to and not intended to limit in any way the rights that the Principal Shareholders or any of their affiliates may have to appoint, elect or remove our directors under our Amended and Restated Memorandum and Articles of Association or laws of the British Virgin Islands.

Pre-emptive Rights of the Principal Shareholders

Prior to this Offering, Newegg, Digital Grid, the Principal Shareholders and we agreed to enter into the Amended Shareholders Agreement, pursuant to which we agreed to assume all of the rights and obligations of Newegg under the original Shareholders Agreement.

Under the Amended Shareholders Agreement, the Principal Shareholders have pre-emptive rights to acquire additional shares when the company issues or sells additional securities in the future, except for the “excluded issuance” as defined in the Amended Shareholders Agreement or Common Shares offered pursuant to a registration statement filed with the SEC.

For the purpose of the Amended Shareholders Agreement, the “excluded issuance” means any equity interests issued as share dividends, or pursuant to share splits, recapitalization or other similar events that do not adversely affect the proportionate amount of the Common Shares held by the Principal Shareholders, and (ii) Common Shares issuable pursuant to any stock option or any similar equity incentive plan of the company approved by the Board; and (iii) equity interests issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the company provided that any such issuance shall only be to an entity (or to the equity holders of an entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the company and shall provide to the company additional benefits in addition to the investment of funds, but shall not include a transaction in which the company is issuing equity interests primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

The company is required to give Principal Shareholders a notice stating the price (or formula by which the price will be determined, which may refer to a future contingent event) and terms of issuance of new securities and to remain the offer to issue the Principal Shareholders their Pro Rata Shares of such new securities (as defined below) open until the 15th calendar day following the receipt of such notice. The Principal Shareholders shall deliver an exercise notice along with payment to exercise their pre-emptive rights.

In the event that the Principal Shareholder fails to give an exercise notice timely, or elects to purchase fewer than all of its Pro Rata Share of such new securities, then the company shall send written notice to any Principal Shareholder who has elected to purchase all of its Pro Rata Share of such new securities, who will then have the right, by giving written notice to the company within two business days upon receiving notice from the company, to purchase its Pro Rata Share of such unsubscribed portion, and such right shall continue to apply repeatedly and iteratively until all of such new securities have been allocated to the Principal Shareholders or none of the Principal Shareholders have elected to participate in such further purchase. If, at the end of such process, there are new securities that have not been subscribed for by the Principal Shareholders, the company may, for a period of time not to exceed 60 days, sell such unsubscribed new securities, on the same times to a third party purchaser. If, however, at the end of such 60-day period, the company has not consummated a sale of any of such unsubscribed new securities, the company shall no longer be permitted to sell such new securities without again complying with these provisions of pre-emptive rights in the Amended Shareholders Agreement. Such pre-emptive rights have been waived for the offering contemplated by this prospectus.

Right of First Refusal of the Company and Principal Shareholders

Pursuant to the Amended Shareholders Agreement, subject to compliance with applicable laws and Nasdaq’s Listing Rules, if any Principal Shareholders or any of their affiliates, receives a bona fide offer from any person other than its affiliate for any of the Common Shares such Principal Shareholders received in connection with the Merger (the “ROFR Shares”), then the company has a right of first refusal, but not the obligation, to elect to purchase all (and not less than all) of the ROFR Shares, at the same price, and on the same terms and conditions offered by the purchaser (the “ROFR Terms”). In the event the company does not decide to purchase such ROFR Shares or decides to purchase for less than all of the ROFR Shares, then each of the Principal Shareholders other than the selling Principal Shareholders shall have a right of first refusal to elect to purchase all (and not less than all) of its Pro Rata Share of the ROFR Shares on the ROFR Terms. For the purpose of this Amended Shareholders Agreement, “Pro Rata Share” means the percentage which corresponds to the ratio which each selling Principal Shareholder’s “Percentage Interest” (which is calculated by dividing (i) the number of the Common Shares owned by such Principal Shareholder, by (ii) total number of the then outstanding shares of the Common Shares held by all Principal Shareholders) bears to the total Percentage Interests of all Principal Shareholders exercising their right of first refusal. In the event that the ROFR Shares are in exchange for non-cash consideration, then such right of first refusal shall be exercisable based on the fair market value determined in good faith by the board of such non-cash consideration. Such rights of first refusal have been waived for the offering contemplated by this prospectus, however they may delay or prevent us from raising other funding in the future and may have an adverse impact on the liquidity and market price of our Common Shares.

Limitations on Right to Own Shares

British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association impose no limitations on the right of nonresident or foreign owners to hold or vote our securities. There are no provisions in the Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. Our Amended and Restated Memorandum and Articles of Association allow our shareholders holding shares representing in aggregate not less than thirty percent (30%) of our voting shares to requisition a special meeting of shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

Register of Members

The Company is required to keep a register of members containing (i) the names and addresses of the shareholders, (ii) the number of each class and series of shares held by each shareholder, (iii) the date on which the name of each shareholder was entered in the register of members, and (iv) the date on which any person ceased to be a shareholder. A share is deemed to be issued when the name of the shareholder is entered in the register of members and the entry of the name of a person in the register of members as a holder of a share is prima facie evidence that legal title in the share vests in that person.

Variation of Rights of Shareholders

If at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Meetings

Any action required or permitted to be taken by the shareholders may be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action. An action that may be taken by the shareholders at a meeting (other than the election of Directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution. All meetings of shareholders (whether annual or special) will be held on such dates and at such places as may be fixed from time to time by the directors. The Company is not required to hold an annual general meeting in any calendar year. However, where so determined by the directors of the Company, an annual general meeting shall be held once in each calendar year at such date and time as may be determined by the directors of the Company.

At any meeting of shareholders, a quorum will be present if there are one or more shareholders present in person or by proxy representing not less than 50% of the issued shares entitled to vote on the resolutions to be considered at the meeting. The shareholders present at a duly called or held meeting of shareholders at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum.

A shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder. A shareholder will be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other.

Transfer of Shares

Subject to the restrictions and conditions in our Amended and Restated Memorandum and Articles of Association, as amended, and the Amended Shareholders Agreement, any shareholder may transfer all or any of his or her shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. The transfer of a share is effective when the name of the transferee is entered on the register of members of the Company.

Redemption of Shares

The Company may purchase, redeem or otherwise acquire any of its own shares for such consideration as the directors of the Company may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

A copy of the Amended and Restated Memorandum and Articles of Association is filed as Exhibit 3.2 to the registration statement of which this prospectus forms a part.

Differences Between the Law of Different Jurisdictions

We were incorporated under, and are governed by, the laws of the BVI. Set forth below is a summary of some of the differences between provisions of the Companies Act applicable to us and the laws application to companies incorporated in Delaware and their shareholders.

Director’s Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

BVI law provides that every director of a BVI company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, BVI law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes the Companies Act or the memorandum of association or articles of association of the company.

Amendment of Governing Documents

Under Delaware corporate law, with very limited exceptions, a vote of the shareholders is required to amend the certificate of incorporation. Under BVI law and our Amended and Restated Memorandum and Articles of Association, we may amend the Amended and Restated Memorandum and Articles of Association by resolution of shareholders or by resolution of directors, provided that no amendment may be made by resolution of directors: (a) to restrict the rights or powers of the shareholders to amend the memorandum of association or the articles of association; (b) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum of association or the articles of association; (c) in circumstances where the memorandum of association or the articles of association cannot be amended by the shareholders; and (d) provided that the directors may not amend certain sections of the Amended and Restated Memorandum and Articles of Association that would negatively affect existing shareholders.

Written Consent of Directors

Under Delaware corporate law, directors may act by written consent only on the basis of a unanimous vote. Under BVI law, directors’ consents need only a majority of directors signing to take effect. Under our Amended and Restated Memorandum and Articles of Association, directors may act by written consents of all directors.

Written Consent of Shareholders

Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation, may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting. As permitted by BVI law, shareholders’ consents need only shareholders representing a majority of votes of the shares entitled to vote signing to take effect. Our Amended and Restated Memorandum and Articles of Association provide that an action that may be taken by the shareholders at a meeting (other than the election of directors) may also be taken by a resolution of shareholders consented to in writing, without the need for any notice, but if any resolution of shareholders is adopted otherwise than by the unanimous written consent of all shareholders, a copy of such resolution shall forthwith be sent to all shareholders not consenting to such resolution.

Shareholder Proposals

Under Delaware corporate law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our Amended and Restated Memorandum and Articles of Association provide that our directors shall call a meeting of the shareholders in respect of the matter for which the meeting is requested in writing by shareholders entitled to exercise 30% or more of the voting rights.

Sale of Assets

Under Delaware corporate law, a vote of the shareholders is required to approve the sale of assets only when all or substantially all assets are being sold. In the BVI, shareholder approval is required when more than 50% of a company’s total assets by value are being disposed of or sold.

Dissolution; Winding Up

Under Delaware corporate law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware corporate law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. As permitted by BVI law and our Amended and Restated Memorandum and Articles of Association, we may by a resolution of shareholders or, subject to the requirements under our Amended and Restated Memorandum and Articles of Association, by resolution of directors appoint a voluntary liquidator to undertake the liquidation of the Company.

Redemption of Shares

Under Delaware corporate law, any stock may be made subject to redemption by the corporation at its option or at the option of the holders of such stock provided there remains outstanding shares with full voting power. Such stock may be made redeemable for cash, property or rights, as specified in the certificate of incorporation or in the resolution of the board of directors providing for the issue of such stock. As permitted by BVI law and our Amended and Restated Memorandum and Articles of Association, we may purchase, redeem or otherwise acquire any of our own shares for such consideration as our directors may determine if the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. Shares that the Company purchases, redeems or otherwise acquires may be cancelled or held as treasury shares except to the extent that such shares are in excess of 50% of the issued shares in which case they shall be cancelled to the extent of such excess but they shall be available for reissue.

Variation of Rights of Shares

Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by BVI law and our Amended and Restated Memorandum and Articles of Association, if at any time the shares are divided into different classes, the rights attached to any class may only be varied, whether or not the Company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Removal of Directors

Under Delaware corporate law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate provides otherwise. As permitted by BVI law and our Amended and Restated Memorandum and Articles of Association, a director or member of a committee of the board or the board of a subsidiary may be removed from his or her position, with cause, by the majority of the shareholders or the majority of the board; provided that (i) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by the minority representative shall be removed from their position upon and only upon, the written request of the minority representative; and (ii) any director or member of a committee of the board or the board of a subsidiary that is appointed or nominated by Digital Grid shall be removed from their position upon and only upon, the written request of Digital Grid.

Mergers

Under Delaware corporate law, one or more constituent corporations may merge into and become part of another constituent corporation in a process known as a merger. A Delaware corporation may merge with a foreign corporation as long as the law of the foreign jurisdiction permits such a merger. To effect a merger under Delaware General Corporation Law §251, an agreement of merger must be properly adopted and the agreement of merger or a certificate of merger must be filed with the Delaware Secretary of State. In order to be properly adopted, the agreement of merger must be adopted by the board of directors of each constituent corporation by a resolution or unanimous written consent. In addition, the agreement of merger generally must be approved at a meeting of shareholders of each constituent corporation by a majority of the outstanding stock of the corporation entitled to vote, unless the certificate of incorporation provides for a supermajority vote. In general, the surviving corporation assumes all of the assets and liabilities of the disappearing corporation or corporations as a result of the merger.

Under the Companies Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum association or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Inspection of Books and Records

Under Delaware corporate law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Under the Companies Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A member of a company is entitled, on giving written notice to the company, to inspect:

a)      the memorandum and articles;

b)      the register of members;

c)      the register of directors; and

d)      the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above.

Subject to our Amended and Restated Memorandum and Articles of Association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the British Virgin Islands Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Transactions with Interested Shareholders

Delaware corporate law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or that owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

BVI law has no comparable provision.

Cumulative Voting

Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the company’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions to cumulative voting under the laws of the BVI, but our Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Exchange Controls

BVI Exchange Controls

There are no material exchange controls restrictions on payment of dividends, interest or other payments to the holders of our Common Shares or on the conduct of our operations in the BVI, where we were incorporated. There are no material BVI laws that impose any material exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our Common Shares. BVI law and our Amended and Restated Memorandum and Articles of Association do not impose any material limitations on the right of non-residents or foreign owners to hold or vote our Common Shares.

BVI, PRC AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material BVI, PRC and U.S. federal income tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

BVI Taxation

The BVI does not impose a withholding tax on dividends paid to holders of our Common Shares, nor does the BVI levy any capital gains or income taxes on us. Further, a holder of our Common Shares who is not a tax resident of the BVI is exempt from the BVI income tax on dividends paid with respect to the Common Shares. Holders of Common Shares are not subject to the BVI income tax on gains realized on the sale or disposition of the Common Shares.

Our Common Shares are not subject to transfer taxes, stamp duties or similar charges in the BVI. However, as a company incorporated under the Companies Act, we are required to pay the BVI government an annual license fee based on the number of shares we are authorized to issue.

There is no income tax treaty or convention currently in effect between the United States and the BVI.

PRC Taxation

We are a holding company incorporated in the BVI, which directly holds our equity interests in our PRC operating subsidiaries. The EIT Law and its implementation rules, both of which became effective as of January 1, 2008, as amended on February 24, 2017, provide that a PRC enterprise is subject to a standard income tax rate of 25% and China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiaries to its overseas parent, will normally be subject to PRC withholding tax at a rate of 10%, unless there are applicable treaties between the overseas parent’s jurisdiction of incorporation and China to reduce such rate.

The EIT Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Its implementation rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our BVI holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends paid to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. In addition, any gain realized on the transfer of shares by such investors is also subject to PRC tax at a rate of 10%, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Common Shares, and any gain realized from the transfer of our Common Shares, may be treated as income derived from sources within the PRC and may as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to individual investors who are non-PRC residents and any gain realized on the transfer of Common Shares by such investors may be subject to PRC tax at a current rate of 20% (which in the case of dividends may be withheld at source). Any PRC tax liability may be reduced under applicable tax treaties or tax arrangements between China and other jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our Common Shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

U.S. Federal Income Taxation

We believe that we are an inverted corporation for U.S. federal tax purposes. This means that, notwithstanding that we are a company incorporated in the BVI, we believe that we will be treated for all U.S. federal tax purposes as if we are a U.S. corporation and that a holder of our Common Stock will be treated for all U.S. federal tax purposes as holding the stock of a U.S. corporation.

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state or local tax laws are not discussed. This discussion is based on the Code and Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect owners of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the ownership and disposition of our Common Stock.

This discussion is limited to beneficial owners that hold our Common Stock as a “capital asset” within the meaning of Section 1221(a) of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to certain types of investors subject to special rules, including, without limitation:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the U.S.;

•        persons that actually or constructively own five percent or more (by vote or value) of our shares;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•        persons holding the securities as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•        persons that purchase or sell our securities as part of a wash sale for U.S. federal income tax purposes;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such entities;

•        tax-exempt entities;

•        controlled foreign corporations;

•        passive foreign investment companies; and

•        persons that acquired our securities as compensation or in connection with services.

If you are a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes), the U.S. federal income tax treatment of your partners, members or other beneficial owners will generally depend on the status of the partners, members or other beneficial owners, your activities, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership or other pass-through entity that acquires our securities, you are urged to consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of our securities.

U.S. Holders

For purposes of this discussion, a “U.S. holder” is any beneficial owner of our Common Stock that is:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our Common Stock or rights to acquire our Common Stock) to U.S. holders of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the applicable tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “U.S. Holders — Redemption of Our Common Stock,” upon a sale, taxable exchange or other taxable disposition of our Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in such Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Redemption of Our Common Stock

In the event that a U.S. holder’s Common Stock is redeemed or if we purchase a U.S. holder’s Common Stock in an open market transaction (such open market purchase of Common Stock by us is referred to as a “redemption” for the remainder of this discussion), the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Common Stock under Section 302 of the Code. Under these rules, the redemption generally will be treated as a sale of the Common Stock (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. In determining whether any of these tests have been met, shares considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302 of the Code is satisfied with respect to any particular holder of the stock will depend upon the facts and circumstances as of the time the determination is made, U.S. holders should consult their tax advisors to determine such tax treatment.

If the redemption qualifies as a sale of Common Stock, the U.S. holder will be treated as described under “U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock above. If the redemption does not qualify as a sale of our Common Stock, the U.S. holder will be treated as receiving a distribution with the tax consequences described above under “U.S. Holders — Taxation of Distributions.” The amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the U.S. holder and any remaining tax basis of the U.S. holder in the redeemed Common Stock would be added to the U.S. holder’s adjusted tax basis in its remaining Common Stock. If the U.S. holder has no remaining Common Stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale, taxable exchange or other taxable disposition of our Common Stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

For purposes of this discussion, a Non-U.S. holder is any beneficial owner of our Common Stock that is neither a “U.S. person” nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our Common Stock or rights to acquire our Common Stock) to Non-U.S. holders of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in our Common Stock . Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “Non-U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock.”

Subject to the discussions below on effectively connected income, dividends paid to a Non-U.S. holder of our Common Stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items.

Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “Non-U.S. Holders — Redemption of Our Common Stock,” a Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, taxable exchange or other taxable disposition of our Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our Common Stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder, provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. holder of our Common Stock will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition and the Non-U.S. holder’s holding period.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Redemption of Our Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Common Stock, as described under “U.S. Holders — Redemption of Our Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described above under “Non-U.S. Holders — Taxation of Distributions” and “Non-U.S. Holders — Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock,” as applicable. Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Common Stock unless special procedures are available to Non-U.S. holders to certify that they are entitled to exemptions from, or reductions in, such withholding tax. However, there can be no assurance that such special certification procedures will be available. A Non-U.S. holder generally may obtain a refund of any such excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Information Reporting and Backup Withholding

Payments of dividends on our Common Stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. holder is a United States person and the Non-U.S. holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale, taxable exchange or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. holder is a United States person, or the Non-U.S. holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding of 30% on payments of dividends (including constructive dividends) on our Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that provide that these withholding requirements would generally not apply to gross proceeds from sales or other dispositions of our

Common Stock. However, there can be no assurance that final Treasury regulations will provide the same exceptions from FATCA withholding as the proposed Treasury regulations. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our Common Stock.

UNDERWRITING

We are offering the common shares described in this prospectus through a number of underwriters. Stifel, Nicolaus & Company, Incorporated (the “Representative”) is acting as the representative of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the aggregate number of common shares listed next to its name in the following table:

Name	Number of Common Shares
Stifel, Nicolaus & Company, Incorporated
Needham & Company, LLC
China International Capital Corporation Hong Kong Securities Limited
Total

The underwriters will be committed to take and pay for all of the common shares being offered by us, if any are taken, other than the common shares covered by the option described below unless and until this option is exercised.

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The underwriters have reserved the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

China International Capital Corporation Hong Kong Securities Limited is not a broker-dealer registered with the SEC and, to the extent that its conduct may be deemed to involve participation in offers or sales of shares in the United States, those offers or sales will be made through one or more SEC-registered broker-dealers in compliance with the applicable laws and regulations.

Option to Purchase Additional Shares

The underwriters have an option to buy up to            additional common shares from us at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase shares in approximately the same proportion as shown in the table above. We will pay the expenses associated with the exercise of the option.

Determination of Offering Price

The initial public offering price will be determined by negotiations between us and the Representative. In determining the initial public offering price, we and the Representative expect to consider a number of factors including:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        the economic conditions in, and future prospects for, the industry in which we operate;

•        an assessment of our management;

•        our future prospects;

•        the general condition of the securities markets;

•        the recent market price of, and demand for, both our common shares and publicly traded stock of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

We cannot assure you that an active or orderly trading market will develop or continue for our common shares, or that our common shares will trade in the public market at or above the initial public offering price.

Discounts, Commissions and Expenses

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. After the initial offering of the shares to the public, the offering price, concessions and other selling terms may be changed by the underwriters.

The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to us per share. The underwriting fee is $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters and the proceeds, before estimated offering expenses, payable to us, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per common share	Without exercise of option to purchase additional common shares	With exercise in full of option to purchase additional common shares
Initial public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            , all of which will be paid by us. We have also agreed to reimburse the underwriters up to $            for certain of their expenses incurred in connection with this offering.

We have granted to the Representative a “right of first refusal” to participate in certain future financings for a period of not more than one year following the consummation of this offering. Such right of first refusal is deemed to be underwriting compensation in connection with this offering and has a value of 1.0% of the gross proceeds of this offering.

Indemnification of Underwriters

The underwriting agreement provides that we will indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities in accordance with the terms of the underwriting agreement.

No Sales of Similar Securities

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common shares or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common shares or such other securities, in cash or otherwise), in each case without the prior written consent of the Representative for a period of 180 days after the date of this prospectus.

Our executive officers, directors and certain of our other shareholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of the Representative, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares (including, without limitation, common shares or such other securities which may be deemed to be beneficially owned by such shareholders, directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common shares or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any of our common shares or any security convertible into or exercisable or exchangeable for our common shares.

Listing

Our common shares are listed on Nasdaq under the symbol “NEGG.”

Short Sales, Stabilizing Transactions and Penalty Bids

In connection with this offering, persons participating in this offering may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short Sales

Short sales involve sales by the underwriters of a greater number of common shares than they are required to purchase in this offering. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of our common shares available for purchase in the open market compared to the price at which the underwriters may purchase common shares through the option to purchase additional common shares described above. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

Stabilizing Transactions and Penalty Bids

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may make bids for or purchases of our common shares for the purpose of pegging, fixing or maintaining the price of our common shares, so long as stabilizing bids do not exceed a specified maximum. If the underwriters purchase common shares in the open market in stabilizing transactions or to cover short sales, they can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

Stabilization and syndicate covering transactions may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. The imposition of a penalty bid might also have an effect on the price of our common stock if it discourages presales of the shares.

The underwriters may carry out these transactions on Nasdaq, in the over the counter market or otherwise. Neither we nor any of the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common shares. If the underwriters commence these activities, they may discontinue them at any time.

Discretionary Sales

The underwriters have informed us that they do not expect to confirm sales of our common shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters participating in the offering. Other than the prospectus in electronic format, the information on any such website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative and selling group members that may make internet distributions on the same basis as other allocations.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, amongst other things, securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions and reimbursement for their expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long or short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Selling Restrictions

European Economic Area

In relation to each EEA Member State and, until the expiration of the period during which the United Kingdom continues to be subject to European Union law without being an EEA Member State (the “Transition Period”), the United Kingdom, none of the common shares have been offered or will be offered pursuant to the offering to the public in that EEA Member State or the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that EEA Member State or the United Kingdom or, where appropriate, approved in another EEA Member State or the United Kingdom and notified to the competent authority in that EEA Member State or the United Kingdom, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that offers of common shares may be made to the public in that EEA Member State or the United Kingdom at any time under the following exemptions under the Prospectus Regulation:

(a)     to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(c)     in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the common shares shall require the company or the Representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the common shares in any EEA Member State or the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares.

United Kingdom

Each underwriter has represented and agreed that:

(a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the common shares in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

After the expiration of the Transition Period, none of the common shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the common shares which has been approved by the Financial Conduct Authority in accordance with the FSMA, as amended), except that offers of common shares may be made to the public in that EEA Member State at any time under the following exemptions under the FSMA, as amended:

(a)     to any legal entity which is a qualified investor as defined under the FSMA;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined under the FSMA), subject to obtaining the prior consent of the Representative for any such offer; or

(c)     in any other circumstances falling within Section 86 of the FSMA, as amended,

provided that no such offer of the common shares shall require the company or the Representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Section 87G of the FSMA.

For the purposes of this provision, the expression an “offer to the public” in relation to any common shares in the United Kingdom the communication in any form and by any means of sufficient information on the terms of the offer and any common shares to be offered so as to enable an investor to decide to purchase or subscribe for any common shares.

Canada

The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Israel

The common shares offered by this prospectus have not been approved or disapproved by the Israel Securities Authority (the “ISA”), nor have such common shares been registered for sale in Israel. The common shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus that has been approved by the ISA. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing this prospectus, nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered.

This document does not constitute a prospectus under the Israeli Securities Law and has not been filed with or approved by the ISA. In the State of Israel, this document may be distributed only to, and may be directed only at, and any offer of the common shares may be directed only at, (i) to the extent applicable, a limited number of persons in accordance with the Israeli Securities Law and (ii) investors listed in the first addendum to the Israeli Securities Law (the “Addendum”) consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an Accredited Investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a Relevant Person, (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the common shares are subscribed or purchased under Section 275 of the SFA by a Relevant Person which is a trust (where the trustee is not an Accredited Investor whose sole purpose is to hold investments and each beneficiary of the trust is an Accredited Investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional Investor under Section 274 of the SFA or to a Relevant Person, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). The common shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission (the “ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (the “Corporations Act”) and does not purport to include the information required for a prospectus, product disclosure statement, or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (“Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus.

The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Switzerland

The common shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the common shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to the offering, the Company or the common shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of common shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of common shares.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, that we expect to incur in connection with this Offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

SEC registration fee		$27,810
Nasdaq Listing Fee	$	*
FINRA		$45,500
Transfer Agent and Registrar fees and expenses	$	*
Legal fees and expenses	$	*
Printing fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous fees and expenses	$	*
Total	$	*

____________

* To be filed in a pre-effective amendment.

These expenses will be borne by us. Underwriting discounts and commissions will be borne by us in proportion to the numbers of Common Shares sold by us in the Offering.

LEGAL MATTERS

Certain legal matters as to U.S. Federal and New York State law in connection with this Offering will be passed upon for us by Gibson, Dunn & Crutcher LLP. The validity of the Common Shares offered in this Offering and certain other legal matters as to British Virgin Island’s law will be passed upon for us by Conyers Dill & Pearman. Gibson, Dunn & Crutcher LLP may rely upon Conyers Dill & Pearman with respect to matters governed by British Virgin Islands law. Goodwin Procter LLP is acting as counsel to the underwriters.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

None.

EXPERTS

The consolidated financial statements of Newegg Commerce, Inc. (f/k/a Newegg Inc.) as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020 included in this prospectus and in the registration statement in which this prospectus forms a part have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The registered business address of BDO USA, LLP is at 515 S Flower St, 47th Floor, Los Angeles, CA, 90071 United States.

The consolidated financial statements of Newegg Commerce, Inc. for the year ended December 31, 2018 have been included herein and in the registration statement, include the effects of the adjustments to retrospectively apply the recapitalization of the capital stock of Newegg Inc. described in Note 2 to the consolidated financial statements. KPMG LLP, an independent registered public accounting firm, audited the consolidated financial statements of Newegg Inc. for the year ended December 31, 2018, before the effects of the retrospective adjustments, which consolidated financial statements are not included herein. BDO USA, LLP, an independent registered public accounting firm, audited the retrospective adjustments. The consolidated financial statements of Newegg Commerce, Inc. for the year ended December 31, 2018, have been included herein and in the registration statement in reliance upon the reports of (1) KPMG LLP, solely with respect to the consolidated financial statements of Newegg Inc. before the effects of the retrospective adjustments, and (2) BDO USA, LLP, solely with respect to the retrospective adjustments, included herein, and upon the authority of said firms as experts in accounting and auditing.

The registered business address of KPMG LLP, an independent registered public accounting firm with offices located at Suite 700, 20 Pacifica, Irvine, CA 92618 United States.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Shares was employed on a contingency basis, or had, or is to receive, in connection with the Offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

NEWEGG COMMERCE, INC.

NEWEGG COMMERCE, INC.
Consolidated Balance Sheets
(In thousands, except par value) (Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$114,137	$156,635
Restricted cash	7,165	1,111
Accounts receivable, net	42,488	66,465
Inventories	204,785	182,056
Income taxes receivable	2,509	2,510
Prepaid expenses and other current assets	21,235	19,834
Total current assets	392,319	428,611

Property and equipment, net	48,516	46,466
Noncurrent deferred tax assets	670	669
Equity investment	9,655	9,655
Investment at cost	15,000	15,000
Right of use assets	66,107	46,557
Other noncurrent assets	11,387	10,510
Total assets	$543,654	$557,468

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$188,650	$241,502
Accrued liabilities	71,512	83,939
Deferred revenue	31,951	47,398
Line of credit	6,156	5,276
Current portion of long-term debt	291	281
Lease liabilities – current	11,199	9,695
Total current liabilities	309,759	388,091

Long-term debt, less current portion	1,912	2,088
Income taxes payable	696	696
Lease liabilities – noncurrent	58,467	39,043
Warrants liabilities	1,784	—
Other liabilities	53	53
Total liabilities	372,671	429,971

Commitments and contingencies (note 16)

Stockholders’ Equity:
Common Stock, $0.021848 par value; unlimited shares authorized as of September 30, 2021 and December 31, 2020; 368,745 and 363,326 shares issued and outstanding as of September 30, 2021 and December 31, 2020	8,057	7,938
Additional paid-in capital	193,451	182,230
Notes receivable	(15,189)	(15,186)
Accumulated other comprehensive income	5,161	3,057
Accumulated deficit	(20,497)	(50,542)
Total stockholders’ equity	170,983	127,497
Total liabilities and stockholders’ equity	$543,654	$557,468

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC.
Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Net sales	$1,747,770	$1,416,723
Cost of sales	1,501,141	1,222,999
Gross profit	246,629	193,724
Selling, general, and administrative expenses	216,180	171,415
Income from operations	30,449	22,309
Interest income	819	865
Interest expense	(451)	(525)
Other income, net	456	3,408
Gain from disposal of subsidiary	2,043	—
Change in fair value of warrants liabilities	(632)	—
Income before provision for income taxes	32,684	26,057
Provision for income taxes	2,639	1,563
Net income	$30,045	$24,494
Basic earnings per share	$0.08	$0.07
Diluted earnings per share	$0.07	$0.06
Weighted average shares used in computation of earnings per share:
Basic	367,152	363,326
Diluted	435,477	393,574

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC.
Consolidated Statements of Comprehensive Income
(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Net income	$30,045	$24,494
Foreign currency translation adjustments	2,104	1,148
Comprehensive income	$32,149	$25,642

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC.
Consolidated Statements of Stockholders’ Temporary Equity and Equity
(In thousands) (Unaudited)

	Series AA convertible preferred stock		Series A convertible preferred stock		Total temporary equity	Common stock		Additional paid-In capital	Notes receivable	Accumulated other comprehensive income	(Accumulated deficit)/ Retained earnings	Total equity
	Shares	Amount	Shares	Amount		Shares	Par value
Balance at December 31, 2019 (as previously reported)	24,870	$187,146	36,476	$655	$187,801	849	$1	$744	$(15,029)	$(505)	$(80,968)	$92,044
Retroactive application of the recapitalization	(24,870)	(187,146)	(36,476)	(655)	(187,801)	362,477	7,937	179,864	—	—	—	—
Balance at December 31, 2019 (as adjusted)	—	$—	—	$—	$—	363,326	$7,938	$180,608	$(15,029)	$(505)	$(80,968)	$92,044
Net income	—	—	—	—	—	—	—	—	—	—	24,494	24,494
Other comprehensive loss	—	—	—	—	—	—	—	—	—	1,148	—	1,148
Interest on notes receivable	—	—	—	—	—	—	—	—	(160)	—	—	(160)
Stock-based compensation	—	—	—	—	—	—	—	509	—	—	—	509
Balance at September 30, 2020	—	$—	—	$—	$—	363,326	$7,938	$181,117	$(15,189)	$643	$(56,474)	$118,035
Net income	—	—	—	—	—	—	—	—	—	—	5,932	5,932
Other comprehensive income	—	—	—	—	—	—	—	—	—	2,414	—	2,414
Interest on notes receivable	—	—	—	—	—	—	—	—	3	—	—	3
Stock-based compensation	—	—	—	—	—	—	—	1,113	—	—	—	1,113
Balance at December 31, 2020	—	$—	—	$—	$—	363,326	$7,938	$182,230	$(15,186)	$3,057	$(50,542)	$127,497
Net income	—	—	—	—	—	—	—	—	—	—	30,045	30,045
Other comprehensive income	—	—	—	—	—	—	—	—	—	2,104	—	2,104
Exercise of vested options	—	—	—	—	—	446	10	(5)	—	—	—	5
Recapitalization transaction, net	—	—	—	—	—	4,854	106	8,324	—	—	—	8,430
Exercise of warrants	—	—	—	—	—	119	3	535	—	—	—	538
Interest on notes receivable	—	—	—	—	—	—	—	—	(3)	—	—	(3)
Stock-based compensation	—	—	—	—	—	—	—	2,367	—	—	—	2,367
Balance at September 30, 2021	—	$—	—	$—	$—	368,745	$8,057	$193,451	$(15,189)	$5,161	$(20,497)	$170,983

See accompanying notes to consolidated financial statements

NEWEGG COMMERCE, INC.
Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income	$30,045	$24,494
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,293	6,756
Allowance for expected credit losses	1,357	518
Provision for obsolete and excess inventory	5,018	2,711
Stock-based compensation	2,367	509
Change in fair value of warrant liabilities	632	—
Deferred income taxes	(1)	(125)
Loss on disposal of property and equipment	165	127
Gain from disposal of subsidiary	(2,043)	—
Unrealized gain on marketable securities	34	—
Changes in operating assets and liabilities:
Accounts receivable	22,665	13,479
Inventories	(27,439)	(77,037)
Prepaid expenses and other assets	(927)	(2,807)
Accounts payable	(52,645)	32,861
Accrued liabilities and other liabilities	(11,984)	4,252
Deferred revenue	(15,321)	3,037
Dues from affiliate	(3)	(402)
Net cash provided by (used in) operating activities	(39,787)	8,373

Cash flows from investing activities:
Insurance settlement proceeds	—	788
Payments to acquire property and equipment	(10,091)	(4,686)
Proceeds on disposal of property and equipment	—	105
Net cash used in investing activities	(10,091)	(3,793)

Cash flows from financing activities:
Borrowings under line of credit	774	20,000
Repayments under line of credit	—	(21,467)
Repayments of long-term debt	(213)	(197)
Cash received from common control asset transaction	11,426	—
Proceeds from exercise of warrants	538	—
Proceeds from exercise of stock options	5	—
Net cash provided by (used in) financing activities	12,530	(1,664)

Foreign currency effect on cash, cash equivalents and restricted cash	904	144

Net (decrease) increase in cash, cash equivalents and restricted cash	(36,444)	3,060

Cash, cash equivalents and restricted cash:
Beginning of period	157,746	80,547
End of period	$121,302	$83,607
Supplemental disclosures of cash flow information:
Cash paid for interest	$228	$403
Cash paid for income taxes	$3,771	$185
Supplemental disclosures of non-cash financing activities
Cashless exercise of stock options	$295	$—

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(1)    Organization and Description of Business

Newegg Commerce, Inc. (“Newegg” or the “Company”) (previously known as “Lianluo Smart Limited” or “LLIT”) was incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on July 22, 2003.

Newegg is an electronics-focused e-retailer that offers customers a comprehensive selection of the latest consumer electronics products, detailed product descriptions and images, “how-to” information, and customer reviews via its websites. The Company’s strategic focus is based on three key areas: (1) providing a differentiated and superior online shopping experience, (2) offering reliable and timely product fulfillment, and (3) delivering superior customer service.

Newegg Inc. was incorporated as Newegg Computers in the state of California on February 4, 2000. In June 2005, Newegg Inc. was incorporated in the state of Delaware. On September 29, 2005, Newegg Computers was merged into Newegg Inc. under Delaware law with Newegg Inc. being the surviving company.

In August 2016, Newegg Inc. entered into a share purchase agreement (the “Purchase Agreement”) with Hangzhou Liaison Interactive Information Technology Co., Ltd, (“Lianluo”), a publicly traded company in China. The transaction was completed on March 30, 2017. Pursuant to the Purchase Agreement, Lianluo purchased 490,706 shares of Newegg Inc.’s Class A Common Stock and 12,782,546 shares of Newegg Inc.’s Series A convertible Preferred Stock from existing shareholders for a total consideration of $91.9 million. Additionally, Newegg Inc. issued, and Lianluo purchased, 24,870,027 shares of Newegg Inc.’s Series AA Convertible Preferred Stock for a total consideration of $172.2 million. Upon the close of this transaction, Lianluo, through Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”), a fully-owned subsidiary of Lianluo, became the majority owner of Newegg Inc.

On May 19, 2021, the Company closed the merger with Newegg Inc. contemplated by the Agreement and Plan of Merger dated October 23, 2020, by and among LLIT, Lightning Delaware Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of the Company, and Newegg Inc. As the consideration for the merger, the Company issued to all the stockholders of Newegg Inc. an aggregate of 363,325,542 common shares. Each issued and outstanding share of Newegg Inc. capital stock was exchanged for 5.8417 shares of common shares of the Company. The Company also converted each Class B common share into one common share immediately prior to completion of the merger.

On May 19, 2021, the Company disposed all of LLIT’s legacy business contemplated by that certain Equity Transfer Agreement dated October 23, 2020, by and among LLIT, its wholly owned subsidiary, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd (“Lianluo Connection”), and Beijing Fenjin Times Development Co., Ltd. (“Beijing Fenjin”). The Company sold all of its equity interests in Lianluo Connection to Beijing Fenjin immediately following completion of the merger for a purchase price of RMB 0.

In May 2021, the Company changed its name from Lianluo Smart Limited to Newegg Commerce, Inc., and on May 20, 2021 changed its NASDAQ stock ticker from LLIT to NEGG.

The following table details the Company’s subsidiaries as of September 30, 2021.

Subsidiary	Jurisdiction
Advanced Battlestations, Inc.	United States
Alkers Solutions Inc.	United States
CAOPC, Inc.	United States
Chief Value Limited	Hong Kong
ChiefValue.com, Inc.	United States
GAOPC, Inc.	United States
Hangzhou Lianluo Technology Co., Ltd.	China
INOPC Inc.	United States
Magnell Associate, Inc.	United States

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(1)    Organization and Description of Business (cont.)

Subsidiary	Jurisdiction
Newegg Australia Pty Ltd	Australia
Newegg Business Inc.	United States
Newegg Canada Inc.	Canada
Newegg Capital Inc.	Taiwan
Newegg Capital International	Cayman Islands
Newegg China Inc.	Cayman Islands
Newegg Commerce (SH) Co., Ltd	China
Newegg Enterprises LLC	United States
Newegg Europe, Inc.	Cayman Islands
Newegg Facility Solutions, Inc.	United States
Newegg Greater China (Hong Kong) Company Limited	Hong Kong
Newegg Inc.	United States
Newegg International Inc.	Cayman Islands
Newegg Logistics Services Inc.	United States
Newegg North America Inc.	United States
Newegg Staffing Inc.	United States
Newegg Taiwan Inc.	Taiwan
Newegg Tech (Chengdu) Co., Ltd.	China
Newegg Tech (China) Co., Ltd.	China
Newegg Tech (Shanghai) Co., Ltd.	China
Newegg Tech (Xian) Co., Ltd.	China
Newegg Tech Corporation	Cayman Islands
Newegg Tech Inc.	Cayman Islands
Newegg Tech Research and Development Limited	Hong Kong
Newegg Tech Support Limited	Hong Kong
Newegg Texas, Inc.	United States
Newegg Trading Limited	Hong Kong
Newegg UK, Ltd.	United Kingdom
Newegg.com Americas Inc.	United States
NJOPC, Inc.	United States
Nutrend Automotive Inc.	United States
OZZO Inc.	United States
OZZO International	Cayman Islands
OZZO International Limited	Hong Kong
Rosewill Inc.	United States
Rosewill Limited	Hong Kong
TNOPC, Inc.	United States
Youke (Shanghai) Education Technology Co., Ltd.	China

(2)    Basis of Presentation

The merger is accounted for as a transfer of assets under common control in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under this method of accounting, LLIT did not meet the definition of a business as of the close of the transaction and was considered a group of assets. Newegg was deemed to be the receiving entity in the common control transaction, consequently, the transaction is treated similar to a recapitalization of Newegg Inc. Accordingly, the consolidated assets, liabilities and results of operations of Newegg Inc. became the historical financial statements. The assets and liabilities of LLIT were combined with Newegg Inc. using its carryover basis on the transfer date. The carrying value of the net assets

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(2)    Basis of Presentation (cont.)

received by Newegg on May 19, 2021 was approximately $8.4 million. The assets were primarily comprised of cash, cash equivalents and restricted cash of $11.4 million, marketable securities of $0.2 million, and prepaid and other assets of $0.5 million. The liabilities received were primarily comprised of warrant liabilities of $1.2 million and accrued expenses and other liabilities of $2.5 million.

The recapitalization of the number of shares of common stock attributable to Newegg Inc. is reflected retroactively as shares reflecting the exchange ratio of 5.8417 to the earliest period presented and is utilized for calculating earnings per share in all prior periods presented along with certain other related disclosures.

On the date of the transfer, the Company subsequently disposed Lianluo Connection which had a carrying value of negative $2.0 million for $0 consideration and recognized a gain of $2.0 million, which is included in the Company’s consolidated statements of income for the nine months ended September 30, 2021.

(3)    Summary of Significant Accounting Policies

(a)    Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of all consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b)    Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, revenue recognition, incentives earned from vendors, allowance for credit losses, investment valuation, and stock-based compensation. Actual results could differ from such estimates.

As of September 30, 2021, the effects of the ongoing coronavirus or COVID-19 pandemic on our business, results of operations, and financial condition continue to evolve. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. As additional information becomes available, our estimates may change materially in future periods.

(c)     Change in Accounting Principle

Financial Instruments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Updates (“ASU”) 2016-13 (as amended through March 2020), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduced a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables, contract assets and held-to-maturity debt securities, which requires the Company to incorporate considerations of historical information, current information, and reasonable and supportable forecasts. ASU 2016-13 also expands disclosure requirements.

The Company adopted the standard on January 1, 2020 using the modified retrospective approach. Adoption of ASU 2016-13 resulted in changes to the Company’s accounting policies for trade and other receivables and contract assets. Upon adoption of ASU 2016-13 the Company evaluates trade receivables and contract assets on a collective (i.e., pool) basis if they share similar risk characteristics.

Based on the results of the Company’s evaluation, the adoption of ASU 2016-13 did not have a material impact on the reserve for credit losses as of January 1, 2020. Adoption of the standard had no impact on total cash provided from or used in operating, financing, or investing activities in the Company’s consolidated statements of cash flows.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

Accounts receivable includes trade accounts receivables from the Company’s customers, net of an allowance for credit risk. Accounts receivable is recorded at the invoiced amount and do not bear interest. The Company’s contract assets relate to services performed which were not billed, net of an allowance for credit risk. Allowance for credit risk for accounts receivables and contract assets is established based on various factors including credit profiles of the Company’s customers, historical payments, and current economic trends. The Company reviews its allowance for accounts receivables and contract assets by assessing individual accounts receivable or unbilled contract assets over a specific aging and amount. All other balances are pooled based on historical collection experience. The estimate of expected credit losses is based on information about past events, current economic conditions, and forecasts of future economic conditions that affect collectability. Accounts receivable and contract assets are written-off on a case by case basis, net of any amounts that may be collected.

(d)    Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

(e)     Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk of cash and cash equivalents. Amounts receivable from credit card processors are also considered cash equivalents as they are both short term and highly liquid in nature and are typically converted to cash within three business days. Amounts due to the Company from credit card processors that are classified as cash and cash equivalents totaled $7.2 million and $17.5 million at September 30, 2021 and December 31, 2020, respectively.

(f)     Restricted Cash

Restricted cash includes amounts deposited in commercial bank time deposits, money market accounts to collateralize the Company’s deposit obligations, and amounts held in escrow account. The Company considers restricted cash related to obligations classified as current liabilities to be current assets and restricted cash related to obligations classified as long-term liabilities as noncurrent assets. At September 30, 2021 and December 31, 2020, the Company had $7.2 million and $1.1 million, respectively, in restricted cash, primarily related to fund held in third-party escrow account associated with the merger, collateralization required pursuant to a lease agreement, the restricted cash account required under the Company’s health insurance plan, and the restricted cash for the cash receipts collected on behalf of the Independent Sales Organization Marketplace sellers. The restricted cash balance is classified as a current asset in the consolidated balance sheets.

The following is a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	September 30, 2021	September 30, 2020
Cash and cash equivalents	$114,137	$82,107
Restricted cash	7,165	1,500
Total cash and cash equivalents, and restricted cash	$121,302	$83,607

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

(g)    Accounts Receivable

Accounts receivable consists primarily of vendor receivables, which do not bear interest, and represent amounts due for marketing development funds, cooperative advertising, price protection and other incentive programs offered to the Company by certain vendors. Accounts receivable also includes receivables from business customers on 30- to 90-day credit terms. On January 1, 2020, the Company adopted ASU 2016-13 (as amended through March 2020), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. See Change in Accounting Principle above. The Company estimates the provision for credit losses based on historical experience, current conditions, and reasonable and supportable forecasts. Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Amounts receivable from business customers were $19.2 million and $24.2 million, net of allowances of $1.6 million and $0.1 million, at September 30, 2021 and December 31, 2020, respectively. See further discussion of amounts receivable related to vendor incentive programs under Incentives Earned from Vendors below.

(h)    Inventories

Inventories, consisting of products available for sale, are accounted for using the first-in, first-out (FIFO) method and are valued at the lower of cost and net realizable value. In-bound freight-related costs are included as part of the cost of merchandise held for resale. In addition, certain vendor payments are deducted from the cost of merchandise held for resale. The Company records an inventory provision for refurbished inventories that are expected to be sold below cost, slow-moving, or obsolete inventories based on historical experience and assumptions of future demand for product. These allowances are released when the related inventory is sold or disposed of. Amounts of inventory allowances were $5.9 million and $6.2 million, as of September 30, 2021 and December 31, 2020, respectively.

(i)     Property and Equipment

Property and equipment are stated at cost, less accumulated amortization and depreciation computed using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the assets. Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements are capitalized. Costs incurred during the application development stage of internal-use software and website development are capitalized and included in property and equipment. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the accounts, and any gain or loss is reflected in the Company’s consolidated statements of income. The useful lives for depreciable assets are as follows:

Buildings	20 – 39 years
Machinery and equipment	3 – 7 years
Computer and software	3 – 5 years
Leasehold improvements	Lesser of lease term or 10 years
Capitalized software	3 – 5 years
Furniture and fixtures	5 – 7 years

(j)     Leases

The Company defines lease agreements at their inception as either operating or finance leases depending on certain defined criteria. Certain lease agreements may entitle the Company to receive rent holidays, other incentives, or periodic payment increases over the lease term. Accordingly, rent expense under operating leases is recognized on the straight-line basis over the original lease term, inclusive of predetermined minimum rent escalations or modifications and rent holidays. See Note 10 — Lease Obligations for further information about the Company’s Lease Accounting treatment.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

(k)    Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment test consists of two steps. The first step compares the carrying amount of the asset to the sum of expected undiscounted future cash flows. If the sum of expected undiscounted future cash flows exceeds the carrying amount of the asset, no impairment is taken. If the sum of expected undiscounted future cash flows is less than the carrying amount of the asset, a second step is warranted and an impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value calculated using the present value of estimated net future cash flows. There have been no impairment losses recognized by the Company for the nine months ended September 30, 2021 and 2020.

(l)     Investments

Investments are accounted for using the equity method if the investment provides the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investments in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

The investments for which the Company is not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, the Company has elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

Equity investments, except for those accounted for under ASU 2016-01 equity method, are measured at fair value, and any changes in fair value are recognized in earnings. For equity investments measured at fair value with changes in fair value recorded in earnings, the Company does not assess whether those securities are impaired.

(m)   Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, a three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exist, therefore, requiring the Company to develop its own assumptions to determine the best estimate of fair value.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued and other liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term debt and line of credit at September 30, 2021 and December 31, 2020 approximate fair value because the interest rate approximates the current market interest rate. The fair value of these financial instruments was determined using level 2 inputs.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

(n)    Warrant Liability

For warrants that are not indexed to the Company’s stock, the Company records the fair value of the issued warrants as a liability at each balance sheet date and records changes in the estimated fair value as a non-cash gain or loss in the consolidated statement of income and comprehensive income. The warrant liability is recognized in the balance sheet at the fair value (level 3). The fair value of these warrants has been determined using the Black-Scholes pricing model. The Black-Scholes pricing model provides for assumptions regarding volatility, call and put features and risk-free interest rates within the total period to maturity (See Note 13 — Warrants).

(o)    Accumulated Other Comprehensive Income

Comprehensive income consists of net income and adjustments to stockholders’ equity for foreign currency translation adjustments. Accumulated other comprehensive income consists entirely of foreign currency translation adjustments. The tax impact is not material to the consolidated financial statements.

(p)    Revenue Recognition

The Company adopted ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1.      Identification of the contract with a customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring that product or service. Revenue is recognized net of sales taxes and discounts. The Company primarily generates revenue through product sales on its platforms, fees earned for facilitating marketplace transactions, extended warranty sales on its platforms, and fees earned for providing third-party logistics services.

The Company recognizes revenue on product sales at a point in time when control of the product passes to the customer upon delivery to the customer or when the service is provided. The Company fulfills orders with its owned inventory or with inventory sourced through its suppliers. The vast majority of the Company’s product sales are fulfilled from its owned inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through the Company’s suppliers, and where the products are shipped directly by the Company’s supplier to the Company’s customer, the Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. The Company determined that it is the principal in these transactions as it controls the specific good before it is transferred to the customer. The Company is the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the good, assumes inventory risk before the specified good has been transferred to the customer or after transfer of control to the customer, has discretion in establishing the price, and selects the suppliers of products sold. The Company accounts for product sales under these arrangements on a gross basis upon delivery of the product to the customer. Product sales exceeded 95% of consolidated net sales in each of the nine months ended September 30, 2021 and 2020.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

The Company generally requires payment by credit card upon placement of an order, and to a limited extent, grants credit to business customers on 30- to 90-day terms. Shipping and handling is considered a fulfillment activity, as it takes place before the customer obtains control of the good. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

The Company’s product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

The Company also earns fees for facilitating marketplace transactions and extended warranty sales on its platforms. For marketplace transactions, the Company’s websites host third-party sellers and the Company also provides the payment processing function. The Company recognizes revenue upon sale of products made available through its marketplace store. The Company is not the principal in this arrangement and does not control the specific goods sold to the customer. The Company reports the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. The Company also offers extended warranty programs for various products on behalf of an unrelated third party. The Company reports the net amount earned as revenue at the time of sale, as it is not the principal in this arrangement and does not control the specific goods sold to the customer.

The Company offers its customers the opportunity to purchase goods and services on its website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to the Company in the event the customer does not pay. The third-party financing company pays the Company for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in the Company’s receivables once payment is received from the third-party financing company. The transaction fee paid by the Company to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the nine months ended September 30, 2021 and 2020 were immaterial.

To the extent that the Company sells its products on third-party platforms, the Company incurs incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. The Company elects the practical expedient under Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that the Company otherwise would have recognized is less than one year.

The Company has two types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, the Company ships a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, the Company estimates delivery dates as needed based on historical data. (2) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. This gift cards breakage revenue for the nine months ended September 30, 2021 and 2020 was immaterial.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

Deferred revenue totaled $32.0 million and $47.4 million at September 30, 2021 and December 31, 2020, respectively. During the nine months ended September 30, 2021, the Company recognized $44.0 million of net revenue included in deferred revenue at December 31, 2020. During the nine months ended September 30, 2020, the Company recognized $23.4 million of net revenue included in deferred revenue at December 31, 2019.

The Company also provides various services to include third-party logistics, staffing, Shipped by Newegg (“SBN”), and Shipping Label Service (“SLS”). Revenues are recognized as the services are rendered. Customers are billed after the services are performed. Billings are usually done on a weekly or bi-weekly basis, depending on the agreed-upon terms with the customer.

The Company recognizes SLS and SBN fees as revenues once the customers’ orders are processed and completed in the company’s marketplace seller portal system. For staffing services, revenues are generated based on when an employee is dispatched to a company, hours are accumulated through their timecard or when a direct hire placement is made.

(q)    Cost of Sales

The Company’s cost of sales represents the purchase price of the products it sells to its customers, offset by incentives earned from vendors, including marketing development funds and other vendor incentive programs. See further discussion of vendor payments under Incentives Earned from Vendors below. Cost of sales also includes freight-in and freight-out costs and charges related to refurbished inventories that are expected to be sold below cost, slow-moving, or obsolete inventory.

For service revenues, the Company’s cost of sales represents the labor cost associated with the revenues as well as the freight charges related to the movement of customer’s inventories.

(r)     Shipping and Handling

The Company records revenue for shipping and handling billed to its customers. Shipping and handling revenue totaled approximately $22.3 million and $24.7 million for the nine months ended September 30, 2021 and 2020, respectively.

The related shipping and handling costs are included in cost of sales. Shipping and handling costs totaled approximately $49.2 million and $55.9 million for the nine months ended September 30, 2021 and 2020, respectively.

(s)     Incentives Earned from Vendors

The Company participates in various vendor incentive programs that include, but are not limited to, purchase-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of income as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by the Company on behalf of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

The Company reduced cost of sales by $85.6 million and $81.6 million for the nine months ended September 30, 2021 and 2020, respectively, for these vendor incentive programs. Reductions to advertising and promotional expenses related to direct reimbursements for costs incurred in advertising vendors’ products totaled $1.2 million and $0.9 million for the nine months ended September 30, 2021 and 2020, respectively. Amounts receivable related to vendor incentive programs were $22.8 million and $40.3 million, net of allowances of $0.4 million and $0.4 million, at September 30, 2021 and December 31, 2020, respectively. Amounts due to the Company are included in accounts receivable in the consolidated balance sheets.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

(t)     Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of marketing and advertising expenses, sales commissions, merchant processing fees, payroll and related benefits, depreciation and amortization, professional fees, litigation costs, rent expense, information technology expenses, warehouse costs, office expenses, and other general corporate costs.

(u)    Advertising

Advertising and promotional expenses are charged to operations when incurred and are included in selling, general, and administrative expenses. Advertising and promotional expenses for the nine months ended September 30, 2021 and 2020 were $23.8 million and $20.7 million, respectively.

(v)     Stock-Based Compensation

The measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in the consolidated statements of income. See Note 14 — Stock-Based Compensation for further information about the Company’s stock compensation plans.

(w)    Income Taxes

The Company is subject to federal and state income taxes in the United States and taxes in foreign jurisdictions. In accordance with ASC Topic 740, the Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates expected to be in effect during the years in which the bases differences are expected to reverse. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The Company measures the recognized tax benefit as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon the ultimate settlement with a taxing authority. The Company reverses a previously recognized tax benefit if it determines that the tax position no longer meets the more-likely-than-not threshold of being sustained. The Company accrues interest and penalties related to unrecognized tax benefits in income tax expense.

(x)    Concentration of Credit Risk and Significant Customers and Vendors

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk from cash and cash equivalents.

For the nine months ended September 30, 2021 and 2020, the Company had no individual customers that accounted for greater than 10% of net sales.

The Company purchases its products on credit terms from vendors located primarily in the United States. For both the nine months ended September 30, 2021 and 2020, the Company’s cumulative annual purchase from three vendors exceeded 10% of total purchases. The majority of products that the Company sells are available through multiple channels.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(3)    Summary of Significant Accounting Policies (cont.)

The Company has receivables due from vendors related to its advertising and promotional programs and receivables due from business customers with credit terms. As of September 30, 2021, none of the Company’s receivables from vendors exceeded 10% of net receivables and no receivables from business customers with credit terms exceeded 10% of net receivables. As of December 31, 2020, the Company’s receivables from one vendor exceeded 10% of net receivables, and no receivables from business customers with credit terms exceeded 10% of net receivables.

(y)     Foreign Currency Translation

The financial statements of foreign subsidiaries and affiliates where the local currency is the functional currency are translated into U.S. dollars using exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the year for revenues and expenses. Any gain or loss on currency translation is included in stockholders’ equity as accumulated other comprehensive income.

(z)     Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”) which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption of this ASU did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general income tax accounting methodology including an exception for the recognition of a deferred tax liability when a foreign subsidiary becomes an equity method investment and an exception for interim periods showing operating losses in excess of anticipated operating losses for the year. The amendment also reduces the complexity surrounding franchise tax recognition; the step up in the tax basis of goodwill in conjunction with business combinations; and the accounting for the effect of changes in tax laws enacted during interim periods. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company adopted the standard on January 1, 2021 and the adoption of the new guidance did not have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended and supplemented by subsequent ASUs (collectively, “ASU 2020-04”), which provides practical expedients for contract modifications and certain hedging relationships associated with the transition from reference rates that are expected to be discontinued. This guidance is applicable for borrowing instruments, which use LIBOR as a reference rate, and is effective immediately, but is only available through December 31, 2022. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

(4)    Fair Value

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis include cash and cash equivalents, and restricted cash. The carrying amounts of cash and cash equivalents and restricted cash approximate their fair value.

The Company’s financial assets that are measured at fair value on a non-recurring basis when impairment is identified include the equity method investment and investment in equity securities without readily determinable fair value not accounted for under the equity method. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(4)    Fair Value (cont.)

comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value. This is considered a Level 3 fair value measurement. See Note 6 — Investment for further information regarding the fair value measurement of these investments.

The fair value of accounts receivables approximates carrying value due to its short-term nature.

The Company’s notes receivable from affiliate, loans from affiliate (see Note 18 — Related Party Transactions), line of credit, and long-term debt are carried at cost with fair value disclosed, if required. The fair value of the amounts outstanding under the line of credit and long-term debt with a floating interest rate approximates the carrying value due primarily to the variable nature of the interest rate of the instruments, which is considered a Level 2 fair value measurement. The fair value of the amounts outstanding under notes receivable from affiliate, loans from affiliate, and line of credit with a fixed interest rate is estimated based on the discounted amount of the contractual future cash flows using an appropriate discount rate. This is considered a Level 3 fair value measurement.

The Company’s warrants are measured at fair value on a recurring basis which is considered as a Level 3 fair value measurement (see Note 13 — Warrants).

The following is a summary of the carrying amounts and estimated fair values of these financial instruments as of September 30, 2021 and December 31, 2020 (in thousands):

	September 30, 2021		December 31, 2020
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Notes receivable from affiliate (Level 3)	$15,000	$15,000	$15,000	$15,000
Line of credit (Level 2)	$5,381	$5,381	$5,276	$5,276
Line of credit (Level 3)	$775	$742	$—	$—
Long-term debt (Level 2)	$2,203	$2,144	$2,369	$2,310
Warrants liabilities (Level 3)	$1,784	$1,784	$—	$—

(5)    Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Land	$2,370	$2,324
Buildings	35,172	34,680
Machinery and equipment	35,023	36,781
Computer and software	27,340	30,023
Leasehold improvements	9,938	12,102
Capitalized software	16,386	13,811
Furniture and fixtures	3,206	3,321
Construction in progress(1)	7,172	9,247
	136,607	142,289
Accumulated depreciation and amortization	(88,091)	(95,823)
Property and equipment, net	$48,516	$46,466

__________

(1)      Property construction-in-progress is stated at cost and not depreciated. The property would be transferred to its respective account within property, plant and equipment upon completion.

          Depreciation and amortization expense associated with property and equipment was $8.3 million and $6.8 million for the nine months ended September 30, 2021 and 2020, respectively.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(6)    Investment

On April 17, 2018, a subsidiary of the Company entered into an agreement to acquire an equity interest in Mountain Capital Fund L.P. (“Mountain”) from Pegasus View Global Ltd., an international business company incorporated in the Republic of Seychelles (“Pegasus”), which is a related party. Mountain is an exempted limited partnership registered under the partnership law in the Cayman Islands and primarily engages in investing. The Company’s equity interest in Mountain was limited to 50% of Mountain’s investment in One97 Communications Limited and PayTM E-Commerce Private Limited (collectively, the “Mountain Investment”). In addition to the $43.0 million initial investment made during 2018, the purchase price in this transaction included a contingent consideration of up to $7.0 million upon satisfaction of certain conditions described in the purchase agreement. This contingent consideration of $7.0 million has been paid in April 2019. The Company evaluated the Mountain Investment under the variable interest model and the voting interest model and concluded that Mountain Capital Fund L.P. is not a variable interest entity and no consolidation is needed under either the variable interest model or the voting interest model. The Company recorded an estimate of contingent consideration payable of $7.0 million as of the acquisition date. The Company accounted for the Mountain Investment under the equity method. During the year 2019, Mountain sold a portion of its investment in One97 Communications Limited (“One97”) to various third-party buyers, which resulted in the Company’s disposal of all of its investment in One97. The Company recorded a gain from the sale of the equity method investment in Mountain of $21.8 million for the year ended December 31, 2019. As of September 30, 2021 and December 31, 2020, the carrying value of the Company’s investment in Mountain was $9.7 million and $9.7 million, respectively, and the Company’s ownership percentage in Mountain was approximately 11% and 11%, respectively. As Mountain is a limited partnership, the Company continues accounting for the Mountain Investment under the equity method as of September 30, 2021 and December 31, 2020 and for the periods then ended.

See Note 18 — Related Party Transactions for further information regarding this transaction.

In August 2018, a subsidiary of the Company purchased 11,506,695 Series B+ Preferred shares in Bitmain Technologies Holding Company, a privately-held company incorporated in the Cayman Islands, for a total consideration of $15.0 million. Bitmain Technologies Holding Company and its subsidiaries (together “Bitmain”) primarily design and sell cryptocurrency mining hardware, operate cryptocurrency mining pools, and provide mining farm services. As this represents an investment in equity securities without readily determinable fair values, the Company elected the measurement alternative under ASU 2016-01 to measure this investment at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company reviewed the investment in Bitmain for impairment as of September 30, 2021 and December 31, 2020 by evaluating if events or circumstances have occurred that may have a significant adverse effect on the fair value of the investment. The Company concluded there were no impairment indicators as of September 30, 2021 and December 31, 2020. In the absence of observable price changes in orderly transactions for the identical or a similar investment of the same issuer during the periods ended September 30, 2021 and December 31, 2020, the carrying value of the investment remained at $15.0 million as of September 30, 2021 and December 31, 2020.

There was no impairment loss on cost method investment for the nine months ended September 30, 2021 and 2020.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(7)    Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Accrued personnel	$22,535	$22,005
Sales and other taxes payable	23,511	25,846
Allowance for sales returns	6,920	12,641
Accrued freight expense	4,967	12,161
Accrued inventory	3,495	2,173
Accrued advertising expense	3,166	2,369
Accrued legal expense	2,363	1,448
Federal and states income tax payable	123	1,103
Other	4,432	4,193
Total accrued liabilities	$71,512	$83,939

(8)    Line of Credit

In July 2018, various subsidiaries of the Company entered into a credit agreement with several financial institutions that provided a revolving credit facility of up to $100.0 million with a maturity date of July 27, 2021. Prior to July 27, 2020 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the loan agreement, could be increased up to $140.0 million. The revolving credit facility includes a letter of credit sublimit of $25.0 million, which can be used to issue standby and trade letters of credit, and a $10.0 million sublimit for swingline loans. Advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the loan agreement, or the Alternate Base Rate (to be defined as the highest of the financial institution’s prime rate, the Overnight Bank Funding Rate plus 0.50%, or the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, the Company may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. The line of credit is guaranteed by certain of the Company’s U.S. subsidiaries and is collateralized by certain of the assets of the Company. Such assets include all receivables, equipment and fixtures, general intangibles, inventory, subsidiary stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, the Company will pay on a quarterly basis, an unused commitment fee of either 0.25% of the difference between the amount available and the amount outstanding under the facility if the difference is less than one-third of the Maximum Revolving Advance Amount or 0.40% of the difference between the amount available and the amount outstanding under the facility if the difference is equal to or greater than one-third of the Maximum Revolving Advance Amount.

That credit facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. That credit facility also requires the Company to maintain certain minimum financial ratios and maintain an operational banking relationship with the financial institutions.

The Company entered into a new credit agreement in August 2021 with a new maturity date of August 20, 2024. Prior to August 20, 2023 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the new credit agreement, could be increased up to $150.0 million. The revolving credit facility includes a letter of credit sublimit of $30.0 million, which can be used to issue standby and trade letters of credit, and a $20.0 million sublimit for swingline loans. In general, advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the new credit agreement, so long as a Daily LIBOR is offered, ascertainable, and not unlawful, or the Alternate Base Rate (to be defined as the highest of the (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(8)    Line of Credit (cont.)

on such day plus 0.50%, or (c) the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, the Company may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. In the event that LIBOR is either permanently or indefinitely ceased, the Benchmark Replacement will replace LIBOR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

The new line of credit is secured by certain of the Company’s subsidiaries and is collateralized by certain of the assets of the Company. Such assets include all receivables, equipment and fixtures, general intangibles, inventory, subsidiary stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the credit agreement. To maintain availability of funds under the credit agreement, the Company will pay on a quarterly basis, an unused commitment fee of 0.15% per annum on the unused amount for the facility. The new credit facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires the Company to maintain certain minimum financial ratios and maintain operation banking relationship with the financial institutions.

As of September 30, 2021 and December 31, 2020, there was no balance outstanding under this line of credit, and the Company was in compliance with all financial covenants related to the line of credit.

In July 2015, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $5.0 million (150.0 million New Taiwan Dollar) with a maturity date of no later than August 26, 2016. The Company extended the maturity date of this credit agreement to November 19, 2021. Advances from this line of credit are subject to interest at a floating interest rate of the one-year savings account plus 0.63% not to be lower than 1.62% per annum. The interest rate was equivalent to 1.62% as of September 30, 2021 and December 31, 2020. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by a real estate asset of that subsidiary. As of September 30, 2021 and December 31, 2020, there was $5.4 million and $5.3 million outstanding under this line of credit, respectively.

In June 2021, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $0.8 million (5 million Chinese Yuan) with a maturity date of June 15, 2022. Advances from this line of credit are subject to interest at a fixed interest rate of 1-year Loan Prime Rate (LPR) plus 0.50%. As of September 30, 2021, there was $0.8 million outstanding under this line of credit.

(9)    Long-Term Debt

The Company has entered into various loans with financial institutions. Long-term debt consisted of the following (in thousands):

	September 30, 2021	December 31, 2020
Term Loan	$2,203	$2,369
Less current portion	(291)	(281)
Long-term debt less current portion	$1,912	$2,088

Term Loan

In 2013, the Company entered into a term loan agreement with a financial institution for $4.1 million with a maturity date of November 26, 2028 (the “Term Loan”). The Term Loan bears a floating interest rate of the one-year savings account plus 0.43% per annum in the first two years and a floating interest rate of the one-year

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(9)    Long-Term Debt (cont.)

savings account plus 0.61% per annum for the remaining of the term, not to be lower than 1.8% during the entire term. The interest rate was equivalent to 1.8% as of September 30, 2021. The Term Loan is collateralized by a first position security interest in a floor of an office building owned by the Company in Taiwan.

Aggregate maturities of long-term debt, excluding unamortized debt issuance costs, were as follows (in thousands) as of September 30, 2021:

2021	$72
2022	292
2023	297
2024	303
2025	308
Thereafter	931
$2,203

(10)  Lease Obligations

Operating Leases

The Company leases certain office and warehouse facilities and warehouse equipment under various noncancelable operating leases. The Company is also committed under the terms of certain of these operating lease agreements to pay property taxes, insurance, utilities, and maintenance costs.

Most of the Company’s leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses a discount rate based on its incremental borrowing rate, which is determined using its credit rating and information available as of the commencement date. The Company’s operating lease agreements may include options to extend the lease term. The Company made an accounting policy election to exclude options that are not reasonably certain of exercise when determining the term of the borrowing in the assessment of the incremental borrowing rate. Additionally, the Company also made an accounting policy election to not separate lease and non-lease components of a contract, and to recognize the lease payments under short-term leases as an expense on a straight-line basis over the lease term without recognizing the lease liability and the ROU lease asset.

The Company evaluates whether its contractual arrangements contain leases at the inception of such arrangements. Specifically, the Company considers whether it can control the underlying asset and have the right to obtain substantially all of the economic benefits or outputs from the assets. Substantially all of its leases are long-term operating leases with fixed payment terms. The Company does not have significant financing leases. Its ROU operating lease assets represent the right to use an underlying asset for the lease term, and its operating lease liabilities represent the obligation to make lease payments. ROU operating lease assets are presented under right of use assets in the consolidated balance sheet. Operating lease liabilities are presented under current and noncurrent lease liabilities in the consolidated balance sheets based on their contractual due dates.

The Company’s operating lease liability is recognized as of the lease commencement date at the present value of the lease payments over the lease term. The Company’s ROU operating lease asset is recognized as of the lease commencement date at the amount of the corresponding lease liability, adjusted for prepaid lease payments, lease incentives received, and initial direct costs incurred. The Company evaluates its ROU lease assets for impairment consistent with its impairment of long-lived assets policy. See Note 3 — Summary of Significant Accounting Policies.

Operating lease expense is recognized on a straight-line basis over the lease term, and is included in selling, general, and administrative expenses in the consolidated statement of income. Operating lease expense totaled $13.8 million and $11.7 million, respectively, for the nine months ended September 30, 2021 and 2020.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(10)  Lease Obligations (cont.)

The Company has made an accounting policy election by underlying asset class to not apply the recognition requirements of ASC 842 to short-term leases. As a result, certain leases with a term of 12 months or less are not recorded on the balance sheet and expense is recognized on a straight-line basis over the lease term. Cash payments made for operating leases totaled $10.7 million and $10.4 million during the nine months ended September 30, 2021 and 2020, respectively, which were included in cash flows from operating activities in the consolidated statement of cash flows. As of September 30, 2021 and December 31, 2020, the Company’s ROU operating lease assets were $66.1 million and $46.6 million, and its operating lease liabilities were $69.7 million and $48.7 million, of which $58.5 million and $39.0 million were classified as non-current, respectively. New ROU operating lease assets and liabilities entered into during the nine months ended September 30, 2021 were $27.1 million and $27.1 million, respectively. No new ROU operating lease assets and liabilities entered into during the nine months ended September 30, 2020. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 6.6 years and 4.5% at September 30, 2021. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 5.3 years and 4.6% at December 31, 2020.

The Company has certain sublease arrangements for some of the leased office and warehouse facilities. Sublease rental income for the nine months ended September 30, 2021 and 2020 was immaterial.

The following table summarizes the future minimum rental payments under noncancelable operating lease arrangements in effect at September 30, 2021 (in thousands):

2021	$3,516
2022	14,434
2023	11,943
2024	9,957
2025	9,512
Thereafter	30,035
Total minimum payments	$79,397

Less: Imputed interest	9,731
Present value of lease liabilities	$69,666

(11)  Income Taxes

The Company’s income tax provision for interim periods is determined using an estimate of the annual effective tax rate adjusted for discrete items, if any, for relevant interim periods. The Company updates the estimate of the annual effective tax rate quarterly and makes cumulative adjustments if the estimated annual effective tax rate changes. The quarterly tax provision and the quarterly estimate of the annual effective tax rate are subject to significant variations due to several factors including the variability in predicting the pre-tax and taxable income and the mix of jurisdictions to which those items relate, relative changes in expenses or losses for which tax benefits are not recognized, how the Company does business, and changes in laws, regulations, administrative practices. The effective tax rate can be volatile based on the amount of pre-tax income. For example, the impact of discrete items on the effective tax rate is greater when pre-tax income is lower.

The expense for income taxes for the nine months ended September 30, 2021 and 2020 was $2.6 million and $1.6 million, respectively. The effective tax rate for the nine months ended September 30, 2021 and 2020 was 8.1% and 6.0%, respectively. The low effective tax rate is primarily attributable to the valuation allowance the Company maintains on the net deferred tax assets related to U.S. operations and certain withholding tax in 2019.

As of September 30, 2021 and 2020, the Company’s uncertain tax positions were approximately $0.6 million and $0.6 million respectively. Changes in tax laws, regulations, administrative practices, principles, and interpretations may impact the tax contingencies. The Company does not anticipate the uncertain tax positions to materially change within the next twelve months.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(11)  Income Taxes (cont.)

The Company is subject to both direct and indirect taxation in the U.S. and various states and foreign jurisdictions. The Company is under examination by certain tax authorities for the 2010 to 2019 tax years. The Company believes that adequate amounts have been reserved for any adjustments that may ultimately result from these or other examinations. The material jurisdictions where the Company is subject to potential examination by tax authorities for tax years after 2010 include, among others, the U.S. (Federal and California), Canada and China.

(12)  Common Stock

The Company is authorized to issue unlimited shares of common stock with a par value of $0.021848. Each share of common stock is entitled to one vote. At September 30, 2021 and December 31, 2020, the number of shares of common stock issued and outstanding was 368,744,512 and 363,325,542, respectively. No Common Stock dividend was declared by the Company’s Board of Directors for the nine months ended September 30, 2021 and 2020.

(13)  Warrants

On April 28, 2016, LLIT signed a Share Purchase Agreement (“SPA”) with Lianluo. In this SPA, Lianluo is entitled with 125,000 warrants to acquire from the Company 125,000 common shares at a purchase price of $17.60 per share. The warrants are exercisable at any time. The Company recognized the warrants as a derivative liability because warrants can be settled in cash. Warrants are remeasured at fair value with changes in fair value recorded in earnings in each reporting period.

There was a total of 125,000 warrants issued and outstanding as of September 30, 2021.

The fair value of the outstanding warrants was calculated using the Black-Scholes model with the following assumptions:

September 30, 2021
Market price per share (USD/share)	$14.27
Exercise price (USD/share)	17.60
Risk free rate	0.88%
Dividend yield	0%
Expected term/Contractual life (years)	4.57
Expected volatility	478.02%

The following is a reconciliation of the beginning and ending balances of warrants liability measured at fair value on a recurring basis using Level 3 inputs (in thousands):

Beginning balance, May 19, 2021	$1,152
Fair value change of the issued warrants included in earnings	632
Ending balance, September 30, 2021	$1,784

(14)  Stock-Based Compensation

Legacy LLIT Stock Option Plan

Under the employee stock option plan, the LLIT stock options generally expire ten years from the date of grant. On December 29, 2011, LLIT entered into five-year agreements with its employees and directors, pursuant to which, LLIT issued an aggregate of 56,250 options at an exercise price of $11.60 per share. The options vest in equal annual installments over the five years of the agreements ending December 28, 2016.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(14)  Stock-Based Compensation (cont.)

On October 7, 2013, pursuant to the LLIT’s Share Incentive Plan, LLIT granted a non-statutory option to acquire 11,750 of the Company’s common shares at an exercise price of $18.40 per share to Mr. Ping Chen, the former CEO of LLIT. The options vest in equal annual installments over the five years of the agreement ending October 6, 2018.

On August 20, 2014, pursuant to the LLIT’s Share Incentive Plan, LLIT granted additional option to acquire 16,375 of the Company’s common shares at an exercise price of $42.48 per share to Mr. Ping Chen. The options vest in equal annual installments over the five years of the agreement ending August 19, 2019.

On March 21, 2016, LLIT entered into two-year agreements with its employees and directors, pursuant to which LLIT issued an aggregate of 72,608 options at an exercise price of $15.04 per share. The options vest in equal annual installments over the two years of the agreements ending March 20, 2018.

As of September 30, 2021, all outstanding options have been vested.

The Company valued the stock options using the Black-Scholes model with the following assumptions:

Expected Terms (years)	Expected Volatility	Dividend Yield	Risk Free Interest Rate	Grant Date Fair Value Per share
10	126% – 228%	0%	0.73% – 1.65%	$9.76 – $41.20

Following is a summary of the status of options outstanding and exercisable at September 30, 2021:

Outstanding and Exercisable options
Average exercise price	Number	Average remaining contractual life (years)
$11.60	11,250	0.13
$18.40	11,750	0.13
$42.48	16,375	0.13
$15.04	26,358	0.13
	65,733

Legacy Newegg Inc. Stock Based Compensation

Newegg Inc.’s stock-based compensation includes stock option awards issued under Newegg Inc.’s employee incentive plan and restricted stock issued under a significant shareholder’s incentive plan, as further discussed in (a) below. There was no income tax benefit recognized in the consolidated statements of income for stock-based compensation arrangements in any of the periods presented.

At the close of the merger, the holders of Legacy Newegg Inc. stock options continue to hold such options, and such options remain subject to the same vesting, exercise and other terms and conditions. The holders of Legacy Newegg Inc. options, as applicable, may exercise their options to purchase a number of shares of the Company’s Class A Common Stock equal to the number of shares of Legacy Newegg Inc. common stock subject to such Legacy Newegg Inc. options multiplied by the conversion ratio at an exercise price per share divided by the conversion ratio.

(a)    Stock Incentive Programs

2005 Incentive Award Plan:

On September 22, 2005, the Board of Directors approved Newegg Inc.’s 2005 Equity Incentive Plan, which was amended in January 2008, October 2009, December 2011 and September 2015 (the “Incentive Award Plan”). Under the Incentive Award Plan, Newegg Inc. may grant equity incentive awards to employees, directors, and

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(14)  Stock-Based Compensation (cont.)

consultants based on Newegg Inc.’s Class A Common Stock. A committee of the Board of Directors of Newegg Inc. determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, Newegg Inc. may issue a maximum of 14,200,000 shares of its Class A Common Stock under the Incentive Award Plan. Newegg Inc. issues new shares of Class A Common Stock from its authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of Newegg Inc. Class A Common Stock as of the date of grant. Options typically vest over the term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of Newegg Inc. or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, the Incentive Award Plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Significant Shareholder Incentive Program

In 2016, a significant shareholder established an incentive program (the “Significant Shareholder Incentive Program”) whereby he caused to be transferred a total of 5,198,458 shares of Newegg Inc.’s Series A Preferred Stock from Tekhill USA LLC, a limited liability company fully owned by the significant shareholder, into the Fred Chang Partners Trust (the “Trust”). In March and May 2016, the Trust entered into restricted share award agreements (the “Award Agreements”) with several key executives of Newegg Inc., under which the Trust granted a total of 5,090,157 restricted shares of Newegg Inc.’s Series A Preferred Stock to those executives to be vested over a 15-year period in equal annual installments on each anniversary date of the grant date. As of December 31, 2016, the Award Agreements were terminated with a concurrent offer from the significant shareholder to re-establish the Significant Shareholder Incentive Program. During the year ended December 31, 2017, the re-established incentive program (the “Re-established Significant Shareholder Incentive Program”) granted a total of 3,898,843 restricted shares of Newegg Inc.’s Series A Preferred Stock to a subset of the same recipients with substantially the same terms as those under the Significant Shareholder Incentive Program. The Re-established Significant Shareholder Incentive Program subsequently modified the vesting period from 15 years to 10 years during the year ended December 31, 2017, which did not have a significant impact on the consolidated financial statements.

(b)    Stock Compensation Valuation Assumptions

The fair value of each option award granted under the Incentive Award Plan is estimated using the Black-Scholes option pricing model on the date of grant. This model requires the input of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected life of the awards and actual and projected employee stock option exercise behavior with the following inputs: risk-free interest rate, expected stock price volatility, forfeiture rate, expected term, dividend yield and weighted average grant date fair value.

The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on a review of the historical volatility and the implied volatility of a peer group of publicly traded companies comparable to Newegg Inc. In evaluating comparability, the Company considered factors such as industry, stage of life cycle, and size. After the adoption of Accounting Standards Update No. 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting as of January 1, 2017, the Company elected to recognize the effect of awards for which the requisite service is not rendered when the award is forfeited. The expected term assumption used by the Company reflects the application of the simplified method set out in Securities and Exchange Commission Staff Accounting Bulletin No. 110, Shared-Based Payment. The simplified method defines the expected term of an option as the average of the contractual term of the options and the weighted average vesting period for all option

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(14)  Stock-Based Compensation (cont.)

tranches. The dividend yield reflects the Company’s dividend rate on the date of grant. During the nine months ended September 30, 2021 and 2020, Newegg Inc. granted stock options representing the right to purchase a total of 0 and 8,888,000 shares, respectively of Newegg Inc. Class A Common Stock.

The cost of the restricted shares is determined using the fair value of Newegg Inc.’s Series A Convertible Preferred Stock on the date of the grant. Compensation expense is recognized on a straight-line basis over the vesting period. There was no grant of the restricted shares under the Re-established Significant Shareholder Incentive Program during the nine months ended September 30, 2021 and 2020.

(c)     Stock Option and Restricted Stock Activity

Stock Option

The following table summarizes the activity for all stock options granted:

	Options Outstanding	Weighted average exercise price	Average remaining contractual terms (in years)	Aggregate intrinsic Value (in thousands)
Outstanding at December 31, 2019	15,201,143	$0.43	4.80
Exercised	—
Granted	51,921,030	0.65
Forfeited or expired	(39,630)	0.73
Outstanding at September 30, 2020	67,082,543	$0.60	8.69
Exercised	—
Granted	—
Forfeited or expired	(45,717)	$0.73
Outstanding at December 31, 2020	67,036,826	$0.60	8.19
Exercised	(463,349)
Granted	—
Forfeited or expired	(178,925)	$0.73
Outstanding at September 30, 2021	66,394,552	$0.60	7.48	$907,842
Vested and expected to vest at September 30, 2021	66,394,552	$0.60	7.48	$907,842
Exercisable at September 30, 2021	30,698,844	$0.54	6.06	$421,505

During the nine months ended September 30, 2021, stock options were exercised for 463,349 of the Company’s common stock, which resulted in proceeds of approximately $0.01 million. The exercise prices ranged from $0.27 to $1.19 per share during the nine months ended September 30, 2021. During the nine months ended September 30, 2020, no stock options were exercised.

During the nine months ended September 30, 2021, stock options were exercised pursuant to the cashless exercise provision of the option agreement, which respect to 456,849 shares of the Company’s common stock, which resulted in the Company issuing 439,157 net shares. During the nine months ended September 30, 2020, no stock options were exercised pursuant the cashless exercise provision.

During the nine months ended September 30, 2021 and 2020, the total intrinsic value of stock options exercised was $7.8 million and $0, respectively. The compensation expense for stock options granted included in “Selling, general and administrative expenses” in the consolidated statements of income totaled $2.4 million and $0.5 million, respectively.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(14)  Stock-Based Compensation (cont.)

As of September 30, 2021 and December 31, 2020, there were $8.6 million and $11.0 million, respectively, of unrecognized compensation costs related to nonvested options. The weighted average remaining vesting term of the stock option was 2.71 years and 3.46 years as of September 30, 2021 and December 31, 2020, respectively.

Restricted Stock

The following table summarizes the activity for restricted stock issued from the Fred Chang Partners Trust under the Re-established Significant Shareholder Incentive Program:

	Shares	Weighted- average grant date fair value
Unvested at December 31, 2019	13,778,006	$0.27
Vested	(656,099)	0.27
Cancelled	(13,121,907)	0.27
Unvested at September 30, 2020	—	$0.27
Vested	—	—
Cancelled	—	—
Unvested at December 31, 2020	—	$—
Vested	—	—
Cancelled	—	—
Unvested at September 30, 2021	—	$—

During the nine months ended September 30, 2021 and 2020, the compensation expense for restricted shares granted included in “Selling, general and administrative expenses” in the consolidated statement of income were nil. At March 31, 2020, all unvested restricted stocks were cancelled. As of September 30, 2020, the Company had no unrecognized compensation costs related to restricted stock.

(d)    Common Stock Valuations

The exercise prices of stock options and restricted stock granted were determined contemporaneously by the Newegg Inc.’s Board of Directors based on the estimated fair value of the underlying Newegg Inc. Class A Common Stock and Series A convertible Preferred Stock. The Newegg Inc. Class A Common Stock and Series A convertible Preferred Stock valuations were based on a combination of the income approach and two market approaches, which were used to estimate the total enterprise value of Newegg Inc. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to Newegg Inc.’s estimated weighted average cost of capital. Newegg Inc.’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in Newegg Inc.’s capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to Newegg Inc.’s similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that Newegg Inc.’s Class A Common Stock and Series A convertible Preferred Stock are not traded on a public exchange. The amount of the discount varies based on management’s expectation of effecting a public offering of Newegg Inc.’s Class A Common Stock within the ensuing 12 months. The enterprise value indications from the income approach and market approaches were used to estimate the fair value of Newegg Inc.’s Class A Common Stock and Series A convertible Preferred Stock in the context of Newegg Inc.’s capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(15)  Net Income per Share

Basic earnings per share of Common Stock is calculated by dividing net income available to holders of Common stock by the weighted average number of shares of Common Stock outstanding for the period. The diluted earnings per share of Common Stock calculation assumes the issuance of all dilutive potential common shares outstanding. Dilutive potential Common Stock consists of incremental shares of Class A Common Stock issuable upon the exercise of the stock options and warrants.

The following table summarizes the calculation of basic and diluted net income per common share (in thousands, except per share data):

	Nine Months Ended September 30,
	2021	2020
Net Income	$30,045	$24,494
Basic earnings per share
Basic weighted average shares outstanding	367,152	363,326
Basic earnings per share	$0.08	$0.07

Diluted earnings per share
Basic weighted average shares outstanding	367,152	363,326
Dilutive effect of stock options	68,325	30,248
Diluted weighted average shares outstanding	435,477	393,574
Diluted earnings per share	$0.07	$0.06

The following shares were excluded from the calculation of diluted net income per share calculation as their effect would have been anti-dilutive (in thousands):

	Nine Months Ended September 30,
	2021	2020
Stock options	43	—
Warrants	125	—

(16)  Commitments and Contingencies

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of business. The Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess sales/use taxes against the Company for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,255 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,911, plus penalties and interest. In May 2020, the Company received from the Commonwealth of Massachusetts Department of Revenue a notice of assessment for sales and use taxes for the months of November 2017 through September 2018 in the amount of $2,721,370, including penalties and interest. The Company has appealed these assessments and the Company intends to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

In December 2014, an individual plaintiff sued Newegg.com Americas Inc. (“Newegg.com Americas”) in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the Court sustained Newegg.com Americas’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 the Court of

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(16)  Commitments and Contingencies (cont.)

Appeal reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court. The Company does not believe that a loss is probable and intends to vigorously defend itself and its subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect the Company’s business, consolidated results of operations, financial position or cash flows.

In addition to the legal proceedings mentioned above, from time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. There can be no assurance with respect to the outcome of any legal proceeding. The outcome of the litigation described above, the other pending lawsuits filed against the Company and other claims, including those that may be made in the future, may be adverse to the Company, and the monetary liability and other negative operational or financial impact may be material to the Company’s consolidated results of operations, financial position, and cash flows.

(17)  Employee Benefit Plan

The Company maintains a 401(k) defined-contribution plan for the benefit of its eligible employees. All full-time domestic employees who are at least 18 years of age are eligible to participate in the plan. Eligible employees may elect to contribute up to 100% of their eligible compensation. The Company’s matching contributions are made at the discretion of the Company’s Board of Directors. In addition, the Company may make a profit-sharing contribution at the sole discretion of the Board of Directors. Total contributions by the Company for the nine months ended September 30, 2021 and 2020 were $1.5 million and $1.4 million, respectively. Contributions made by the Company are immediately 100% vested.

(18)  Related Party Transactions

Investment

On April 17, 2018, a subsidiary of the Company acquired an equity interest in Mountain Capital Fund L.P. from Pegasus. The sole owner of Pegasus is the spouse of a member of the Newegg’s Board of Directors.

Loans to Affiliate

On December 17, 2019, a subsidiary of the Company loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2022. The $15.0 Million Loan is included as “Notes receivable” at the Stockholders’ Equity section of the Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020.

During the nine months ended September 30, 2021 and 2020, the Company recorded interest income of $0.6 million and $0.6 million, respectively, from loans to affiliate in interest income in the consolidated statement of income. The amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Stockholders’ Equity section in the consolidated balance sheets was $0.2 million as of September 30, 2021 and December 31, 2020.

Sales to Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above. Sales during the nine months ended September 30, 2021 and 2020 to related party were immaterial. As of September 30, 2021 and December 31, 2020, there was no receivables due from related parties.

As of September 30, 2021 and December 31, 2020, amounts due from related parties were immaterial.

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(19)  Segment Information

The Company’s Chief Executive Officer, who is the chief operating decision maker (“CODM”), reviews financial information presented on a consolidated basis. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. The Company considers itself to be operating within one reportable segment.

The following table summarizes net sales from external customers (in thousands):

	Nine Months Ended September 30,
	2021	2020
United States	$1,545,995	$1,283,952
Canada	150,695	93,713
Rest of world	51,080	39,058
Total	$1,747,770	$1,416,723

The following table summarizes net sales by product category and revenue stream (in thousands):

	Nine Months Ended September 30,
	2021	2020
Net Sales by Product Category
Components & Storage	$992,859	$877,391
Computer System	466,672	256,422
Office Solutions	114,326	105,194
Others	173,913	177,716
Total Net Sales	$1,747,770	$1,416,723

Net Sales by Revenue Stream
Direct sales revenues(1)	$1,655,478	$1,328,755
Marketplace revenues(2)	45,165	43,670
Services revenues(3)	47,127	44,298
Total Net Sales	$1,747,770	$1,416,723

__________

(1)      Includes all first-party product sales where Newegg owns and sells its own inventories within its websites and third-party marketplace platforms.

(2)      Includes all the commission revenues earned from sales made by sellers on its websites.

(3)      Includes all revenue recognized from providing services to customers, including third-party logistics services, advertising services, and all other third-party seller services.

The following table summarizes net property, plant and equipment by country (in thousands):

	September 30, 2021	December 31, 2020
United States	$21,818	$19,663
Canada	12	71
China	26,686	26,732
Total	$48,516	$46,466

NEWEGG COMMERCE, INC.
Notes to the Consolidated Financial Statements

(20)  COVID-19 Considerations

(1)    On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

(2)    On March 27, 2020, the ‘Coronavirus Aid, Relief, and Economic Security Act’ (the CARES Act) was signed into law by the president. The CARES act provides several favorable tax provisions. The Company evaluated the impacts of CARES Act and determined it has no material impact to the income tax provision.

(3)    As a consequence of the COVID-19 outbreak, the Company has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. The Company has also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers. The Company considers such events to have been relatively minor and temporary to date. Despite the pandemic, the Company’s online business and warehouses remain active to serve our customers during the COVID-19 outbreak, and for the nine months ended September 30, 2021, the Company has seen increased demand for its products and services as compared with the nine months ended September 30, 2020.

(4)    However, the course of the COVID-19 outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic and market conditions, which in turn could lead to a reduced demand for the Company’s products and services. Similarly, supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, which could negatively impact sales in the future. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity and future results of operation. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. Given the almost daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition or liquidity for fiscal year 2021 or beyond.

         Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the Company’s results of future operations, financial position and liquidity.

(21)  Subsequent Events

In August 2021, the Company entered into a lease agreement to lease approximately 209,000 square feet of office, warehouse, distribution, and ancillary uses of space located at Union City, Georgia. The lease commences in October 2021. Under the terms of the lease, the Company is obligated to pay an initial base monthly rent of $81,934, or approximately $0.39 per square foot. The monthly base rent will increase annually by approximately 2.5% of the initial base rent. The term of the lease is 124 calendar months. The Company may, at its option, extend the term of the lease for five additional years under the same terms and conditions, except that the base monthly rent shall be adjusted to the prevailing market rate.

In August 2021, the Company entered into a lease agreement to lease approximately 245,000 square feet of office, warehouse, distribution, and ancillary uses of space located at Ontario, California. The lease commences in October 2021. Under the terms of the lease, the Company is obligated to pay an initial base monthly rent of $281,702, or approximately $1.15 per square foot. The monthly base rent will increase annually by approximately 3.5% of the initial base rent. The term of the lease is 85 calendar months.

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Newegg Commerce, Inc. (f/k/a Newegg Inc.)

City of Industry, CA

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Newegg Commerce, Inc. (f/k/a Newegg Inc.) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity (deficit), and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

We also have audited the adjustments to retrospectively apply the recapitalization of the capital stock of the Company described in Note 2 to the consolidated statements of operations, comprehensive loss, temporary equity and equity (deficit), and cash flows of the Company for the year ended December 31, 2018. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of the Company other than with respect to the adjustments, and accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements taken as a whole.

Change in Accounting Method Related to Leases

As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for leases during the year ended December 31, 2019, due to the adoption of Accounting Standards Codification 842, “Leases.”

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Vendor Incentive Receivables

As described in Note 3 to the consolidated financial statements, the Company’s vendor incentive receivables totaled $40.3 million. The Company participates in various vendor incentive programs including purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements.

We identified management’s measurement of vendor incentive receivables as a critical audit matter because the Company has significant number of vendor agreements with various terms and conditions. Auditing these receivables was complex and subjective due to the extent of effort required to evaluate whether the vendor incentive receivables were recorded in accordance with the terms and conditions of vendor agreements.

The primary procedures we performed to address this critical audit matter included:

•        Evaluating management’s accounting policies and practices including the reasonableness of management’s judgments and assumptions relating to the Company’s accounting for vendor incentive receivables.

•        Testing a sample of vendor agreements and underlying relevant supporting documents to evaluate the appropriateness of management’s recording vendor incentive receivables including assessment of various terms and conditions in these agreements.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2019.

Los Angeles, California

March 31, 2021, except for Notes 1, 2, 12, 13, 14, 15 and 21, as to which the date is November 15, 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Newegg Commerce, Inc.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments to retrospectively apply the recapitalization of the capital stock of Newegg Inc. described in Note 2, the consolidated statements of operations, comprehensive loss, temporary equity and equity (deficit), and cash flows of Newegg Inc. and subsidiaries (the Company) for the year ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). The 2018 consolidated financial statements before the effects of the adjustments described in Note 2 are not presented herein. In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the recapitalization of the capital stock of Newegg Inc. described in Note 2, present fairly, in all material respects, the results of the operations of the Company and its cash flows for the year ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the recapitalization of the capital stock of Newegg Inc. described in Note 2 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by other auditors.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We served as the Company’s auditor from 2014 to 2019.

Irvine, California
April 18, 2019

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)

Consolidated Balance Sheets

December 31, 2020 and 2019

(In thousands, except par value)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$156,635	$79,750
Restricted cash	1,111	797
Accounts receivable, net	66,465	54,185
Inventories	182,056	109,509
Income taxes receivable	2,510	2,521
Prepaid expenses and other current assets	19,834	14,206
Due from related parties	—	6,625
Total current assets	428,611	267,593

Property and equipment, net	46,466	47,130
Noncurrent deferred tax assets	669	1,041
Equity investment	9,655	6,457
Investment at cost	15,000	15,000
Right of use assets	46,557	38,099
Other noncurrent assets	10,510	6,448
Total assets	$557,468	$381,768
Liabilities and Equity
Current liabilities:
Accounts payable	$241,502	$165,653
Accrued liabilities	83,939	49,396
Deferred revenue	47,398	25,846
Line of credit	5,276	6,379
Current portion of long-term debt	281	258
Lease liabilities – current	9,695	8,585
Total current liabilities	388,091	256,117

Long-term debt, less current portion	2,088	2,223
Income taxes payable	696	675
Lease liabilities – noncurrent	39,043	30,643
Other liabilities	53	66
Total liabilities	429,971	289,724
Commitments and contingencies (note 16)

Equity:
Common Stock, $0.021848 par value; unlimited shares authorized; 363,326 shares issued and outstanding as of both December 31, 2020 and 2019	7,938	7,938
Additional paid-in capital	182,230	180,608
Notes receivable	(15,186)	(15,029)
Accumulated other comprehensive income (loss)	3,057	(505)
Accumulated deficit	(50,542)	(80,968)
Total equity	127,497	92,044
Total liabilities and equity	$557,468	$381,768

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)

Consolidated Statements of Operations

Years ended December 31, 2020, 2019 and 2018

(In thousands, except per share data)

	2020	2019	2018
Net sales	$2,114,872	$1,533,928	$2,022,437
Cost of sales	1,841,243	1,369,054	1,816,834
Gross profit	273,629	164,874	205,603
Other operating income (loss)	—	28,314	(1,555)
Selling, general, and administrative expenses	250,239	229,192	247,174
Income (loss) from operations	23,390	(36,004)	(43,126)
Interest income	1,124	586	1,484
Interest expense	(664)	(2,945)	(1,595)
Other income, net	5,320	4,184	1,599
Gain from sale of and equity income from equity method investments	3,197	21,777	9,617
Income (loss) before provision for income taxes	32,367	(12,402)	(32,021)
Provision for income taxes	1,941	4,589	1,582
Net income (loss)	$30,426	$(16,991)	$(33,603)
Less: Deemed dividend paid to Series A convertible Preferred Stock	—	—	(19,960)
Net income (loss) attributable to common stock	$30,426	$(16,991)	$(53,563)
Basic earnings (loss) per share	$0.08	$(0.05)	$(0.14)
Diluted earnings (loss) per share	$0.08	$(0.05)	$(0.14)
Weighted average shares used in computation of earnings (loss) per share:
Basic	363,326	363,326	373,495
Diluted	385,013	363,326	373,495

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	2020	2019	2018
Net income (loss)	$30,426	$(16,991)	$(33,603)
Foreign currency translation adjustments	3,562	(1,133)	(2,974)
Comprehensive income (loss)	$33,988	$(18,124)	$(36,577)

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)

Consolidated Statements of Temporary Equity and Equity (Deficit)

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	Series AA convertible preferred stock		Series A convertible preferred stock		Total temporary equity	common stock		Additional paid-In capital	Notes receivable	Accumulated other comprehensive income	(Accumulated deficit)/ Retained earnings	Total equity
	Shares	Amount	Shares	Amount		Shares	Par value
Balance at December 31, 2017 (as previously reported)	24,870	$187,146	42,898	$770	$187,916	709	$1	$15,242	—	$3,602	$(4,873)	$13,972
Retroactive application of the recapitalization	(24,870)	(187,146)	(42,898)	(770)	(187,916)	399,315	8,739	179,177	—	—	—	187,916
Balance at December 31, 2017 (as adjusted)	—	$—	—	$—	$—	400,024	$8,740	$194,419	—	$3,602	$(4,873)	$201,888
Net loss	—	—	—	—	—	—	—	—	—	—	(33,603)	(33,603)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(2,974)	—	(2,974)
Issuance of Common Stock	—	—	—	—	—	1,370	30	350	—	—	—	380
Stock-based compensation	—	—	—	—	—	—	—	3,895	—	—	—	3,895
Deemed dividend	—	—	—	—	—	—	—	(19,517)	—	—	(443)	(19,960)
Share repurchases	—	—	—	—	—	(38,068)	(832)	717	—	—	(25,058)	(25,173)
Balance at December 31, 2018	—	$—	—	$—	$—	363,326	$7,938	$179,864	$—	$628	$(63,977)	$124,453
Net loss	—	—	—	—	—	—	—	—	—	—	(16,991)	(16,991)
Other comprehensive loss	—	—	—	—	—	—	—	—	—	(1,133)	—	(1,133)
Notes receivable	—	—	—	—	—	—	—	—	(15,000)	—	—	(15,000)
Interest on notes receivable									(29)	—	—	(29)
Stock-based compensation	—	—	—	—	—	—	—	744	—	—	—	744
Balance at December 31, 2019	—	$—	—	$—	$—	363,326	$7,938	$180,608	$(15,029)	$(505)	$(80,968)	$92,044
Net income	—	—	—	—	—	—	—	—	—	—	30,426	30,426
Other comprehensive income	—	—	—	—	—	—	—	—	—	3,562	—	3,562
Interest on notes receivable	—	—	—	—	—	—	—	—	(157)	—	—	(157)
Stock-based compensation	—	—	—	—	—	—	—	1,622	—	—	—	1,622
Balance at December 31, 2020	—	$—	—	$—	$—	363,326	$7,938	$182,230	$(15,186)	$3,057	$(50,542)	$127,497

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)

Consolidated Statements of Cash Flows

Years ended December 31, 2020, 2019 and 2018

(In thousands)

	2020	2019	2018
Cash flows from operating activities:
Net income (loss)	$30,426	$(16,991)	$(33,603)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,091	10,708	10,230
Bad debt expense	7,288	882	566
Provision for obsolete and excess inventory	4,218	4,278	3,721
Stock-based compensation	1,622	744	3,895
Gain from sale of and equity income from equity method investments	(3,197)	(21,777)	(9,617)
Deferred income taxes	372	(1,007)	1,173
Loss (Gain) on disposal of property and equipment	246	(29,726)	(30)
Changes in operating assets and liabilities:
Accounts receivable	(12,976)	33,104	(3,481)
Inventories	(76,240)	110,140	(6,252)
Prepaid expenses and other assets	(9,616)	4,525	2,158
Accounts payable	76,337	(100,733)	(18,523)
Accrued liabilities and other liabilities	35,126	8,038	(5,946)
Deferred revenue	21,817	(11,226)	(5,223)
Dues from affiliate	(2)	(1,036)	(1,955)
Net cash provided by (used in) operating activities	84,512	(10,077)	(62,887)
Cash flows from investing activities:
Loans to affiliate	—	(15,000)	(20,000)
Loan repayments from affiliate	—	—	70,000
Insurance settlement proceeds	788	900	—
Acquisition of equity investments	—	(7,000)	(58,000)
Payments to acquire property and equipment	(6,156)	(10,283)	(8,046)
Proceeds on disposal of property and equipment	132	38,550	—
Sale of equity method investment	—	77,515	—
Net cash provided by (used in) investing activities	(5,236)	84,682	(16,046)
Cash flows from financing activities:
Borrowings under line of credit	20,000	98,001	123,289
Repayments under line of credit	(21,467)	(134,440)	(88,709)
Borrowings of long-term debt	—	—	13,000
Repayments of long-term debt	(265)	(13,254)	(251)
Loan from affiliate	—	15,000	—
Repayment of loan from affiliate	—	(15,000)	—
Debt issuance costs	—	—	(620)
Proceeds from exercise of stock options	—	—	380
Payment for shares buyback	—	—	(45,134)
Net cash provided by (used in) financing activities	(1,732)	(49,693)	1,955
Foreign currency effect on cash, cash equivalents and restricted cash	(345)	(1,044)	(770)
Net increase (decrease) in cash, cash equivalents and restricted cash	77,199	23,868	(77,748)
Cash, cash equivalents and restricted cash:
Beginning of period	80,547	56,679	134,427
End of period	$157,746	$80,547	$56,679
Supplemental disclosures of cash flow information:
Cash paid for interest	$270	$2,634	$1,295
Cash paid for income taxes	$261	$4,700	$1,034
Supplemental Schedule of Noncash Investing Activities
Property and equipment acquisitions included in accounts payable	$—	$—	$19
Acquisition of investment included in accrued liabilities	$—	$2,579	$7,000

See accompanying notes to consolidated financial statements.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)    Organization and Description of Business

Newegg Commerce, Inc. (“Newegg” or the “Company”) (previously known as “Lianluo Smart Limited” or “LLIT”) was incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on July 22, 2003.

Newegg is an electronics-focused e-retailer that offers customers a comprehensive selection of the latest consumer electronics products, detailed product descriptions and images, “how-to” information, and customer reviews via its websites. The Company’s strategic focus is based on three key areas: (1) providing a differentiated and superior online shopping experience, (2) offering reliable and timely product fulfillment, and (3) delivering superior customer service.

Newegg Inc. was incorporated as Newegg Computers in the state of California on February 4, 2000. In June 2005, Newegg Inc. was incorporated in the state of Delaware. On September 29, 2005, Newegg Computers was merged into Newegg Inc. under Delaware law with Newegg Inc. being the surviving company.

In August 2016, Newegg Inc. entered into a share purchase agreement (the “Purchase Agreement”) with Hangzhou Liaison Interactive Information Technology Co., Ltd, (“Lianluo”), a publicly traded company in China. The transaction was completed on March 30, 2017. Pursuant to the Purchase Agreement, Lianluo purchased 490,706 shares of Newegg Inc.’s Class A Common Stock and 12,782,546 shares of Newegg Inc.’s Series A convertible Preferred Stock from existing shareholders for a total consideration of $91.9 million. Additionally, Newegg Inc. issued, and Lianluo purchased, 24,870,027 shares of Newegg Inc.’s Series AA Convertible Preferred Stock for a total consideration of $172.2 million. Upon the close of this transaction, Lianluo, through Digital Grid (Hong Kong) Technology Co., Limited (“Digital Grid”), a fully-owned subsidiary of Lianluo, became the majority owner of Newegg Inc.

On May 19, 2021, the Company closed the merger with Newegg Inc. contemplated by the Agreement and Plan of Merger dated October 23, 2020, by and among LLIT, Lightning Delaware Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of the Company and Newegg Inc. As the consideration for the merger, the Company issued to all the stockholders of Newegg Inc. an aggregate of 363,325,542 common shares. Each issued and outstanding share of Newegg Inc. capital stock was exchanged for 5.8417 shares of common shares of the Company. The Company also converted each Class B common share into one common share immediately prior to completion of the merger.

On May 19, 2021, the Company disposed all of LLIT’s legacy business contemplated by that certain Equity Transfer Agreement dated October 23, 2020, by and among LLIT, its wholly owned subsidiary, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd (“Lianluo Connection”), and Beijing Fenjin Times Development Co., Ltd. (“Beijing Fenjin”). The Company sold all of its equity interests in Lianluo Connection to Beijing Fenjin immediately following completion of the merger for a purchase price of RMB 0.

In May 2021, the Company changed its name from Lianluo Smart Limited to Newegg Commerce, Inc., and on May 20, 2021 changed its NASDAQ stock ticker from LLIT to NEGG.

The following table details the Company’s subsidiaries as of December 31, 2020.

Subsidiary	Jurisdiction
CAOPC, Inc.	United States
Chief Value Limited	Hong Kong
ChiefValue.com, Inc.	United States
INOPC Inc.	United States
Magnell Associate, Inc.	United States
Newegg Australia Pty Ltd	Australia
Newegg Business Inc.	United States
Newegg Canada Inc.	Canada
Newegg Capital Inc.	Taiwan

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1)    Organization and Description of Business (cont.)

Subsidiary	Jurisdiction
Newegg Capital International	Cayman Islands
Newegg China Inc.	Cayman Islands
Newegg Commerce (SH) Co., Ltd	China
Newegg Enterprises LLC	United States
Newegg Europe, Inc.	Cayman Islands
Newegg Facility Solutions Inc.	United States
Newegg Greater China (Hong Kong) Company Limited	Hong Kong
Newegg Inc.	United States
Newegg International Inc.	Cayman Islands
Newegg Logistics Services Inc.	United States
Newegg North America Inc.	United States
Newegg Staffing Inc.	United States
Newegg Taiwan Inc.	Taiwan
Newegg Tech (Chengdu) Co., Ltd.	China
Newegg Tech (China) Co., Ltd.	China
Newegg Tech (Shanghai) Co., Ltd.	China
Newegg Tech (Xian) Co., Ltd.	China
Newegg Tech Corporation	Cayman Islands
Newegg Tech Inc.	Cayman Islands
Newegg Tech Research and Development Limited	Hong Kong
Newegg Tech Support Limited	Hong Kong
Newegg Tech, Inc.	United States
Newegg Texas, Inc.	United States
Newegg Trading Limited	Hong Kong
Newegg UK, Ltd.	United Kingdom
Newegg.com Americas Inc.	United States
NJOPC, Inc.	United States
Nutrend Automotive Inc.	United States
OZZO Inc.	United States
OZZO International	Cayman Islands
OZZO International Limited	Hong Kong
Rosewill Inc.	United States
Rosewill Limited	Hong Kong
TNOPC, Inc.	United States

(2)    Basis of Presentation

The merger is accounted for as a transfer of assets under common control in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Under this method of accounting, LLIT did not meet the definition of a business as of the close of the transaction and was considered a group of assets. Newegg was deemed to be the receiving entity in the common control transaction, consequently, the transaction is treated similar to a recapitalization of Newegg Inc. Accordingly, the consolidated assets, liabilities and results of operations of Newegg Inc. became the historical financial statements. The assets and liabilities of LLIT were combined with Newegg Inc. using its carryover basis on the transfer date. The carrying value of the net assets received by Newegg on May 19, 2021 was approximately $8.4 million. The assets were primarily comprised of cash, cash equivalents and restricted cash of $11.4 million, marketable securities of $0.2 million, and prepaid and other assets of $0.5 million. The liabilities received were primarily comprised of warrant liabilities of $1.2 million and accrued expenses and other liabilities of $2.5 million.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(2)    Basis of Presentation (cont.)

The recapitalization of the number of shares of capital stock attributable to Newegg Inc. is reflected retroactively as shares reflecting the exchange ratio of 5.8417 to the earliest period presented and is utilized for calculating earnings per share in all prior periods presented along with certain other related disclosures.

On the date of the transfer, the Company subsequently disposed Lianluo Connection which had a carrying value of negative $2.0 million for $0 consideration and recognized a gain of $2.0 million, which is included in the Company’s consolidated statements of income for the six months ended June 30, 2021.

Retroactive Adjustments Related to Recapitalization

On August 27, 2021, the Company filed its interim consolidated financial statements on Form 6-K with the U.S. Securities and Exchange Commission (“SEC”) for the six months ended June 30, 2021 and 2020, with such interim consolidated financial statements reflecting the recapitalization of Newegg Inc. as if it had occurred as of the beginning of each period presented.

Each share of the capital stock of Legacy Newegg Inc. that was issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 5.8417 shares (the “Exchange Ratio”) of the Company’s common stock.

As a result of the requirement to include the audited annual consolidated financial statements in the Company’s Form F-1, as well as the fact that the Company’s Form 6-K filed in August 2021 reflects the retroactive adjustments associated with the merger, in conformity with U.S. GAAP, the Company has retroactively adjusted its annual consolidated financial statements and related notes thereto, as of for the years ended December 31, 2020, 2019, and 2018 to reflect the aforementioned recapitalization as follows:

•        Within the Consolidated Balance Sheets:

•        Series AA and Series A convertible preferred stock were converted into the Company’s common stocks using the Exchange Ratio and classified in permanent equity.

•        Class A and Class B common stocks were converted into the Company’s common stocks using the Exchange Ratio.

•        Par value and shares authorized were adjusted to reflect the Company’s par value and shares authorized after the merger.

•        Additional paid-in capital was adjusted accordingly.

•        Within the Consolidated Statements of Operations:

•        Net income (loss) attributable to common stock were adjusted retrospectively as if no undistributed net income was allocated to convertible preferred stocks.

•        Basic and diluted earnings (loss) per share and the weighted average shares used in computation of earnings (loss) per share were adjusted based on the converted number of common shares.

•        Within the Consolidated Statements of Temporary Equity and Equity (Deficit):

•        Series AA and Series A convertible preferred stock, Class A common stock, share activity and per share amounts were converted to the Company’s common stock using the Exchange Ratio.

•        Additional paid-in capital was adjusted accordingly.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(2)    Basis of Presentation (cont.)

•        Within the Notes to Consolidated Financial Statements:

•        Note 2y, Redeemable Convertible Preferred Stock and Convertible Preferred Stock and 12.    Redeemable Convertible Preferred Stock and Convertible Preferred Stock that was included in the previously issued consolidated financial statements has been removed in its entirety, with the subsequent notes re-numbered accordingly.

•        Note 11.    Common Stock that was included in the previously issued consolidated financial statements has been revised to reflect the Company’s common stock in Note 12. Common Stock.

•        All stock options and restricted stocks, and related per share amount in Note 13. Stock-Based Compensation have been adjusted using the Exchange Ratio.

•        All per share and share amounts in Note 14. Share Repurchase and Note 15. Net Income (Loss) per Share were adjusted based on (1) the converted number of common shares, and (2) the removal of the preferred stock dividends.

•        Note 21.    Subsequent Events was updated to reflect activity through November 15, 2021.

Except as otherwise noted above, the consolidated financial statements and related notes included herein have not been adjusted from the consolidated financial statements and related notes included in the Company’s Form F-1 filed by the Company with the SEC on May 12, 2021.

(3)    Summary of Significant Accounting Policies

(a)    Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of all consolidated subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

(b)    Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, revenue recognition, incentives earned from vendors, allowance for credit losses, investment valuation, and stock-based compensation. Actual results could differ from such estimates.

As of December 31, 2020, the effects of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition continue to evolve. As a result, many of our estimates and assumptions require increased judgment and carry a higher degree of variability and volatility. As additional information becomes available, our estimates may change materially in future periods.

(c)     Change in Accounting Principles

Leases

Effective January 1, 2019, the Company adopted ASU 2016-02, Leases (Topic 842), as amended (“ASU 2016-02”), which requires lessees to recognize a right-of-use (“ROU”) asset and lease liabilities on the balance sheet for most lease arrangements and expands disclosures about leasing agreements, among other items. The Company adopted ASU 2016-02 using the modified retrospective transition approach through a cumulative-effect adjustment, which after completing the implementation analysis, resulted in no adjustment to the Company’s January 1, 2019 beginning retained earnings balance. On January 1, 2019,

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

the Company recognized $26.4 million of ROU operating lease assets and $28.7 million of operating lease liabilities, including noncurrent operating lease liabilities of $21.0 million, as a result of the adoption. The difference between the ROU operating lease assets and the operating lease liabilities was primarily due to previously accrued rent expense relating to periods prior to January 1, 2019, and the remaining prepaid rent balance as of December 31, 2018. The adoption of ASU 2016-02 did not have an impact on the Company’s consolidated results of operations or cash flows.

As part of the adoption, the Company elected the package of practical expedients, which among other things, permits the Company to not reassess whether any expired or existing contracts are or contain leases, the lease classification for any expired or existing leases, and the initial direct costs for any existing leases. The Company also elected the practical expedient to not assess whether existing land easements that were not previously accounted for as a lease are or contain a lease under the new guidance. The Company did not elect the hindsight practice expedient to use hindsight when determining lease term and assessing impairment of ROU lease assets. See Note 10 — Lease Obligations.

Financial Instruments

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-13 (as amended through March 2020), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 introduced a new forward-looking approach, based on expected losses, to estimate credit losses on certain types of financial instruments, including trade receivables, contract assets and held-to-maturity debt securities, which requires the Company to incorporate considerations of historical information, current information and reasonable and supportable forecasts. ASU 2016-13 also expands disclosure requirements.

The Company adopted the standard on January 1, 2020 using the modified retrospective approach. Adoption of ASU 2016-13 resulted in changes to the Company’s accounting policies for trade and other receivables and contract assets. Upon adoption of ASU 2016-13 the Company evaluates trade receivables and contract assets on a collective (i.e., pool) basis if they share similar risk characteristics.

Based on the results of the Company’s evaluation, the adoption of ASU 2016-13 did not have a material impact on the reserve for credit losses as of January 1, 2020. Adoption of the standard had no impact on total cash provided from or used in operating, financing, or investing activities in the Company’s condensed consolidated statements of cash flows.

Accounts receivable include trade accounts receivables from the Company’s customers, net of an allowance for credit risk. Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company’s contract assets relate to services performed which were not billed, net of an allowance for credit risk. Allowance for credit risk for accounts receivables and contract assets is established based on various factors including credit profiles of the Company’s customers, historical payments and current economic trends. The Company reviews its allowance for accounts receivables and contract assets by assessing individual accounts receivable or unbilled contract assets over a specific aging and amount. All other balances are pooled based on historical collection experience. The estimate of expected credit losses is based on information about past events, current economic conditions, and forecasts of future economic conditions that affect collectability. Accounts receivable and contract assets are written-off on a case by case basis, net of any amounts that may be collected.

(d)    Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

(e)     Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, and money market accounts. Cash equivalents are all highly liquid investments with original maturities of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk of cash and cash equivalents. Amounts receivable from credit card processors are also considered cash equivalents as they are both short term and highly liquid in nature, and are typically converted to cash within three business days. Amounts due to the Company from credit card processors that are classified as cash and cash equivalents totaled $17.5 million and $9.2 million at December 31, 2020 and 2019, respectively.

(f)     Restricted Cash

Restricted cash includes amounts deposited in commercial bank time deposits and money market accounts to collateralize the Company’s deposit obligations. The Company considers restricted cash related to obligations classified as current liabilities to be current assets and restricted cash related to obligations classified as long-term liabilities as noncurrent assets. At December 31, 2020 and 2019, the Company had $1.1 million and $0.8 million, respectively, in restricted cash, primarily related to collateralization required pursuant to a lease agreement, the restricted cash account required under the Company’s health insurance plan, and the restricted cash for the cash receipts collected on behalf of the ISO Marketplace sellers. The restricted cash balance is classified as a current asset in the consolidated balance sheets.

The following is a reconciliation of cash and cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$156,635	$79,750
Restricted cash	1,111	797
Total cash and cash equivalents, and restricted cash	$157,746	$80,547

(g)    Accounts Receivable

Accounts receivable consist primarily of vendor receivables, which do not bear interest, and represent amounts due for marketing development funds, cooperative advertising, price protection and other incentive programs offered to the Company by certain vendors. Accounts receivable also include receivables from business customers on 30- to 60-day credit terms. On January 1, 2020, the Company adopted ASU 2016-13 (as amended through March 2020), Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. See Change in Accounting Principle above. The Company estimates the provision for credit losses based on historical experience, current conditions, and reasonable and supportable forecasts. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. Amounts receivable from business customers were $24.2 million and $14.6 million, net of allowances of $0.1 million and $0.1 million, at December 31, 2020 and 2019, respectively. See further discussion of amounts receivable related to vendor incentive programs under Incentives Earned from Vendors below.

(h)    Inventories

Inventories, consisting of products available for sale, are accounted for using the first-in, first-out (FIFO) method and are valued at the lower of cost and net realizable value. In-bound freight-related costs are included as part of the cost of merchandise held for resale. In addition, certain vendor payments are

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

deducted from the cost of merchandise held for resale. The Company records an inventory provision for refurbished, slow-moving, or obsolete inventories based on historical experience and assumptions of future demand for product. These allowances are released when the related inventory is sold or disposed of. Amounts of inventory allowances were $6.2 million and $3.7 million, as of December 31, 2020 and 2019, respectively.

(i)     Property and Equipment

Property and equipment are stated at cost, less accumulated amortization and depreciation computed using the straight-line method over the estimated useful life of each asset. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the assets. Expenditures for repair and maintenance costs are expensed as incurred, and expenditures for major renewals and improvements are capitalized. Costs incurred during the application development stage of internal-use software and website development are capitalized and included in property and equipment. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the accounts, and any gain or loss is reflected in the Company’s consolidated statements of operations. The useful lives for depreciable assets are as follows:

Buildings	20 – 39 years
Machinery and equipment	3 – 7 years
Computer and software	3 – 5 years
Leasehold improvements	Lesser of lease term or 10 years
Capitalized software	3 – 5 years
Furniture and fixtures	5 – 7 years

(j)     Leases

The Company defines lease agreements at their inception as either operating or finance leases depending on certain defined criteria. Certain lease agreements may entitle the Company to receive rent holidays, other incentives, or periodic payment increases over the lease term. Accordingly, rent expense under operating leases is recognized on the straight-line basis over the original lease term, inclusive of predetermined minimum rent escalations or modifications and rent holidays.

(k)    Impairment of Long-Lived Assets

The Company evaluates the recoverability of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The impairment test consists two steps. The first step compares the carrying amount of the asset to the sum of expected undiscounted future cash flows. If the sum of expected undiscounted future cash flows exceeds the carrying amount of the asset, no impairment is taken. If the sum of expected undiscounted future cash flows is less than the carrying amount of the asset, a second step is warranted and an impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value calculated using the present value of estimated net future cash flows. There have been no impairment losses recognized by the Company for the year ended December 31, 2020 and 2019.

(l)     Investments

Investments are accounted for using the equity method if the investment provides the Company has the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors are considered in determining whether the equity method is appropriate. Also, investments in limited partnerships of more than 3% to 5% are generally viewed as more than minor and are accounted for using the equity method.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

The investments for which the Company is not able to exercise significant influence over the investee and which do not have readily determinable fair values were accounted for under the cost method prior to the adoption of ASU 2016-01 Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Subsequent to the adoption of this standard as of January 1, 2018, the Company has elected the measurement alternative to measure such investments at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

(m)   Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, a three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exist, therefore, requiring the Company to develop its own assumptions to determine the best estimate of fair value.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and accrued and other liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term debt and line of credit at December 31, 2020 and 2019 approximates fair value because the interest rate approximates the current market interest rate. The fair value of these financial instruments was determined using level 2 input.

(n)    Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and adjustments to stockholders’ equity for foreign currency translation adjustments. Accumulated other comprehensive income (loss) consists entirely of foreign currency translation adjustments. The tax impact is not material to the consolidated financial statements.

(o)    Revenue Recognition

The Company adopted Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) as of January 1, 2018. Revenue recognition is evaluated through the following five step process:

1.      Identification of the contract with a customer;

2.      Identification of the performance obligations in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when or as a performance obligation is satisfied.

Revenue is recognized when control of a promised product or service transfers to a customer, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring that product or service. Revenue is recognized net of sales taxes and discounts. The Company primarily generates revenue through product sales on its platforms and through fees earned for facilitating marketplace transactions and extended warranty sales on its platforms.

The Company recognizes revenue on product sales at a point in time to customers when control of the product passes to the customer upon delivery to the customer or when service is provided. The Company fulfills orders with its owned inventory or with inventory sourced through its suppliers. The vast majority

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

of the Company’s product sales are fulfilled from its owned inventory. The amount recognized in revenue represents the expected consideration to be received in exchange for such goods or services. For orders fulfilled with inventory sourced through the Company’s suppliers, and where the products are shipped directly by the Company’s supplier to the Company’s customer, the Company evaluates the criteria outlined in ASC 606-10-55, Principal versus Agent Considerations, in determining whether revenue should be recognized on a gross or net basis. The Company determined that it is the principal in these transactions as it controls the specific good before it is transferred to the customer. The Company is the entity responsible for fulfilling the promise to provide the specified good to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk before the specified good has been transferred to the customer or after transfer of control to the customer, has discretion in establishing the price, and selects the suppliers of products sold. The Company accounts for product sales under these arrangements on a gross basis upon receipt of the product by the customer. Product sales exceeded 93% of consolidated net sales in each of the years ended December 31, 2020, 2019 and 2018.

The Company generally requires payment by credit card upon placement of an order, and to a limited extent, grants credit to business customers on 30- to 60-day terms. Shipping and handling is considered a fulfillment activity, as it takes place before the customer obtains controls of the good. Amounts billed to customers for shipping and handling are included in net sales upon completion of the performance obligation.

The Company’s product sales contracts include terms that could cause variability in the transaction price such as sales returns and credit card chargebacks. As such, the transaction price for product sales includes estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. Sales are reported net of estimated returns and allowances and credit card chargebacks, based on historical experience.

The Company also earns fees for facilitating marketplace transactions and extended warranty sales on its platforms. For marketplace transactions, the Company’s websites host third-party sellers and the Company also provides the payment processing function. The Company recognizes revenue upon sale of products made available through its marketplace store. The Company is not the principal in this arrangement and does not control the specific goods sold to the customer. The Company reports the net amount earned as commissions, which are determined using a fixed percentage of the sales price or fixed reimbursement amount. The Company also offers extended warranty programs for various products on behalf of an unrelated third party. The Company reports the net amount earned as revenue at the time of sale, as it is not the principal in this arrangement and does not control the specific goods sold to the customer.

The Company offers its customers the opportunity to purchase goods and services on its website using deferred financing promotional programs provided by a third-party financing company. These programs include an option to make no payments for a period of six, twelve, eighteen or twenty-four months. The third-party financing company makes all decisions to extend credit to the customer under a separate agreement with the customer, owns all such receivables from the customer, assumes all risk of collection, and has no recourse to the Company in the event the customer does not pay. The third-party financing company pays the Company for the purchase price on behalf of the customer, less certain transaction fees. Accordingly, sales generated through these programs are not reflected in the Company’s receivables once payment is received from the third-party financing company. The transaction fee paid by the Company to the third-party financing company is recognized as a reduction of revenue. These transaction fees for the years ended December 31, 2020, 2019 and 2018 were immaterial.

To the extent that the Company sells its products on third-party platforms, the Company incurs incremental contract acquisition costs in the form of sales commissions paid to the platforms. The commissions are generally determined based on the sales price and an agreed-upon commission rate. The Company elects

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

the practical expedient under Accounting Standards Update No. 2014-09 Revenue From Contracts with Customers (Topic 606) to recognize sales commission as an expense as incurred, as the amortization period of the asset that the Company otherwise would have recognized is less than one year.

The Company has three types of contractual liabilities: (1) amounts collected, or amounts invoiced and due, related to product sales where receipt of the product by the customer has not yet occurred or revenue cannot be recognized. Such amounts are recorded in the consolidated balance sheets as deferred revenue and are recognized when the applicable revenue recognition criteria have been satisfied. For all of the product sales, the Company ships a large volume of packages through multiple carriers. Actual delivery dates may not always be available and as such, the Company estimates delivery dates as needed based on historical data. (2) amounts collected for the Company’s Premier membership services, which are typically paid upfront for membership benefits over a 3-month, 6-month, or 12-month period, including free 3-day shipping, free returns, rush processing and dedicated customers service. Such amounts were initially recorded as deferred revenue and were recognized as revenue ratably over the subscription period. The Company discontinued its Premier membership services in 2019, resulting in no balance of deferred revenue related to this program as of December 31, 2019. (3) unredeemed gift cards, which are initially recorded as deferred revenue and are recognized in the period they are redeemed. Subject to governmental agencies’ escheat requirements, certain gift cards not expected to be redeemed, also known as “breakage”, are recognized as revenue based on the historical redemption pattern. These gift cards breakage revenue for the years ended December 31, 2020, 2019 and 2018 were $0.3 million, $0.5 million, and $0.5 million, respectively.

Deferred revenue totaled $47.4 million and $25.9 million at December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, the Company recognized $23.4 million of net revenue included in deferred revenue at December 31, 2019. During the year ended December 31, 2019, the Company recognized $31.6 million of net revenue included in deferred revenue at December 31, 2018.

(p)    Cost of Sales

The Company’s cost of sales represents the purchase price of the products it sells to its customers, offset by incentives earned from vendors, including marketing development funds and other vendor incentive programs. See further discussion of vendor payments under Incentives Earned from Vendors below. Cost of sales also includes freight-in and freight-out costs and charges related to refurbished, slow-moving, or obsolete inventory.

(q)    Shipping and Handling

The Company records revenue for shipping and handling billed to its customers. Shipping and handling revenue totaled approximately $33.7 million, $17.1 million and $21.9 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The related shipping and handling costs are included in cost of sales. Shipping and handling costs totaled approximately $80.1 million, $62.1 million and $67.6 million for the years ended December 31, 2020, 2019 and 2018, respectively.

(r)     Incentives Earned from Vendors

The Company participates in various vendor incentive programs that include, but are not limited to, purchasing-based volume discounts, sales-based volume incentives, marketing development funds, including for certain cooperative advertising, and price protection agreements. Vendor incentives are recognized in the consolidated statements of operations as an offset to marketing and promotional expenses to the extent that they represent reimbursement of advertising costs incurred by the Company on behalf

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

of the vendors that are specific, incremental, and identifiable. Reimbursements that are in excess of such costs and all other vendor incentive programs are accounted for as a reduction of cost of sales, or if the related product inventory is still on hand at the reporting date, inventory is reduced in the consolidated balance sheets.

The Company reduced cost of sales by $135.8 million, $143.1 million and $181.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, for these vendor incentive programs. Reductions to advertising and promotional expenses related to direct reimbursements for costs incurred in advertising vendors’ products totaled $1.1 million, $0.7 million and $0.7 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amounts receivable related to vendor incentive programs were $40.3 million and $34.8 million, net of allowances of $0.4 million and $0.5 million, at December 31, 2020 and 2019, respectively. Amounts due to the Company are included in accounts receivable in the consolidated balance sheets.

(s)     Selling, General, and Administrative Expenses

Selling, general, and administrative expenses primarily consist of marketing and advertising expenses, sales commissions, credit card processing fees, payroll and related benefits, depreciation and amortization, professional fees, litigation costs, rent expense, information technology expenses, warehouse costs, office expenses, and other general corporate costs.

(t)     Advertising

Advertising and promotional expenses are charged to operations when incurred and are included in selling, general, and administrative expenses. Advertising and promotional expenses for the years ended December 31, 2020, 2019 and 2018 were $29.0 million, $25.8 million and $34.8 million, respectively.

(u)    Stock-Based Compensation

The measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and restricted stock, is based on estimated fair value of the awards on the date of grant. The value of awards that are ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service periods in the consolidated statements of operations. See Note 13 — Stock-Based Compensation for further information about the Company’s stock compensation plans.

(v)     Income Taxes

The Company is subject to federal and state income taxes in the United States and taxes in foreign jurisdictions. In accordance with ASC Topic 740, the Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities, using tax rates expected to be in effect during the years in which the bases differences are expected to reverse. A valuation allowance is established against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The Company measures the recognized tax benefit as the largest amount of tax benefit that has greater than a 50% likelihood of being realized upon the ultimate settlement with a taxing authority. The Company reverses a previously recognized tax benefit if it determines that the tax position no longer meets the more-likely-than-not threshold of being sustained. The Company accrues interest and penalties related to unrecognized tax benefits in income tax expense.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(3)    Summary of Significant Accounting Policies (cont.)

(w)    Concentration of Credit Risk and Significant Customers and Vendors

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk from cash and cash equivalents.

For the years ended December 31, 2020, 2019 and 2018, the Company had no individual customers that accounted for greater than 10% of net sales.

The Company purchases its products on credit terms from vendors located primarily in the United States. For both the years ended December 31, 2020 and 2018, the Company’s cumulative annual purchase from one vendor exceeded 10% of total purchases. For the year ended December 31, 2019, the Company’s cumulative annual purchases from two vendors exceeded 10% of total purchases. The majority of products that the Company sells are available through multiple channels.

The Company has receivables due from vendors related to its advertising and promotional programs and receivables due from business customers with credit terms. As of December 31, 2020 and 2019, the Company’s receivables from one vendor exceeded 10% of net receivables, and no receivables from business customers with credit terms exceeded 10% of net receivables.

(x)    Foreign Currency Translation

The financial statements of foreign subsidiaries and affiliates where the local currency is the functional currency are translated into U.S. dollars using exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the year for revenues and expenses. Any gain or loss on currency translation is included in stockholders’ equity as accumulated other comprehensive income.

(y)     Recent Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, (“ASU 2018-13”) which modifies the disclosure requirements on fair value measurements, including the consideration of costs and benefits. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption of this ASU did not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general income tax accounting methodology including an exception for the recognition of a deferred tax liability when a foreign subsidiary becomes an equity method investment and an exception for interim periods showing operating losses in excess of anticipated operating losses for the year. The amendment also reduces the complexity surrounding franchise tax recognition; the step up in the tax basis of goodwill in conjunction with business combinations; and the accounting for the effect of changes in tax laws enacted during interim periods. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as amended and supplemented by subsequent ASUs (collectively, “ASU 2020-04”), which provides practical expedients for contract modifications and certain hedging relationships associated with the transition from reference rates that are expected to be discontinued. This guidance is applicable for borrowing instruments, which use LIBOR as a reference rate, and is effective immediately, but is only available through December 31, 2022. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(4)    Fair Value

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis include cash and cash equivalents, and restricted cash. The carrying amounts of cash and cash equivalents and restricted cash approximate their fair value.

The Company’s financial assets that are measured at fair value on a non-recurring basis when impairment is identified include equity method investment and investment in equity securities without readily determinable fair value not accounted for under the equity method. The fair values of these investments are determined based on valuation techniques using the best information available, and may include quoted market prices, market comparables, and discounted cash flow projections. An impairment charge is recorded when the cost of the investment exceeds its fair value. This is considered a Level 3 fair value measurement. See Note 6 — Investment for further information regarding the fair value measurement of these investments.

The fair value of accounts receivables approximates carrying value due to the short-term maturities.

The Company’s notes receivable from affiliate, loans from affiliate (see Note 18 — Related Party Transactions), line of credit and long-term debt are carried at cost with fair value disclosed, if required. The fair value of the amounts outstanding under the line of credit and long-term debt with a floating interest rate approximates the carrying value due primarily to the variable nature of the interest rate of the instruments, which is considered a Level 2 fair value measurement. The fair value of the amounts outstanding under notes receivable from affiliate, loans from affiliate, and line of credit with a fixed interest rate is estimated based on the discounted amount of the contractual future cash flows using an appropriate discount rate. This is considered a Level 3 fair value measurement. The following is a summary of the carrying amounts and estimated fair values of these financial instruments as of December 31, 2020 and 2019 (in thousands):

	December 31, 2020		December 31, 2019
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Notes receivable from affiliate (Level 3)	$15,000	$15,000	$15,000	$15,000
Line of credit (Level 2)	$5,276	$5,276	$4,949	$4,949
Line of credit (Level 3)	$—	$—	$1,430	$1,430
Long-term debt (Level 2)	$2,369	$2,310	$2,481	$2,424

(5)    Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31
	2020	2019
Land	$2,324	$2,179
Buildings	34,680	32,455
Machinery and equipment	36,781	40,477
Computer and software	30,023	32,538
Leasehold improvements	12,102	12,560
Capitalized software	13,811	12,650
Furniture and fixtures	3,321	3,196
Construction in progress(1)	9,247	6,706
	142,289	142,761
Accumulated depreciation and amortization	(95,823)	(95,631)
Property and equipment, net	$46,466	$47,130

__________

(1)      Property construction-in-progress is stated at cost and not depreciated. The property would be transferred to its respective account within property, plant and equipment upon completion.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(5)    Property and Equipment, Net (cont.)

Depreciation and amortization expense associated with property and equipment was $9.1 million, $10.7 million and $10.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

During 2019, the Company entered into a sale leaseback transaction for one of its real estate properties in the United States. The Company sold the property for gross proceeds of $38.5 million, and recognized a gain of $28.8 million from the transaction, which is included as other operating income in its consolidated statements of operations. The Company concurrently leased back the property from the buyer under a lease agreement for ten years, resulting in ROU lease asset of $14.1 million and a lease liability of $13.9 million as of the lease commencement date.

(6)    Investment

On April 17, 2018, the Company entered into an agreement to acquire an equity interest in Mountain Capital Fund L.P. (“Mountain”) from Pegasus View Global Ltd., an international business company incorporated in the Republic of Seychelles (“Pegasus”), which is a related party. Mountain is an exempted limited partnership registered under the partnership law in the Cayman Islands and primarily engages in investing. The Company’s equity interest in Mountain was limited to 50% of Mountain’s investment in One97 Communications Limited and PayTM E-Commerce Private Limited (collectively, the “Mountain Investment”). In addition to the $43.0 million initial investment made during 2018, the purchase price in this transaction included a contingent consideration of up to $7.0 million upon satisfaction of certain conditions described in the purchase agreement. This contingent consideration of $7.0 million has been paid in April 2019. The Company evaluated the Mountain Investment under the variable interest model and the voting interest model and concluded that Mountain Capital Fund L.P. is not a variable interest entity and no consolidation is needed under either the variable interest model or the voting interest model. The Company recorded an estimate of contingent consideration payable of $7.0 million as of the acquisition date. The Company accounted for the Mountain Investment under the equity method, and recognized a gain on this equity method investment of $9.6 million for the year ended December 31, 2018. As of December 31, 2018, the carrying value of the Mountain Investment was $59.6 million. The Company’s ownership percentage in Mountain was approximately 48% as of December 31, 2018.

During the year ended December 31, 2019, Mountain sold a portion of its investment in One97 Communications Limited (“One97”) to various third-party buyers, which resulted in the Company’s disposal of all of its investment in One97. The Company recorded a gain from the sale of the equity method investment in Mountain of $21.8 million for the year ended December 31, 2019. As of December 31, 2020 and 2019, the carrying value of the Company’s investment in Mountain was $9.7 and $6.5 million, respectively, and the Company’s ownership percentage in Mountain was approximately 11% and 8%, respectively. As Mountain is a limited partnership, the Company continues accounting for the Mountain Investment under the equity method as of December 31, 2020 and 2019 and for the years then ended.

See Note 18 — Related Party Transactions for further information regarding this transaction.

In August 2018, the Company purchased 11,506,695 Series B+ Preferred shares in Bitmain Technologies Holding Company, a privately-held company incorporated in the Cayman Islands, for a total consideration of $15.0 million. Bitmain Technologies Holding Company and its subsidiaries (together “Bitmain”) primarily design and sell cryptocurrency mining hardware, operate cryptocurrency mining pools, and provide mining farm services. As this represents an investment in equity securities without readily determinable fair values, the Company elected the measurement alternative under ASU 2016-01 to measure this investment at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer.

The Company reviewed the investment in Bitmain for impairment as of December 31, 2020 and 2019, respectively, by evaluating if events or circumstances have occurred that may have a significant adverse effect on the fair value of the investment. The Company concluded there were no impairment indicators as of December 31,

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(6)    Investment (cont.)

2020 and 2019. In the absence of observable price changes in orderly transactions for the identical or a similar investment of the same issuer during the years ended December 31, 2020 and 2019, the carrying value of the investment remained at $15.0 million as of December 31, 2020 and 2019.

There was no impairment loss on cost method investment for the years ended December 31, 2020, 2019 and 2018.

(7)    Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	December 31
	2020	2019
Accrued personnel	$22,005	$20,534
Sales and other taxes payable	25,846	8,974
Allowance for sales returns	12,641	4,812
Accrued freight expense	12,161	3,563
Accrued advertising expense	2,369	2,051
Federal and states income tax payable	1,103	746
Accrued legal expense	1,448	1,396
Accrued medical expense	569	1,298
Other	5,797	6,022
Total accrued liabilities	$83,939	$49,396

(8)    Line of Credit

In July 2018, the Company entered into a credit agreement with several financial institutions that provided a revolving credit facility of up to $100.0 million with a maturity date of July 27, 2021. Prior to July 27, 2020 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the loan agreement, could be increased up to $140.0 million. The revolving credit facility includes a letter of credit sublimit of $25.0 million, which can be used to issue standby and trade letters of credit, and a $10.0 million sublimit for swingline loans. Advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the loan agreement, or the Alternate Base Rate (to be defined as the highest of the financial institution’s prime rate, the Overnight Bank Funding Rate plus 0.50%, or the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, the Company may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. The line of credit is guaranteed by certain of the Company’s U.S. subsidiaries and is collateralized by certain of the assets of the Company. Such assets include all Receivables, equipment and fixtures, general intangibles, Inventory, Subsidiary Stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, the Company will pay on a quarterly basis, an unused commitment fee of either 0.25% of the difference between the amount available and the amount outstanding under the facility if the difference is less than one-third of the Maximum Revolving Advance Amount or 0.40% of the difference between the amount available and the amount outstanding under the facility if the difference is equal to or greater than one-third of the Maximum Revolving Advance Amount. As of December 31, 2020 and 2019, there was no balance outstanding under this line of credit. The credit facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires the Company to maintain certain minimum financial ratios and maintain operation banking relationship with the financial institutions. As of December 31, 2020 and 2019, the Company was in compliance with all financial covenants related to the line of credit.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(8)    Line of Credit (cont.)

In July 2015, the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $5.0 million (150.0 million New Taiwan Dollar) with a maturity date of no later than August 26, 2016. The Company extended the maturity date of this credit agreement to November 19, 2021. Advances from this line of credit are subject to interest at a floating interest rate of the one-year savings account plus 0.63% not to be lower than 1.62% per annum. The interest rate was equivalent to 1.62% as of December 31, 2020. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by a real estate asset of that subsidiary. As of December 31, 2020 and 2019, there was $5.3 million and $4.9 million outstanding under this line of credit, respectively.

In May 2018, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of up to $3.6 million with a maturity date of May 14, 2019 (the “3.6 Million LOC”). Advances from this line of credit are subject to a fixed interest rate of 5.22% per annum. The line of credit is guaranteed by one of the Company’s China subsidiaries and is collateralized by the foreign bank deposit assets of the same subsidiary. As of December 31, 2018, there was $3.0 million outstanding under this line of credit. This credit agreement expired in 2019.

In March 2019, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of $3.6 million with a maturity date of September 19, 2019. Advances from this line of credit were subject to interest at a floating interest rate of the Loan Prime Rate, as defined in the credit agreement, times 142%. This credit facility is collateralized by all of the assets of one of the Company’s subsidiaries in China. This credit agreement expired during 2019.

In December 2019, a subsidiary of the Company entered into a credit agreement with a financial institution that provided for a revolving credit facility of $1.4 million. Advances from this line of credit were subject to a fixed interest rate of 6.09% per annum. The line of credit is collateralized by a real estate asset of that subsidiary. As of December 31, 2019, there was $1.4 million outstanding under this line of credit. In September 2020, the Company paid back the revolving credit facility of $1.4 million in full.

(9)    Long-Term Debt

The Company has entered into various loans with financial institutions. Long-term debt consisted of the following (in thousands):

	December 31,
	2020	2019
Term Loan	$2,369	$2,481
Less current portion	(281)	(258)
Long-term debt less current portion	$2,088	$2,223

Credit Facility

In March 2018, the Company entered into a long-term revolving loan agreement with a financial institution that provided a revolving credit facility of up to $13.0 million with a maturity date of March 8, 2020 (the “Credit Facility”). For each calendar quarter during the term of this credit agreement, advances from the Credit Facility are subject to an interest rate of either the Wall Street Journal Prime Rate or LIBOR-Based Rate, as defined in the loan agreement, at the Company’s option. The LIBOR-Based Rate may be calculated as either LIBOR plus 2.75% if the Compensating Deposits, as defined in the credit agreement, are less than $15.0 million as a daily average for the previous calendar quarter or LIBOR plus 2.5% if the Compensating Deposits equal at least $15.0 million as a daily average for the previous calendar quarter. The Credit Facility was collateralized by a real estate asset of the Company, and contained customary covenants, including covenants that limit or restrict the Company’s ability to incur indebtedness, capital expenditures and lease payments, make certain investments

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(9)    Long-Term Debt (cont.)

and enter into certain related-party transactions. Additionally, there was a requirement to maintain minimum liquidity (to be defined as cash or cash equivalents and securities that are readily marketable and are not subject to any lien, claim, encumbrance, charge or any other restriction) of $35.0 million during the term of the Credit Facility. The Company paid off the loan in full during 2019.

Term Loan

In 2013, the Company entered into a term loan agreement with a financial institution for $4.1 million with a maturity date of November 26, 2028 (the “Term Loan”). The Term Loan bears a floating interest rate of the one-year savings account plus 0.43% per annum in the first two years and a floating interest rate of the one-year savings account plus 0.61% per annum for the remaining of the term, not to be lower than 1.8% during the entire term. The interest rate was equivalent to 1.8% as of December 31, 2020. The Term Loan is collateralized by a first position security interest in a floor of an office building owned by the Company in Taiwan.

Aggregate maturities of long-term debt, excluding unamortized debt issuance costs, were as follows (in thousands) as of December 31, 2020:

2021	$281
2022	286
2023	291
2024	297
2025	302
Thereafter	912
$2,369

(10)  Lease Obligations

Operating Leases

The Company leases certain office and warehouse facilities and warehouse equipment under various noncancelable operating leases. The Company is also committed under the terms of certain of these operating lease agreements to pay property taxes, insurance, utilities, and maintenance costs. See Note 5 — Property and Equipment, net for disclosure for sales and leaseback transaction.

Most of the Company’s leases do not provide an implicit rate that can be readily determined. Therefore, the Company uses a discount rate based on its incremental borrowing rate, which is determined using its credit rating and information available as of the commencement date. The Company’s operating lease agreements may include options to extend the lease term. The Company made an accounting policy election to exclude options that are not reasonably certain of exercise when determining the term of the borrowing in the assessment of the incremental borrowing rate. Additionally, the Company also made an accounting policy election to not separate lease and non-lease components of a contract, and to recognize the lease payments under short-term leases as an expense on a straight-line basis over the lease term without recognizing the lease liability and the ROU lease asset.

The Company evaluates whether its contractual arrangements contain leases at the inception of such arrangements. Specifically, the Company considers whether it can control the underlying asset and have the right to obtain substantially all of the economic benefits or outputs from the assets. Substantially all of its leases are long-term operating leases with fixed payment terms. The Company does not have significant financing leases. Its ROU operating lease assets represent the right to use an underlying asset for the lease term, and its operating lease

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(10)  Lease Obligations (cont.)

liabilities represent the obligation to make lease payments. ROU operating lease assets are recorded in other noncurrent assets in the consolidated balance sheet. Operating lease liabilities are recorded in other current liabilities or other noncurrent liabilities in the consolidated balance sheets based on their contractual due dates.

The Company’s operating lease liability is recognized as of the lease commencement date at the present value of the lease payments over the lease term. The Company’s ROU operating lease asset is recognized as of the lease commencement date at the amount of the corresponding lease liability, adjusted for prepaid lease payments, lease incentives received, and initial direct costs incurred. The Company evaluates its ROU lease assets for impairment consistent with its impairment of long-lived assets policy. See Note 3 — Summary of Significant Accounting Policies.

Operating lease expense is recognized on a straight-line basis over the lease term, and is included in selling, general, and administrative expenses in the consolidated statement of operations. Operating lease expense totaled $16.5 million, $13.0 million and $13.2 million, respectively, for the years ended December 31, 2020, 2019 and 2018. The Company has made an accounting policy election by underlying asset class to not apply the recognition requirements of ASC 842 to short-term leases. As a result, certain leases with a term of 12 months or less are not recorded on the balance sheet and expense is recognized on a straight-line basis over the lease term. Operating lease cost for the period ended December 31, 2018, includes short-term lease cost in accordance with ASC 840 disclosure requirements. Cash payments made for operating leases totaled $14.5 million and $12.1 million during years ended December 31, 2020 and 2019, respectively, which were included in cash flows from operating activities in the consolidated statement of cash flows. Disclosure was not required for periods reported under ASC 840. As of December 31, 2020 and 2019, the Company’s ROU operating lease assets were $46.6 million and $38.1 million, and its operating lease liabilities were $48.7 million and $39.2 million, of which $39.0 million and $30.6 million were classified as non-current, respectively. New ROU operating lease assets and liabilities entered into during 2020 were $16.9 million and $16.9 million, respectively. New ROU operating lease assets and liabilities entered into during 2019 were $21.3 million and $20.9 million, respectively. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 5.32 years and 4.6% at December 31, 2020. The Company’s weighted average remaining lease term and the discount rate for its operating leases were approximately 6.06 years and 5.06% at December 31, 2019.

The Company has certain sublease arrangements for some of the leased office and warehouse facilities. Sublease rental income for the years ended December 31, 2020, 2019, and 2018 was immaterial.

The following table summarizes the future minimum rental payments under noncancelable operating lease arrangements in effect at December 31, 2020 (in thousands):

2021	$11,522
2022	9,752
2023	7,253
2024	5,372
2025	4,584
Thereafter	16,262
Total minimum payments	$54,745
Less: Imputed interest	6,007
Present value of lease liabilities	$48,738

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(11)  Income Taxes

The components of the Company’s income tax provision expense are as follows (in thousands):

	Year ended December 31
	2020	2019	2018
Current provision:
Federal	$21	$21	$21
State and local	133	152	217
Foreign	1,415	5,423	171
	1,569	5,596	409
Deferred expense/(benefit):
State and local	(118)	(141)	687
Foreign	490	(866)	486
	372	(1,007)	1,173
Provision for income taxes	$1,941	$4,589	$1,582

Income (loss) before provision for income taxes consisted of the following (in thousands):

	Year ended December 31
	2020	2019	2018
United States	$24,616	$(11,288)	$(37,891)
International	7,751	(1,114)	5,870
Total	$32,367	$(12,402)	$(32,021)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred income tax assets and liabilities consisted of the following (in thousands):

	December 31
	2020	2019
Deferred tax assets:
Accounts receivable	$2,819	$685
Inventories	3,205	2,060
Reserves and other accruals	1,271	3,401
Lease liabilities	10,746	8,313
Credits and other	4,064	1,954
Long term investment	—	4,036
Net operating losses	10,485	15,892
Gross deferred tax assets	32,590	36,341
Valuation allowance	(19,425)	(25,119)
Total deferred tax assets, net	13,165	11,222
Deferred tax liabilities:
Prepaid expenses	(598)	(425)
ROU	(10,223)	(8,073)
Property and equipment	(693)	(1,683)
Long term investment	(982)	—
Total deferred tax liabilities	(12,496)	(10,181)
Net deferred tax assets	$669	$1,041

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(11)  Income Taxes (cont.)

In accordance with ASC 740, Income Taxes, the Company evaluates whether a valuation allowance should be established against the net deferred tax assets based upon the consideration of all available evidence and using a “more-likely than-not” standard. Significant weight is given to evidence that can be objectively verified. The determination to record a valuation allowance is based on the recent history of cumulative losses and losses expected in the near future.

The Company’s U.S. federal consolidated filing group includes certain international entities. Based upon results of operations for the years ended December 31, 2020, 2019 and 2018, and estimated future trends in the Company’s business, it is determined that it is more likely than not that the Company will not realize any benefit from the U.S. federal net deferred tax assets. As a result of the analysis, the Company recorded a valuation allowance against the U. S. federal net deferred tax assets. The Company also maintains valuation allowances against certain non-US loss corporations. Total valuation allowance against U.S and non-US deferred tax asset were $19.4 million and $25.1 million as of December 31, 2020 and 2019, respectively.

At December 31, 2020, the Company had $21.4 million of federal net operating loss (“NOL”) carryforwards and $23.6 million of apportioned state NOL carryforwards available to reduce future taxable income. The federal NOLs that were generated prior to January 1, 2018 will expire starting in 2031. On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted into law in response to the COVID-19 pandemic. The CARES Act temporarily suspends the 80% of taxable income limitation on the use of NOLs for tax years beginning before January 1, 2021, thereby permitting corporate taxpayers to use NOLs to fully offset taxable income in these years regardless of the year in which the NOL arose. As a result, the Company can fully utilize the remaining cumulative federal NOL for tax years before January 1, 2021, and then will be limited to 80% of taxable income afterwards. The state NOL carryforwards begin to expire in 2028. The Company has $7.6 million of NOL carryforwards in China as of December 31, 2020. The Company has $10.5 million of NOL carryforwards in Taiwan, which will begin to expire in 2024. The Company has $2.3 million NOLs in Hong Kong with indefinite carryforward. A valuation allowance was recorded on the NOLs in China, Taiwan, and Hong Kong. The Company has not provided for deferred income taxes on a cumulative total of $18.5 million of undistributed earnings of its foreign subsidiaries, as these amounts are considered indefinitely reinvested outside the United States. It is not practicable to determine the estimated income tax liability that might apply if these earnings were to be repatriated.

A reconciliation of the U.S. federal statutory tax rate to the Company’s effective tax rate is as follows:

	Year ended December 31
	2020	2019	2018
Federal taxes at statutory rate	21.00%	21.00%	21.00%
State taxes, net of federal benefit	0.04	(0.02)	(2.23)
Permanent items:
Other nondeductible items	0.17	(0.18)	(0.24)
Subpart F income	0.03	(1.24)	(0.68)
SEC. 956 Income inclusion	—	—	—
Stock-based compensation	0.07	—	0.16
Foreign withholding tax	—	(32.12)	—
R&D Credit	(2.04)	—	—
GILTI	2.36	—	—
Foreign rate differential and foreign tax credits	1.12	3.77	(1.05)
Change in valuation allowance	(15.48)	(13.60)	(17.94)
Federal tax reform rate differential	—	—	—
Prior year adjustments and other	(1.27)	(13.22)	(3.96)
Effective tax rate	6.00%	(35.61)%	(4.94)%

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(11)  Income Taxes (cont.)

The significant item that caused the effective tax rate change related to the GILTI inclusion, R&D credit and the foreign withholding. In addition, the Company has material permanent differences, including Subpart F income and stock based compensation.

Uncertain tax Positions

As of the end of fiscal year 2020, the total liability for income tax associated with unrecognized tax benefits was $0.9 million. The Company’s effective tax rate will be affected by any portion of this liability we may recognize. The Company does not believe it is reasonably possible that any of the uncertain tax benefits will be recognized in the next 12 months. As such, all uncertain tax positions, including accrued interest, have been classified as long-term taxes payable on the consolidated balance sheets.

A reconciliation of the beginning and ending amounts of uncertain tax positions is as follows (in thousands):

	Year ended December 31
	2020	2019
Beginning balance	$586	$586
Additions based on tax positions related to the prior year	264	—
Reductions for tax positions of prior years	—	—
Ending balance	$850	$586

The Company’s continuing practice is to recognize interest and penalties related to unrecognized tax benefits as tax expense. As of December 31, 2020 and 2019, interest and penalties related to uncertain tax positions were not material.

The Company files a consolidated federal income tax return in the United States, as well as combined and separate U.S. state income tax returns. Certain subsidiaries of the Company are subject to income tax in China, Taiwan, Hong Kong, and Canada. The Company is still subject to examination for federal income tax returns for the years 2013 through 2019, for certain U.S. state income tax returns for the years 2009 through 2019, and for certain foreign income tax returns for the years 2011 through 2019. The Company is currently under examination by the Internal Revenue Service for the years 2012 through 2014 and by the California Franchise Tax Board for the years 2007 through 2012. The California Franchise Tax Board examination is related to amended tax returns filed for the years under exam. No additional reserve was accrued in 2020 based on the current audit status.

(12)  Common Stock

The Company is authorized to issue unlimited shares of common stock with a par value of $0.021848. Each share of common stock is entitled to one vote. At December 31, 2020 and 2019, the number of shares of common stock issued and outstanding was both 363,325,542.

No Common Stock dividend was declared by the Company’s Board of Directors for the years ended December 31, 2020, 2019 and 2018.

(13)  Stock-Based Compensation

Stock-based compensation includes stock option awards issued under the Company’s employee incentive plan and restricted stock issued under a significant shareholder’s incentive plan, as further discussed in (a) below. There was no income tax benefit recognized in the consolidated statements of operations for stock-based compensation arrangements in any of the periods presented.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(13)  Stock-Based Compensation (cont.)

(a)    Stock Incentive Programs

2005 Incentive Award Plan:

On September 22, 2005, the Board of Directors approved the Company’s 2005 Equity Incentive Plan, which was amended in January 2008, October 2009, December 2011 and September 2015 (the “Incentive Award Plan”). Under the Incentive Award Plan, the Company may grant equity incentive awards to employees, directors, and consultants based on the Company’s Class A Common Stock. A committee of the Board of Directors of the Company determines the eligibility, types of equity awards, vesting schedules, and exercise prices for equity awards granted. Subject to certain adjustments in the event of a change in capitalization or similar transaction, the Company may issue a maximum of 14,200,000 shares of its Class A Common Stock under the Incentive Award Plan. The Company issues new shares of Class A Common Stock from its authorized share pool to settle stock-based compensation awards. The exercise price of options granted under the plan shall not be less than the fair value of the Company’s Class A Common Stock as of the date of grant. Options typically vest over the term of four years, and are typically exercisable for a period of 10 years after the date of grant, except when granted to a holder who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any subsidiaries, in which case, the term of the option shall be no more than five years from the date of grant. In September 2015, the Incentive Award Plan was amended to permit additional awards to be made after the tenth anniversary of the original adoption of said plan.

Significant Shareholder Incentive Program

In 2016, a significant shareholder established an incentive program (the “Significant Shareholder Incentive Program”) where he caused to be transferred a total of 5,198,458 shares of the Company’s Series A Preferred Stock from Tekhill USA LLC, a limited liability company fully owned by the significant shareholder, into the Fred Chang Partners Trust (the “Trust”). In March and May 2016, the Trust entered into restricted share award agreements (the “Award Agreements”) with several key executives of the Company, under which the Trust granted a total of 5,090,157 restricted shares of the Company’s Series A Preferred Stock to those executives to be vested over a 15-year period in equal annual installments on each anniversary date of the grant date. As of December 31, 2016, the Award Agreements were terminated with a concurrent offer from the significant shareholder to re-establish the Significant Shareholder Incentive Program. During the year ended December 31, 2017, the re-established incentive program (the “Re-established Significant Shareholder Incentive Program”) granted a total of 3,898,843 restricted shares of the Company’s Series A Preferred Stock to a subset of the same recipients with substantially the same terms as those under the Significant Shareholder Incentive Program. The Re-established Significant Shareholder Incentive Program subsequently modified the vesting period from 15 years to 10 years during the year ended December 31, 2017, which did not have a significant impact on the consolidated financial statements.

(b)    Stock Compensation Valuation Assumptions

The fair value of each option award granted under the Incentive Award Plan is estimated using the Black-Scholes-Merton option pricing model on the date of grant. This model requires the input of highly complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected life of the awards and actual and projected employee stock option exercise behavior with the following inputs: risk-free interest rate, expected stock price volatility, forfeiture rate, expected term, dividend yield and weighted average grant date fair value.

The risk-free interest rate is based on the currently available rate on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected term of the option converted into a continuously compounded rate. The expected volatility of stock options is based on a review of the historical volatility and the implied volatility of a peer group of publicly traded companies comparable to the Company. In evaluating comparability, the

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(13)  Stock-Based Compensation (cont.)

Company considered factors such as industry, stage of life cycle, and size. After the adoption of Accounting Standards Update No. 2016-09 Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting as of January 1, 2017, the Company elected to recognize the effect of awards for which the requisite service is not rendered when the award is forfeited. The expected term assumption used by the Company reflects the application of the simplified method set out in Securities and Exchange Commission Staff Accounting Bulletin No. 110, Shared-Based Payment. The simplified method defines the expected term of an option as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The dividend yield reflects the Company’s dividend rate on the date of grant. The Company did not grant any stock options during the years ended December 31, 2019. For the year ended December 31, 2020, the Company granted stock options representing the right to purchase a total of 8,888,000 shares of the Company’s Class A Common Stock.

The cost of the restricted shares is determined using the fair value of the Company’s Series A Convertible Preferred Stock on the date of the grant. Compensation expense is recognized on a straight-line basis over the vesting period. There was no grant of the restricted shares under the Re-established Significant Shareholder Incentive Program during the years ended December 31, 2020, 2019 and 2018.

(c)     Stock Option and Restricted Stock Activity

Stock Option

The following table summarizes the activity for all stock options granted:

	Options outstanding	Weighted average exercise price	Average remaining contractual terms (in years)	Aggregate intrinsic Value (in thousands)
Outstanding at December 31, 2017	30,874,629	$0.61
Exercised	(1,370,393)	0.28
Grant	—	—
Forfeited or expired	(6,259,341)	0.83
Outstanding at December 31, 2018	23,244,895	$0.58	4.92	$8,225
Exercised	—
Grant	—
Forfeited or expired	(8,043,752)	0.84
Outstanding at December 31, 2019	15,201,143	$0.43	4.80	$1,723
Exercised	—
Grant	51,921,030	0.65
Forfeited or expired	(85,347)	0.73
Outstanding at December 31, 2020	67,036,826	$0.60	8.19	$51,754
Vested and expected to vest at December 31, 2020	67,036,826	$0.60	8.19	$51,754
Exercisable at December 31, 2020	15,115,796	$0.43	3.81	$12,047

During the years ended December 31, 2020, 2019 and 2018, the total intrinsic value of stock options exercised was $0, $0 and $0.8 million, respectively, and the compensation expense for stock options granted included in “Selling, general and administrative expenses” in the consolidated statements of operations totaled $1.6 million, $0.2 million and $0.4 million, respectively.

As of December 31, 2020 and 2019, there were $11.0 million and $0.1 million, respectively, of unrecognized compensation costs related to nonvested options. The weighted average remaining vesting term of the stock option was 3.46 years, 0.39 years and 1.39 years as of December 31, 2020, 2019 and 2018, respectively.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(13)  Stock-Based Compensation (cont.)

Restricted Stock

The following table summarizes the activity for restricted stock issued from the Fred Chang Partners Trust under the Re-established Significant Shareholder Incentive Program:

	Shares	Weighted-average grant date fair value
Unvested at December 31, 2017	21,257,479	$0.27
Vested	(1,968,279)	0.27
Cancelled	(3,542,915)	0.27
Unvested at December 31, 2018	15,746,285	$0.27
Vested	(1,968,279)	0.27
Cancelled	—	—
Unvested at December 31, 2019	13,778,006	$0.27
Vested	(656,099)	0.27
Cancelled	(13,121,907)	0.27
Unvested at December 31, 2020	—	$0.27

During the years ended December 31, 2020, 2019 and 2018, the compensation expense for restricted shares granted included in “Selling, general and administrative expenses” in the consolidated statement of operations totaled $0, $0.5 million and $0.4 million, respectively.

As of December 31, 2020 and 2019, there were $0 and $3.4 million, respectively, of unrecognized compensation costs related to restricted stock.

(d)    Common Stock Valuations

The exercise prices of stock options and restricted stock granted were determined contemporaneously by the Company’s Board of Directors based on the estimated fair value of the underlying Class A Common Stock and Series A convertible Preferred Stock. The Class A Common Stock and Series A convertible Preferred Stock valuations were based on a combination of the income approach and two market approaches, which were used to estimate the total enterprise value of the Company. The income approach quantifies the present value of the future cash flows that management expects to achieve from continuing operations. These future cash flows are discounted to their present values using a rate corresponding to the Company’s estimated weighted average cost of capital. The Company’s weighted average cost of capital is calculated by weighting the required return on interest-bearing debt and common equity capital in proportion to their estimated percentages in the Company’s capital structure. The market approach considers multiples of financial metrics based on acquisition values or quoted trading prices of comparable public companies. An implied multiple of key financial metrics based on the trading and transaction values of publicly traded peers is applied to the Company’s similar metrics in order to derive an indication of value. A marketability discount is then applied to reflect the fact that the Company’s Class A Common Stock and Series A convertible Preferred Stock are not traded on a public exchange. The amount of the discount varies based on management’s expectation of effecting a public offering of the Company’s Class A Common Stock within the ensuing 12 months. The enterprise value indications from the income approach and market approaches were used to estimate the fair value of the Company’s Class A Common Stock and Series A convertible Preferred Stock in the context of the Company’s capital structure as of each valuation date. Each valuation was based on certain estimates and assumptions. If different estimates and assumptions had been used, these valuations could have been different.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(14)  Share Repurchase

On March 16, 2018, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of 38,791,499 shares of Series A convertible Preferred Stock and Class A Common Stock. The following table identifies shares of the Company’s Series A convertible Preferred Stock and Class A Common Stock that were repurchased:

	Series A Convertible Preferred Stock	Class A Common Stock
Shares repurchased (as previously reported)	6,422,393	94,189
Retroactive application of the recapitalization using exchange rate of 5.8417	(6,422,393)	37,973,728
Shares repurchased (as adjusted)	—	38,067,917

The repurchase price of $1.19 per share for the Class A Common Stock and Series A convertible Preferred Stock in excess over the fair value was recorded as additional stock-based compensation expense if the shares repurchased were originally acquired through stock compensation programs. If the shares were not originally acquired through stock compensation programs, the repurchase price in excess of the carrying value of the preferred shares was recorded as a deemed dividend. This resulted in a $3.1 million stock-based compensation expense and a $20 million deemed dividend during the year ended December 31, 2018. The Company did not repurchase any shares for the years ended December 31, 2020 and 2019. The excess of the repurchase price over the par value of the Series A Convertible Preferred Stock and Class A Common Stock was recorded in additional paid-in capital for the year ended December 31, 2018.

(15)  Net Income (Loss) per Share

Basic earnings per share of Common Stock is calculated by dividing net income available to holders of Common stock by the weighted average number of shares of Common Stock outstanding for the period. Under the two-class method, undistributed net income is allocated between shares of Common Stock and participating securities based on their participating rights. The diluted earnings per share of Common Stock calculation assumes the issuance of all dilutive potential common shares outstanding. Dilutive potential Common Stock consists of incremental shares of Class A Common Stock issuable upon the exercise of the stock options and upon conversion of all Preferred Stock.

In calculating the numerator of diluted earnings per share under the two-class method, undistributed net income is re-allocated to the common shares and participating securities that are assumed to be outstanding for diluted earnings per share purposes. In doing so, the undistributed net income allocated to common shares and participating securities for purposes of basic earnings per share is re-allocated in accordance with the sequencing rules of the FASB authoritative guidance to give effect to the potential common shares and participating securities that are assumed to be outstanding for purpose of computing diluted earnings per share.

Basic and diluted net loss per share is presented using the two-class method required for participating securities: Series AA convertible Preferred Stock, Series A convertible Preferred Stock and Class A Common Stock. Basic net loss per share is computed using the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted-average number of shares of common stock and, if dilutive, common stock equivalents outstanding during the period. The Company’s common stock equivalents consist of shares of common stock issuable upon the exercise of stock options and the conversion of Series AA convertible Preferred Stock and Series A convertible Preferred Stock. For the periods in which the Company has generated net loss, the basic and diluted net loss per share are the same because common stock equivalents are excluded from diluted net loss per share due to their antidilutive impact.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(15)  Net Income (Loss) per Share (cont.)

Basic earnings per share of Common Stock is calculated by dividing net income available to holders of Common stock by the weighted average number of shares of Common Stock outstanding for the period. The diluted earnings per share of Common Stock calculation assumes the issuance of all dilutive potential common shares outstanding. Dilutive potential Common Stock consists of incremental shares of Class A Common Stock issuable upon the exercise of the stock options.

The following table summarizes the calculation of basic and diluted net income (loss) per common share (in thousands, except per share data):

	Year Ended December 31,
	2020	2019	2018
Net income (loss)	$30,426	$(16,991)	$(33,603)
Less: Deemed dividend paid to Series A convertible Preferred stock	—	—	(19,960)
Net income (loss) attributable to common stock	$30,426	$(16,991)	$(53,563)

Basic earnings per share
Basic weighted average shares outstanding	363,326	363,326	373,495
Basic earnings (loss) per share	$0.08	$(0.05)	$(0.14)

Diluted earnings per share
Basic weighted average shares outstanding	363,326	363,326	373,495
Dilutive effect of stock options	21,687	—	—
Diluted weighted average shares outstanding	385,013	363,326	373,495
Diluted earnings (loss) per share	$0.08	$(0.05)	$(0.14)

The following shares were excluded from the calculation of diluted net loss per share calculation as their effect would have been anti-dilutive (in thousands):

	Year Ended December 31,
	2020	2019	2018
Stock options	4,329	15,200	23,244

(16)  Commitments and Contingencies

From time to time, the Company is a party to various lawsuits, claims, and other legal proceedings that arise in the ordinary course of business. The Company discloses contingencies deemed to be reasonably possible and accrues loss contingencies when, in consultation with legal advisors, it is concluded that a loss is probable and reasonably estimable.

In February 2018, the Commonwealth of Massachusetts Department of Revenue issued a notice of intent to assess sales/use taxes against the Company for the period from October 1, 2017 through October 31, 2017 for a total assessment of $652,255 including penalties and interest. The Department of Revenue subsequently reduced this amount to $295,911, plus penalties and interest. In May 2020, the Company received from the Commonwealth of Massachusetts Department of Revenue a notice of assessment for sales and use taxes for the months of November 2017 through September 2018 in the amount of $2,721,370, including penalties and interest. The Company has appealed these assessments and the Company intends to vigorously protest them. The outcome of this matter or the timing of such payments, if any, cannot be predicted at this time.

In 2017, the Company, along with two of its subsidiaries and various third parties, were named as defendants in a case brought by four South Korean banks in U.S. District Court for the Central District of California. The complaint alleged claims for intentional and negligent misrepresentation, negligent supervision and unfair competition, and sought damages against the Company and two subsidiaries. In April 2018, the Court dismissed all claims against one the Company’s subsidiaries, Newegg Trading Limited, without prejudice. In October 2018, the court granted the Company’s motion to dismiss all claims against the Company and its remaining subsidiary without leave to amend.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(16)  Commitments and Contingencies (cont.)

In December 2014, an individual plaintiff sued Newegg.com Americas Inc. (“Newegg.com Americas”) in Superior Court in Los Angeles County, California, alleging that Newegg.com Americas had engaged in deceptive advertising practices and seeking to certify a class action. In 2016, the Court sustained Newegg.com Americas’ demurrer to the plaintiff’s claims without leave to amend. The plaintiff appealed, and in July 2018 the Court of Appeal reversed the decision of the trial court, thus allowing the case to proceed. The matter is now pending in the trial court. The Company does not believe that a loss is probable and intends to vigorously defend itself and its subsidiaries. Depending on the amount and timing, an unfavorable result could materially affect the Company’s business, consolidated results of operations, financial position or cash flows.

In addition to the legal proceedings mentioned above, from time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. There can be no assurance with respect to the outcome of any legal proceeding. The outcome of the litigation described above, the other pending lawsuits filed against the Company and other claims, including those that may be made in the future, may be adverse to the Company, and the monetary liability and other negative operational or financial impact may be material to the Company’s consolidated results of operations, financial position, and cash flows.

(17)  Employee Benefit Plan

The Company maintains a 401(k) defined-contribution plan for the benefit of its eligible employees. All full-time domestic employees who are at least 18 years of age are eligible to participate in the plan. Eligible employees may elect to contribute up to 100% of their eligible compensation. The Company’s matching contributions are made at the discretion of the Company’s Board of Directors. In addition, the Company may make a profit-sharing contribution at the sole discretion of the Board of Directors. Total contributions by the Company for each of the years ended December 31, 2020, 2019 and 2018 were $1.7 million, $1.8 million and $1.8 million, respectively. Contributions made by the Company are immediately 100% vested.

(18)  Related Party Transactions

Investment

On April 17, 2018, the Company acquired an equity interest in Mountain Capital Fund L.P. from Pegasus. The sole owner of Pegasus is the spouse of a member of the Company’s Board of Directors.

Loans to Affiliate

On June 16, 2017, the Company loaned $50.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate of 4% per annum (the “$50.0 Million Loan”). The $50.0 Million Loan was collateralized by a security interest in 43,167 Series C Shares of Razer Inc., a company incorporated under the laws of the Cayman Islands (“Razer”), held by Digital Grid.

On March 20, 2018, the Company loaned $20.0 million to Digital Grid under a term loan agreement with a maturity date of June 15, 2018 and an interest rate equal to 4% per annum (the “$20.0 Million Loan”). The $20.0 Million Loan was collateralized by a security interest in 362,732,301 Ordinary Shares of Razer held by Digital Grid.

On May 11, 2018, the Company and Digital Grid entered into an amended and restated loan agreement which combined all of the remaining unpaid principal and interest on the $50.0 Million Loan and the $20.0 Million Loan into an amended and restated secured promissory note of approximately $23.3M (the “$23.3 Million Loan”). The $23.3 Million Loan replaces, amends, and restates in their respective entirety the $50.0 Million Loan and the $20.0 Million Loan. The $23.3 Million Loan had a maturity date of June 15, 2018 and carried an interest rate equal to 4% per annum. This loan was collateralized by a security interest in certain convertible bonds of China Digital Culture (Group) Limited, a company incorporated in the Cayman Islands, in the amount of HK$412,500,000 held by Digital Grid.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(18)  Related Party Transactions (cont.)

On June 15, 2018, the Company and Digital Grid entered into the First Amendment to the $23.3 Million Loan, pursuant to which the interest rate was amended to 5% per annum and the maturity date was extended to September 30, 2018. The $23.3 Million Loan was paid back in full by September 11, 2018. As of December 31, 2018, there was no outstanding principal balance receivable from affiliate.

On December 17, 2019, the Company loaned $15.0 million to Digital Grid under a term loan agreement with a maturity date of April 30, 2020 and a fixed interest rate of 5.0% (the “$15.0 Million Loan”). The $15.0 Million Loan was subsequently extended to June 30, 2021. The $15.0 Million Loan is included as “Notes receivable” at the Stockholders’ Equity section of the Consolidated Balance Sheets as of December 31, 2020 and 2019.

During the years ended December 31, 2020, 2019 and 2018, the Company recorded interest income of $0.7 million, $0.1 million and $0.9 million, respectively, from loans to affiliate in interest income in the consolidated statement of operations. As of December 31, 2020 and 2019, the amount of interest receivable on the $15.0 Million Loan outstanding included as a component of “Notes receivable” at the Stockholders’ Equity section in the consolidated balance sheets was $0.2 million and immaterial, respectively.

Loans from Affiliate

On January 14, 2019, the Company entered into three loan agreements with BARD Company Limited, an entity affiliated with our former Chief Executive Officer, pursuant to which the Company borrowed a total of $15.0 million. For all of the three loans, the maturity date was March 31, 2019 unless extended to April 30, 2019 in accordance with the terms of the loan agreements, and the interest rate was 6% per annum. The Company repaid the three loans in their entirety as of March 8, 2019.

Sales to Related Parties

Due from related parties and net sales to related parties primarily reflect sales of finished goods and services with the exception of loans to affiliate as discussed above.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $1.5 million, respectively, due from Digital Grid (Hong Kong) Technology (“Digital Grid”). Digital Grid is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020, 2019 and 2018 to this related party were immaterial.

As of December 31, 2020 and 2019, due from related parties represent amounts receivable of $0 and $4.3 million, respectively, due from Connect Technova Inc. (“Connect Technova”). Connect Technova is determined to be a related party by virtue of common control. Sales during the year ended December 31, 2020 were immaterial. Sales during the year ended December 31, 2019 and 2018 to this related party were $0.8 million and $2.9 million, respectively.

As of December 31, 2020 and 2019, amount due to related parties was immaterial.

(19)  Segment Information

The Company’s Chief Executive Officer, who is the chief operating decision maker (“CODM”), reviews financial information presented on a consolidated basis. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. The Company considers itself to be operating within one reportable segment.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(19)  Segment Information (cont.)

The following table summarizes net sales from external customers (in thousands):

	December 31,
	2020	2019	2018
United States	$1,906,058	$1,378,843	$1,811,254
Canada	150,707	117,406	158,681
Rest of world	58,107	37,679	52,502
Total	$2,114,872	$1,533,928	$2,022,437

The following table summarizes net sales by product category and revenue stream (in thousands):

Year Ended December 31, 2020
Net Sales by Product Category
Components & Storage	$1,311,608
Computer System	403,203
Office Solutions	155,592
Others	244,469
Total Net Sales	$2,114,872

Net Sales by Revenue Stream
Direct sales revenues(1)	$1,974,897
Marketplace revenues(2)	58,128
Services revenues(3)	81,847
Total Net Sales	$2,114,872

__________

(1)      Includes all first-party product sales where Newegg owns and sells its own inventories within its websites and third-party marketplace platforms.

(2)      Includes all the commission revenues earned from sales made by sellers on its websites.

(3)      Includes all revenue recognized from providing services to customers, including third-party logistics services, advertising services, and all other third-party seller services.

The following table summarizes net property, plant and equipment by country (in thousands):

	December 31,
	2020	2019	2018
United States	$19,663	$20,650	$29,297
Canada	71	447	718
China	26,732	26,033	27,427
Total	$46,466	$47,130	$57,442

(20)  COVID-19 Considerations

(1)    On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”) and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(20)  COVID-19 Considerations (cont.)

(2)    On March 27, 2020, the ‘Coronavirus Aid, Relief, and Economic Security Act’ (the CARES Act) was signed into law by the president. The CARES act provides several favorable tax provisions. The Company evaluated the impacts of CARES Act and determined it has no material impact to the income tax provision.

(3)    As a consequence of the COVID-19 outbreak, the Company has experienced occasional supply constraints, primarily in the form of delays in shipment of inventory. The Company has also experienced some increases in the cost of certain products, as well as a drop in promotions by some manufacturers. The Company considers such events to have been relatively minor and temporary to date. Despite the pandemic, the Company’s online business and warehouses remain active to serve our customers during the COVID-19 outbreak, and for the year ended December 31, 2020, the Company has seen increased demand for its products and services as compared with the year ended December 31, 2019.

(4)    However, the course of the COVID-19 outbreak remains uncertain, and a prolonged global economic slowdown and increased unemployment could have a material adverse impact on economic and market conditions, which in turn could lead to a reduced demand for the Company’s products and services. Similarly, supply chain disruptions could lead to delayed receipt of, or shortages in, inventory and higher costs, which could negatively impact sales in the future. The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity and future results of operation. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. Given the almost daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition or liquidity for fiscal year 2021 or beyond.

Although the Company cannot estimate the length or gravity of the impact of the COVID-19 outbreak at this time, if the pandemic continues, it may have an adverse effect on the Company’s results of future operations, financial position and liquidity.

(21)  Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through November 15, 2021, the date the consolidated financial statements were issued. Except as otherwise noted below, the Company is not aware of any subsequent events which would require recognition or disclosure in the consolidated financial statements.

On May 19, 2021, the Company closed the merger with Newegg Inc. contemplated by the Agreement and Plan of Merger dated October 23, 2020, by and among LLIT, Lightning Delaware Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of the Company and Newegg Inc.

On May 19, 2021, the Company disposed all of LLIT’s legacy business contemplated by that certain Equity Transfer Agreement dated October 23, 2020, by and among LLIT, its wholly owned subsidiary, Lianluo Connection Medical Wearable Device Technology (Beijing) Co., Ltd (“Lianluo Connection”), and Beijing Fenjin Times Development Co., Ltd. (“Beijing Fenjin”). The Company sold all of its equity interests in Lianluo Connection to Beijing Fenjin immediately following completion of the merger for a purchase price of RMB 0.

In May 2021, the Company changed its name from Lianluo Smart Limited to Newegg Commerce, Inc., and on May 20, 2021 changed its NASDAQ stock ticker from LLIT to NEGG.

In August 2021, the Company entered into a new credit agreement with a new maturity date of August 20, 2024. Prior to August 20, 2023 and subject to certain terms and conditions, the Maximum Revolving Advance Amount, as defined in the new credit agreement, could be increased up to $150.0 million. The revolving credit facility includes a letter of credit sublimit of $30.0 million, which can be used to issue standby and trade letters

NEWEGG COMMERCE, INC. (f/k/a NEWEGG INC.)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(21)  Subsequent Events (cont.)

of credit, and a $20.0 million sublimit for swingline loans. In general, advances from this line of credit will be subject to interest at LIBOR plus the Applicable Margin, as defined in the new credit agreement, so long as a Daily LIBOR is offered, ascertainable, and not unlawful, or the Alternate Base Rate (to be defined as the highest of the (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus 0.50%, or (c) the daily LIBOR plus 1.0%) plus the Applicable Margin. For LIBOR loans, the Company may select interest periods of one, two, or three months. Interest on LIBOR loans shall be payable at the end of the selected interest period. Interest on Alternate Base Rate loans is payable monthly. In the event that LIBOR is either permanently or indefinitely ceased, the Benchmark Replacement will replace LIBOR. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

The new line of credit is secured by certain of the Company’s U.S. subsidiaries and is collateralized by certain of the assets of the Company. Such assets include all receivables, equipment and fixtures, general intangibles, inventory, subsidiary stock, securities, investment property, and financial assets, contract rights, and ledger sheets, as defined in the loan agreement. To maintain availability of funds under the loan agreement, the Company will pay on a quarterly basis, an unused commitment fee of 0.15% per annum on the unused amount for the facility. The new credit facility contains customary covenants, including covenants that limit or restrict the Company’s ability to incur capital expenditures and lease payments, make certain investments, enter into certain related-party transactions, and pay dividends. The credit facility also requires the Company to maintain certain minimum financial ratios and maintain operation banking relationship with the financial institutions.

            Common Shares

Newegg Commerce, Inc.

____________________

PROSPECTUS

____________________

Joint Book-Running Managers

Stifel	Needham & Company	CICC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred in connection with the execution of their duties, powers, authorities or discretions as a director or officer of the Company, unless such losses or damages arise through the willful neglect or default of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under Section 4(a)(2) of the Securities Act (including Regulation D promulgated thereunder) regarding transactions not involving a public offering and/or Regulation S promulgated thereunder regarding offshore offers and sales.

On February 14, 2020, the Company sold warrants to purchase 323,750 of its Class A Common Shares, on February 25, 2020, the Company sold warrants to purchase 437,500 of its Class A Common Shares and on March 2, 2020, the Company sold warrants to purchase 612,500 of its Class A Common Shares. These sales were made to certain institutional investors in private placements pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D promulgated thereunder. Each of these three private placements was conducted concurrently with a registered direct offering on February 14, 2020, February 25, 2020 and March 2, 2020, respectively. The aggregate gross proceeds from these private placements and registered direct offerings were approximately $8,081,500.

On August 16, 2018, we entered into a consulting agreement with FirstTrust China Ltd., or the Consultant, pursuant to which, we issued 25,000 Class A Common Shares to the Consultant or its designees for the consulting services to be provided by the Consultant. These shares were offered under Section 4(a)(2) of the Securities Act and have not been registered under the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

		Incorporated by Reference
Exhibit Number	Description of Documents	Form	Exhibit No.	Filling Date	Filed Herewith	To be Filed in Amendment
1.1	Form of Underwriting Agreement					X
2.1*	Form of Merger Agreement, by and among LLIT, Merger Sub, and Newegg	F-4	2.1	10/26/2020
2.2*	Form of Disposition Agreement, by and between LLIT and Beijing Fenjin Times Technology Development Co., Ltd.
3.1*	Amended and Restated Memorandum and Articles of Association
4.1	Form of Lock-Up Agreement					X
4.2*	Amended and Restated Newegg Inc. Shareholders Agreement
10.1*	Newegg’s 2005 Incentive Plan, as Amended	F-4	10.12	10/26/2020
10.2*	Significant Shareholder Incentive Program	F-4	10.13	10/26/2020
10.3*	Employment Agreement by and between Anthony Chow and Newegg Commerce, Inc.
10.4*	Employment Agreement by and between Jamie Spannos and Newegg Commerce, Inc.
10.5*	Employment Agreement by and between Robert Chang and Newegg Commerce, Inc.
10.6*	Employment Agreement by and between Montaque Hou and Newegg Commerce, Inc.
10.7*	Employment Agreement by and between Brian Waters and Newegg Commerce, Inc.
10.8*	Revolving Credit and Security Agreement, by and among East West Bank, the Lender Parties thereto, Newegg and Newegg’s subsidiaries	6-K	10.1	8/27/2021
10.9*	Pledge Agreement, by and among East West Bank, Newegg and Newegg’s subsidiaries	6-K	10.6	8/27/2021
10.10*	Pledge and Security Agreement, by and among East West Bank, Newegg Tech, Inc. (“Newegg Tech”) and ChiefValue.com, Inc. (“ChiefValue”)	6-K	10.7	8/27/2021
10.11*	Guaranty and Suretyship Agreement, by and among East West Bank, Newegg Tech, ChiefValue and NuTrend Automotive, Inc.	6-K	10.8	8/27/2021
10.12*	Intercompany Subordination Agreement, by and East West Bank, Newegg and Newegg’s subsidiaries	6-K	10.9	8/27/2021
10.13*	Letter Agreement, between East West Bank and Newegg
10.14*	Swing Loan Note, by and among East West Bank, Newegg and Newegg’s subsidiaries
21.1	List of Subsidiaries				X
23.1	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm				X

Incorporated by Reference
Exhibit Number	Description of Documents	Form	Exhibit No.	Filling Date	Filed Herewith	To be Filed in Amendment
23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm				X
24.1	Power of Attorney (filed herewith as part of the signature page)
99.1*	Consent of Frost & Sullivan
99.2	Charter of Audit Committee					X
99.3	Charter of Nominating Committee					X
99.4	Charter of Compensation Committee					X

____________

*        Previously filed

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(b)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Industry, State of California, on December 10, 2021.

Newegg Commerce, Inc.
By:	/s/ Anthony Chow
Anthony Chow
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
*	Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2021
Anthony Chow
*	Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2021
Robert Chang
*	Chairman	December 10, 2021
Zhitao He
*	Vice Chairman	December 10, 2021
Fred Chang
*	Director	December 10, 2021
Fuya Zheng
*	Director	December 10, 2021
Gregory Moore
*	Director	December 10, 2021
Yingmei Yang
*	Director	December 10, 2021
Poi (Paul) Wu
*By:	/s/ Anthony Chow
Anthony Chow
As Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on December 10, 2021.

COGENCY GLOBAL INC.
By:	/s/ Collen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President